      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1999



                                                      REGISTRATION NO. 333-72361

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                              @ENTERTAINMENT, INC.
             (Exact name of Registrant as Specified in Its Charter)

            DELAWARE                            4841                           06-1487156
        (STATE OR OTHER                  (PRIMARY STANDARD                   (IRS EMPLOYER
        JURISDICTION OF            INDUSTRIAL CLASSIFICATION CODE         IDENTIFICATION NO.)
        INCORPORATION OR                      NUMBER)
         ORGANIZATION)

                            ------------------------

                              ONE COMMERCIAL PLAZA
                            HARTFORD, CT 06103-3585
                                 (860) 549-1674
       (Address, including zip code and telephone number, including area code, or registrant's principal executive offices)

                             ROBERT E. FOWLER, III
                             @ ENTERTAINMENT, INC.
                              ONE COMMERCIAL PLAZA
                            HARTFORD, CT 06103-3585
                                 (860) 549-1674
(Name, address, including zip code and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:
                               MARC R. PAUL, ESQ.
                                BAKER & MCKENZIE
                          815 CONNECTICUT AVENUE, N.W.
                             WASHINGTON, D.C. 20006
                                 (202) 452-7034

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.


If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


                            ------------------------

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              EXCHANGE OFFER
      [LOGO]                        FOR                              [LOGO]
                           @ENTERTAINMENT, INC.
                               $256,800,000


                14 1/2% SERIES B SENIOR DISCOUNT NOTES DUE 2009
                          TERMS OF THE EXCHANGE OFFER

    We offer to exchange your existing 14 1/2% Senior Discount Notes due 2009 for new 14 1/2% Series B Senior Discount Notes due 2009.

- If you decide to participate in the exchange offer, the new notes issued to you will have substantially the same terms as your existing notes, except the new notes will be registered and will be able to be resold without complying with the registration requirements of the Securities Act of 1933. Any existing notes not exchanged will continue to have restrictions on their transfer.

- There is no existing public market for your existing notes, and there will be no public market for the new notes issued in the exchange offer.

-   Your existing notes can be traded in the PORTAL Market.

- We will exchange all of the existing notes that you validly tender and do not withdraw.

- You may withdraw tenders of your existing notes at any time before the expiration of the exchange offer.


- The exchange offer expires at 5:00 p.m. New York City time on June 17, 1999, unless we extend the offer.


-   We will not receive any proceeds from the exchange offer.

- The exchange of your existing notes into new notes will not be a taxable exchange for U.S. federal income tax purposes.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION HAS APPROVED THE NEW NOTES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    THIS INVESTMENT INVOLVES RISKS. WE URGE YOU TO READ THE "RISK FACTORS" SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 14 WHICH DESCRIBES SPECIFIC RISKS ASSOCIATED WITH THE EXCHANGE OFFER.



                  The date of this prospectus is May 13, 1999

                               TABLE OF CONTENTS


Where You Can Find More Information...................................................          3
Incorporation of Certain Documents by Reference.......................................          3
Prospectus Summary....................................................................          4
Summary Consolidated Financial Data...................................................         12
Summary Operating Data................................................................         13
Risk Factors..........................................................................         14
The Exchange Offer....................................................................         24
Use of Proceeds.......................................................................         32
Address; Exchange Rate and Statistical Data...........................................         33
Capitalization........................................................................         34
Selected Consolidated Financial Data..................................................         36
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................         38
The Industry..........................................................................         53
Business..............................................................................         59
Regulation............................................................................         91
Description of Indebtedness...........................................................        103
Description of the Indenture Governing the New Notes..................................        108
Book Entry; Delivery and Form.........................................................        142
United States Tax Considerations......................................................        145
Plan of Distribution..................................................................        154
Legal Matters.........................................................................        155
Experts...............................................................................        155
Special Note Regarding Forward Looking Statements.....................................        155
Trademarks/Tradenames Used in the Prospectus..........................................        155
Index to Financial Statements.........................................................        F-1


                            ------------------------

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933. This registration statement covers the notes that we will issue to you if you exchange your existing notes for new notes in this exchange offer. The rules and regulations of the Commission allow us to omit some of the information in the registration statement from this prospectus. This prospectus is a summary of information and any statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. If we have filed such contract, agreement or other document as an exhibit to the registration statement, we urge you to read the exhibit carefully for a more complete understanding of the document or the matter involved. We qualify all of our statements by reference to the complete documents. The registration statement and its exhibits and schedules may be read at no cost to you and copied at the public reference section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the Commission at 1-800-SEC-0330 for further information on its public reference rooms or visit the Commission's web site at http://www.sec.gov which contains the registration statement and its schedules and exhibits, as well as reports, proxy and information statements and other information that we have filed electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following document filed by us with the Securities and Exchange Commission is incorporated by reference into this prospectus:



    @Entertainment's Annual Report on Form 10-K for the year ended December 31, 1998, dated March 30, 1999.



    All documents that we file under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the exchange offer will be automatically incorporated by reference into this prospectus and be a part of this prospectus. Later statements in this prospectus or in documents incorporated by reference modify or replace earlier statements on the same subject.



    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN THIS PROSPECTUS OR DELIVERED WITH THIS PROSPECTUS. WE WILL PROVIDE THESE DOCUMENTS WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED UPON THE REQUEST OF SUCH PERSON TO: DONALD MILLER-JONES, @ENTERTAINMENT, INC., ONE COMMERCIAL PLAZA HARTFORD, CT 06103-3585, (860) 549-1674. IN ORDER TO ENSURE TIMELY DELIVERY OF DOCUMENTS, ANY REQUEST SHOULD BE NO LESS THAN FIVE DAYS PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

                               PROSPECTUS SUMMARY


    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION BEGINNING ON PAGE 14 AND THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS.


                                  THE COMPANY


    We are the leading provider of pay television services in Poland and are engaged principally in providing cable television services, providing satellite television services and developing, packaging and delivering high-quality Polish-language programming.



    CABLE TELEVISION. We are the largest cable television operator in Poland in terms of the number of subscribers. As of December 31, 1998, we owned and operated cable networks running outside (referred to in the cable television industry as "passing") 1,592,000 homes and serving 935,300 total subscribers.


    DIGITAL SATELLITE DIRECT-TO-HOME BROADCASTING. We expanded our distribution capacity when we launched our digital satellite direct-to-home (known in the pay television business as "D-DTH") broadcasting service on September 18, 1998. This service is targeted at homes that are not subscribers to our cable television service. Our multi-channel Polish language D-DTH service was the first D-DTH service available in Poland. This service is broadcast from our facilities in the United Kingdom.

    We have entered into an agreement with Philips Business Electronics B.V. for Philips to supply us with D-DTH reception systems for up to 500,000 subscribers to our D-DTH service. A reception system includes:

    - a satellite dish

    - a digital set top box

    - all related hardware

    Philips has also agreed to distribute, install and service these reception systems through its authorized retailers in Poland.


    As of December 31, 1998, we had sold to Philips' authorized retailers approximately 125,000 D-DTH packages, which included the rental of the D-DTH reception system, installation and a one-year subscription to our D-DTH service. As of December 31, 1998, Philips had sold and installed approximately 95,400 of these packages to consumers.



    PROGRAMMING. We offer a package of 24 channels (22 channels primarily in the Polish language) under the tradename "Wizja TV." We launched this package of channels on our cable television networks on June 5, 1998 and on our D-DTH system on September 18, 1998. We develop and own some of the channels and programming ourselves, and we license the rest from programming and channel suppliers. For a description of the channels offered both on our cable networks and D-DTH system, you should read the sections entitled "Business--Cable Operations--Services and Fees" and "Business--Programming-- The Wizja TV Programming Package."


                                  RISK FACTORS


    Our operations, the pay television industry in which we operate and this exchange offer are subject to risks. Before you tender your existing notes for new notes in the exchange offer, you should consider the risks set forth in the section entitled "Risk Factors."

                                 OUR STRENGTHS

    We believe that we can compete successfully in the Polish pay television market and take advantage of the significant viewer demand for multi-channel high-quality Polish-language programming because:

    - We have the leading market position as the largest cable television operator and first Polish-language D-DTH service provider in Poland.


    - We have secured exclusive Polish pay television rights to channels and events we believe will be attractive to Polish consumers.


    - Our advanced technology allows our cable networks to be cost-effectively reconfigured to provide more channels and other services, such as voice and data transmission.

    - We have a strong D-DTH distribution network with Philips, which has agreed to distribute, install and service D-DTH reception systems to up to 500,000 subscribers through its authorized retailers in Poland.

    - Our cable systems currently reach a large number of subscribers as a percentage of homes passed (known in the cable industry as "penetration"), and we have had a low rate of termination by subscribers (known in the cable industry as "churn").

    - We have made a substantial investment in infrastructure, by developing our production and transmission facility in Maidstone, United Kingdom and our centralized call center in Katowice, Poland.

    - We have a strong management team with extensive experience in the television industry.

                               BUSINESS STRATEGY

    Our principal objective is to enhance our position as the leading provider of pay television in Poland by capitalizing on favorable opportunities that we believe exist in Poland in the cable television, D-DTH and programming markets.

    Our business strategy is designed to increase our market share and subscriber base and to maximize revenue per subscriber. To accomplish our goals, we intend to do the following:

    - Develop and control the content of our programming;

    - Increase our distribution capabilities through internal growth and through acquisitions;

    - Control our management of subscribers by using advanced information systems; and

    - Establish Wizja TV as the leading brand name in the Polish pay television industry.

                                 FINANCING PLAN

    The development of our businesses will require significant capital to fund capital expenditures, working capital, debt service and operating losses, including contractual commitments in connection with our D-DTH and programming businesses.


    - As of December 31, 1998, we had approximately $13 million in cash on hand.



    - On January 20, 1999, we received approximately $9.5 million in net proceeds from the sale of our Series C Senior Discount Notes due 2008.



    - On January 27, 1999, we received approximately $96.0 million in net proceeds from the sale of the existing notes held by you and other investors and warrants, as well as approximately $48.2 million in net proceeds from the sale of our Series A 12% Cumulative Preference Shares, Series B 12% Cumulative Preference Shares and warrants.



    We believe that the net proceeds of these three recent sales and cash on hand will provide us with sufficient capital to fulfill our current business plan and to fund our commitments until we achieve positive cash flow from operations. However, for a description of situations when we may need additional financing, see "Risk Factors--We May Need to Obtain Additional Financing if Our Plans or Assumptions Change and the Terms of the Additional Financing May Restrict Our Operations or Reduce Our Cash Flow."


                              RECENT DEVELOPMENTS

    You should read the "Recent Developments" section in the "Business" section of this prospectus for more details on the following recent developments related to our company:


    - Our April 17, 1998 letter of intent with a Polish pay television provider regarding a potential joint venture and the arbitration proceedings that resulted;



    - Our first quarter results for 1999; and



    - Possible sale of all or substantially all of our assets;

                         SUMMARY OF THE EXCHANGE OFFER


Securities Offered...........  We are offering $256,800,000 in principal amount of our
                               14 1/2% Series B Senior Discount Notes due 2009 in exchange for an equal aggregate principal amount of our existing
                               14 1/2% Senior Discount Notes due 2009 on a one for one
                               basis. These new notes have substantially the same terms as the existing notes you hold, except these new notes have
                               been registered under the Securities Act of 1933 and will be freely tradeable.

Registration Rights
  Agreement..................  At the time we sold investors the existing notes, we entered into a registration rights agreement which requires us to
                               make this exchange offer.

                               After the exchange offer is complete, you will no longer be entitled to exchange your notes for registered notes. We
                               may, in limited circumstances, be required to file a shelf registration statement under the Securities Act of 1933 with respect to your existing notes if you do not accept our
                               exchange offer. We do not currently expect to have to file a shelf registration statement.

                               If either an exchange offer registration statement or a
                               shelf registration statement is not completed within certain time periods, we will be required to pay penalty interest on the existing notes.

The Exchange Offer...........  We are offering to exchange $1,000 principal amount of new notes for each $1,000 principal amount of your existing
                               notes. In order to be exchanged, your notes must be properly tendered and accepted. All existing notes that are validly tendered and not withdrawn will be exchanged.

Ability to Resell New
  Notes......................  We believe that new notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 if:

                                   - the new notes issued in the exchange offer are being
                                   acquired in the ordinary course of your business;

                                   - you are not participating, do not intend to
                                   participate and have no arrangement or understanding
                                     with any person to participate in the distribution of
                                     new notes issued to you in the exchange offer; and

                                   - you are not an affiliate (as defined under the
                                   Securities Exchange Act of 1934) of @Entertainment.

                               If this belief is inaccurate and you transfer any new notes issued to you in the exchange offer without delivering a
                               prospectus which meets the requirements of the Securities
                               Act of 1933 or without an exemption from these requirements, you may incur liability under the Securities Act of 1933. We do not assume any liability if you do and we will not
                               indemnify you.

                               If you are a broker-dealer and wish to exchange existing
                               notes that you received as a result of market-making or
                               other trading activities,

                               you must agree to deliver this propectus in connection with the sale of new notes you receive in this exchange offer.

People Excluded from the
  Exchange Offer.............  You may not participate in the exchange offer if you are:

                                   - A holder of existing notes in any jurisdiction in
                                   which the exchange offer or your acceptance is not legal
                                     under the applicable securities or blue sky laws of
                                     that jurisdiction; or

                                   - A holder of existing notes who is an affiliate (as
                                   defined under the Securities Exchange Act of 1934) of
                                     @Entertainment.

Consequences of Failure to
  Exchange Your Notes........  If you do not exchange your existing notes for new notes in the exchange offer, your existing notes will continue to
                               have restrictions on transfer contained in the existing
                               notes and in the indenture governing the existing notes. In general, your existing notes may not be offered or sold
                               unless registered under the Securities Act of 1933, except if there is an exemption from, or a transaction not governed by, the Securities Act of 1933 and applicable state
                               securities laws. We have no current plans to register your existing notes under the Securities Act of 1933 (except for the requirement to file a shelf registration statement in
                               limited circumstances).

Expiration Date..............  The exchange offer expires at 5:00 pm, New York City time, on June 15, 1999, the expiration date, unless we extend the offer.

Conditions to the Exchange
  Offer......................  The exchange offer has certain customary conditions that may be waived by us. There is no minimum amount of existing
                               notes that must be tendered to complete the exchange offer.

Procedures for Tendering Your
  Notes......................  If you wish to tender your existing notes for exchange in the exchange offer you must send to Bankers Trust Company, the exchange agent, on or before the expiration date of the exchange offer either:

                                   - a properly completed and executed letter of
                                   transmittal, which has been provided to you with this
                                     prospectus, or a facsimile of the letter of
                                     transmittal, together with your existing notes and any
                                     other documentation requested by the letter of
                                     transmittal; or

                                   - a computer generated message transmitted by means of
                                   the Depository Trust Company's Automated Tender Offer
                                     Program system and received by the exchange agent as a
                                     part of a confirmation of book entry transfer in which
                                     you acknowledge and agree to be bound by the terms of
                                     the letter of transmittal.

                               If you execute the letter of transmittal or accept our offer through the Automated Tender Offer Program, you will make
                               the representations described under "The Exchange
                               Offer--Purpose and Effect-- Representations We Need From You
                               Before You Participate in the Exchange Offer."

Withdrawal Rights............  You may withdraw the tender of your existing notes at any time prior to 5:00 pm, New York city time, on the expiration date.

U.S. Tax Considerations......  The exchange of notes is not a taxable exchange for U.S.
                               federal income tax purposes. You will not recognize any
                               taxable gain or loss or any interest income as a result of the exchange. For additional information regarding federal income tax considerations, you should read the discussion
                               under the heading "United States Tax Considerations."

Use of Proceeds..............  @Entertainment will not receive any proceeds from the issuance of the new notes in the exchange offer. We will pay all expenses incident to the exchange offer, other than some taxes.

Exchange Agent...............  Bankers Trust Company is serving as the exchange agent. Its address, telephone number and facsimile number are:

                               Bankers Trust Company
                               Four Albany Street
                               7th Floor
                               New York, New York 10006
                               Att: Corporate Trust Trustee Administration
                               Phone: (212) 250-6573
                               Fax: (212) 250-0933


    Please review the information contained under the heading "The Exchange Offer" for more detailed information concerning the exchange offer.

                     SUMMARY OF THE TERMS OF THE NEW NOTES


    The new notes to be issued to you in the exchange offer will evidence the same obligations of @Entertainment as the notes you currently hold. The indenture that currently governs your existing notes is the same indenture that will govern the new notes. The terms of the new notes will be the same as the existing notes, except that there will be no legends on the new notes restricting their transfer and the new notes will be registered under the Securities Act of 1933 instead of having registration rights. A more detailed description of the indenture can be found under the section heading "Description of the Indenture Governing the New Notes."



Total Amount of New Notes
  Offered....................  $256,800,000 in principal amount at maturity.

Maturity.....................  February 1, 2009.

Interest Payment Dates.......  February 1 and August 1 of each year, starting on August 1,
                               2004.

Redemption...................  On or after February 1, 2004, we may redeem all or a portion of the new notes, at the redemption prices described in the section "Description of the Indenture Governing the New
                               Notes," plus any unpaid interest to the date of redemption.

Change of Control............  If a change of control occurs, you will have the right to require us to repurchase all or any part of your notes at a purchase price equal to 101% of the accreted value of the
                               notes repurchased, plus any accrued and unpaid interest to the date of repurchase.

Guarantees...................  None.

Ranking......................  The new notes:

                                   - are senior unsecured obligations of @Entertainment;

                                   - rank equally in right of payment with all existing and
                                   future unsubordinated debt of @Entertainment; and

                                   - rank senior in right of payment to any existing and
                                   future debt expressly subordinated to the new notes.

                               As of December 31, 1998, we had approximately $264 million of debt outstanding. Of this amount approximately $138
                               million was owed by our subsidiaries.

Certain Covenants............  The indenture under which the new notes will be issued contains convenants for your benefit which restrict our
                               ability to, among other things:

                                   - borrow additional money;

                                   - pay dividends on or redeem our capital stock, or make
                                   certain other restricted payments or investments;

                                   - sell certain assets;

                                   - enter into certain transactions with our affiliates;

                                   - merge or consolidate with any other person;

                                   - sell all or substantially all of our assets; or

                                   - impose restrictions on the ability of our subsidiaries
                                   to make certain payments to us and to other
                                     subsidiaries.

Form of the New Notes........  The new notes will be represented by one or more permanent global securities, in fully registered form, deposited with a custodian for, and registered in the name of a nominee of the Depository Trust Company, or in the name of the
                               Depository Trust Company itself, as depository. You will not receive notes in registered form unless one of the events
                               under the section heading "Book-Entry; Delivery and Form"
                               occurs. Instead, beneficial interests in the new notes will be shown on records maintained in book-entry form by the
                               Depository Trust Company and its participants and transfers of these interests will be effected in the same manner.

Absence of a Public Market...  The new notes generally will be transferable without any restrictions but will be new securities for which there
                               initially will not be a market. Accordingly, there may not be a market where you can sell your new notes and, if a
                               market for the new notes starts, it may end at any time.
                               Market-making activity may be limited during the exchange
                               offer and during the effectiveness of a shelf registration statement. Merrill Lynch and Deutsche Bank have advised us that they currently intend to make a market in the new
                               notes. However, they have no obligation to make a market,
                               and any market-making with respect to the new notes may be discontinued at any time without notice. While the existing notes are eligible for trading in the PORTAL Market, we
                               currently do not intend to list the new notes on any
                               securities exchange or to seek approval for their
                               quotations.

                      SUMMARY CONSOLIDATED FINANCIAL DATA



    The summary consolidated financial data set forth below has been derived from our consolidated financial statements. These financial statements and the notes to those statements have been prepared in conformity with U.S. generally accepted accounting principles ("GAAP") and audited by our independent auditors. The consolidated financial statements as of December 31, 1998 and 1997 and for each of the years in the three year period ended December 31, 1998 are included elsewhere in this prospectus. The summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included elsewhere in this prospectus.



                                                                                                     YEAR ENDED DECEMBER 31,
                                                                                                 -------------------------------
                                                                                                   1998       1997       1996
                                                                                                 ---------  ---------  ---------
                                                                                                  (IN THOUSANDS, EXCEPT RATIOS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
  Revenue......................................................................................  $  61,859  $  38,138  $  24,923
  Depreciation and amortization................................................................    (26,304)   (16,294)    (9,788)
  Operating loss...............................................................................   (100,813)   (42,670)    (1,347)
  Interest expense.............................................................................    (21,957)   (13,902)    (4,687)
  Net loss(1)..................................................................................   (126,065)   (54,824)    (6,617)
  Net loss applicable to holders of common stock(2)............................................   (126,065)   (91,066)    (7,676)
OTHER FINANCIAL DATA:
  Consolidated EBITDA(3).......................................................................  $ (74,509) $  (8,274) $   8,441
  Poland Communications, Inc. EBITDA(4)........................................................     (1,431)     5,387      8,441
  Expenditures for the purchase and construction of property, plant and equipment..............    114,992     42,454     26,581
  Ratio of earnings to fixed charges(5)........................................................        N/A        N/A       0.21



                                                                                                          DECEMBER 31, 1998
                                                                                                     ---------------------------
                                                                                                       ACTUAL      AS ADJUSTED
                                                                                                     -----------  --------------
                                                                                                           (IN THOUSANDS)
CONSOLIDATED BALANCE SHEETS DATA:
  Cash and cash equivalents........................................................................   $  13,055     $  166,804
  Property, plant and equipment, net...............................................................     213,054        213,054
  Total assets.....................................................................................     348,374        506,878
  Total notes payable..............................................................................     263,954        366,320
  Redeemable cumulative preferred stock............................................................      --             28,704
  Total stockholders' equity.......................................................................      33,656         60,591


----------------------------------

(1) The year ended December 31, 1997 includes non-cash compensation expense of $18,102,000 relating to the granting of certain management stock options. See Note 15 to the consolidated financial statements included elsewhere in this prospectus.


(2) The year ended December 31, 1997 includes a loss applicable to holders of common stock of $33,806,000 representing the difference between the consideration paid for redeemable preferred stock in excess of the carrying value of such stock. See Note 1 to the consolidated financial statements included elsewhere in this prospectus.


(3) EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization and consists of net loss adjusted for interest and investment income, depreciation and amortization, interest expense, foreign currency gains and losses, equity in losses of affiliated companies, income taxes, extraordinary items, non-recurring items (e.g. compensation expense related to stock options), gains and losses from the sale of assets other than in the normal course of business and minority interest. The items excluded from EBITDA are significant components in understanding and assessing our financial performance. We believe that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of cable television companies. EBITDA is not intended to represent cash flow from operations under U.S. GAAP and should not be considered as an alternative to net loss as an indicator of our operating performance or to cash flows from operations as a measure of liquidity.


(4) Poland Communications, Inc. EBITDA reflects the EBITDA for Poland Communications, Inc. and its subsidiaries, whose primary operations consist of our cable television business. In 1996, consolidated EBITDA was entirely attributable to Poland Communications, Inc. and its subsidiaries.


(5) For the purposes of determining the ratio of earnings to fixed charges, earnings are defined as net loss before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of deferred financing costs and that portion of operating lease expense deemed to be interest expense. For all periods presented, we incurred net losses before income taxes and hence earnings to fixed charges indicate a less than one to one coverage. Earnings were insufficient to cover fixed charges by $125,855,000 for the year ended December 31, 1998, $55,799,000 for the year ended December 31, 1997, and $3,631,000 for the year ended December 31, 1996.


(6) Adjusted to give effect to the offering of the existing notes and warrants, the offering of the Series C Senior Discount Notes and the offering of the Cumulative Preference Shares, and the receipt and application of the net proceeds from those offerings.

                             SUMMARY OPERATING DATA


                                                                                DECEMBER 31,
                                                            -----------------------------------------------------
                                                              1998       1997       1996       1995       1994
                                                            ---------  ---------  ---------  ---------  ---------
Homes passed by cable(1)..................................  1,591,981  1,408,099  1,088,540    711,545    298,316
Basic cable subscribers(2)................................    698,342    636,283    460,625(5)   262,077   112,534
Basic cable penetration(3)................................      43.9%      45.2%      42.3%      36.8%      37.7%
Annual cable churn rates(4)...............................     15.25%      12.2%       7.8%       9.2%       9.1%


------------------------

(1) We count as homes passed only those homes for which we have an active signal and, in the case of a building or other residence consisting of multiple apartment units, only those homes for which we have an agreement with the cooperative authority that manages the building or residence.

(2) Includes only subscribers to our package with the largest number of non-premium channels (referred to as the "basic package") and our package with more limited programming offerings of 17 to 24 channels (referred to as the "intermediate package"). For a description of these packages, see "Business--Cable Operations--Services and Fees."

(3) Basic cable subscribers as a percentage of homes passed by cable at period end.


(4) Calculated by dividing the number of disconnected basic cable subscribers during a period by the number of basic cable subscribers (including basic cable subscribers in cable networks we have acquired) at the end of that period.


(5) Includes approximately 15,000 subscribers served by a cable system we acquired on January 1, 1997.

                                  RISK FACTORS


    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO TENDER YOUR EXISTING NOTES IN THE EXCHANGE OFFER.


    THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS WE FACE DESCRIBED BELOW AND ELSEWHERE IN THE PROSPECTUS.

IF YOU DO NOT ELECT TO EXCHANGE YOUR EXISTING NOTES FOR NEW NOTES, YOU WILL HOLD SECURITIES THAT ARE NOT REGISTERED AND THAT CONTAIN RESTRICTIONS ON TRANSFER

    The existing notes not tendered or exchanged will remain restricted securities. That means that if you wish to resell, pledge or otherwise transfer your old notes at some future time, they may be resold, pledged or transferred only:


    - if the existing note is eligible for resale pursuant to Rule 144A under the Securities Act of 1933 to a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A;


    - in an offshore transaction in accordance with Regulation S under the Securities Act of 1933;

    - under an available exemption from registration provided by Rule 144 under the Securities Act of 1933; or

    - in reliance on another exemption from the registration requirements of the Securities Act of 1933, but only upon the receipt by the registrar of a certification from you and a satisfactory opinion of your counsel to the effect that your transfer is in compliance with the Securities Act of 1933.


In addition, your sale, pledge or transfer of the existing notes must be done in accordance with any applicable securities law of any state of the U.S. or other local jurisdiction.



    If you do not participate in the exchange offer you will only be entitled to certain shelf registration rights and we do not currently expect to have to file a shelf registration statement. For a description of these shelf registration rights, see "The Exchange Offer--Purpose and Effect."


THERE IS NO PUBLICLY TRADED MARKET FOR THE NEW NOTES AND THERE IS NO CERTAINTY THAT A MARKET WILL DEVELOP IN THE FUTURE


    If an active market for the new notes does not develop, the market price and liquidity of the new notes may be adversely affected. There may not be a market where you can sell your new notes and, if a market for the new notes starts, it may end at any time. Merrill Lynch and Deutsche Bank have advised us that they currently intend to make a market in the new notes, but, they have no obligation to do so and they may discontinue at any time without notice. Market-making activity may be limited during the exchange offer or during the registration process of a shelf registration statement. While the existing notes are eligible for trading in the PORTAL Market, we currently do not intend to list the new notes on any securities exchange or to seek approval for their quotation on the National Association of Securities Dealers Automated Quotation or any other automated quotation system.


OUR SUBSTANTIAL LEVERAGE POSES POTENTIAL FINANCIAL AND OPERATING PROBLEMS


    We are, and will continue to be, highly leveraged. Assuming the sale of the existing notes and warrants and the sale of the Series C Senior Discount Notes due 2008 had taken place on December 31, 1998, our outstanding indebtedness would have been approximately $366 million on that date. Also, on January 30, 2010, we will be required to redeem our Cumulative Preference Shares for $50 million, plus any unpaid dividends.

    We must generate substantial additional cash flow in order to pay interest and repay principal on our indebtedness, including the existing notes and the new notes. Our business may not generate sufficient cash flow that, together with the financing available to us, will allow us to meet our anticipated requirements for working capital, capital expenditures, minimum guaranteed contractual commitments, interest payments and scheduled principal payments, including the payments required on the existing notes and the new notes. We will need to attract substantial numbers of additional subscribers beyond the 380,000 initial D-DTH subscribers in order to repay principal and pay interest on our indebtedness, including the existing notes and the new notes.



    We also expect that we may have to refinance all or a portion of the existing and new notes at maturity, the Series C Senior Discount Notes and the Series B Senior Discount Notes when they mature in July 2008, and the notes issued by our cable television operating subsidiary Poland Communications, Inc. ("PCI") when they mature in November 2003. If our cash flow is less than expected, we may need to refinance all or part of our existing indebtedness or reduce the scope of our planned expansion or capital expenditures.


    Such leverage poses the following risks:

    - A significant portion of our cash flow from operations must be dedicated to servicing our indebtedness.


    - We may not be able to generate sufficient cash flow or obtain sufficient additional financing to service your existing notes and the new notes, the Series C Senior Discount Notes, the Series B Senior Discount Notes due 2008, and notes issued by PCI and any other outstanding indebtedness. A more detailed description of the Series C Senior Discount Notes, the Series B Senior Discount Notes due 2008, and the notes issued by PCI is set forth in the section entitled "Description of Indebtedness."


    - We may not be able to adequately fund our contractual commitments.

    - We could be more vulnerable to changes in general economic conditions.

    - Our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

    - Our operating and financial flexibility may be impaired by restrictions imposed by various debt instruments.

    - If interest rates increase, we will be subject to higher interest expenses because at least part of our future borrowings may be at variable rates of interest.

WE EXPECT OUR OPERATING LOSSES AND NEGATIVE CASH FLOWS TO CONTINUE


    We must generate substantial additional cash flow in order to pay interest and repay principal on our indebtedness, including your existing notes and the new notes, and we may not be able to do so. We expect to experience substantial operating losses and negative free cash flows for at least the next two years. We may not be able to generate operating income or positive cash flows in the future. We had operating losses of $1.3 million for 1996, $42.7 million for 1997, and $100.8 million for 1998.


    For a detailed discussion of the factors we believe have influenced our historical financial results and the factors we believe will affect our financial performance in the near future, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."


AS A RESULT OF OUR HOLDING COMPANY STRUCTURE, YOUR RIGHT TO PARTICIPATE IN THE ASSETS OF OUR SUBSIDIARIES WILL BE SUBJECT TO CLAIMS OF OUR SUBSIDIARIES' CREDITORS AND WE ARE DEPENDENT ON RECEIPT OF MONIES FROM OUR SUBSIDIARIES TO PAY INTEREST ON OR REPAY THE EXISTING NOTES AND THE NEW NOTES OR TO PAY DIVIDENDS


    In the event of liquidation or bankruptcy of any of our operating subsidiaries, your existing notes and the new notes rank behind the holders of any indebtedness for money borrowed (such as the holders of the notes issued by PCI), trade creditors of those subsidiaries, and other persons granted priority claim rights under the laws applicable to those subsidiaries.


    In addition, we may not be able to pay interest on our indebtedness, including on your existing notes and the new notes (which are solely our obligation), or to repay our indebtedness, including your existing notes and the new notes, at maturity or otherwise, if the cash flows and earnings of our subsidiaries and their payment of funds to us in the form of repayment of loans, interest payments, dividends or otherwise are not sufficient. In addition, we may not be able to pay interest on or repay our indebtedness, including your existing notes and the new notes, if we cannot otherwise realize economic benefits from equity interests in our subsidiaries.


    Our subsidiaries have no obligation to pay dividends to us and may not be able to make payments to us if funds are not available or if the terms of those subsidiaries' indebtedness restrict payments, or if other various business considerations limit payments. Further, we currently do not own a majority interest in certain subsidiaries, and may not have operating control of other entities in which we currently have or may in the future acquire direct or indirect interests. In such cases, we may be unable, without the consent of the relevant partners, to cause such entities to pay dividends or implement business strategies that we may favor.



    Our ability to pay dividends will be further restricted by regulatory and contractual obligations, including the indenture governing the notes issued by PCI, New York Business Corporation Law, Polish law, English company law, and Dutch corporate law.


WE MAY NEED TO OBTAIN ADDITIONAL FINANCING IF OUR PLANS OR ASSUMPTIONS CHANGE AND THE TERMS OF THE ADDITIONAL FINANCING MAY RESTRICT OUR OPERATIONS OR REDUCE OUR CASH FLOW

    Sources of financing or refinancing may not be available to us in the future. We may need to obtain additional financing if one or more of the following situations occur:


    - Our plans change or the assumptions in our business development plan prove inaccurate;


    - We do not acquire sufficient subscribers to our D-DTH business;

    - We enter into additional programming agreements;

    - We make unanticipated investments in or acquisitions of other companies;

    - We experience unexpected costs or competitive pressures;

    - We continue to provide D-DTH reception systems to subscribers (other than the 380,000 initial subscribers) at promotional prices; or

    - Our actual cash flow is less than we expect.


    We will need to attract a substantial number of additional subscribers beyond the 380,000 initial subscribers in order to repay principal and interest on the existing and new notes. Future sources of financing for us could include public or private debt or equity offerings or bank financings or any combination thereof.



    Our ability to obtain sources of financing or refinancing may be limited because certain of our lenders have taken security interests in some of our assets. We have a $6.5 million credit facility with American Bank in Poland, S.A., which was fully drawn as of June 1998, and which is secured. In addition, our subsidiary PCI has pledged notes issued to PCI by a major subsidiary to the holders of notes issued by PCI. The amount pledged, together with cash of PCI, must equal 110% of the outstanding principal amount of the notes issued by PCI and the interest payments due on those notes. Approximately $160.5 million of the notes of the PCI subsidiary were pledged by PCI as of December 31, 1998.


    Even if sources of financing or refinancing are available, we may only be able to obtain such financing on less than favorable terms. In this case, we might be forced to operate under terms that would restrict our operations and reduce our cash flow. If for any reason additional financing is not available to us when required, or is only available on less than favorable terms, we may not be able to meet our minimum guaranteed contractual commitments. Our failure to meet these commitments may require us to:

    - reduce the scope of our presently anticipated expansion of operations;

    - reduce capital expenditures (including expenditures related to acquisitions);

    - slow the development of our D-DTH business; and/or

    - refinance all or a portion of our indebtedness (including the existing notes and the new notes).

    For a discussion of our liquidity and capital resources, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations-Liquidity and Capital Resources."

OUR LIMITED EXPERIENCE WITH THE D-DTH BUSINESS AND UNCERTAINTIES ASSOCIATED WITH THE D-DTH MARKET MAY LIMIT THE GROWTH OF OUR D-DTH BUSINESS OR CAUSE US TO LOSE SUBSCRIBERS


    We may face competition from D-DTH providers which have more experience than we do in the D-DTH business, and this competition could hinder our ability to develop our D-DTH business.


    The roll out of our D-DTH business may not proceed as planned and our service may not attract enough subscribers to be profitable and to generate positive cash flow for us in future years. We also cannot assure you that the market for D-DTH services in Poland will develop.

    In addition, the Polish D-DTH market is subject to a developing regulatory framework that may change as the market develops. Our broadcast of programming from outside of Poland could become subject to the application of Polish laws regulating television broadcasting if certain European Union or trans-European broadcasting regulations are amended, which could prevent us from broadcasting. Application of these laws may negatively impact our business.

    Our D-DTH business is also subject to the following factors that are beyond our control and difficult to predict:

    - the size of the D-DTH service market in Poland;

    - the rates of penetration of such market;

    - the acceptance of our D-DTH service by subscribers and commercial advertisers;

    - the sensitivity of our potential subscribers to the price of installation and subscription fees;

    - the technical challenges of providing long-term D-DTH services;

    - the extent and nature of the development of multi-channel alternatives, including the continued expansion of cable television and competition from other D-DTH services in Poland; and

    - the immediate and long-term commercial viability of providing D-DTH services in Poland.


    We may not be able to establish a substantial subscriber base. In addition, the investment required from subscribers (beyond our target of 380,000 initial subscribers) may increase unless we decide to continue to provide D-DTH reception systems at promotional prices. Accordingly, we may not be able to attract or retain additional subscribers if we cease to provide DTH reception systems at promotional prices. For a description of the D-DTH and analog direct-to-home markets in Poland, see "The Industry" section.


IF PHILIPS FAILS TO SUPPLY THE CRITICAL COMPONENTS AND SERVICES USED IN OUR D-DTH BUSINESS, THE DEVELOPMENT AND OPERATION OF OUR D-DTH BUSINESS COULD BE DELAYED AND DAMAGED


    If Philips fails to deliver D-DTH reception systems on schedule, or at all, the development and operation of our D-DTH service could be interrupted or delayed. In addition, failure by Philips' retail network to provide the desired levels of service, quality and expertise (which are outside our control) could have a material adverse impact on our operations and financial condition. Our agreement with Philips provides a means by which we can obtain a second or third supplier, in addition to Philips, of our D-DTH reception systems, but we may not be able to secure these additional suppliers. For a detailed description of the critical components and services Philips has agreed to supply to us after a certain date. See "Business--D-DTH--Technology and Infrastructure."

OUR D-DTH BUSINESS DEPENDS ON OUR ABILITY TO BROADCAST USING TRANSPONDERS ON SATELLITES, WHICH ARE SUBJECT TO SIGNIFICANT RISKS AND WHICH WE HAVE NOT INSURED

    Our D-DTH business depends on our ability to broadcast using satellites. Satellites are subject to significant risks that may prevent or impair proper commercial operations, including satellite defects, destruction and damage.


    We are not a "protected customer" under our satellite transponder leases. This means that if one or more of our transponders fails to operate, we would not be able to pre-empt any other transponder customer. Due to the high cost of insurance policies relating to satellite operations, we do not insure against possible interruption of access to transponders. The operation of the Astra satellites is outside of our control and a disruption of transmissions on those satellites could pose significant operational problems depending upon the duration of the disruption. For a more detailed discussion of our satellite agreements and satellite technology, see the section entitled "Business--D-DTH--Technology and Infrastructure."


    The leases for our Astra satellite transponders will expire in 2007. Our ability to transmit our programming following the termination of our leases of the transponders (and following the expiration of the expected useful lives of the Astra satellites in approximately 2015) will depend upon our ability to extend our existing leases and/or to obtain rights to utilize additional transponders on future Astra or other satellites.

THE ENCRYPTION TECHNOLOGY USED WITH OUR D-DTH SYSTEM MAY NOT PREVENT SIGNAL
  THEFT OR PIRACY


    The encryption technology, Philips' CryptoWorks-Registered Trademark-, used with our D-DTH system to prevent signal theft or "piracy," may not remain effective. If the encryption technology is compromised in a manner which is not promptly corrected, we may not be able to enter into contracts or maintain contracts for programming services from unrelated third parties and our revenues could decrease. For a more detailed description of the encryption technology we use in our D-DTH system, see "Business--D-DTH-- Technology and Infrastructure."


TERMINATION OF OUR CONDUIT AGREEMENTS WITH TPSA COULD RESULT IN THE LOSS OF OUR PERMITS, THE TERMINATION OF AGREEMENTS WITH COOPERATIVE AUTHORITIES AND PROGRAMMERS, AND AN INABILITY TO SERVICE OUR CUSTOMERS

    Our ability to build out our existing cable television networks and to integrate acquired systems into our cable television networks will depend on many factors that are beyond our control including our ability to design and obtain access to network routes and to secure other construction resources at a reasonable cost and on satisfactory terms.


    In addition, as of December 31, 1998, approximately 56.5% of our cable plant was constructed utilizing pre-existing conduits of the Polish national telephone company (known in the Polish telecommunications industry by the acronym "TPSA").



    For a list of the reasons for which TPSA can terminate a conduit agreement, and the proportion of subscribers served by conduits subject to immediate termination, see "Business--Cable Operations-- Technology and Infrastructure."



    Any termination by TPSA of these contracts could result in the loss of our permits, the termination of our agreements with cooperative authorities and programmers, and an inability to service customers in the affected areas. If TPSA terminated our access to these conduits, we may not be able to replace or locate a substitute for these conduits. In addition, we would incur significant costs if we were forced to build our own conduits.


IF WE ARE UNABLE TO OBTAIN HIGH-QUALITY PROGRAMMING OR SUCCESSFULLY DEVELOP OUR OWN PROGRAMMING, OUR GROWTH MAY BE LIMITED OR WE MAY LOSE SUBSCRIBERS

    We may lose subscribers or experience only limited growth in the number of our subscribers if:

    - Our competitors are able to produce or obtain Polish-language programming at commercially reasonable costs and we are not able to do so;

    - Our programming is less popular than our competitors' programming; or

    - Our programming is non-exclusive to us.

    If our existing programming agreements are canceled, are not renewed, or otherwise become unenforceable, we will have to seek programming material from other sources. We may not be able to create or obtain programs acceptable to our subscribers on commercially favorable terms.


    We have purchased exclusive Polish pay television rights from third parties for programming on 11 of the 24 channels of Wizja TV. In some of the agreements, there are restrictions that will limit our flexibility in the future to package some of the channels together or in different combinations.



    In addition, we are negotiating additional agreements with channel suppliers and sports rights organizations that, if completed, may require us to pay additional guaranteed minimum payments throughout the term of such agreements and/or payments at the time of execution. The amounts of our programming and sport rights commitments are set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    The development and production of television programs involve a high degree of risk associated with the creative content of programs and their acceptance by the viewing audience, as well as the general economic climate, public tastes and other intangible factors. Some or all of our programming projects may not be successful or the programming to which we will have access may lose its audience appeal more quickly than we anticipated. This loss may result in a portion of costs not being recovered or expected profits not being realized. In addition, we may not succeed in introducing into the Polish market our additional planned channels based on specific thematic content.


    Certain programming for the Polish market is subject to regulation by the Polish authorities. For a discussion of the risks related to the regulation of programming, see the section in "Risk Factors" entitled "Excessive Government Regulation of the Cable Television and Direct-to-Home Industries Could Restrict the Way We Operate Our Business" and the section in "Business" entitled "Legal Proceedings."

OUR GROWTH MAY SUFFER FROM COMPETITION IN THE MULTI-CHANNEL PAY TELEVISION
  INDUSTRY

    We may be unable to increase our number of subscribers or may lose subscribers as a result of competition for subscribers from other signal delivery methods, from competitors with greater financial and operational resources and from competitors with more experience in the D-DTH market. Also , we may not be able to compete with other alternative delivery systems if we are not able to provide a greater variety of Polish-language programming at more reasonable prices than those systems offer. In addition, the Polish market for D-DTH services may not be sufficiently large to support competing D-DTH businesses.


    Our cable operations also face competitive threats from Poland's many small cable operators, which incur lower capital expenditures and operating costs and therefore have the ability to charge lower fees to subscribers.


    Our programming operations compete with other television companies for the acquisition of sports rights and other programming (particularly for the exclusive rights to such programming), and also for the hiring of personnel with creative and production talent.

    A more detailed discussion of the competition we face in our cable television, D-DTH and programming businesses is set forth in the section called "Business--Competition."

WE MAY INCUR SIGNIFICANT COSTS AND LOSE SUBSCRIBERS DUE TO CHANGES IN TECHNOLOGY

    The changes in the digital compression technology used in our D-DTH business may require us to expend substantial financial resources on the development or implementation of new competitive technologies. In addition, we may from time to time explore alternative technologies for delivering our programming and alternative methods for allowing subscribers to receive signals from multiple satellites.

    If another satellite platform, encryption technology or decoder besides the ones we use becomes the preferred standard in Poland, or if Poland enacts regulations regarding such technology or decoders, we may not be able to attract and retain subscribers. We may be required to switch our suppliers and replace our reception systems and our encryption technology system. This switch would cause confusion for existing and potential subscribers, delays in providing subscribers with reception systems and access systems and significant unexpected costs.

OUR GROWTH MAY SUFFER IF WE CANNOT MAKE STRATEGIC ACQUISITIONS


    We may not be able to identify and acquire cable television networks that either are located in reasonable proximity to our existing regional cluster networks or are large enough to serve as the basis for new regional cluster networks. In addition, if we are able to identify and enter into acquisition agreements with such cable networks we may not be able to obtain the required approvals from the Polish Anti-Monopoly Office for these acquisitions. We also may face competition for the acquisition of cable networks from existing cable television operators and also from financial investors.


OUR FAILURE TO SUCCESSFULLY MANAGE GROWTH AND TO INTEGRATE ACQUIRED BUSINESSES MAY POSE OPERATING AND FINANCIAL PROBLEMS


    If we fail to successfully manage our expected rapid growth and development and if we experience difficulties in managing our expansion into the D-DTH business and in integrating that business with our cable and programming operations, our business, results of operations and financial condition could suffer.


    Our recent acquisitions have involved and other possible future acquisitions will involve risks, including successful integration with our existing systems and operations and, possibly, lower relative operating margins associated with such acquisitions before the economic benefits of integration (if successful) are fully realized. We may also experience increased capital expenditure costs as the acquired systems are rebuilt (if necessary) to upgrade the networks to our standards. If we underestimate the costs of integrating and upgrading acquired networks, these activities could harm our financial condition and operating results. The integration of acquired systems may also lead to diversion of management's attention from other ongoing business concerns. Our short-term operating results have suffered from the costs of integrating some acquisitions.


    In addition, if we were to enter into capital-intensive businesses in which we have limited experience (such as interactive television, pay per view, near-video-on-demand, video-on-demand, data transfer, services related to electronic banking, telephone services, internet access, sports clubs ownership, publishing and other media), there is a risk that we would not be successful or that the capital utilized in these businesses would decrease the amount of capital available for use in our cable, D-DTH and programming businesses. We have applied for a license to provide internet access services.


WE HAVE NO INSURANCE ON UNDERGROUND PORTIONS OF OUR CABLE TELEVISION NETWORKS

    Any catastrophe affecting a significant portion of our cable television networks could result in substantial uninsured losses and could disrupt our business operations. While we carry general liability insurance on our properties, we do not insure the underground portion of our cable television networks.

EXTENSIVE GOVERNMENT REGULATION OF THE CABLE TELEVISION AND DIRECT-TO-HOME INDUSTRIES COULD RESTRICT THE WAY WE OPERATE OUR BUSINESS

    We are subject to extensive regulatory controls and may have to comply with amended or additional regulations in the future in each of the jurisdictions in which we operate our business. Currently we are required to comply with applicable regulations in Poland, the United Kingdom and the European Union, which regulations address, but are not limited to, the following activities and subjects:

    - securing of and compliance with required permits and licenses related to the operation of cable networks and digital direct-to-home systems;

    - the construction and operation of cable networks in Poland;

    - copyright and other intellectual property laws pertaining to programming which is broadcast over our cable networks and our digital direct-to-home system;

    - restrictions on anti-competitive behavior regarding pricing, contracting practices and acquisitions;

    - restrictions on ownership and operation of cable networks in Poland by foreign entities;

    - protection against unfair competition and anti-monopoly practices; and

    - content requirements and restrictions for programming which is broadcast over our Polish cable networks and our digital direct-to-home system.


    We have taken steps to structure the ownership and operation of our cable networks, our D-DTH system and our programming businesses and other ventures so as to attempt to comply with all applicable regulations in each of the jurisdictions in which we operate our business. However, a number of our acquired cable networks are not yet in full compliance with certain Polish regulations. In addition, because our D-DTH service was the first such service available in Poland, there are likely to be issues of first impression arising under Polish law with respect to various aspects of the our digital direct-to-home business and related programming arrangements. Furthermore, each of the relevant governmental authorities may conclude that our operations and ownership structure do not comply with all applicable regulations. Any determination by one or more of the relevant governmental authorities which regulate our business and operations that our operations or ownership structure do not comply could have a material adverse effect on the way we conduct our business or our ability to carry it on at all, and any fines or penalties which may be imposed could have a material adverse effect on our business, financial condition and results of operations.


    Changes in laws or regulations (or in the interpretation of existing laws or regulations), whether caused by changes in the Polish government or otherwise, could harm our operations. For example, foreign exchange control restrictions, taxes or limitations could be imposed or increased in the future with regard to repatriation of earnings and investments from Poland. If these types of exchange control restrictions, taxes or limitations are imposed, we may not be able to receive dividends, interest payments, debt repayments or other payments from our Polish subsidiaries.


    We may from time to time have violated, may be violating and may in the future violate the requirements of certain Polish laws, including provisions of labor, foreign exchange, customs, tax, antitrust and corporate laws and requirements to obtain regulatory approvals, due to the many formalities required for compliance with the laws in Poland's regulated economy, the rapid changes that Polish laws and regulations have undergone, and numerous uncertainties regarding the interpretation of these laws and regulations. These types of violations could also restrict our operations.

YOU MAY NOT BE ABLE TO ENFORCE U.S. COURT JUDGMENTS AGAINST OUR ASSETS, MOST OF WHICH ARE HELD OUTSIDE THE U.S.


    You may not be able to enforce judgments of U.S. courts against our assets. Investors in the new notes will be able to effect service of process in the U.S. upon us and may be able to effect service of process upon our directors. However, we are primarily a holding company which holds stock in various entities in Poland, the United Kingdom and the Netherlands, and all or a substantial portion of our assets are located outside the U.S. As a result, investors may not be able to enforce asset judgments of U.S. courts if those judgments are based on the civil liability provisions of U.S. laws.


    Awards of punitive damages in actions brought in the U.S. or elsewhere may be unenforceable in Poland. Polish courts may not give judgment in your favor in cases based solely on U.S. laws.

    English courts may not give judgment to you in original actions or in actions for the enforcement of judgments of U.S. courts, of certain civil liabilities based upon the U.S. federal and state securities laws.

    A Netherlands court will not recognize and enforce a judgment obtained in actions brought in the U.S. and it will be necessary to bring the matter before the competent Netherlands court. You may, in the course of these proceedings, submit the judgment rendered by the U.S court. If the Netherlands court is of the opinion that fairness and good faith so require, it will give binding effect to such foreign judgment, unless such foreign judgment contravenes Dutch principles of public policy.

WE ARE DEPENDENT ON OUR EXECUTIVE OFFICERS

    If any of our key employees leaves our company, our business could suffer. We are particularly dependent upon the skills and contributions of the following individuals:

    - Robert E. Fowler, III, Chief Executive Officer of @Entertainment;

    - Donald Miller-Jones, Chief Financial Officer, Vice President and Treasurer of @Entertainment;


    - Przemyslaw Szmyt, Senior Vice President Business Development, General Counsel and Secretary of @Entertainment;



    - David Warner, Chief Executive Officer of At Entertainment Limited;



    - David Keefe, Chief Executive Officer of Poland Communications, Inc.
      ("PCI");



    - Dorothy Hansberry, Vice President and General Counsel of PCI; and



    - Warren Mobley, Jr., Chief Operating Officer and Vice President of Marketing and Sales of PCI.


    This is because these individuals have significant experience in our business and would be difficult to replace. In addition, our success will depend in part on our ability to hire, train, and retain high-quality personnel.

OUR PRINCIPAL STOCKHOLDERS CAN CONTROL OR INFLUENCE CERTAIN MAJOR CORPORATE ACTIONS


    There is a concentration of ownership of our common stock among Polish Investments Holding L.P., the Cheryl A. Chase Marital Trust and Advent International Group. These three entities own approximately 47% of our outstanding common stock. In addition, Morgan Grenfell Private Equity Limited as the holder of the Series A 12% Cumulative Preference Shares has the right to appoint two members of our Board of Directors and certain special voting rights. This concentration of ownership of our common stock, their director appointment rights and their special voting rights may delay or prevent transactions involving an actual or potential change in control of @Entertainment.

THE EXCHANGE RATE OF THE U.S. DOLLAR TO THE ZLOTY MAY AFFECT OUR FINANCIAL CONDITION AND WE REMAIN EXPOSED TO CURRENCY RISK BECAUSE OUR REVENUES ARE IN ZLOTY


    Our business operations and financial condition may suffer if inflation and currency exchange rates continue to fluctuate. Historical inflation rates are provided in the "Industry" section, and historical exchange rates are provided in the section called "Address; Exchange Rate and Statistical Data."


    We may continue to encounter currency exchange rate risks in relation to our debt obligations. Some of our operating expenses and capital expenditures are expected to continue to be denominated in or indexed to U.S. dollars. By contrast, substantially all of our revenue is denominated in zloty. Any devaluation of the zloty against the U.S. dollar that we are unable to offset through price adjustments will require us to use a larger portion of our revenue to service our U.S. dollar denominated obligations. While we may consider entering into transactions to hedge the risk of exchange rate fluctuations, it is unlikely that we will be able to obtain hedging arrangements on commercially satisfactory terms. Therefore, shifts in currency exchange rates may have an adverse effect on our financial results and on our ability to meet our U.S. dollar denominated debt obligations and contractual commitments.


YOU MAY FACE ORIGINAL ISSUE DISCOUNT AND APPLICABLE HIGH YIELD DISCOUNT OBLIGATION CONSEQUENCES



    The existing notes have been issued at a discount to their principal amount at maturity. Although cash interest is not expected to accrue on the existing notes prior to February 1, 2004, and periodic payments of interest are not expected to be paid prior to August 1, 2004, original issue discount (I.E., the difference between the "stated redemption price at maturity" and the "issue price" of the notes, as defined by the Internal Revenue Code) ("OID") will accrue from the issue date of the existing notes to the maturity date. You generally will be required to accrue OID into gross income for United States federal income tax purposes in advance of the receipt of the cash payments to which the income is attributable. See "United States Tax Considerations" for a more detailed discussion of the federal income tax consequences of the purchase, ownership and disposition of the notes.



    In the event a bankruptcy case is commenced by or against us under the United States Bankruptcy Code, your claim as a holder of new or existing notes may be limited to an amount equal to the sum of:



    - the initial offering price of the existing notes, and


    - that portion of the OID which is deemed to constitute "matured interest" for the purposes of the Bankruptcy Code.


    To the extent that the Bankruptcy Code differs from the Internal Revenue Code in determining the method of accrual of OID, you may realize taxable gain or loss on payment of your claim in bankruptcy.



    For United States federal income tax purposes, because the yield to maturity on the notes exceeds 10.14%, the notes will be classified as "applicable high yield discount obligations" within the meaning of section 163(i) of the Internal Revenue Code. As a result,



    - We will never be entitled to deduct as interest expense for United States federal income tax purposes the accrued OID to the extent of the "disqualified portion."



        - The "disqualified portion" is the portion of the accrued OID attributable to the yield on the notes in excess of 11.14% per annum.



    - We will not be entitled to deduct as interest expense for United States federal income tax purposes the remaining portion of the accrued OID until such time as the accrued OID is paid to you.



    Therefore, our deduction for United States federal income tax purposes of interest economically accrued under the notes will be deferred or denied relative to other types of high yield debt instruments that pay stated interest currently or that do not defer the payment of accrued OID for more than five years.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT


    On January 27, 1999 we sold the existing notes to Merrill Lynch & Company and Deutsche Bank Securities. In connection with the sale of the existing notes, we entered into a registration rights agreement with Merrill Lynch and Deutsche Bank. This agreement requires us to file a registration statement under the Securities Act of 1933 offering to exchange the new notes for your existing notes. Accordingly, we are offering you the opportunity to exchange your existing notes for the same principal amount of new notes. The new notes will be registered and issued without a restrictive legend. This means that, unlike your existing notes, which contain restrictions on their transfer, the new notes may be reoffered and resold by you to any potential buyer freely without further registration under the Securities Act of 1933. This is beneficial to you since in order to sell your existing notes you must find an available exemption from the registration requirements of the Securities Act of 1933.



    The registration rights agreement further provides that we must use our best efforts to cause the registration statement to be declared effective on or before June 6, 1999, or we will owe liquidated damages, in the form of a higher rate of interest, to the existing note holders. Except as discussed below, upon the completion of the exchange offer we will have no further obligations to register your existing notes.


    We want to advise you that a copy of the registration rights agreement has been filed as an exhibit to the registration statement and you are strongly encouraged to read the entire text of the agreement. We expressly qualify all of our discussions of the registration rights agreement by the terms of the agreement itself.

REPRESENTATIONS WE NEED FROM YOU BEFORE YOU PARTICIPATE IN THE EXCHANGE OFFER:

    We need representations from you before you can participate in the exchange offer.

    These representations are:

    - the new notes you acquire in an exchange offer are being obtained in the ordinary course of your business;

    - neither you nor any person you are acting for is engaging in or intends to engage in a distribution of the new notes;

    - neither you nor any person you are acting for has an arrangement or understanding with any person to participate in the distribution of the new notes;


    - neither you nor any other person you are acting for is our "affiliate," as defined under Rule 405 of the Securities Act of 1933; and



    - if you or any other person you are you acting for is a broker-dealer, and you receive new notes for your own account in exchange for your existing notes which were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such new notes.


    In accordance with the registration rights agreements, we are also required to file a "shelf" registration statement for a continuous offering in accordance with Rule 415 of the Securities Act of 1933 to register your notes if:


    - we are not permitted to effect an exchange offer because of any change in law or applicable interpretations of the staff of the Securities and Exchange Commission;


    - an exchange offer is not completed by July 6, 1999;

    - you request, for any of the reasons included in the registration rights agreement, for us to do so following the exchange offer;


    - any applicable laws or interpretations do not permit you to participate in an exchange offer;



    - you do not receive freely transferable notes in exchange for your existing notes; or


    - we so elect.


    In the event that we are obligated to file a "shelf" registration statement, we will be required to keep such shelf registration statement effective for up to 2 years. Other than as described above, no holder will have the right to participate in the shelf registration or require that we register your existing notes in accordance with the Securities Act of 1933.


    If you participate in an exchange offer, you will be able to freely sell or transfer your new notes if:

    - the new notes issued in the exchange offer are being acquired in the ordinary course of your business;

    - you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes issued to you in the exchange offer; and

    - you are not an affiliate of @Entertainment.

    We believe that the new notes issued to you in this exchange offer may be offered for resale, sold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, only if you make the representations that we discuss above.


    Our belief is based upon existing interpretations by the Securities and Exchange Commission's staff contained in several "no-action" letters to third-parties unrelated to us. If you tender your existing notes in an exchange offer for the purpose of participating in a distribution of new notes you cannot rely on these interpretations by the Securities and Exchange Commission's staff and you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction. Each broker-dealer that receives new notes for its own account in exchange for its existing notes, whether the existing notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.


    You may suffer adverse consequences if you fail to exchange your existing notes. Following the completion of the exchange offer, except as set forth above and in the registration rights agreement we refer to, you will not have any further registration rights and your existing notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your existing notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER


    We will accept any validly tendered existing notes which are not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of your existing notes tendered. Holders may tender some or all of their existing notes in the exchange offer.


    The form and terms of the new notes will be substantially the same as the form and terms of your notes except that (1) interest on the new notes will accrue from the last interest payment date on which interest was paid on your existing notes, or, if no interest was paid, from the date of the original issuance of your existing notes, and (2) the new notes have been registered under the Securities Act of 1933 and will not bear a legend restricting their transfer. The new notes will be issued under, and entitled to the benefits of, the same indenture governing your existing notes.


    This prospectus, together with the letter of transmittal you received with this prospectus, is being sent to you and to others believed to have beneficial interests in the existing notes. You do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the indenture governing your existing notes as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission.



    We will have accepted your validly tendered existing notes when we have given oral or written notice to Bankers Trust. Bankers Trust will act as agent for you for the purpose of receiving the new notes from us. If any tendered existing notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events, or otherwise, certificates sent to Bankers Trust will be returned, without expense, to you as promptly as practicable after the expiration date.



    You will not be required to pay brokerage commissions, fees, or transfer taxes in the exchange of your existing notes. We will pay all charges and expenses in connection with the exchange offer except for any taxes you may incur in effecting the transfer of your existing notes or new notes to some other plan.


EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The exchange offer will expire at 5:00 p.m., New York City time, on, June 17, 1999 unless we extend the exchange offer, in which case the exchange offer shall terminate at 5:00 p.m., New York City time on the last day of the extension. In any event, the exchange offer will be held open for at least 30 days. In order to extend the exchange offer, we will issue a notice by press release or other public announcement.


    We reserve the right, in our sole discretion:

    - to delay accepting your existing notes;

    - to extend the exchange offer;

    - to terminate the exchange offer, if any of the conditions shall not have been satisfied; or


    - to amend the terms of the exchange offer in any manner.



If we delay, extend, terminate or amend the exchange offer, we will give notice to the exchange agent and issue a press release or other public announcement.


PROCEDURES FOR TENDERING YOUR EXISTING NOTES

    Only you may tender your existing notes in the exchange offer. Except as stated below under "The Exchange Offer--Book Entry Transfer," to tender in the exchange offer, prior to the expiration date, you must:

1.  complete, sign and date the enclosed letter of transmittal, or a copy of it;

2. have the signature on the letter of transmittal guaranteed if required by the letter of transmittal; and


3.  mail or otherwise deliver the letter of transmittal or copy to Bankers
    Trust.


    In addition, either:


1. certificates for your existing notes must be received by Bankers Trust along with the letter of transmittal; or



2. a timely confirmation of a book-entry transfer of your existing notes, if that procedure is available, into the account of Bankers Trust at the Depository Trust Company ("DTC") under the procedure for book-entry transfer described below, must be received by Bankers Trust prior to the expiration date; or


3.  you must comply with the guaranteed delivery procedures described below.


    To be tendered effectively, a letter of transmittal and other required documents must be received by Bankers Trust at its address set forth under "The Exchange Offer--Exchange Agent" prior to the expiration date.



    If you do not withdraw your tender before the expiration date, it will constitute an agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.



    The method of delivery of your existing notes, a letter of transmittal, and all other required documents to be delivered to Bankers Trust is at your election and risk.



    Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to Bankers Trust before the expiration date. No letter of transmittal or existing notes should be sent to us. You may request your brokers, dealers, commercial banks, trust companies, or nominees to effect these transactions on your behalf.


PROCEDURE IF THE EXISTING NOTES ARE NOT REGISTERED IN YOUR NAME

    If your existing notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender, then you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on behalf of a registered owner, you must, prior to completing and executing a letter of transmittal and delivering the registered owner's existing notes, either make appropriate arrangements to register ownership of the existing notes in your name or obtain a properly completed bond power or other proper endorsement from the registered holder. We strongly urge you to act immediately since the transfer of registered ownership may take considerable time.

SIGNATURE REQUIREMENTS AND SIGNATURE GUARANTEES

    Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by any eligible guarantor institution that is a member of a registered national securities exchange or a member of the National Association of Securities, Inc. or by a commercial bank or trustee having an office or correspondent in the U.S., or an "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 (each, an "Eligible Institution") unless the existing notes are tendered (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or
(2) for the account of an Eligible Institution. If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by an Eligible Institution.


    If a letter of transmittal or any notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal unless waived by us.


CONDITIONS TO THE EXCHANGE OFFER

    All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered notes will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all existing notes not properly tendered or any existing notes the acceptance of which would be unlawful in the opinion of our counsel. We also reserve the right to waive any defects, irregularities, or conditions of tender as to particular existing notes. Our interpretation of the terms and conditions of an exchange offer (including the instructions in a letter of transmittal) will be final and binding on all parties. Any defects or irregularities in connection with tenders of existing notes must be cured within such time as we shall determine, unless waived by us. Although we intend to notify you of defects or irregularities with respect to tenders of existing notes, we (or Bankers Trust, or any other person) shall not incur any liability for failure to give such notification. Tenders of existing notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any existing notes received by Bankers Trust that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by Bankers Trust as soon as practicable following the expiration date to you, unless you request in the letter of transmittal that the notes be sent to someone else.



    In addition, we reserve the right in our sole discretion to purchase or make offers for any existing notes that remain outstanding after the expiration date or to terminate the exchange offer and, to the extent permitted by applicable law, purchase existing notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of this exchange offer.


    These conditions are for our sole benefit and may be asserted by us at any time or for any reason or may be waived by us in whole or in part at any time in our sole discretion. The failure by us to exercise any of our rights shall not be a waiver of our rights.

    In addition, we will not accept for exchange any existing notes tendered, and no new notes will be issued in exchange for any existing notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement or the qualification of the indenture relating to the new notes under the Trust Indenture Act of 1939. We are required to use reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.


    In all cases, issuance of new notes for tendered existing notes that are accepted for exchange in the exchange offer will be made only after timely receipt by Bankers Trust of certificates for existing notes or a timely confirmation from DTC of such existing notes into Bankers Trust's account at DTC, a properly completed and duly executed letter of transmittal (or, with respect to DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal for such exchange offer) and all other required documents.



    If we do not accept your tendered existing notes or if you submitted existing notes for a greater aggregate principal amount than you desire to exchange, then the unaccepted or unexchanged existing notes will be returned without expense to you (or, in the case of notes tendered by book-entry transfer into Bankers Trust's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.


BOOK-ENTRY TRANSFER


    Bankers Trust will make requests to establish accounts with respect to the new notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's system may make book-entry delivery of existing notes being tendered by causing DTC to transfer the existing notes into Bankers Trust's account at DTC in accordance with the appropriate procedures for transfer. However, although delivery of notes may be effected through book-entry transfer at DTC, a letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, except as set forth in the following paragraph, be transmitted to and received by Bankers Trust at its address set forth under "The Exchange Offer--Exchange Agent" on or before the expiration date or the guaranteed delivery procedures as below must be complied with.

    DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to Bankers Trust. To tender existing notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to Bankers Trust must contain the participant's acknowledgment of its receipt of and agreement to be bound by the letter of transmittal for such notes.


GUARANTEED DELIVERY PROCEDURES


    If you wish to tender your existing notes and the existing notes are not immediately available, or time will not permit your existing notes or other required documents to reach Bankers Trust before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:


    - the tender is made through an Eligible Institution;


    - before the expiration date, Bankers Trust received from such Eligible Institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery). The Notice of Guaranteed Delivery shall state your name and address and the amount of the existing notes tendered, that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered existing notes, in proper form for transfer, or a confirmation from DTC and any other documents required by the applicable letter of transmittal, will be deposited by the Eligible Institution with Bankers Trust; and



    - the certificates for all physically tendered existing notes, in proper form for transfer, or a confirmation from DTC and all other documents required by the applicable letter of transmittal, are received by Bankers Trust within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.


WITHDRAWAL RIGHTS

    You may withdraw your tender of existing notes at any time prior to 5:00 p.m., New York City time, on the expiration date.


    For a withdrawal of tendered notes to be effective, a written or, for a DTC participant, electronic ATOP transmission, notice of withdrawal must be received by Bankers Trust (at its address set forth in the next section of this prospectus entitled "Exchange Agent") prior to 5:00 p.m., New York City time, on the expiration date.


    Any such notice of withdrawal must:

    - specify your name;

    - identify the existing notes to be withdrawn (including the certificate number or numbers and principal amount of such existing notes);


    - be signed by you in the same manner as the original signature on the letter of transmittal by which your existing notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee of your existing notes register the transfer of those notes into the name of the person withdrawing the tender; and


    - specify the name in which you want the withdrawn existing notes to be registered in, if different from your name.

    All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by us and our determination shall be final and binding on all parties. Any existing notes withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer. Any notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer relating to such existing notes. Properly withdrawn existing notes may be retendered by following one of the procedures described in "The Exchange Offer--Procedures for Tendering Your Existing Notes" at any time on or prior to the expiration date.


EXCHANGE AGENT

    All executed letters of transmittal should be directed to the exchange agent. We have appointed Bankers Trust Company as the exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus or a letter of transmittal should be directed to the exchange agent addressed as follows:

                             BANKERS TRUST COMPANY
                               FOUR ALBANY STREET
                                   7TH FLOOR
                            NEW YORK, NEW YORK 10006
                  ATT: CORPORATE TRUST TRUSTEE ADMINISTRATION
                             PHONE: (212) 250-6573
                              FAX: (212) 250-0933

FEES AND EXPENSES

    We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by our officers and employees.


    The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $265,000 (plus any out-of-pocket expenses, including without limitation to legal fees and expenses incurred by the exchange agent).


TRANSFER TAXES

    If you tender existing notes for exchange you will not be obligated to pay any transfer taxes unless you instruct us to register new notes in a different name. If you request that your existing notes not tendered or not accepted in the exchange offer be returned to a different person, you will be responsible for the payment of any applicable transfer tax.

REGULATORY MATTERS


    We are not aware of any additional governmental or regulatory approvals required in order to complete the exchange offer.


CONSEQUENCES OF FAILURE TO EXCHANGE


    Your participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in making your own decisions on what actions to take and should read the "United States Tax Considerations" section.


    If you do not exchange your existing notes in the exchange offer, your notes may be resold only

    - to a person whom you reasonably believe is a qualified institutional buyer (as defined in Rule 144A under the Securities Act of 1933) in a transaction meeting the requirements of Rule 144A;


    - in a transaction meeting the requirements of Rule 144 under the Securities Act of 1933;



    - in accordance with another exemption from the registration requirements of the Securities Act of 1933 (and based upon an opinion of your counsel if we so request);


    - to us; or

    - under an effective registration statement.


    In each case, you must comply with any applicable securities laws of any state of the U.S. or any other applicable jurisdiction. Under certain circumstances, we are required to file a shelf registration statement. We do not currently expect to have to file a shelf registration statement.


PAYMENT OF ADDITIONAL INTEREST UPON REGISTRATION DEFAULT

    We will be required to pay a penalty interest on the existing notes in the event that:


    - the exchange offer registration statement is not declared effective on or before June 6, 1999;



    - the exchange offer is not completed on or before July 6, 1999, or a shelf registration statement is not declared effective on or before July 6, 1999; or


    - the exchange offer registration statement or the shelf registration statement is declared effective but then ceases to be effective or usable (except in certain limited periods).


    Each of these events is a "Registration Default." In the case of a Registration Default, we will be required to pay additional interest in cash on each interest payment date in an amount equal to one-half of one percent (0.5%) per year of the applicable accreted value of the existing notes with respect to the first 90-day period following the Registration Default. The amount of this additional interest will increase by an additional one-half of one percent (0.5%) per year for each subsequent 90-day period until the Registration Default has been cured, up to a maximum of one and one-half percent (1.5%) per year. Once the Registration Default is cured, the additional interest will cease to accrue.

                                USE OF PROCEEDS

    We will not receive any proceeds from the issuance of the new notes or the completion of the exchange offer or any sale of the new notes to any broker-dealer.

    We intend to use:


    - the net proceeds of our sale of the existing notes, which was approximately $96.0 million,



    - the net proceeds of our sale of the Series A 12% Cumulative Preference Shares, the Series B 12% Cumulative Preference Shares and warrants, which was approximately $48.2 million, and



    - the net proceeds of our sale of the Series C Senior Discount Notes, which was approximately $9.5 million for the following purposes:

    - to fund capital expenditures, operating losses and working capital primarily related to the development and operation of our D-DTH business, and

    - for general corporate purposes and certain other investments, including the possible acquisition of cable television networks and certain minority interests in our subsidiaries which are held by unaffiliated third parties.


      In the event that we are able to reach an agreement with Telewizyjna Korporacja Partycypacyna S.A. ("TKP"), a Polish pay television provider, regarding a joint venture, investment or some other form of cooperation, our use of net proceeds from these three recent sales may be reallocated and some portion of these proceeds of the offerings may be used to fund our participation in the joint venture.



    On December 31, 1998, we were committed to pay at least approximately $550.1 million in guaranteed payments (including but not limited to payments for the D-DTH reception systems, and payments of guaranteed minimum amounts due under programming agreements and satellite transponder leases) over the next nine years, of which at least approximately $238 million was committed through the end of 2000. These payments may increase if we enter into additional programming agreements.



    We believe that the net proceeds of these three recent sales and cash on hand will provide us with sufficient capital to fulfill our current business plan and to fund our commitments until we achieve positive cash flow from operations. For a description of situations when we may need additional financing, see "Risk Factors--We May Need to Obtain Additional Financing if Our Plans or Assumptions Change and the Terms Of The Additional Financing May Restrict Our Operations Or Reduce Our Cash Flow."

                  ADDRESS; EXCHANGE RATE AND STATISTICAL DATA

    Our principal executive office and legal address are located at One Commercial Plaza, Hartford, Connecticut 06103-3585. Our telephone number is
(860) 549-1674.

    In this prospectus, references to "U.S. dollars" or "$" are to U.S. currency, references to "Deutsche-Marks" or "DM" are to German currency, and references to "zloty" or "PLN" are to Polish currency. We have presented our primary consolidated financial statements in accordance with generally accepted accounting principles in the U.S. in U.S. dollars. Amounts originally measured in zloty for all periods presented have been translated into U.S. dollars.


    For your convenience, this prospectus contains certain zloty amounts not derived from the consolidated financial statements which have been translated into U.S. dollars. You should not assume that the zloty amounts actually represent such U.S. dollar amounts or could be, or could have been, converted into U.S. dollars at the rates indicated or at any other rate. Unless otherwise stated, such U.S. Dollar amounts have been derived by converting from zloty to U.S. dollars at the rate of PLN 3.504 = $1.00, the exchange rate quoted by the National Bank of Poland at noon on December 31, 1998. This rate may differ from the actual rates in effect during the periods covered by the financial information discussed in this prospectus. The Federal Reserve Bank of New York does not certify for customs purposes a noon buying rate for zloty.



    The following table sets forth, for the periods indicated, the noon exchange rate quoted by the National Bank of Poland.


                                                                                  YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------------------------
                                                                1992       1993       1994       1995       1996       1997
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Exchange rate at end of period..............................       1.58       2.13       2.44       2.47       2.88       3.51
Average exchange rate during period(1)......................       1.39       1.84       2.27       2.43       2.71       3.31
Highest exchange rate during period.........................       1.58       2.13       2.45       2.54       2.89       3.56
Lowest exchange rate during period..........................       1.15       1.58       2.14       2.32       2.47       2.86


                                                                1998
                                                              ---------
Exchange rate at end of period..............................       3.50
Average exchange rate during period(1)......................       3.51
Highest exchange rate during period.........................       3.82
Lowest exchange rate during period..........................       3.36


------------------------
(1) The average of the exchange rates on the last day of each month during the applicable period.


    This prospectus contains statistical data about the Polish, U.K., U.S., German, Czech, and Hungarian pay television industries, which were obtained from various sources, including industry publications, and are based on our experience in the Polish, European, and U.S. pay television markets. These sources generally indicate that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe these industry publications to be reliable, we have not independently verified such data.


    Amounts and percentages appearing in this prospectus may not total due to rounding.

                                 CAPITALIZATION



    The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 1998: (1) on an actual basis, and (2) as adjusted to reflect the completion of the sale of (A) the existing notes and warrants, (B) the Cumulative Preference Shares and warrants and (C) the Series C Senior Discount Notes, and the receipt and application of the estimated net proceeds from the sales as described under "Use of Proceeds."


                                                                                          DECEMBER 31, 1998
                                                                                      -------------------------
                                                                                        ACTUAL     AS ADJUSTED
                                                                                      -----------  ------------
                                                                                                   (UNAUDITED)

                                                                                           (IN THOUSANDS)
Cash and cash equivalents...........................................................  $    13,055  $    166,804
                                                                                      -----------  ------------
                                                                                      -----------  ------------
Long-term liabilities:
  Notes issued by Poland Communications, Inc.(1)....................................  $   129,627  $    129,627
  14 1/2% Senior Discount Notes due 2008(2).........................................      125,513       125,513
  Series C Senior Discount Notes due 2008...........................................      --              9,815
  14 1/2% Series B Senior Discount Notes due 2009(3)................................      --             92,551
  Other notes payable(1)............................................................        8,814         8,814
                                                                                      -----------  ------------
    Total notes payable.............................................................      263,954       366,320

Redeemable Cumulative Preference Shares; liquidation value $50,000,000(5)...........      --             28,704

Stockholders' equity:
  Preferred stock, par value $.01 per share; Authorized 20,002,500 shares; none
    issued and outstanding..........................................................      --            --
  Common stock, par value $.01 per share; Authorized 70,000,000 shares; issued and
    outstanding 33,310,000 shares(4)................................................          333           333
  Paid-in capital
    Warrants accompanying the 14 1/2% Senior Discount Notes due 2008(2).............        7,615         7,615
    Warrants accompanying the 14 1/2% Senior Discount Notes due 2009(3).............      --              7,452
    Warrants accompanying the Cumulative Preference Shares(5).......................      --             19,483
    Other paid-in capital...........................................................      230,339       230,339
                                                                                      -----------  ------------
      Total paid-in capital.........................................................      237,954       264,889
                                                                                      -----------  ------------
  Accumulated other comprehensive income............................................         (467)         (467)
  Accumulated deficit...............................................................     (204,164)     (204,164)
                                                                                      -----------  ------------
    Total stockholders' equity......................................................       33,656        60,591
                                                                                      -----------  ------------
      Total capitalization..........................................................  $   297,610  $    455,615
                                                                                      -----------  ------------
                                                                                      -----------  ------------


------------------------

(1) See "Description of Indebtedness."

(2) Of the $125.1 million gross proceeds from the issuance of the units offered by us on July 14, 1998 (each consisting of one Senior Discount Note due 2008 and four warrants, each warrant initially entitling the holder thereof to purchase 1.81 shares of common stock at an exercise price of $13.20 per share), $117.5 million was allocated to the initial accreted value of the Senior Discount Notes and $7.6 million was allocated to the warrants.


(3) Of the approximately $100 million gross proceeds from the sale of 256,800 units (each unit consisting of a $1,000 principal amount at maturity existing note and four warrants), approximately $92.6 million was allocated to the initial accreted value of the notes and approximately $7.5 million was allocated to the warrants. No assurance can be given that the value allocated to the existing notes and warrants will be indicative of the price at which these notes and warrants may actually trade.


(4) Does not include 1,813,665 shares of common stock reserved for issuance upon exercise of the warrants in connection with the offering of existing notes, 1,824,514 shares of common stock reserved for issuance upon exercise of the warrants in connection with the units offering in July 1998, 5,500,000 shares of common stock reserved for issuance upon exercise of the warrants in connection with the Cumulative Preference Shares offering in January 1999, 2,548,900 shares subject to options which were exercisable within sixty days of the date of this prospectus and 1,887,100 additional shares of common stock reserved for issuance in connection with options granted to some of our employees and directors.



(5) Of the $50 million gross proceeds from the sale of the Series A 12% Cumulative Preference Shares and warrants, approximately $28.7 million was allocated to the Cumulative Preference Shares (net of commissions and offering costs payable by us of approximately $1.8 million) and $19.5 million was allocated to the warrants.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The selected consolidated financial data set forth below has been derived from our consolidated financial statements. These financial statements and the notes to those statements have been prepared in conformity with U.S. generally accepted accounting principles ("GAAP") and have been audited by our independent auditors. The consolidated financial statements as of December 31, 1998 and 1997 and for each of the years in the three year period ended December 31, 1998 are included elsewhere in this prospectus. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included elsewhere in this prospectus.



                                                                            YEAR ENDED DECEMBER 31,
                                                            -------------------------------------------------------
                                                               1998        1997       1996       1995       1994
                                                            ----------  ----------  ---------  ---------  ---------
                                                                                (IN THOUSANDS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues..................................................  $   61,859  $   38,138  $  24,923  $  18,557  $   8,776
Operating expenses:
  Direct operating expenses...............................     (61,874)    (14,621)    (7,193)    (5,129)    (2,119)
  Selling, general and administrative
    expenses (1)..........................................     (74,494)    (49,893)    (9,289)    (4,684)    (2,818)
  Depreciation and amortization...........................     (26,304)    (16,294)    (9,788)    (5,199)    (3,459)
                                                            ----------  ----------  ---------  ---------  ---------
Operating (loss)/income...................................    (100,813)    (42,670)    (1,347)     3,545        380
Interest and investment income............................       3,355       5,754      1,274        174         78
Interest expense..........................................     (21,957)    (13,902)    (4,687)    (4,373)    (2,327)
Equity in losses of affiliated companies..................      (6,310)       (368)        --         --         --
Foreign exchange loss, net................................        (130)     (1,027)      (761)       (17)       (27)
  Loss before income taxes,
    minority interest and extraordinary item..............    (125,855)    (52,213)    (5,521)      (671)    (1,896)
Income tax (expense)/ benefit.............................        (210)        975     (1,273)      (600)      (803)
Minority interest.........................................          --      (3,586)     1,890        (18)       316
                                                            ----------  ----------  ---------  ---------  ---------
Loss before extraordinary item............................    (126,065)    (54,824)    (4,904)    (1,289)    (2,383)
Extraordinary item--loss on early extinguishment of debt
  (2).....................................................          --          --     (1,713)        --         --
                                                            ----------  ----------  ---------  ---------  ---------
  Net loss................................................    (126,065)    (54,824)    (6,617)    (1,289)    (2,383)
Accretion of redeemable preferred stock...................          --      (2,436)    (2,870)        --         --
Preferred stock dividend..................................          --          --     (1,738)        --     (1,811)
(Excess)/deficit of carrying value of preferred stock
  (over)/ under consideration paid(3).....................          --     (33,806)     3,549         --         --
                                                            ----------  ----------  ---------  ---------  ---------
Net loss applicable to holders of common stock............  $ (126,065) $  (91,066) $  (7,676) $  (1,289) $  (4,194)
                                                            ----------  ----------  ---------  ---------  ---------
                                                            ----------  ----------  ---------  ---------  ---------
Basic and diluted loss per common share...................  $    (3.78) $    (3.68) $   (0.44) $   (0.10) $   (0.31)
                                                            ----------  ----------  ---------  ---------  ---------
OTHER FINANCIAL DATA:
  Consolidated EBITDA(4)..................................     (74,509) $   (8,274) $   8,441  $   8,744  $   3,839
  Poland Communications, Inc. EBITDA(5)...................      (1,431)      5,387      8,441      8,744      3,839
  Expenditures for the purchase and construction of
    property, plant and equipment(6)......................     114,992      42,454     26,581     16,715     11,695
  Net cash (used in)/provided by operating activities.....     (70,668)    (18,773)     6,112      3,839      1,599
  Net cash used in investing activities...................    (147,210)    (64,842)   (74,861)   (21,985)   (12,341)
  Net cash provided by financing activities...............     125,242     120,823    134,889     17,996     12,686
  Ratio of earnings to fixed charges(7)...................         N/A         N/A       0.21       0.86       0.37

                                                                                     DECEMBER 31,
                                                                 -----------------------------------------------------
                                                                   1998       1997       1996       1995       1994
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEETS DATA:
  Cash and cash equivalents....................................  $  13,055  $ 105,691  $  68,483  $   2,343  $   2,493
  Property, plant and equipment, net...........................    213,054    117,579     84,833     52,320     33,235
  Total assets.................................................    348,374    307,096    217,537     68,058     47,376
  Total notes payable..........................................    263,954    130,110    130,074     59,405     35,988
  Redeemable preferred stock...................................         --         --     34,955         --         --
  Total stockholders' equity...................................     33,656    152,355     31,048        190      1,479


------------------------


(1) The year ended December 31, 1997 includes a non-cash compensation expense of $18,102,000 relating to the granting of certain management stock options. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and note 15 to the consolidated financial statements.



(2) See Note 11 to the consolidated financial statements.



(3) Represents the amount paid to preferred stockholders in excess of or less than the carrying value of such shares.



(4) EBITDA means earnings before interest, taxes, depreciation and amortizations and consists of net loss adjusted for interest and investment income, depreciation and amortization, interest expense, foreign currency translation gains and losses, equity in losses of affiliated companies, income taxes, extraordinary items, non-recurring items (e.g., compensation expense related to stock options), gains and losses from the sale of assets other than in the normal course of business and minority interest. The items excluded from EBITDA are significant components in understanding and assessing our financial performance. We believe that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of cable television companies. EBITDA is not intended to represent cash flow from operations under U.S. GAAP and should not be considered as an alternative to net loss as an indicator of our operating performance or to cash flows from operations as a measure of liquidity.



(5) PCI EBITDA reflects the EBITDA for PCI and its subsidiaries, whose primary operations consist of our cable television business. For the years 1994 through 1996, consolidated EBITDA was entirely attributable to PCI and its subsidiaries.



(6) Expenditures in 1994 include the costs of construction of cable television systems and exclude the costs of acquiring cable systems and other property, plant and equipment.



(7) For the purposes of determining the ratio of earnings to fixed charges, earnings are defined as net loss before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of deferred financing costs and that portion of operating lease expense deemed to be interest expense. For all periods presented, we incurred net losses before income taxes and hence earnings to fixed charges indicate a less than one to one coverage. Earnings were insufficient to cover fixed charges by $125,855,000 for the year ended December 31, 1998, $55,799,000 for the year ended December 31, 1997, $3,631,000 for the year ended December 31, 1996, $689,000 for the year ended December 31, 1995, and $1,580,000 for the year ended December 31, 1994.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW


    @Entertainment generated operating income of $3.5 million in 1995, but had operating losses of $1.3 million for 1996, $42.7 million for 1997 and $100.8 million for 1998, primarily due to the significant costs associated with the development and launch of its D-DTH and programming businesses, promotion of those businesses, and the development, production and acquisition of programming for Wizja TV.



    @Entertainment divides operating expenses into (i) direct operating expenses, (ii) selling, general and administrative expenses, and (iii) depreciation and amortization expenses. Direct operating expenses consist of programming expenses, maintenance and related expenses necessary to service, maintain and operate @Entertainment's cable systems, D-DTH programming platform, billing and collection expenses and customer service expenses. Selling, general and administrative expenses consist principally of administrative costs, including office related expenses, professional fees and salaries, wages and benefits of non-technical employees, advertising and marketing expenses, bank fees and bad debt expense. Depreciation and amortization expenses consist of depreciation of property, plant and equipment and amortization of intangible assets.


SEGMENT RESULTS OF OPERATIONS


    @Entertainment classifies its business into three fundamental areas: (1) cable television, (2) digital direct-to-home television and programming, and (3) corporate and other. Information about the operations of @Entertainment in different business segments is set forth below based on the nature of the services offered.



    The following table presents the segment results of @Entertainment's operations for the years ended December 31, 1998, 1997 and 1996. In addition to other operating statistics, @Entertainment measures its financial performance by EBITDA, an acronym for earnings before interest, taxes, depreciation and amortization. @Entertainment defines EBITDA to be net loss adjusted for interest and investment income, depreciation and amortization, interest expense, foreign currency gains and losses, equity in losses of affiliated companies, income taxes, extraordinary items, non-recurring items (e.g., compensation expense related to stock options), gains and losses from the sale of assets other than in a normal course of business and minority interest. The items excluded from EBITDA are significant components in understanding and assessing @Entertainment's financial performance. @Entertainment believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of media companies. EBITDA is not a U.S. GAAP measure of loss or cash flow from operations and should not be considered as an alternative to cash flows from operations as a measure of liquidity.

                         SEGMENT RESULTS OF OPERATIONS
                   (UNAUDITED, IN THOUSANDS OF U.S. DOLLARS)


                                                             REVENUES                       OPERATING LOSS             EBITDA
                                                  -------------------------------  ---------------------------------  ---------
YEAR ENDED DECEMBER 31,                             1998       1997       1996       1998       1997(3)      1996       1998
------------------------------------------------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
Cable(1)........................................     52,971     38,138     24,923    (23,066)    (20,308)     (1,347)    (1,431)
D-DTH and Programming...........................     22,320         --         --    (69,047)    (10,210)         --    (64,378)
Corporate and Other.............................         --         --         --     (8,700)    (12,152)         --     (8,700)
Inter Segment Elimination(2)....................    (13,432)        --         --         --          --          --         --
                                                  ---------  ---------  ---------  ---------  -----------  ---------  ---------
Total...........................................     61,859     38,138     24,923   (100,813)    (42,670)     (1,347)   (74,509)
                                                  ---------  ---------  ---------  ---------  -----------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  -----------  ---------  ---------


YEAR ENDED DECEMBER 31,                             1997       1996
------------------------------------------------  ---------  ---------
Cable(1)........................................      5,387      8,441
D-DTH and Programming...........................    (10,186)        --
Corporate and Other.............................     (3,475)        --
Inter Segment Elimination(2)....................         --         --
                                                  ---------  ---------
Total...........................................     (8,274)     8,441
                                                  ---------  ---------
                                                  ---------  ---------


------------------------


(1) In 1997, the cable segment included the activities of Mozaic Entertainment, Inc., a subsidiary which provided programming content for the cable business. In 1998, @Entertainment's programming activities related solely to the development of the Wizja TV platform and have been included solely in the D-DTH and programming segment. For the year ended December 31, 1997, Mozaic Entertainment, Inc. revenues were $563,000, operating loss was $2,071,000 and EBITDA was $(2,071,000). For the year ended December 31, 1998, Mozaic Entertainment, Inc. was dormant.



(2) Includes $12,932,000 of Wizja TV programming fees charged to the cable segment by the D-DTH and programming segment in 1998.



(3) The year ended December 31, 1997 included a nonrecurring non-cash compensation expense charge relating to the granting of certain management stock options of $9,425,000, in the cable segment and $8,677,000 in the corporate and other segment.



    Unless otherwise indicated, the separate business discussions that follow provide comparisons of actual 1998 results with the actual results for 1997.



CABLE SEGMENT OVERVIEW



    @Entertainment's revenues in its cable segment have been and will continue to be derived primarily from monthly subscription fees for cable television services and one-time installation fees for connection to its cable television networks. @Entertainment charges cable subscribers fixed monthly fees for their choice of service packages and for other services, such as premium channels, tuner rentals and additional outlets, all of which are included in monthly subscription fees. Through its cable segment, @Entertainment currently offers broadcast, intermediate (in limited areas) and basic packages of cable service. At December 31, 1998, approximately 74.7% of @Entertainment's cable subscribers received its basic package. For the year ended December 31, 1998, approximately 89% of @Entertainment's cable revenue was derived from monthly subscription fees. Revenue from installation fees is deferred to the extent it exceeds direct selling costs and the amortized to income over the estimated average period that new subscribers are expected to remain connected to the @Entertainment's cable system.



    When @Entertainment began operations in 1990, revenue from installation fees exceeded revenue from monthly subscription fees because of the significant number of new installations and the high amount of the installation fees relative to the small existing subscriber base. As @Entertainment's cable subscriber base has grown, aggregate monthly subscription revenue has increased and installation fees, while currently increasing on an absolute basis, have declined as a percentage of total revenue. @Entertainment expects that installation fees will continue to constitute a declining portion of @Entertainment revenue.



    During 1998, management completed several strategic actions in support of its cable business and operating strategy. On June 5, 1998, @Entertainment began providing the Wizja TV programming package to its basic cable subscribers. Since that date, the basic Wizja TV package has been expanded to 24 channels. Management believes that this selection of high quality primarily Polish-language programming will provide it with a significant competitive advantage in increasing its cable subscriber penetration rates.

    @Entertainment has implemented a pricing strategy designed to increase revenue per cable subscriber and to achieve real profit margin increases in U.S. dollar terms. @Entertainment has increased the monthly price for the "basic" package service to reflect the increased channel availability. Premium channels such as HBO Poland service (a Polish-language premium movie channel owned in part by Home Box Office) are offered to cable customers for an additional monthly charge. @Entertainment expects that it may continue to experience increases in its churn rate above historical levels during the implementation of its current pricing strategy. For the year ended December 31, 1998, @Entertainment's churn rate increased to 15.25%. For the year ended December 31, 1998, @Entertainment experienced churn in the HBO Poland service with penetration falling by 8,494 subscribers or 18.8% from December 31, 1997. @Entertainment is planning to encrypt the HBO Poland service on cable and install analog decoders for all premium channel subscribers during 1999.



    The cable segment generated operating losses of $1.3 million for 1996, $20.3 million for 1997 and $23.1 million for 1998, primarily due to the purchase of Wizja TV programming in 1998 from @Entertainment's D-DTH and programming segment for $12.9 million, increased levels of acquisitions and related costs, increases in depreciation and amortization due to the growth in cable systems and goodwill from acquisitions. In addition, for the year ended December 31, 1997 @Entertainment recorded a one-time charge in the cable segment for non-cash compensation related to stock options of $9.4 million.



    An analysis of cable subscriber growth is presented in the table below:



                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                            1998          1997          1996
                                                                        ------------  ------------  ------------
Homes passed..........................................................    1,591,981     1,408,099     1,088,540
Basic subscribers.....................................................      698,342       606,630       437,999
  Subscriber growth
    Organic...........................................................      196,714       135,019        98,213
    Through acquisitions..............................................        7,478       110,919       108,657
    Churn.............................................................     (112,480)(1)     (77,307)(1)     (25,747)
                                                                        ------------  ------------  ------------
    Total net growth..................................................       91,712       168,631       181,123
                                                                        ------------  ------------  ------------
Basic penetration.....................................................         43.9%         43.1%         40.2%
Intermediate subscribers..............................................       40,037        29,653        22,626
                                                                        ------------  ------------  ------------
Basic and intermediate subscribers....................................      738,379       636,283       460,625
                                                                        ------------  ------------  ------------
Broadcast subscribers.................................................      196,961       132,618        78,717
                                                                        ------------  ------------  ------------
Total Subscribers.....................................................      935,340       768,901       539,342
                                                                        ------------  ------------  ------------
Premium subscribers--HBO..............................................       36,615        45,109            --
Premium penetration--HBO..............................................          5.2%          7.4%          0.0%

Basic revenue / basic subscribers/month...............................   $     5.69    $     4.99    $     4.36
Total revenue/ basic subscribers/month................................   $     6.75    $     6.08    $     6.35


------------------------


(1) The increases in churn were mainly due to: increases in subscription rates and the disconnection of non-paying customers.



D-DTH AND PROGRAMMING SEGMENT OVERVIEW



    D-DTH. The principal objectives of @Entertainment for the D-DTH and programming segment is to develop, acquire and distribute high-quality Polish-language programming that can be commercially exploited throughout Poland through D-DTH and cable television exhibition, and to develop and maximize advertising sales.

    @Entertainment's D-DTH roll-out strategy was to lease D-DTH reception systems to up to 380,000 initial subscribers at promotional prices in the start-up phase of its D-DTH service. The launch of its D-DTH service has been supported by @Entertainment's development of the Wizja TV programming package, which @Entertainment believes addresses the demand for high-quality Polish-language programming in Poland.



    As of December 31, 1998, @Entertainment had sold to Philips' authorized retailers approximately 125,000 D-DTH packages, which included the rental of the D-DTH reception system, installation and a one-year subscription to @Entertainment's D-DTH service. As of December 31, 1998, Philips had sold and installed approximately 95,400 of these packages to consumers. Subsequent to March 31, 1999, @Entertainment began selling, instead of leasing, D-DTH reception systems to consumers. In September 1998, the number of Philips authorized electronics retailers distributing the Wizja TV package increased from 70 to 550, and since November more than 1,200 retailers have been distributing the Wizja TV package. Each store is staffed with personnel specifically trained by @Entertainment to provide information on the Wizja TV packages. Installation personnel are also trained to complete each customer's installation within 48 hours of order placement.



    PROGRAMMING. @Entertainment, both directly and through joint ventures, produces television programming for distribution. @Entertainment has developed a multi-channel, primarily Polish-language programming platform under the brand name Wizja TV. To promote the launch of Wizja TV, @Entertainment has substantially completed a $20 million nationwide marketing campaign which @Entertainment believes is the largest single-year product launch expenditure to date in Poland. Wizja TV's current channel line-up includes four channels, Atomic TV, Wizja 1, Wizja Pogoda and Twoja Wizja, that are owned and operated by @Entertainment, and 20 channels that are produced by third parties, 11 of which are broadcast under exclusive agreements for pay television in Poland.



    @Entertainment currently distributes Atomic TV and intends to distribute the Wizja TV programming package to third party cable operators in Poland on a per-subscriber fee basis. @Entertainment exchanged letters and continues negotiations with two major cable associations in Poland, representing an aggregate of approximately 2.6 million subscribers (including @Entertainment's cable subscribers), with the objective of making the Wizja TV programming package available for distribution within the cable networks of other providers which are members of the associations.



    @Entertainment expects to incur substantial operating losses and negative cash flows related to the launch of its D-DTH business for at least the next two fiscal years while it develops and expands its D-DTH subscriber base. To date, @Entertainment has relied primarily on funds raised in its initial public equity offering in August 1997, its 14 1/2% Senior Discount Notes offering in July 1998, its Series C Senior Discount Notes offering in January 1999, its 14 1/2% Senior Discount Notes offering in January 1999, and its Cumulative Preference Shares offering in January 1999 to fund the development of its D-DTH business. @Entertainment's D-DTH business plan requires substantial capital expenditures to fund, among other things, the promotional incentives that are anticipated to be required to expand its D-DTH business. @Entertainment's business plan anticipates spending up to approximately $150 million to provide D-DTH reception systems to the 380,000 initial subscribers at promotional prices, in order to increase the number of subscribers.

    An analysis of D-DTH subscribers is presented in the table below:



                                                                                                      DECEMBER 31,
D-DTH                                                                                                     1998
----------------------------------------------------------------------------------------------------  ------------
Boxes sold to dealers...............................................................................      125,167
Installed subscribers...............................................................................       95,378
Churn...............................................................................................           --
Total Subscribers...................................................................................       95,378
Premium subscribers--HBO--promotional (1)...........................................................       76,633
Premium subscribers--HBO--paying....................................................................       15,555
HBO churn (2).......................................................................................        3,190
HBO churn (2).......................................................................................         20.5%



(1) @Entertainment currently offers a one-month trial period of the HBO Poland service to each new D-DTH subscriber.



(2) The churn figures relate only to paying subscribers.



1998 COMPARED TO 1997



CABLE SEGMENT



    CABLE TELEVISION REVENUE. Revenue increased $14.9 million or 39.1% from $38.1 million in the year ended December 31, 1997 to $53.0 million in the year ended December 31, 1998. This increase was primarily attributable to a 16% increase in the number of basic and intermediate subscribers from approximately 636,300 at December 31, 1997 to approximately 738,000 at December 31, 1998, as well as an increase in monthly subscription rates. @Entertainment introduced the Wizja TV programming package on its cable systems for basic subscribers on June 5, 1998, and after an initial free period, increased prices significantly in September 1998. Approximately 91.85% of the increase in basic subscribers was the result of build-out of @Entertainment's existing cable networks and the remainder was due to acquisitions.



    Revenue from monthly subscription fees represented 84.0% of cable television revenue for the year ended December 31, 1997 and 88.9% for the year ended December 31, 1998. During the year ended December 31, 1998, @Entertainment generated approximately $3.1 million of additional premium subscription revenue as a result of providing the HBO Poland service and Canal+ premium movie channels to cable subscribers as compared to $1.0 million for the year ended December 31, 1997.



    DIRECT OPERATING EXPENSES. Direct operating expenses increased $23.0 million, or 194.9 %, from $11.8 million for the year ended December 31, 1997 to $34.8 million for the year ended December 31, 1998, principally as a result of the purchase in 1998 of the Wizja TV programming package from @Entertainment's D-DTH and programming segment, higher levels of technical personnel and increased maintenance expenses associated with recently acquired networks as well as the increased size of @Entertainment's cable television system. Direct operating expenses increased from 31.0% of revenues for the year ended December 31, 1997 to 65.7% of revenues for the year ended December 31, 1998. However, without considering the intersegment charge for the Wizja TV programming package, direct operating expenses as a percentage of revenue would have been 41.0% in 1998.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased $10.7 million or 35.3% from $30.3 million for the year ended December 31, 1997 to $19.6 million for the year ended December 31, 1998. A portion of this decrease was attributable to non-recurring, non-cash compensation expense of approximately $9.4 million recorded in the year ended December 31, 1997 in connection with stock options granted to certain key executives. Selling, general and administrative expenses decreased from 79.5% of revenues for the year ended December 31, 1997 to 37% for the year ended December 31, 1998. However, without considering the non-cash compensation expense related to the stock options described above, selling, general and administrative expenses as percentage of revenues would have been 54.9% in 1997. This percentage decrease was attributable to operating efficiencies realized by @Entertainment in 1998.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense rose $5.3 million, or 32.5%, from $16.3 million for the year ended December 31, 1997 to $21.6 million for the year ended December 31, 1998 principally as a result of depreciation and amortization of additional cable television systems and related goodwill acquired and the continued build-out of @Entertainment's cable networks. Depreciation and amortization expense as a percentage of revenues decreased from 42.8% for the year ended December 31, 1997 to 40.8% for the year ended December 31, 1998.



    Each of these factors contributed to an operating loss of $20.3 million for the year ended December 31, 1997 and $23.1 million for the year ended December 31, 1998.



D-DTH AND PROGRAMMING SEGMENT



    D-DTH AND PROGRAMMING REVENUE. D-DTH and programming revenue amounted to $22.3 million for the year ended December 31, 1998. Revenue from the supply of the Wizja TV programming package to @Entertainment's cable systems, which eliminates on consolidation, represented $12.9 million or 57.8% of D-DTH revenue for the year ended December 31, 1998.



    Since @Entertainment only commenced the broadcast of its Wizja TV programming package over its cable systems on June 5, 1998 and through its D-DTH service in July 1998, there were no revenues related to this segment in 1997.



    Revenue from subscription fees, after elimination of revenue from the cable segment represented 88.6% of D-DTH revenue for the year ended December 31, 1998. Advertising and other revenue for the year ended December 31, 1998 represented 11.3% of D-DTH revenue after elimination of inter-segment revenues.



    DIRECT OPERATING EXPENSES. Direct operating expenses increased $37.6 million, from $2.8 million for the year ended December 31, 1997 to $40.4 million for the year ended December 31, 1998. These costs principally were the result of the following: programming costs for the Wizja TV platform of $22.6 million, expenses associated with the establishment of a satellite up-link and studio facility located in Maidstone, U.K., the $4.1 million in costs for the development of the Wizja TV brand name, and costs associated with the lease of three transponders on the Astra satellites which provide the capability to deliver @Entertainment's Polish-language programming platform to cable and D-DTH customers in Poland. Direct operating expenses amounted to 181.2% of revenues for the year ended December 31, 1998.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $38.9 million or 525.7% from $7.4 million for the year ended December 31, 1997 to $46.3 million for the year ended December 31, 1998. As a percentage of revenue, selling, general and administrative expenses amounted to approximately 207.6% for the year ended December 31, 1998. The increase in selling, general and administrative expenses was attributable mainly to an increase in sales and marketing expenses incurred in preparation for launch and operation of @Entertainment's D-DTH service and Wizja TV programming package, installation and distribution costs associated with the sale of Wizja TV programming packages, an increase in the number of administrative staff associated with the Maidstone facility, a $5 million payment to Philips to compensate it for costs incurred as a result of a temporary suspension of production of the D-DTH reception systems, as well as an increase in professional fees associated with obtaining long-term programming contracts and broadcast/exhibition rights, and negotiations with TKP, a Polish pay television provider, regarding a potential joint venture.

    DEPRECIATION AND AMORTIZATION. @Entertainment incurred $4.7 million in depreciation and amortization for the year ended December 31, 1998. Depreciation and amortization expense as a percentage of revenues amounted to 21.1% for the year ended December 31, 1998.



    Each of these factors contributed to an operating loss of $69.1 million for the year ended December 31, 1998 compared to an operating loss of $10.2 million for the year ended December 31, 1997.



CORPORATE AND OTHER SEGMENT



    Corporate and other consists of corporate overhead costs which primarily include remuneration of corporate employees, costs associated with operation of @Entertainment's corporate offices, consulting fees and certain legal costs. Corporate expenses amounted to $8.7 million for the year ended December 31, 1998 compared with $12.2 million for the year ended December 31, 1997. Included in 1997 costs is an $8.7 million non-cash compensation expense relating to stock options granted to certain key executives.



NON OPERATING RESULTS



    INTEREST EXPENSE. Interest expense increased $8.1 million, or 58.3%, from $13.9 million for the year ended December 31, 1997 to $22.0 million for the year ended December 31, 1998 mainly as a result of the accretion of interest on the $252 million aggregate principal amount at maturity of @Entertainment's 14 1/2% Senior Discount Notes due 2008, which were issued on July 14, 1998.



    INTEREST AND INVESTMENT INCOME. Interest and investment income decreased $2.4 million, or 41.4%, from $5.8 million for the year ended December 31, 1997 to $3.4 million for the year ended December 31, 1998, primarily due to reduction of cash balances resulting from the increased payments and expenses described above and decrease in interest rates.



    EQUITY IN LOSSES OF AFFILIATED COMPANIES. @Entertainment recorded $6.3 million of equity in losses of affiliated companies for the year ended December 31, 1998. The amount relates to the equity accounting of @Entertainment's 50% investment in Twoj Styl, a publishing company, and its 20% investment in Fox Kids Poland Ltd., a channel content provider.



    FOREIGN EXCHANGE LOSS, NET. For the year ended December 31, 1998, foreign exchange loss amounted to $0.1 million. For the year ended December 31, 1997, foreign exchange loss amounted to $1.0 million.



    MINORITY INTEREST. No minority interest was recorded for the year ended December 31, 1998, compared to minority interest expense of $3.6 million for the corresponding period in 1997. The 1997 expense represents a fourth quarter adjustment to write-off certain receivable balances that were not recoverable. All minority interests were eliminated in 1998 as the minority interest share of the losses exceeded the value of the minority interest investments.



    NET LOSS. For the year ended December 31, 1997, @Entertainment had a net loss of $54.9 million and for the year ended December 31, 1998, @Entertainment had a net loss of $126.1 million. These losses were the result of the factors discussed above.



    NET LOSS APPLICABLE TO COMMON STOCKHOLDERS. Net loss applicable to common stockholders increased from a loss of $91.1 million for the year ended December 31, 1997 to a loss of $126.1 million for the year ended December 31, 1998 due to the factors discussed above. For the year ended December 31, 1997, net loss applicable to common stockholders included the excess of consideration paid for preferred stock over the carrying amount of such stock of $33.8 million and $2.4 million related to the accretion of redeemable preferred stock.

1997 COMPARED TO 1996



CABLE SEGMENT



    CABLE TELEVISION REVENUE. Revenue increased $13.2 million or 53.0% from $24.9 million in the year ended December 31, 1996 to $38.1 million in the year ended December 31, 1997. This increase was primarily attributable to a 45.2% increase in the number of basic and intermediate subscribers from approximately 460,000 at December 31, 1996 to approximately 636,000 at December 31, 1997, as well as an increase in monthly subscription rates. Approximately 69.3% of the increase in basic subscribers was the result of acquisitions and the remainder was due to expansion of @Entertainment's existing cable networks.



    Revenue from monthly subscription fees represented 87.2% of cable television revenue for the year ended December 31, 1996 and 90.1% of cable television revenue in 1997. Installation fee revenue for the year ended December 31, 1997 decreased by 6.3% compared to the year ended December 31, 1996, from $3.2 million to $3.0 million. During the year ended December 31, 1997, @Entertainment generated approximately $56,000 of additional premium subscription revenue and approximately $941,000 of additional premium channel installation revenue as a result of providing the HBO Poland service pay movie channel to cable subscribers.



    DIRECT OPERATING EXPENSES. Direct operating expenses increased $4.6 million, or 63.9%, from $7.2 million in 1996 to $11.8 million in 1997, principally as a result of higher levels of technical personnel and increased maintenance expenses associated with recently acquired networks as well as the increased size of @Entertainment's cable television system. Direct operating expenses increased from 28.9% of revenues for the year ended December 31, 1996 to 30.9% of revenues for the year ended December 31, 1997.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $21.0 million or 225.8% from $9.3 million for the year ended December 31, 1996 to $30.3 million for the year ended December 31, 1997. A portion of this increase was attributable to the non-recurring, non-cash compensation expenses of $9.4 million recorded in the year ended December 31, 1997 related to stock options granted to key executives. The remainder of the increase was attributable to an increase in sales and marketing expenses incurred in newly acquired networks, costs associated with the agreement relating to sale of advertising on Atomic TV, and the cost of launching the distribution of the HBO Poland service premium pay movie channel. Compensation expense also increased as @Entertainment established in 1997 a management team of senior executives who have significant experience in the cable television and programming business.



    As a percentage of revenue, selling, general and administrative expenses increased from 37.3% for 1996 to approximately 79.5% for 1997. However, without considering the non-cash compensation expense related to the stock options described above, selling, general and administrative expenses as a percentage of revenues would have been 54.8% in 1997.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense rose $6.5 million, or 66.3%, from $9.8 million for the year ended December 31, 1996 to $16.3 million for the year ended December 31, 1997 principally as a result of depreciation and amortization of additional cable television systems and the continued build-out of @Entertainment's cable networks. Depreciation and amortization expense as a percentage of revenues increased from 39.3% for the year ended December 31, 1996 to 42.7% for the year ended December 31, 1997.



    Each of these factors contributed to an operating loss of $1.3 million for the year ended December 31, 1996 and $20.3 million for the year ended December 31, 1997.

D-DTH AND PROGRAMMING SEGMENT



    D-DTH AND PROGRAMMING REVENUE. @Entertainment generated no D-DTH and programming revenue for the years ended December 31, 1997 and 1996 since @Entertainment only commenced the broadcast of its Wizja TV programming package over its cable systems on June 5, 1998 and through its D-DTH service in July 1998.



    DIRECT OPERATING EXPENSES. The D-DTH and programming segment incurred direct operating expenses of approximately $2.8 million for the year ended December 31, 1997. There were no direct operating expenses related to this segment in 1996.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The D-DTH and programming segment incurred selling, general and administrative expenses of approximately $7.4 million for the year ended December 31, 1997. There were no selling, general and administrative expenses related to this segment in 1996.



    DEPRECIATION AND AMORTIZATION. The D-DTH and programming segment incurred $24,000 of depreciation and amortization charges of D-DTH tangible assets in the year ended December 31, 1997. There was no depreciation and amortization expense related to this segment in 1996.



    Each of these factors contributed to an operating loss which amounted to $10.2 million for the year ended December 31, 1997. There was neither operating loss nor gain related to this segment in 1996.



CORPORATE AND OTHER SEGMENT



    Corporate and other consists of corporate overhead costs. Corporate expenses for the year ended December 31, 1997 amounted to $12.2 million which included $8.7 million of non-cash compensation expense relating to stock options granted to certain key executives.



NON OPERATING RESULTS



    INTEREST EXPENSE. Interest expense increased $9.2 million, or 195.7%, from $4.7 million for the year ended December 31, 1996 to $13.9 million for the year ended December 31, 1997 mainly due to the inclusion of a full year's interest on Poland Communications, Inc.'s 9 7/8% Senior Notes due 2003 which were issued in October 1996.



    INTEREST AND INVESTMENT INCOME. Interest and investment income increased $4.5 million, or 346.2%, from $1.3 million for the year ended December 31, 1996 to $5.8 million for the year ended December 31, 1997, primarily due to the income derived from the investment of a portion of the net proceeds from the issuance of Poland Communications, Inc.'s 9 7/8% Senior Notes in October 1996 and @Entertainment's initial public equity offering in August 1997.



    FOREIGN EXCHANGE LOSS, NET. For the year ended December 31, 1997 foreign exchange loss amounted to $1.0 million compared to a foreign exchange loss of $761,000 for the year ended December 31, 1996, primarily due to less favorable exchange rate fluctuations.



    MINORITY INTEREST. Minority interest in subsidiary loss was $3.6 million for the year ended December 31, 1997, resulting from a fourth quarter adjustment to write off certain receivable balances that were not recoverable, compared to minority interest in subsidiary income of $1.9 million for the corresponding period in 1996.



    EXTRAORDINARY ITEM. During 1996 @Entertainment prepaid a loan from Overseas Private Investment Corporation ("OPIC"), resulting in an extraordinary loss of $1.7 million, consisting of a prepayment penalty of $147,000 and non-cash charge of $1,566,000 to write off deferred financing costs.



    NET LOSS. For the year ended December 31, 1996 and 1997, @Entertainment had net losses of $6.6 million and $54.8 million, respectively. These losses were the result of the factors discussed above.

    NET LOSS APPLICABLE TO COMMON STOCKHOLDERS. Net loss applicable to common stockholders increased from a loss of $7.7 million for the year ended December 31, 1996 to a loss of $91.1 million for the year ended December 31, 1997 due to the excess of consideration paid for preferred stock over the carrying amount of such stock of $33.8 million and the factors discussed above. For the year ended December 31, 1997, net loss applicable to common stockholders included $2.4 million related to the accretion of redeemable preferred stock.


LIQUIDITY AND CAPITAL RESOURCES

    @Entertainment has met its cash requirements in recent years primarily with:

    - capital contributions and loans from certain principal stockholders;

    - borrowings under available credit facilities;

    - cash flows from operations;


    - the sale of $130 million aggregate principal amount of 9 7/8% Senior Notes issued by Poland Communication Inc. ("PCI") in the October 1996 offering;



    - the sale of approximately $200 million of common stock through @Entertainment's initial public equity offering in August 1997;



    - the sale in July 1998 of $252 million aggregate principal amount at the maturity of the 14 1/2% Senior Discount Notes and warrants with gross proceeds of approximately $125 million;



    - the sale of $36,001,321 principal amount at maturity of its Series C Discount Notes in January 1999 with gross proceeds of approximately $9.8 million;



    - the sale in January 1999 of $256.8 million principal amount at maturity of its 14 1/2% Senior Discount Notes due 2009 and warrants with gross proceeds of approximately $100.0 million; and



    - the sale of Series A 12% Cumulative Preference Shares, Series B 12% Cumulative Preference Shares and warrants in January 1999 with gross proceeds of approximately $50.0 million.



    FINANCING. During 1996, PCI issued common and preferred stock to certain principal stockholders for approximately $82 million. On March 29, 1996, PCI consummated a transaction in which ECO Holdings III Limited Partnership purchased shares of common and preferred stock of PCI for a price of $65 million. On March 29, 1996, Polish Investment Holdings L.P. purchased additional shares of preferred and common stock of PCI for an aggregate purchase price of approximately $17 million. PCI applied approximately $55 million of the proceeds of these transactions to repay indebtedness owed to Chase American Corporation, which is beneficially owned by the Chase family, and approximately $8.5 million to redeem preferred stock held by Polish Investment Holding L.P., which is beneficially owned by the Chase family.



    PCI has entered into an agreement with American Bank in Poland, S.A. which provides for a credit facility of approximately $6.5 million. All amounts under this facility were drawn in June 1998. Interest, based on LIBOR plus 3%, is due quarterly. All advances under the loan must be repaid by August 20, 1999. Under the American Bank in Poland, S.A. credit facility, PCI is subject to certain informational and notice requirements but is not subject to restrictive covenants.



    On October 31, 1996, $130 million aggregate principal amount of 9 7/8% Senior Notes were sold by PCI to initial purchasers pursuant to a purchase agreement. The initial purchasers subsequently completed a 144A placement of these notes. These notes were issued pursuant to an indenture.



    Under the PCI indenture, PCI is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters:

    - limitation on additional indebtedness;

    - limitation on restricted payments;

    - limitation on issuances and sales of capital stock of subsidiaries;

    - limitation on transactions with affiliates;

    - limitation on liens;

    - limitation on guarantees of indebtedness by subsidiaries;

    - purchase of the notes issued by PCI upon a change of control;

    - limitation on sale of assets;

    - limitation on dividends and other payment restrictions affecting subsidiaries;

    - limitation on investments in unrestricted subsidiaries;

    - limitation on lines of business; and

    - consolidations, mergers, and sale of assets.


    PCI is in compliance with these covenants.



    The PCI indenture limits, but does not prohibit, the payment of dividends by PCI and the ability of PCI to incur additional indebtedness. PCI could not pay dividends to @Entertainment as of December 31, 1998 because certain financial ratios did not meet the minimums provided in the PCI indenture.


    In August 1997, @Entertainment raised approximately $200 million through its initial public equity offering. @Entertainment used $60 million to purchase all of PCI's outstanding Series A Preferred Stock and its Series C Preferred Stock held by affiliates of the principal stockholders.


    On July 14, 1998, $252 million principal amount at maturity of 14 1/2% Senior Discount Notes were sold by @Entertainment to initial purchasers pursuant to a purchase agreement, with gross proceeds to @Entertainment of approximately $125 million. The initial purchasers subsequently completed a private placement of the 14 1/2% Senior Discount Notes. The 14 1/2% Senior Discount Notes were issued pursuant to an indenture.



    On January 19, 1999, @Entertainment sold $36,001,321 principal amount at maturity of its Series C Senior Discount Notes to an initial purchaser pursuant to a purchase agreement for gross proceeds of approximately $9.8 million. The Series C Senior Discount Notes were issued pursuant to an indenture.



    On January 22, 1999, @Entertainment sold $256.8 million principal amount at maturity of its 14 1/2% Senior Discount Notes due 2009 and warrants to initial purchasers pursuant to a purchase agreement for gross proceeds of approximately $100 million. The 14 1/2% Senior Discount Notes were issued pursuant to an indenture.



    Under the indentures governing the 14 1/2% Senior Discount Notes sold on July 14, 1998, the Series C Senior Discount Notes sold on January 19, 1999 and the 14 1/2% Senior Discount Notes sold on January 22, 1999. @Entertainment is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters:



    - limitation on indebtedness;



    - limitation on restricted payments;



    - limitation on issuances and sale of capital stock of restricted subsidiaries;



    - limitation on transactions with affiliates;

    - limitation on liens;



    - limitation of guarantees of indebtedness by subsidiaries;



    - purchase of the notes upon change of control;



    - limitation on sale of assets;



    - limitation on dividends and other payment restrictions affecting restricted subsidiaries;



    - limitation on investments in unrestricted subsidiaries;



    - consolidations, mergers, and sale of assets; and



    - limitation on lines of business.


    @Entertainment is in compliance with these covenants.


    On January 22, 1999 @Entertainment also sold Series A 12% Cumulative Preference Shares, Series B 12% Cumulative Preference Shares and warrants to Morgan Grenfell Private Equity Ltd. and to certain members of the Chase family, with gross proceeds of approximately $50 million.



    On December 31, 1998, on a pro forma basis after giving effect to the sales of the existing notes and the Series C Senior Discount Notes and the application of the net proceeds from the sales, @Entertainment would have had, on a consolidated basis, approximately $366 million aggregate principal amount of indebtedness outstanding.



    @Entertainment had positive cash flows from operating activities in 1996 of $6.1 million, primarily due to the increase of cash received from subscribers and the deferral of the payment of interest expense.



    @Entertainment had negative cash flows from operating activities of $18.8 million for the year ended December 31, 1997 and $70.7 million for the year ended December 31, 1998, primarily due to the significant operating costs associated with the development of its D-DTH service and the Wizja TV programming platform.



    Cash used for the purchase and build-out of @Entertainment's cable television networks, purchase of D-DTH equipment including set top decoders, and the purchase of other property, plant, and equipment was $42.5 million in 1997 and $115.0 million in 1998. The increase primarily relates to @Entertainment's acquisition of additional cable networks and capital expenditures associated with the expansion of its existing cable networks and the development of its D-DTH service and Wizja TV programming platform. @Entertainment spent $7.9 million in the year ended December 31, 1997 and $72.4 million in the year ended December 31, 1998 to acquire D-DTH equipment.



    On December 31, 1998, @Entertainment was committed to pay at least $550.1 million in guaranteed payments (including but not limited to payments for D-DTH reception systems and payments of guaranteed minimum amounts due under programming agreements and satellite transponder leases) over the next nine years of which at least approximately $238.0 million was committed through the end of 2000.



    Cash used for the acquisition of subsidiaries, net of cash received, was $13.3 million in 1996, $18.0 million in 1997 and $27.0 million for the year ended December 31, 1998. @Entertainment spent approximately $3.9 million in 1996, $5.9 million in 1997 and $8.1 million in the year ended December 31, 1998, to upgrade major acquired networks to meet @Entertainment's technical standards.



    You should read "Use of Proceeds" to understand how @Entertainment intends to use the proceeds from the three recent sales.



    Also, for a description of situations when @Entertainment may need additional financing, see "Risk Factors--We May Need to Obtain Additional Financing if our plans or Assumptions Change and the Terms of the Additional Financing May Restrict Our Operations or Reduce Our Cash Flow."

YEAR 2000 COMPLIANCE


    @Entertainment's cable television, D-DTH and programming operations are dependent upon computer systems and other technological devices with imbedded microprocessor chips that are intended to utilize dates and process data beyond December 31, 1999. In January 1997, @Entertainment developed a plan to address the impact that potential year 2000 problems may have on its operations and to implement necessary changes to address such problems. During the course of the development of its Y2K plan, @Entertainment has identified certain critical operations, which need to be Y2K compliant for @Entertainment to operate effectively. These critical operations include accounting and billing systems, customer service and service delivery systems, and field and headend devices.



    Largely as a result of its high rate of growth over the past few years, @Entertainment has entered into an agreement to purchase a new system to replace its current accounting system and an agreement to purchase specialized billing software for its new customer service and billing center. The vendors of the new accounting system and of the billing software have confirmed to @Entertainment that these products are Y2K compliant. @Entertainment has completed the testing phase of the new accounting system, and the implementation phase was substantially completed at the end of 1998. @Entertainment has implemented the new billing software for D-DTH subscribers and expects implementation of the billing software to be completed for the majority of its cable subscribers by the end of 1999.


    @Entertainment believes that its most significant Y2K risk is its dependency upon third party programming, software, services and equipment, because @Entertainment does not have the ability to control third parties in their assessment and remediation procedures for potential Y2K problems. Should these parties not be prepared for Y2K conversion, their products or services may fail and may cause interruptions in, or limitations upon, @Entertainment's provision of the full range of its D-DTH and/or cable service to its customers. In an effort to prevent any such interruptions or limitations, @Entertainment is in the process of communicating with each of its material third party suppliers of programming, software, services and equipment to determine the status of their Y2K compliance programs. @Entertainment expects to complete this process by September 30, 1999, and it anticipates that all phases of its Y2K plan will be completed by December 31, 1999.

    @Entertainment has not yet developed a contingency plan to address the situation that may result if @Entertainment or its third party suppliers are unable to achieve Y2K compliance with regard to any products or services utilized in @Entertainment's operations. @Entertainment does not intend to decide on the development of such a contingency until it has gathered all of the relevant Y2K compliance data from its third party suppliers.

    @Entertainment has not yet determined the full cost of its Y2K plan and its related impact on its financial condition. @Entertainment has to date not incurred any replacement or remediation costs for equipment or systems as a result of Y2K non-compliance. Rather, due to the rapid growth and development of its cable system and its D-DTH service, @Entertainment had made substantial capital investments in equipment and systems for reasons other than Y2K concerns. The total cost of @Entertainment's new accounting system and billing software package is estimated to be approximately $2,400,000.

    @Entertainment believes that any Y2K compliance issues it may face can be remedied without a material financial impact on @Entertainment, but no assurance can be made in this regard until all of the data has been gathered from @Entertainment's third party suppliers. Today, @Entertainment cannot predict the financial impact on its operations if Y2K problems are caused by products or services supplied to @Entertainment by such third parties.


CURRENT OR ACCUMULATED EARNINGS AND PROFITS



    For the fiscal year ended December 31, 1998, @Entertainment had no current or accumulated earnings and profits. Therefore, none of the interest which accreted during the fiscal year ended

December 31, 1998 with respect to @Entertainment's 14 1/2% Senior Discount Notes due 2008 and its 14 1/2% Series B Discount Notes due 2008, will be deemed to be a "Dividend Equivalent Portion" as such term is defined in Section 163(e)(5)(B) of the Internal Revenue Code.



IMPLEMENTATION OF NEW ACCOUNTING STANDARDS



    @Entertainment adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income encompasses all changes in stockholders' equity (except those arising from transactions with owners) and includes net income, net unrealized capital gains or losses on available for sale securities and foreign currency translation adjustments. As this new standard only requires additional information in financial statements, it does not affect @Entertainment's financial position or results of operations.



    SFAS No. 131, "Disclosures about Segment of an Enterprise and Related Information," established standards for the reporting of information relating to operating segments in annual financial statements, as well as disclosure of selected information in interim financial reports. This statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." which requires reporting segment information by industry and geographic area (industry approach). Under SFAS No. 131, operating segments are defined as components of a company for which separate financial information is available and used by management to allocate resources and assess performance (management approach). This statement is effective for year-end 1998 financial statements.



    @Entertainment (effective for the year ended December 31, 1998), has adopted SFAS No. 131 "Disclosures About Segment of an Enterprise and Related Information". Pursuant to the provisions of this statement, @Entertainment has reported information relating to operating segments within its annual financial statements and will provide comparative interim financial information beginning in 1999.



IMPACT OF NEW ACCOUNTING STANDARDS NOT YET ADOPTED



    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes standards of accounting for these transactions. SFAS No. 133 is effective for @Entertainment beginning on July 1, 1999. @Entertainment currently has no derivative instruments or hedging activities.



QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



    The principal market risk (I.E.,the risk of loss arising from adverse changes in market rates and prices) to which @Entertainment is exposed is foreign exchange rate risk from fluctuations in the Polish zloty currency exchange rate. @Entertainment's long term debt is primarily subject to a fixed rate, and therefore variations in the interest rate do not have a material impact on net interest expense.



FOREIGN EXCHANGE AND OTHER INTERNATIONAL MARKET RISKS



    Operating in international markets involves exposure to movements in currency exchange rates. Currency exchange rate movements typically affect economic growth, inflation, interest rates, governmental actions and other factors. These changes, if material, can cause @Entertainment to adjust its financing and operating strategies. The discussion of changes in currency exchange rates below does not incoporate these other important economic factors.



    International operations constitute 100% of @Entertainment's 1998 consolidated operating loss. Some of @Entertainment's operating expenses and capital expenditures are expected to continue to be denominated in or indexed in U.S. dollars. By contrast, substantially all of @Entertainment's revenues are denominated in zloty. Any devaluation of the zloty against the U.S. dollar that @Entertainment is unable to offset through price adjustments will require it to use a larger portion of its revenue to service its U.S. dollar denominated obligations and contractual commitments.



    @Entertainment estimates that a 10% change in foreign exchange rates would impact reported operating loss by approximately $3.7 million. In other terms a 10% depreciation of the Polish zloty and British pound against the U.S. dollar, would result in a $3.7 million decrease in the reported operating loss. This was estimated using 10% of @Entertainment's operating loss after adjusting for unusual impairment and other items including U.S. dollar denominated or indexed expenses. @Entertainment believes that this quantitative measure has inherent limitations because, as discussed in the first paragraph of this section, it does not take into account any governmental actions or changes in either customer purchasing patterns or @Entertainment's financing or operating strategies.



    @Entertainment does not generally hedge translation risk. While @Entertainment may consider entering into transactions to hedge the risk of exchange rate fluctuations, there is no assurance that it will be able to obtain hedging arrangements on commercially satisfactory terms. Therefore, shifts in currency exchange rates may have an adverse effect on @Entertainment's financial results and on its ability to meet its U.S. dollar denominated debt obligations and contractual commitments.



    Poland has historically experienced high levels of inflation and significant fluctuations in the exchange rate for the zloty. The Polish government has adopted policies that slowed the annual rate of inflation from approximately 250% in 1990 to approximately 20% in 1996, approximately 14.9% in 1997, and approximately 11.8% in 1998. The exchange rate for the zloty has stabilized and the rate of devaluation of the zloty has generally decreased since 1991 and the zloty has appreciated against the U.S. dollar by approximately 0.4% for the year ended December 31, 1998. For the first quarter of 1999 the zloty has depreciated against the U.S. dollar by approximately 13%. Inflation and currency exchange fluctuations have had, and may continue to have, a material adverse effect on the business, financial condition and results of operation of @Entertainment.

                                  THE INDUSTRY

GENERAL


    With approximately 39 million people and 12.3 million televison households (as we estimated on December 31, 1997), we believe that Poland represents a highly attractive and dynamic market for pay television services. Television viewing rates in Poland are among the highest in Europe with an average television viewing rate in 1996 of approximately 252 minutes per day per adult. This rate compares favorably to the average television viewing rates in 1996 of approximately 240 minutes per day per adult in the U.S. and 215 minutes per day per adult in the U.K. In addition, as there are only approximately 11 free (broadcast) television channels generally available in Poland that contain primarily Polish-language programming, we believe that significant opportunities exist to provide high-quality Polish-language programming on a multi-channel basis.


THE POLISH ECONOMY


    Poland has experienced significant growth in its economy in recent years. Poland's real gross domestic product grew at annual rates of 7.0% in 1995, 6.1% in 1996, and 6.0% in 1997, which were the highest growth rates in Europe for 1995 and one of the highest in Europe in 1996. In recent years, the government has encouraged foreign private investment, which has risen from approximately $0.1 billion in 1990 to approximately $6.1 billion in 1996, and to approximately $6.6 billion in 1997. Poland has also successfully reduced its annual inflation rate from approximately 250% in 1990 to approximately 27% in 1995, approximately 20% in 1996, and approximately 14.9% in 1997. Following a period of rising unemployment, unemployment in Poland declined to 10.5% on December 31, 1997. In part due to these factors, the sovereign credit rating of Poland was upgraded in early 1996 to investment grade by Moody's Investors Service (Baa3) and Standard & Poor's Corporation (BBB-). We believe that the growth and stability in the economy have led to recent increases in disposable income levels in Poland, which grew at average annual rates of 9% in 1995, 7% in 1996, and 10% in 1997. Furthermore, in certain urban markets where we operate our cable networks, including Warsaw, Krakow, Wroclaw and Katowice, disposable income levels are significantly higher and unemployment is significantly lower than the national average. For example, unemployment in Warsaw was approximately 2.8% on December 31, 1997.


THE POLISH MULTI-CHANNEL PAY TELEVISION INDUSTRY

POLISH CABLE MARKET


    Poland is the fifth-largest television market in Europe, with approximately
12.3 million television households (as we estimated on December 31, 1997). Poland is also the largest single-language market in Central Europe. We believe that there are several primary factors which are highly favorable for the provision of multi-channel services, and which distinguish the Polish cable market from other cable markets, as outlined below.


    VIEWER DEMAND. Television viewing is a significant leisure activity in Poland, and in 1996 Poland had one of the highest television viewing rates in Europe. We believe that several factors contribute to such high television viewing and indicate Polish consumers' willingness to allocate disposable income for multi-channel pay television. These factors include limited entertainment alternatives, strong demand for high-quality programming, a long and generally cold winter season and a low telephone penetration rate of approximately 15 telephones per 100 persons.


    We also believe that, as the leading cable operator in Poland, our subscriber penetration rates and relatively low churn rates are further indicators of the potential demand for cable television services by large operators in Poland. There is a relatively low percentage of television homes for which cable service is available in Poland. Based on our estimates only approximately 33% of television households had a television cable running outside their dwelling as of December 31, 1997. Such houses are frequently referred to as "passed by cable" or simply "homes passed" in the cable television industry. We believe this provides a substantial market opportunity for cable operators.

    Once homes were passed by our cable, approximately 59% of these homes subscribed to our cable services, as of December 31, 1998. In certain areas where we have operated our networks for an extended period of time, such as portions of Gdansk, 64% of the homes passed subscribe.



    In addition, we have experienced low churn rates since our inception. Our annual churn rates have historically averaged less than 10%, which compare favorably to other markets such as the U.K. where in 1996 churn rates were approximately three times this figure. We believe that our churn rates are low because of our customer care program, the high technical quality of our cable television networks and our desirable program offerings. In addition, we benefit from a shortage of housing in Poland that results in low move-related churn. In 1997, our annual churn rate increased to 12.2%, though it would have been 9.8% had we not disconnected approximately 17,000 non-paying subscribers in one of our acquired and rebuilt networks. We expect, however, that we may continue to experience increases in our churn rate above historical levels during the implementation of our current pricing strategy, which commenced in January 1997 and is designed to increase revenue per subscriber and to achieve real profit margin increases in U.S. dollar terms. For the year ended December 31, 1998, our churn rate was 15.25%.


    The following table compares a number of cable market characteristics in Poland with certain industrialized countries and certain developing countries in Central Europe. All data in the following table are for 1996 except where indicated.

                                                                     AVERAGE TV
                                                      NUMBER OF        VIEWING
                                                     TELEVISION        MINUTES
                                                     HOUSEHOLDS      PER DAY PER      COLOR TV              VCR
                                                    (IN MILLIONS)       ADULT        PENETRATION      PENETRATION(1)
                                                   ---------------  -------------  ---------------  -------------------
Poland...........................................          12.0             252              88%                53%
United States....................................          97.0             240              99%                81%
United Kingdom...................................          23.4             215              99%                81%
Germany..........................................          33.7             195              99%                63%
Czech Republic...................................           4.1             197              93%                32%
Hungary..........................................           3.9             N/A              81%                39%

                                                         HOMES
                                                       PASSED BY
                                                     CABLE AS A %
                                                     OF TELEVISION
                                                      HOUSEHOLDS
                                                   -----------------
Poland...........................................             23%
United States....................................             97%(2)
United Kingdom...................................             35%
Germany..........................................             72%
Czech Republic...................................             56%
Hungary..........................................             44%

   ---------------------------

  (1) VCR households as a percentage of television households.

  (2) 1995 figure.

  Sources: Baskerville Communications Corp., TV International Sourcebook 1997, ZenithMedia, European Market and MediaFact (1998) and ZenithMedia, Americas Market and Mediafact (1997).


    HOUSING DENSITIES. Poland is one of the most densely populated countries in Central Europe. The housing market in Poland's urban areas is characterized by buildings with multiple apartments or units which are typically owned or controlled by cooperative authorities. These cooperative authorities often control more than 2,000 apartments each, and in our experience, individual apartments often house multiple generations of families and multiple wage earners. In many of our markets, housing densities exceed 645 homes per kilometer of cable plant, which significantly exceeds the average in the U.S. of 48 homes per kilometer of cable plant. Such densities provide significant advantages for cable operators, including extremely low costs per subscriber to build cable network. From our existing cable network infrastructure base, our incremental costs to add an adjacent building with multiple apartments or additional subscribers to existing networks average approximately $200 per subscriber. (Subscribers in buildings with multiple apartments represent more than 96% of our total cable subscribers.) In addition, the number and density of buildings with multiple apartments offer marketing and other cost benefits in terms of targeting, attracting and servicing customers.

    COOPERATIVE HOUSING FRANCHISE PROCESS. The franchise process in Poland is unique in that the right to build a cable system is typically secured by reaching an agreement with individual cooperative authorities and is not dependent upon issuance of a franchise for a particular region by a governmental authority. Reaching an agreement with the cooperative authority provides the cable operator with the right to connect its system to dwellings within the cooperative authority's jurisdiction. Our contracts with cooperative authorities generally have terms ranging from ten to twenty years and have optional renewal periods of five years, though certain of the contracts may be terminated by either party on relatively short notice. Cooperatives are legal entities created under Polish law which resemble corporations. Cooperatives are run by management boards which are appointed, pursuant to their statutes, by either their supervisory board or their general assembly of members. There is no requirement that a member of the management board be a resident of the cooperative. Members of the management boards of cooperatives are generally university graduates and have some managerial experience.



    Although contracts with cooperative authorities usually do not provide exclusivity for the cable operator, the access granted to every dwelling unit does provide significant benefit to the first cable operator reaching an agreement with the cooperative authority. We own all of our network plant in the ground and, in almost all cases, in the buildings of the cooperative authorities with which we have contracts. Therefore, any potential competitor would be required to build a network parallel to ours in order to compete with us during or after the term of such contracts. In the Polish cable television industry, this process is called "overbuilding." Accordingly, we believe it would be difficult for competitors to successfully compete in buildings with multiple apartment units with which we have contracts due to the cost of overbuilding, pricing discounts likely to be necessary to attract our subscribers and the low likelihood of achieving significant numbers of subcribers.



    Although the financial costs and subscription rates generally do not favor building systems parallel to large cable operators, the lack of contractual exclusivity provides an opportunity for well-capitalized operators to overbuild their weaker competitors. In situations where a smaller, poor-quality operator has a contract with a cooperative authority, the cooperative authority will often encourage a large, professional operator such as us to develop systems in order to improve the quality of service to its residents. In these circumstances, this type of overbuilding can be a cost-effective means of achieving growth because of the high probability of attracting a significant number of subscribers from the existing operator.


    POLISH CABLE MARKET CONSOLIDATION. The cable industry in Poland has experienced significant consolidation in recent years. We believe that this consolidation will continue as small operators face the burden of compliance with regulations that set minimum technical standards for cable television networks and require payment for programming produced by others. As Poland's economy has grown and become more stable, certain well-capitalized cable television operators have acquired numerous cable television operators in Poland in order to build systems and acquire a critical mass of subscribers. We have actively pursued acquisitions, acquiring approximately 47 cable television operators since 1992. These acquisitions have added approximately 350,000 of our total subscribers.

    DEVELOPMENT OF THE POLISH CABLE INDUSTRY. Prior to 1989, during the Communist political regime, the Polish government controlled and regulated the television industry and all frequency usage. Channel offerings were limited primarily to government broadcast programs. During this period, buildings with multiple apartments were required by law to provide master antenna systems to all of their residents to ensure reception of such government programs. In the early years of the post-Communist era, there was no effective regulatory authority, which we believe led to the proliferation of small cable operators that often capitalized on the lack of viewing alternatives and the unregulated market. These operators built low-cost, poorly constructed cable systems in densely populated urban areas of Poland, often by modifying the existing master antenna systems in buildings with multiple apartments to deliver satellite programs. Primarily targeting these buildings with multiple apartments in order to secure access to a significant number of potential subscribers with minimal capital commitment, these operators often charged relatively high installation fees which were used to finance the building of their systems. Currently, there are over 400 small cable operators in Poland, and they are generally characterized by small subscriber bases, poor-quality signals, failure to comply with technical standards, lack of customer service and limited channel capacity and programming offerings that are often obtained from satellites without paying full copyright fees to the program producers.

    As part of the Polish government's efforts to encourage rapid infrastructure and economic development, it has begun to establish a regulatory framework for the cable television industry that is similar, in many respects, to that of the U.S. and other Western countries, but without any regulation of prices charged to subscribers. In 1993, to improve the quality of the country's cable television systems, Poland began to implement technical and licensing standards for cable operators that established requirements for such items as signal quality and radio frequency leakage. In the same year, the Polish government began to monitor compliance with regulations requiring all cable operators to obtain government permits and, more recently, has begun to enforce such regulations. Poland has also ratified the Rome Convention, extending copyright protection to programs of foreign producers. We believe that the enforcement of technical standards and copyright laws in Poland will require cable television operators to rebuild or upgrade their systems as necessary to comply with technical standards and to pay for programming that is currently being obtained free of charge. We believe that this will improve our competitive position by forcing poorly capitalized competitors to either sell their systems to better capitalized operators which have the resources to comply with such standards and laws or to cease operations altogether.


    Since 1990, the Polish cable industry has developed rapidly, due in part to the growth in the economy and to the development of cable industry regulations. This development has included the entry of well-capitalized Western-style cable operators, such as our company, that have constructed high-quality cable systems with numerous channel offerings. The following chart illustrates the growth of the Polish cable market in terms of homes passed and basic subscribers since 1990.


                          GROWTH IN THE CABLE INDUSTRY
                                 (IN THOUSANDS)

                                    [CHART]

    [Chart shows the number of basic subscribers plotted against the number of homes passed demonstrating growth in the Polish cable television industry from 1990 to 1996 from approximately 100,000 basic subscribers and 500,000 homes passed in 1990 to approximately 1,500,000 basic subscribers and 2,700,000 homes passed in 1996.]

Source: Baskerville Communications Corp., TV International Sourcebook 1997.


    Despite the strong recent growth in the cable television industry, we estimate only approximately 33% of the households with televisions in Poland had cables running outside their dwellings on December 31, 1997, which we believe provides a substantial market opportunity for cable operators. We believe that there are a considerable number of homes remaining in Poland, particularly in urban areas, that would be suitable for the construction of cable television networks and the provision of cable television services.


ANALOG DIRECT-TO-HOME

    Until our full-scale launch of our D-DTH service in September 1998, the only multi-channel distribution method widely available in Poland other than cable television was analog direct-to-home satellite services. The analog direct-to-home (known in the pay television business as "A-DTH") market in Poland developed rapidly following the repeal in 1989 of legislation that required residents of Poland to acquire special permits in order to own satellite dishes. Subsequent to this repeal, demand for A-DTH satellite services was driven primarily by the widespread availability of high-quality, unencrypted programming that could be obtained without charge from various European satellites, including the Astra and Eutelsat satellites.

    In the mid 1990s, programmers began encrypting the signals transmitted over European satellites and moving their programming to a variety of satellites. These actions had the effects of (i) limiting access to satellite programming to paying subscribers, and (ii) reducing the quality of reception due to the location of the new satellites. In order to receive a similar number of channel offerings and clear reception, Polish consumers had to subscribe to an A-DTH service and purchase more expensive, motorized satellite dishes and related equipment.


    During this same time period, the Polish market also experienced the introduction and growth, predominantly in urban areas, of Western-style cable operators that offered the Polish consumer a high-quality multi-channel pay television alternative to A-DTH at an attractive price. As the cable market has grown, A-DTH has continued to lose market share. We believe that this trend will continue particularly in urban markets because of A-DTH poor signal quality relative to cable television, limited channel offerings, expensive equipment and short life of motorized dishes as well as an increasing reluctance by cooperative authorities to permit the use of satellite dishes, particularly the larger 36" diameter dishes used for A-DTH.


    The following chart shows the relative market shares of A-DTH and cable in Poland as measured by the number of subscribers for the years 1991 through 1997.

                        MARKET SHARE OF CABLE OPERATORS
                        VERSUS A-DTH PROVIDERS IN POLAND

                                    [CHART]

    [Chart shows the relative market share of cable operators versus A-DTH providers in Poland from 1991 to 1997 demonstrating that the market share of cable operators against A-DTH providers has grown from 20/80% ratio in 1991 to a 70/30% ratio in 1997.]


Source: Baskerville Communications Corp., TV International Sourcebook 1997 (1991-1995 data), AGB Polska (1996 and 1997 data).


D-DTH

    We believe that a digital direct-to-home satellite television ("D-DTH") service offers Polish consumers significant advantages over the current A-DTH offerings, due to, among other factors:

    - wider range of Polish-language programming available due to the compression ability of digital technology from a single satellite position;

    - less expensive, smaller non-motorized dishes;

    - the improved signal quality of D-DTH; and

    - the increasing availability of premium services.


    We believe that significant opportunity exists for a D-DTH service in Poland. Approximately 8.3 million homes currently are not passed by cable and approximately 1.6 million homes currently are equipped with A-DTH satellite dishes. Based on Polish consumers' willingness to spend disposable income on television entertainment, evidenced in part by the country's 53% VCR penetration rate at an average cost of $225 per VCR, we believe that our D-DTH service serves as an attractive and affordable entertainment alternative. We believe that our D-DTH system, when combined with the continued expansion of our cable television and programming businesses, will enhance our position as the leading provider of pay television in Poland.

                                    BUSINESS

INTRODUCTION


    @Entertainment is the leading provider of pay television in Poland and is engaged principally in the provision of cable television services and in the development, packaging and delivery of high-quality Polish-language programming. Over the past three years, @Entertainment has experienced rapid growth in revenues and subscribers, both through acquisitions and through expansion of its own cable networks, resulting in an average increase in revenues of 42% and an average increase in total cable subscribers of 33% per year. @Entertainment also has increased average revenue per subscriber by 10.2% per year during the past three years. On June 5, 1998, @Entertainment launched its Wizja TV programming package, originally consisting of 11 channels of primarily Polish-language programming, over its cable networks. @Entertainment believes that Wizja TV will provide it with a significant competitive advantage for attracting new subscribers and increasing revenue per subscriber. Wizja TV will also be sold on a wholesale basis to other cable operators in Poland.



    In order to reach television households in Poland which it does not expect to cover with its cable networks, on September 18, 1998 @Entertainment launched a complementary digital satellite direct-to-home (known in the pay television business as "D-DTH") television service allowing subscribers to receive Wizja TV via a satellite dish. @Entertainment's multi-channel Polish-language D-DTH service was the first D-DTH service available in Poland. @Entertainment has entered into an agreement with Philips to supply the satellite dish, digital set top box and related hardware and to distribute @Entertainment's D-DTH service through the Philips retail network in Poland. As of December 31, 1998 @Entertainment had sold to Philips' authorized retailers approximately 125,000 D-DTH packages, which included the rental of the D-DTH reception system, installation and a one-year subscription to @Entertainment's D-DTH service. As of December 31, 1998, Philips had sold and installed approximately 95,400 of these packages to consumers. Subsequent to March 31, 1999, @Entertainment began selling, instead of leasing, D-DTH reception systems to consumers. With the launch of @Entertainment's D-DTH service, @Entertainment has started the transmission of Wizja TV, which currently consists of 24 channels (22 channels primarily in the Polish language), on both its D-DTH system and its cable networks.


OUR STRENGTHS

    @Entertainment has certain strengths that it believes position it to compete successfully in the Polish pay television market and to take advantage of the significant viewer demand for multi-channel high-quality Polish-language programming. These strengths include:

    - leading market position;

    - compelling programming;

    - advanced technology;

    - strong D-DTH distribution network; and

    - high cable penetration and low churn.


    LEADING MARKET POSITION. @Entertainment is currently the largest cable television operator in Poland. On December 31, 1998, its cable television networks served approximately 935,300 subscribers, representing approximately 30% of all cable subscribers in Poland and approximately 54% of all cable subscribers in Poland to systems offering approximately 20 or more channels. Many cable subscribers in Poland are served by small, often poorly capitalized, cable operators, which generally feature poor quality and limited channel offerings but at low rates and with a relatively large number of subscribers as a percentage of homes passed (known in the cable industry as "penetration"). @Entertainment believes that there are opportunities to acquire, at attractive prices, or to displace these smaller cable operators. In addition, since cable operators' agreements with cooperative authorities are often non-exclusive, it is easier for @Entertainment to build larger systems parallel to these smaller cable operators. In the cable television industry, this process is called "overbuilding."

    With the launch of its D-DTH service, @Entertainment's strategy is to achieve rapid penetration of the Polish market by distributing D-DTH reception systems to 380,000 initial subscribers at promotional prices. @Entertainment's D-DTH service was the first Polish-language D-DTH service available in Poland which, when combined with the continued expansion of its cable television and programming businesses, will enhance @Entertainment's position as the leading provider of pay television in Poland.


    COMPELLING PROGRAMMING. @Entertainment has secured exclusive Polish pay television rights to channels and events covering what it believes are the most important types of programming for viewers in the Polish market, including movies, sports, children's programming, documentaries and music. @Entertainment believes that this selection of high-quality Polish-language programming will provide it with a significant competitive advantage in increasing its cable subscriber base and establishing its D-DTH subscriber base.


    ADVANCED TECHNOLOGY. @Entertainment's cable television networks (other than those it has acquired and is in the process of rebuilding to its standards) have bandwidths of at least 550MHz which allows it to offer many television channels. In most cases, these networks have the capacity to be cost-effectively reconfigured to provide services such as voice and data transmission. @Entertainment believes that in the future it will be able to provide its customers with additional value-added services, including interactive television, pay per view television, near-video-on-demand, video-on-demand data transfer, services related to electronic banking, telephone services, internet access, sports club ownership, publishing and other media should @Entertainment decide to pursue such ancillary sources of revenue. @Entertainment has applied for a license to provide internet access services.


    STRONG D-DTH DISTRIBUTION NETWORK. Philips has agreed to distribute, install and service D-DTH reception systems to up to 500,000 initial subscribers through more than 1,200 Philips authorized electronics retailers located throughout Poland. @Entertainment believes this distribution network through Poland's largest electronics retailer provides @Entertainment with a competitive advantage for distributing its D-DTH service into the Polish market.


    HIGH CABLE PENETRATION AND LOW CHURN. @Entertainment's cable systems are currently achieving premise penetration of approximately 59% of homes with cable running outside ("homes passed"). In certain areas where @Entertainment has operated its networks for an extended period of time, such as portions of the Gdansk regional cluster, the penetration rate is approximately 64%. @Entertainment believes that its offering of Wizja TV across its cable networks will improve its penetration by expanding its program offering from 10 primarily Polish-language channels not available on terrestrial frequencies to 33 channels.



    In addition, @Entertainment has historically experienced annual rates at which subscribers are terminated ("churn rates") of less than 10%, which compare favorably to other markets such as the U.K., where in 1997 churn rates were approximately three times this figure. In 1997, @Entertainment's churn rate increased to 12.2%, though it would have been 9.8% had @Entertainment not disconnected approximately 17,000 non-paying subscribers in one of its acquired and rebuilt networks. For the year ended December 31, 1998, @Entertainment's churn rate was 15.25% due primarily to the implementation of its current pricing strategy, which commenced in January 1997 and is designed to increase revenue per subscriber and to achieve real profit margin increases in U.S. dollar terms. @Entertainment expects that it will continue to experience churn rates above historical levels during the implementation of its current pricing strategy.


    SUBSTANTIAL INFRASTRUCTURE INVESTMENT. @Entertainment has developed an advanced facility in Maidstone, U.K. for the production and transmission of Wizja TV. In addition, @Entertainment has created a centralized call center to handle sales and service for both its cable and D-DTH customers. @Entertainment believes that the call center is among the most sophisticated in Poland. @Entertainment believes that its facilities provide it with a competitive advantage in terms of subscriber management services and cost efficiency.

    EXPERIENCED MANAGEMENT. @Entertainment has established a strong management team, with extensive experience in the television industry. In addition, @Entertainment has executed consulting agreements with Samuel Chisholm and David Chance, who were formerly Chief Executive Officer and Deputy Managing Director, respectively, of British Sky Broadcasting Group plc, which is the leading pay television broadcasting service in the U.K. and Ireland. In addition to providing consulting services, Messrs. Chisholm and Chance serve on @Entertainment's Board of Directors.

RECENT DEVELOPMENTS

    - LETTER OF INTENT WITH TKP.


    On April 17, 1998, @Entertainment signed a letter of intent with Telewizyjna Korporacja Partycypacyjna S.A. ("TKP"), a Polish company that currently operates an A-DTH and terrestrial single channel premium pay television service in Poland, and the shareholders of TKP, namely, Canal+ S.A., Agora S.A., and PolCom Invest S.A. The letter of intent provided for bringing together @Entertainment's Wizja TV programming platform and the Canal+ Polska premium pay television channel and for the joint development and operation of a D-DTH service in Poland. The letter of intent called for @Entertainment to invest approximately $112 million in TKP, and to sell substantially all of @Entertainment's D-DTH and programming assets to TKP for approximately $42 million. The TKP joint venture was to be owned 40% by @Entertainment, 40% by Canal+ S.A., 10% by Agora S.A. and 10% by PolCom Invest S.A. The letter of intent also contained a standstill provision whereby neither @Entertainment nor TKP could, for a period of 45 days after the execution of the letter of intent, launch any digital pay television service. As a result, @Entertainment postponed its launch of the Wizja TV programming platform and its D-DTH service, which was originally scheduled for April 18, 1998. The establishment of the joint venture was subject to the execution of definitive agreements, regulatory approvals and certain other closing conditions.



    The definitive agreements were not agreed and executed by the parties by the required date set forth in the letter of intent. Therefore, @Entertainment terminated the letter of intent on June 1, 1998. @Entertainment has informed TKP and its shareholders that @Entertainment remains willing to discuss other joint marketing arrangements which may include some form of joint venture, investment, or cooperation in the future. A portion of the net proceeds of the sale of the existing notes may be used for this purpose. TKP and its shareholders have informed @Entertainment that they believe @Entertainment did not have the right to terminate the letter of intent, and have initiated arbitration proceedings against @Entertainment. For a general description of the arbitration proceedings, you should read the "Legal Proceedings" section at the end of the "Business" section.



    - SERIES C SENIOR DISCOUNT NOTES OFFERING.


    On January 20, 1999, @Entertainment sold $36,001,321 aggregate principal amount at maturity of Series C Senior Discount Notes due 2008 for gross proceeds of approximately $9.8 million.

    - UNITS OFFERING.


    On January 27, 1999, @Entertainment sold 256,800 units, each unit consisting of a $1,000 principal amount at maturity 14 1/2% Senior Discount Note due 2009 and four warrants each entitling the holder of the warrant to purchase 1.7656 shares of common stock, for gross proceeds of approximately $100 million. These notes are the existing notes we are offering to exchange for new notes.


    - CUMULATIVE PREFERENCE SHARE OFFERING.


    On January 27, 1999, @Entertainment sold 45,000 shares of its Series A 12% Cumulative Preference Shares, 5,000 shares of its Series B 12% Cumulative Preference Shares, and warrants to purchase an aggregate of 4,450,000 shares of common stock for gross proceeds of approximately $50 million.



    - FIRST QUARTER 1999 RESULTS



    On May 6, 1999, @Entertainment announced its operating and financial results for the quarter ended March 31, 1999, including the following:



        - Increase in total cable and D-DTH subscribers to 1,078,000;

        - D-DTH launch on plan (137,6000 package sales through March 31, 1999 with 130,000 connected subscribers);



        - First quarter revenues of $18.8 million, increased by 48% year-over-year;



        - EBITDA of ($15.5 million) for the first quarter of 1999;



        - Net loss of $34.2 million for the first quarter of 1999;



        - Net loss per share of $1.05 for the first quarter of 1999; and



        - Cash balance of $128 million at March 31, 1999.



    - POSSIBLE SALE OF ALL OR SUBSTANTIALLY ALL OF ITS ASSETS.



    @Entertainment has retained an investment advisor to advise its Board of Directors in discussions it is having with potential strategic investors. These discussions could entail the sale of all or part of the company.


CABLE OPERATIONS


    @Entertainment operates the largest cable television system in Poland with approximately 1,592,000 homes passed and approximately 935,300 total subscribers as of December 31, 1998. @Entertainment's cable subscribers are located in regional clusters encompassing eight of the ten largest cities in Poland, including those cities which @Entertainment believes provide the most favorable demographics for cable television in the country. @Entertainment believes that additional subscriber growth can be achieved through a combination of increased penetration, new network expansion and acquisitions. On December 31, 1998, @Entertainment had invested more than $144 million to construct fiber-optic cable networks, which it believes are among the most technologically advanced in Poland and are comparable to modern cable networks in the U.S. The networks constructed by @Entertainment provide excess channel capacity and are designed to maximize reliability. It is @Entertainment's policy to upgrade as rapidly as possible substandard networks that it has acquired.


CABLE OPERATING STRATEGY

    With the fall of Communist rule in 1989, @Entertainment believed that it could gain significant market advantages by becoming one of the first cable operators to establish a high-quality cable television system in Poland. @Entertainment believes that it has achieved its initial goals of rapidly increasing its coverage areas, establishing its business reputation, and providing a high-quality signal, wide channel offerings and quality of service comparable to that provided by world-class cable operators.

    Having established itself as the leading cable television service provider in Poland, @Entertainment's current strategic objective is to increase cash flow and enhance the value of its cable networks. To accomplish this objective, @Entertainment's business and operating strategy in the cable television business is to:


-  PROVIDE COMPELLING          @Entertainment currently provides the Wizja TV programming
   PROGRAMMING.                package, which currently has 22 television channels of
                               primarily Polish-language programming, to its cable
                               subscribers. @Entertainment believes that this selection of high-quality Polish- language programming will provide it
                               with a significant competitive advantage in increasing its cable subscriber base.

-  INCREASE PRICING AND        @Entertainment has implemented a pricing strategy designed
   MAXIMIZE REVENUE PER        to increase revenue per subscriber and to achieve real
   CABLE SUBSCRIBER.           profit margin increases in U.S. dollar terms. In connection with this pricing strategy, @Entertainment intends to
                               continue to introduce new program offerings and to improve its services. As a result, @Entertainment has experienced
                               and expects that it will continue to experience subscriber termination rates above historical levels resulting from the implementation of its pricing strategy. @Entertainment
                               generally

                               receives a premium for its cable television services over
                               the prices charged by its competitors, particularly
                               poor-quality small operators. Despite its generally higher price levels, @Entertainment has achieved significant growth in penetration and market share while maintaining relatively low annual cable television subscriber termination rates.
                               @Entertainment believes its ability to successfully command higher prices reflects its higher levels of customer
                               service, broader selection of quality programming and the
                               greater technical quality of its cable television networks.

-  EXPAND REGIONAL CLUSTERS.   @Entertainment's strategy is to continue to expand the
                               coverage areas of its regional clusters, both through
                               selected building out of its existing networks and
                               acquisitions. @Entertainment intends to expand primarily in areas where it can fill-in existing regional clusters and
                               into cities and towns adjacent to its regional clusters
                               through the continued building out of its existing networks.
                               @Entertainment also plans to expand its regional clusters
                               through the continued acquisition of smaller cable
                               television operators. In addition, in markets where
                               @Entertainment has established operations, it intends to
                               selectively build its system in parallel to competitors
                               ("overbuild') in an effort to consolidate the market. By
                               implementing this strategy for expanding its regional
                               clusters, @Entertainment believes it can limit its
                               per-subscriber build-out costs and realize significant
                               synergies from leveraging its existing infrastructure and
                               asset base, both in terms of personnel and in terms of
                               capital costs. Because @Entertainment has a management
                               structure and operating systems in place in each of its
                               regional clusters, it is able to realize significant cash
                               flow margins from each dollar of revenue generated through the addition of subscribers to its existing regional
                               clusters.

-  INCREASE SUBSCRIBER         @Entertainment believes the most profitable means of
   PENETRATION.                expanding its cable television business is to leverage its investment in its cable networks by increasing the
                               percentage of homes passed which subscribe ("subscriber
                               penetration") in its regional clusters. Once a building with multiple apartments is passed by @Entertainment's cable
                               television networks, @Entertainment can add subscribers who generate average annual subscription revenue of
                               approximately $80 in return for an average capital
                               investment of approximately $20 per subscriber.
                               @Entertainment plans to increase subscriber penetration by
                               (A) executing an aggressive sales, marketing and promotional strategy using @Entertainment's highly trained and
                               commissioned Polish sales force, with particular emphasis on company-wide quarterly remarketing campaigns, (B) continuing to enhance @Entertainment's program offerings, particularly through expanding Wizja TV's channel line-up, and (C)
                               applying prompt, courteous and professional customer service standards.

-  REALIZE ADDITIONAL          @Entertainment aggressively seeks to realize operating
   OPERATING EFFICIENCIES.     efficiencies in both its acquired as well as its existing
                               cable networks by, among other things, eliminating redundant satellite receivers, combining customer service offices and reducing administrative personnel. @Entertainment generally has been able to eliminate personnel in its acquired cable television systems by managing the systems with

                               experienced personnel from one of its existing regional
                               clusters. @Entertainment can also generally reduce the
                               technical personnel necessary to operate acquired systems
                               after connecting them to @Entertainment's existing satellite signal receivers or, if required, rebuilding them to
                               @Entertainment's standards. @Entertainment also intends to reduce the number of employees through consolidation of its existing clusters of regional operations from eight to four, and through centralizing its subscriber management and
                               customer support services in the call center.
                               The call center is operational for cable customers in the
                               Katowice regional cluster and for all D-DTH customers and is expected to be operational for all cable customers by the
                               end of 1999. The call center is located in Katowice, a low cost area of Poland, and will consolidate the functions of
                               @Entertainment's existing regional customer service centers.
                               Moreover, @Entertainment believes the centralization of
                               service functions will improve the general level of customer service available to subscribers. @Entertainment is also in the process of installing an integrated management
                               information system for both its billing and accounting
                               systems, which is designed to further improve employee
                               productivity and customer service for both its cable and
                               D-DTH businesses. @Entertainment believes that its size and market share give it a competitive advantage by creating
                               economies of scale, including minimized building and reduced operating costs per subscriber and volume price discounts
                               for programming and construction expenditures.
                               @Entertainment's size also provides it with the operating
                               leverage to spread certain expenses (such as promotional
                               materials, advertisements, local programming and sales
                               materials) over its large number of subscribers, which
                               economies of scale should continue to improve as its
                               subscriber base increases.


REGIONAL CLUSTERS

    @Entertainment has established eight regional clusters for its cable television business encompassing eight of the ten largest cities in Poland, which @Entertainment believes are among those with the strongest economies and most favorable demographics for cable television in the country.

    The following table illustrates certain operating data of each of @Entertainment's existing regional clusters.


             OVERVIEW OF @ENTERTAINMENT'S EXISTING CABLE SYSTEMS(1)



                                                                           BASIC                             AVERAGE MONTHLY
                                                                        SUBSCRIBERS        BASIC        SUBSCRIPTION REVENUE PER
REGION                   TOTAL HOMES  HOMES PASSED   TOTAL SUBSCRIBERS      (2)       PENETRATION (2)       BASIC SUBSCRIBER
-----------------------  -----------  -------------  -----------------  -----------  -----------------  -------------------------

Gdansk.................     280,000       239,856          154,315         121,846           50.80%             $    7.80

Szczecin...............     160,000        76,050           64,714          48,639           63.96%                  5.90

Katowice...............   1,200,000       498,903          252,954         204,249           40.94%                  6.61

Krakow.................     400,000       144,114           71,866          62,179           43.15%                  7.41

Warsaw.................     800,000       259,050          127,485         103,536           39.97%                  7.63

Lublin.................     120,000        90,244           74,160          38,536           42.70%                  7.25

Wrochaw................     624,000       222,300          145,698         119,239           53.64%                  5.05

Bydgoszcz..............     134,000        61,464           44,148          40,155           65.33%                  4.90
                         -----------  -------------        -------      -----------          -----                  -----

TOTAL..................   3,718,000     1,591,981          935,340         738,379           46.38%             $    6.68(3)
                         -----------  -------------        -------      -----------          -----                  -----
                         -----------  -------------        -------      -----------          -----                  -----


------------------------------


(1) All data at or for the year ended December 31, 1998.



(2) Includes "basic" and "intermediate" packages. For a description of these packages, see the section entitled "Service and Fees" that follows.



(3) Represents a weighted average for @Entertainment based on the total number of basic subscribers at December 31, 1998.

    ACQUISITIONS


    @Entertainment regularly evaluates potential acquisitions of cable networks. @Entertainment currently has no definitive agreement with respect to any material acquisition, although from time to time it has discussions with other companies and assesses opportunities on an ongoing basis. @Entertainment may be required to apply for the approval of the Polish Anti-Monopoly Office or the Polish Minister of Communications with respect to any acquisitions it wishes to consummate. @Entertainment's ability to enter into definitive agreements relating to material acquisitions, and on what terms, and its ability to obtain the necessary antimonoply approvals, cannot be assured.


    SERVICES AND FEES


    @Entertainment charges cable television subscribers an initial installation fee and fixed monthly fees for their choice of service packages and for other services such as premium channels and rental of remote control devices. @Entertainment currently offers three packages of cable television service: a "basic package" throughout its cable television systems, and "broadcast" and "intermediate" packages in selected areas of Poland. On December 31, 1998, approximately 74.7% of @Entertainment's subscribers received the "basic package", approximately 4.3% received the "intermediate package" and approximately 21% received the "broadcast package" of service.



    BASIC PACKAGE. The "basic package" includes approximately 30 to 70 channels. This package generally includes all Polish terrestrial broadcast channels, most major European satellite programming legally available in Poland, regional and local programming and, on most of its cable networks, Wizja TV, including @Entertainment's proprietary Polish-language channel, Atomic TV. @Entertainment's "basic package" offerings vary by location. In most of @Entertainment's major markets, the "basic package" includes the following types of channels:



    - 32 primarily Polish-language channels (including most channels on Wizja
      TV);


    - 9 English-language channels (including certain channels on Wizja TV);

    - 12 German-language channels;

    - 5 French-language channels;

    - 1 Spanish-language channel;

    - 1 Italian-language channel;

    - 1 Russian-language channel; and

    - 1 Swedish-language channel.

    The following table sets forth the programming currently or proposed to be offered in @Entertainment's "basic package":

CHANNEL                      DESCRIPTION                                             LANGUAGE
---------------------------  ------------------------------------------------------  ---------------------------
Wizja TV(1)(2)(3)            Programming platform                                    Primarily Polish

TVP1                         State-owned terrestrial general entertainment           Polish

TVP2                         State-owned terrestrial general entertainment           Polish

Formula 11                   Regional state-owned terrestrial general entertainment  Polish

Polsat                       Terrestrial and satellite general entertainment         Polish

TVN                          Terrestrial and satellite general entertainment         Polish

NASZA TV                     Terrestrial general entertainment                       Polish

TV Niepokalanow and Other    Terrestrial religious and/or general entertainment      Polish
  Local Stations

TV Polonia                   State-owned satellite general entertainment             Polish

Polsat 2                     Satellite general entertainment                         Polish

Polonia 1                    Satellite general entertainment                         Polish

RTL7                         Satellite general entertainment                         Polish

PTK 1                        Cable information                                       Polish

Planete(4)                   Satellite documentaries                                 French/Polish

NBC                          Satellite general entertainment                         English

CNBC                         Satellite general entertainment                         English

ONYX                         Satellite music                                         German

TNT                          Satellite general entertainment                         English

Euronews                     Satellite news                                          English

BBC World                    Satellite news and information                          English

BBC Prime                    Satellite general entertainment                         English

ARD 1                        Satellite general entertainment                         German

SAT 1                        Satellite general entertainment                         German

RTL                          Satellite general entertainment                         German

RTL 2                        Satellite general entertainment                         German

3 SAT                        Satellite general entertainment                         German

PRO 7                        Satellite general entertainment                         German

NTV                          Satellite news and information                          German

Deutsche Welle               Satellite news and information                          German

DSF                          Satellite sports                                        German

VIVA 2                       Satellite music                                         German

VIVA                         Satellite music                                         German

M6                           Satellite general entertainment                         French

TV 5                         Satellite general entertainment                         French

CHANNEL                      DESCRIPTION                                             LANGUAGE
---------------------------  ------------------------------------------------------  ---------------------------
MUZZIK(4)                    Satellite music                                         French/Polish

TVE                          Satellite general entertainment                         Spanish

RAI UNO                      Satellite general entertainment                         Italian

Ostankino                    Satellite general entertainment                         Russian

TV 4                         Satellite general entertainment                         Swedish

La Cinq                      Satellite general entertainment                         French

------------------------


(1) The channels offered on Wizja TV became available to @Entertainment's cable subscribers beginning June 5, 1998. As part of the Wizja TV programming platform for cable, VH-1 was launched in April 1999 to @Entertainment's cable subscribers.


(2) Including Atomic TV, which became available as a separate digitally delivered satellite channel during the second quarter of 1997.


(3) The Discovery Channel-Europe has been distributed to cable subscribers since March 1994 and Animal Planet was launched in April 1999 to @Entertainment's cable subscribers.


(4) Limited amount (at least three hours per day) of Polish-language commentary, with audio encryptions.


    All of the Wizja TV programming, other than the HBO Poland service, a Polish-language premium movie channel owned in part by Home Box Office, are part of the "basic package."


    INTERMEDIATE PACKAGE. The "intermediate package" includes approximately 17 to 24 channels. This package is offered for monthly fees equal to approximately one-half of the amount charged for the "basic package." The "intermediate package" is designed to compete with small cable operators on a basis of price, using a limited programming offering. @Entertainment's "intermediate package" offerings vary by location.


    BROADCAST PACKAGE. The "broadcast package" includes 6 to 12 broadcast channels with clear reception for monthly fees which are substantially less than the amounts charged for the "intermediate package." Receiving a high-quality signal over the air can be a problem in Poland and many cable television subscribers would otherwise have to depend on antenna broadcast reception, which tends to have poor signal quality and considerable outages caused by neglect and equipment age. @Entertainment often uses the "broadcast package" to establish a relationship with cooperative authorities. In some cases, @Entertainment will offer the "broadcast package" at a nominal monthly charge to all residents within a cooperative authority's jurisdiction in return for a long-term exclusive contract to provide cable services. In such cases, @Entertainment uses the "broadcast package" as a marketing vehicle to attract subscribers to its cable networks and subsequently to convert them to subscribers who will subscribe for a package of cable television service that includes more channels than the "broadcast package". There are Polish regulations on the order in which channels can be added to cable systems. As a result, most "broadcast packages" include public television programs, which Polish law requires to be the first channels carried on any Polish cable television system.



    PREMIUM AND OTHER SERVICES. For an additional monthly charge, certain of @Entertainment's cable networks currently offer two premium television services--the HBO Poland service (a Polish-language premium movie channel owned in part by Home Box Office) and Canal+ Polska--to customers on a monthly basis. For 1998, @Entertainment experienced churn in the HBO Poland service with penetration falling by 8,464 subscribers or 18.8% from 1997. @Entertainment is planning to encrypt the HBO Poland service on its cable and install analog decoders for all premium channel subscribers during 1999. @Entertainment plans to create additional premium channels that will also be offered to cable customers for an additional charge.


    Other optional services include additional outlets and stereo service, which enables a subscriber to receive 12 or more radio channels in stereo. Cable television subscribers who require the use of a tuner to receive certain of @Entertainment's cable services are charged an additional fee of approximately $1.10 per month. Installation fees vary according to the type of connection required by a cable television subscriber. The standard initial installation fee is approximately $21 for buildings with multiple apartments and approximately $42 for single family dwellings, but such fees may be subject to reductions as a result of promotional campaigns.



    PRICING STRATEGY. Prior to December 1996, @Entertainment's cable television pricing strategy was designed to keep its profit margin relatively constant in U.S. dollar terms in more mature systems and to increase rates in more recently acquired or rebuilt systems. @Entertainment has historically experienced annual churn rates of less than 10%, and has been able to pass on the effects of inflation through price increases. In 1997, the churn rate increased to 12.2%, though it would have been 9.8% had @Entertainment not disconnected approximately 17,000 non-paying subscribers in one of its acquired and rebuilt networks. For the year ended December 31, 1998, @Entertainment's churn rate was 15.25% due primarily to the implementation of its current pricing strategy. This pricing strategy commenced in January 1997 and is designed to increase revenue per subscriber and to achieve real profit margin increases in U.S. dollar terms. @Entertainment expects that it will continue to experience churn rates above historical levels during the implementation of its current pricing strategy. @Entertainment expects to offer promotional incentives in certain areas of the country from time to time in connection with its marketing campaigns.


    Although operators of small, poor quality cable networks often offer services at lower prices than @Entertainment, @Entertainment believes that the enforcement of technical standards and of copyright laws in Poland will require such operators to rebuild or upgrade their systems as necessary to comply with technical standards and pay for programming that is currently being obtained free of charge.


    Cable television subscribers are billed monthly in advance and, as is customary in Poland, most of @Entertainment's customers pay their bills through their local post office or bank. @Entertainment has strict enforcement policies to encourage timely payment. Such policies include notices of late payment, visits from service personnel, and ultimately, disconnection for nonpaying customers 60 days after a bill becomes past due. @Entertainment's system architecture in most networks enables it to promptly shut off service to nonpaying customers and is designed to reduce non-authorized use of its cable systems. @Entertainment does not consider bad debt to be material to its operations. @Entertainment's bad debt expense has historically averaged approximately 1.3% of revenue.


    SALES AND MARKETING

    @Entertainment's sales and marketing process is divided into the following four parts:

    - Operating area development;

    - New market sales;

    - Remarketing sales; and

    - Customer service.


    OPERATING AREA DEVELOPMENT. The operating area development process in Poland is very different from that in Western cable television markets, because a Polish cable operator's geographic build is dependent on reaching agreements with individual cooperative authorities rather than upon the issuance of an operating area development permit for a region by the government. The cooperative authorities make decisions on behalf of the residents, including decisions as to the carriers of cable television. @Entertainment's operating area development process begins with targeting a building with multiple apartments, is followed by negotiations with the relevant cooperative authority, and ultimately involves reaching an agreement with the cooperative authority to allow construction and installation of the cable television network. @Entertainment's strategy is to identify those geographic areas and housing estates with the most favorable demographic characteristics, highest population densities and lowest levels of competition from other cable operators.


    NEW MARKET SALES. After an agreement with a cooperative authority has been reached and construction of the cable network infrastructure has been completed, @Entertainment focuses its efforts on direct, door-to-door sales to individual households. While @Entertainment utilizes advertising in a variety of media (including television, radio, newspapers, magazines, cooperative and association publications, billboards, bus shelter posters and taxi placards) to build general awareness and recognition of the advantages of its cable television services, direct sales is the primary focus of the its marketing efforts. The distribution of promotional materials (via direct mail, leaflets and door hangers) begins several days in advance of the arrival of @Entertainment's sales force. The materials provide for telephone and mail response, but are designed so that the potential customer expects a direct sales visit. @Entertainment's sales force consists of native Poles who are trained in professional sales skills, personal interaction, product knowledge and appearance. All sales persons are compensated by direct sales commissions and incentive bonuses. Such employees are hired, trained and managed by @Entertainment managers whose incentive compensation is tied directly to sales results. New market sales tend to be highly seasonal, with the fourth calendar quarter being the most active sales period.



    REMARKETING SALES. After new areas have been marketed, @Entertainment's remarketing efforts focus on attracting new subscribers and selling additional products and services, such as premium channels and stereo services, to existing subscribers. Direct door-to-door remarketing sales are enhanced through advertising on @Entertainment's proprietary channels, bill inserts, door hangers, coupons, prizes and contests, as well as advertising in other media accessible to the general public. Company-wide remarketing campaigns are conducted quarterly and seasonal promotions coincide with holidays and cultural events. Sales persons are entitled to additional incentive commissions for remarketing sales.



    CUSTOMER SERVICE. By implementing a Western-style customer care program that includes such features as courteous customer service representatives, prompt responses to service calls and overall reliability, @Entertainment has introduced a quality of service generally not found in Polish consumer markets. @Entertainment generally guarantees service within 24 hours of a subscriber request. @Entertainment has established a customer service facility within the call center for both the cable and D-DTH businesses. The call center provides telemarketing and sales and service support and includes specialized billing software with on-line real time access to customer accounts, designed to provide better access to customer information and to improve customer service. The call center is operational for cable customers in the Katowice regional cluster and for all D-DTH customers and is expected to be operational for all cable customers by the end of 1999. @Entertainment believes this will allow it to offer a high level of customer service at relatively low cost to its cable customers.


    @Entertainment believes that its customer care program gives it a distinct competitive advantage over other cable providers in the Polish market, has contributed to @Entertainment's low churn rate and has been a primary motivation for consumers to select @Entertainment as their cable television provider when provided with a choice.

    TECHNOLOGY AND INFRASTRUCTURE


    @Entertainment believes the fiber-optic cable television networks that it has constructed, which serve approximately 67% of its subscribers, are among the most technologically advanced in Poland and are comparable to modern cable television networks in the U.S. All of @Entertainment's networks that have been constructed by @Entertainment have bandwidths of at least 550 MHz, with one network as high as 1 GHz. New portions of the networks which are currently being constructed are being designed to have minimum bandwidths of 860 MHz. @Entertainment's goal is to upgrade any portions of its cable television networks that have bandwidths below 550 MHz (generally acquired from other entities) to at least 860 MHz in an effort to reduce the number of satellite receivers and parts inventory required in the networks.

@Entertainment uses fiber-optic and coaxial cables, electronic components and connectors supplied by leading Western firms in its cable television networks.


    @Entertainment's cable television networks, in most cases, use a combination of fiber optic and coaxial cables in groupings of 2,000 homes. @Entertainment uses a "switched-star" configuration for its cable television networks by installing a discreet drop cable which runs from a secure lockbox to each home (as opposed to a loop system which feeds multiple homes from a single cable), allowing @Entertainment to more efficiently disconnect non-paying customers, add or remove service options to individual homes and audit its systems to detect theft of signal. Where required, high-quality tuners are used in cable television subscriber homes. @Entertainment intends to introduce set-top decoders for all premium service subscribers during 1999, allowing premium channel signals to be encrypted for increased security.



    @Entertainment's cable television networks were constructed with the flexibility and capacity to be cost-effectively reconfigured. These networks could be reconfigured to offer an array of interactive and integrated entertainment, telecommunications and information services, including combined telephone and cable television services and digital data transmission, if @Entertainment decides to pursue such ancillary sources of revenue in the future. @Entertainment's systems provide excess channel capacity and are designed to maximize reliability. Most of @Entertainment's cable networks currently have the ability to carry 40 to 70 television channels. @Entertainment operates its systems at approximately 49% to 69% of channel/bandwidth capacity. Two-way capability can be added to most of @Entertainment's networks at limited cost to provide addressable and interactive services in the future. The cable television networks constructed by @Entertainment meet or exceed the technical standards established by Polish regulatory authorities, and @Entertainment's policy is to upgrade as rapidly as possible substandard cable television networks obtained in acquisitions. @Entertainment is considering teaming arrangements with certain Western telecommunication companies in order to create one or more consortia to bid on regional telephone licenses, utilizing excess capacity from @Entertainment's cable networks.



    @Entertainment has been able to avoid constructing its own underground conduits in certain areas by entering into a series of agreements with regional and local branches of the Polish national telephone company (known in the Polish telecommunications industry as "TPSA") which permit @Entertainment to use TPSA's conduit infrastructure for an indefinite period of time or for fixed periods up to 20 years. @Entertainment also has agreements to undertake joint construction with TPSA and other utilities for new conduits in certain areas. These agreements represent a major advantage to @Entertainment since they permit @Entertainment to minimize the costly and time-consuming process of building new conduit infrastructure where TPSA conduit infrastructure exists and provide for joint construction with TPSA and other utilities of conduit infrastructure where none currently exists. As of December 31, 1998, approximately 56.5% of @Entertainment's cable television plant had been constructed utilizing pre-existing conduits of TPSA. A substantial portion of @Entertainment's contracts with TPSA permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months' notice without cause.


    Generally speaking, TPSA may terminate a conduit agreement immediately (and without penalty) if:

    - @Entertainment does not have a valid permit from the Polish State Agency of Radio Communications authorizing the construction and operation of a cable television network in a specified geographic area covering the subscribers to which the conduit delivers the signal;

    - @Entertainment's cable network serviced by the conduit does not meet the technical specifications required by the Polish Communications Act of 1990;

    - @Entertainment does not have a contract with the cooperative authority allowing for the installation of the cable network; or

    - @Entertainment does not pay the rent required under the conduit agreement.

    As of December 31, 1998, TPSA was legally entitled to terminate conduit agreements covering approximately 74,000 or 8% of @Entertainment's cable subscribers.



    @Entertainment estimates that at the end of December 1998 it had over 4,378 kilometers of cable television plant constructed and that the fiber-optic backbone of its networks was substantially complete. @Entertainment expects that its future capital expenditures for the cable business will consist primarily of capital needed for the incremental addition to its existing networks of new buildings with multiple apartment units and cable television subscribers, for building or rebuilding associated with the acquisition of new cable television systems, and for other capital costs in connection with such acquisitions. From its existing infrastructure base, @Entertainment's incremental build cost to add an adjacent building with multiple apartments or additional subscribers in buildings with multiple apartments to existing networks averages approximately $200 per subscriber (subscribers in buildings with multiple apartments represent more than 96% of @Entertainment's total subscribers). @Entertainment believes that several primary factors contribute to its favorable cost structure. The significant density of homes per kilometer of cable plant in @Entertainment's core markets and @Entertainment's conduit agreements substantially reduce its build costs. Moreover, @Entertainment believes that the size of its construction program allows it to negotiate attractive construction labor contracts and discounts on materials.


D-DTH


    @Entertainment has expanded its distribution capacity with the launch of its D-DTH broadcasting service for Poland, targeted at homes that are not subscribers to @Entertainment's cable service. The programming provided is Wizja TV. @Entertainment's multi-channel Polish-language D-DTH service, which was the first D-DTH service available in Poland, is being broadcast to Poland from its transmission facilities in Maidstone, U.K. As of December 31, 1998, @Entertainment had sold to Philips' authorized retailers approximately 125,000 D-DTH packages, which included the rental of the D-DTH reception system, installation and a one-year subscription to @Entertainment's D-DTH service. As of December 31, 1998, Philips had sold and installed approximately 95,400 of these packages to consumers.


    D-DTH ROLL OUT STRATEGY


    @Entertainment's D-DTH roll out strategy was to lease D-DTH reception systems to up to 500,000 targeted initial subscribers. Subsequent to March 31, 1999, the Company began selling, instead of leasing, D-DTH reception systems to consumers. @Entertainment will make D-DTH reception systems available to the first 380,000 subscribers at promotional prices. This strategy is designed to achieve high penetration of the Polish market. The launch of the D-DTH service is supported by @Entertainment's development of Wizja TV, which @Entertainment believes responds to the demand for high-quality Polish-language programming in Poland.


    @Entertainment broadcasts digital programming from its Maidstone facility through its satellite transmission facilities to one of three transponders leased by it on the Astra 1E and 1F satellites. These satellites then retransmit the signals to the D-DTH reception systems of the Polish subscribers and to @Entertainment's cable networks. In the future, @ Entertainment will also transmit the signals to other Polish cable operators, if any, having distribution agreements with @Entertainment.

    @Entertainment believes that its multi-channel D-DTH service is among the first digital television platforms launched in Europe. D-DTH systems use medium or high-power satellites to deliver signals to satellite dish antennae at homes, hotels and apartment buildings. Unlike locally transmitted signals from multi-channel multi-point distribution systems ("MMDS"), which allow for a one-way radio transmission of television channels over microwave frequencies from a fixed station to multiple receiving facilities located at fixed points, transmissions from D-DTH satellites can cover large land areas.

    The advantages of a D-DTH system are:

    - A D-DTH system significantly decreases the cost of transmitting a channel, because of its ability to transmit more channels from one transponder;

    - Additional capacity available from digital compression enables @Entertainment to offer a much wider range of programming, sports and film channels, which @Entertainment believes will lead to increased demand for its services;

    - Digital technology also provides enhanced picture and sound quality and allows interactive features, such as an electronic programming guide, which is not available using A-DTH technology; and

    - A D-DTH system allows @Entertainment to reach homes in the Polish market that are not passed by @Entertainment's cable networks.

    The disadvantages of D-DTH systems presently include:

    - Limited ability to tailor local programming packages to serve different geographic markets in Poland;

    - The satellite dish must be able to "see" the satellite which limits the system's ability to reach subscribers (although less than for MMDS systems);

    - Interference from atmospheric conditions and radio frequency noise on earth; and

    - Risk of losing a satellite.

    D-DTH SERVICES AND FEES


    @Entertainment began broadcasting to Poland from its transmission facilities in Maidstone, U.K. and retransmitting Wizja TV across its cable networks on June 5, 1998, and on its D-DTH system on a full-scale basis on September 18, 1998. For the channel-line up on Wizja TV, see the "Programming" section that follows.


    @Entertainment expects to be able to offer an event pay per view service to its D-DTH subscribers by late 1999. @Entertainment also expects to offer certain recently released feature films and sports and other live events on such a service.

    @Entertainment expects that its D-DTH services will also include an electronic programming guide, an interactive service which will allow @Entertainment to communicate with subscribers with respect to movie, sports event and channel promotions and subscriptions. In addition, this guide will be linked to @Entertainment's subscriber magazine, "Twoja Wizja," which is described in the "Programming" section that follows. The digital nature of @Entertainment's D-DTH signals will also allow @Entertainment to offer stereo audio channels to its subscribers in the future. @Entertainment believes that in the future it will be able to provide its D-DTH customers with additional value-added services, should @Entertainment decide to pursue such ancillary sources of revenue in the future.


    @Entertainment currently charges its D-DTH subscribers an up-front fee of approximately $135 plus applicable taxes. This fee includes the D-DTH reception system sale, installation, and a one year's subscription for all channels (other than any premium channels). Subscribers to @Entertainment's premium channel pay $5 per month for the HBO Poland service and prior to March 31, 1999 paid $1 per month for Wizja 1. After the first year of service, subscribers will be required to pay a fee in advance for the service plus separate amounts to receive premium channels.

    SALES AND MARKETING

    To promote the launch of Wizja TV on its D-DTH system, @Entertainment has substantially completed a $20 million nationwide marketing campaign, which @Entertainment believes is the largest single-year product launch expenditure to date in Poland. The marketing campaign primarily utilizes terrestrial television, press, radio and outdoor poster sites. @Entertainment's paid advertising spots began on September 1, 1998 and @Entertainment launched its D-DTH service on a full-scale basis on September 18, 1998, with an aim to establishing a base of approximately 500,000 targeted initial subscribers. @Entertainment believes that it will be able to draw upon its extensive internal experience in the Polish cable television business to support the introduction, development and marketing of its D-DTH service.

    Philips has agreed to supply @Entertainment with D-DTH reception systems for up to 500,000 initial subscribers to @Entertainment's D-DTH service. Philips has also agreed to distribute, install and service @Entertainment's D-DTH reception systems through more than 1,200 Philips authorized electronics retailers located throughout Poland. Philips has operated in Poland since 1991 and has experience introducing new products to the Polish market through its extensive retail network. In addition, Philips has supplied an end-to-end product package for MEASAT's D-DTH service in Malaysia, utilizing CryptoWorks-Registered Trademark-technology similar to that used in @Entertainment's D-DTH service.


    @Entertainment has designed a customer service program which is intended to produce a high level of customer satisfaction and to minimize churn rates. As part of this strategy, @Entertainment has established a customer service facility within the call center for both its cable and D-DTH businesses. The call center provides telemarketing and sales and service support and includes specialized billing software with on-line real time access to all D-DTH customer accounts, designed to provide better access to customer information and to improve customer service. @Entertainment believes the call center will allow it to offer a high level of customer service at relatively low cost to its D-DTH subscribers.



    @Entertainment's D-DTH service targets homes that are not subscribers to its cable television service. @Entertainment does not believe that there is much incentive for @Entertainment's existing cable subscribers to switch from @Entertainment's cable service to its D-DTH service, because with their cable service they are able to enjoy equally good signal quality, access to the same Wizja TV programming, and more total channels than @Entertainment's D-DTH service offers, at a monthly cost that will, in most cases, be comparable to that of @Entertainment's D-DTH service and without the need for investing any funds for installation of D-DTH reception systems. However, @Entertainment will be disadvantaged to the extent that any existing cable subscribers switch to the D-DTH service, particularly if they are subscribers who will receive D-DTH reception systems at the promotional prices @Entertainment is now charging and they do not substantially increase the amount of their monthly fees payable to @Entertainment.


    TECHNOLOGY AND INFRASTRUCTURE

    @Entertainment's D-DTH service is encoded, processed, compressed, encrypted, multiplexed (i.e., combined with other channels), modulated (i.e., applied to the designated carrier frequency for transmission to satellite) and broadcast from Maidstone, U.K. to geosynchronous satellites ("uplinked") which receive, convert and amplify the digital signals and retransmit them to earth in a manner that allows individual subscribers to receive and be billed for the particular program services to which they subscribe.


    TRANSMISSION AND UPLINK FACILITIES. The channels available on @Entertainment's D-DTH service include @Entertainment's own proprietary channels and channels from third parties originating from a number of sources in Poland, the U.K. and elsewhere. Most of the tailoring of programs for the local market ("localization") is undertaken by @Entertainment, which principally consists of adding voiceovers or dubbing into Polish for @Entertainment's proprietary channels on Wizja TV, occurs in Poland. For most of the channels on Wizja TV, localization, editorial control and program packaging will be the responsibility and at the cost of the channel supplier. The channels provided by third parties are delivered in tape format, through a landline or will be backhauled (i.e., transmitted via satellite or other medium) to @Entertainment's transmission facility in Maidstone for broadcasting to Poland.

    @Entertainment has a 5 year contract with British Telecommunications plc ("BT") for the provision and maintenance of uplink equipment at Maidstone. Other than the BT uplink equipment, @Entertainment owns all the required broadcasting equipment at its facility in Maidstone. @Entertainment's programming is currently transmitted to @Entertainment's transponders on Astra satellites 1E and 1F.

    @Entertainment's D-DTH signal is beamed by these satellites back to earth and may be received in Poland by those who have the appropriate dedicated satellite reception equipment and who have been connected by @Entertainment to its D-DTH service as subscribers. The signal is currently received by @Entertainment's own cable networks, and will also be received by the cable networks of other cable operators, if any, having distribution agreements with @Entertainment. Once the D-DTH signal has been received at the cable networks, the signal is transmitted by cable to those who have been connected by @Entertainment to its cable service as subscribers or connected by such other cable operators, if any, to their own cable systems.

    Philips will initially provide the following critical components and services used in @Entertainment's D-DTH satellite transmission system and will be the primary point of contact for subscribers to @Entertainment's D-DTH service:

    - the Philips' digital integrated receiver decoders;

    - a smartcard-based proprietary conditional access system which uses Philips CryptoWorks-Registered Trademark- technology;

    - a satellite receiving dish and related equipment;

    - installation; and

    - support services.

    @Entertainment's agreement with Philips provides for the following:

    - Philips will be the exclusive supplier of the first 500,000 D-DTH reception systems in connection with the launch of @Entertainment's D-DTH business in Poland.

    - Philips has granted @Entertainment an exclusive license of its CryptoWorks-Registered Trademark-technology in Poland for the term of the agreement, which will terminate when @Entertainment has purchased 500,000 D-DTH reception systems from Philips, unless terminated earlier in accordance with the terms of the agreement or extended by mutual consent of Philips and @Entertainment.


    - Philips will not be able to distribute any other IRDs under the Philips' trademark in Poland until December 31, 1999 or any earlier date on which @Entertainment has secured 500,000 initial subscribers to its D-DTH service in Poland. After such period @Entertainment may license one or two suppliers of IRDs in addition to Philips and Philips shall license its CryptoWorks-Registered Trademark- technology to such additional suppliers for the Polish market. However, there can be no assurance that @Entertainment will be able to secure such additional suppliers, if necessary.



    Any new D-DTH broadcaster wishing to commence the operation of an encrypted pay television service within Poland that would access @Entertainment's set top boxes would need to obtain a license from Philips to use
CryptoWorks-Registered Trademark- (after the exclusive license of CryptoWorks-Registered Trademark- for Poland granted to @Entertainment ends), or acquire an alternative encryption and conditional access technology and build its own decoder base capable of receiving transmissions encrypted using such technology. If a competitor obtained a license from Philips, it could contract with @Entertainment for access to the installed encryption decoder base utilized by @Entertainment.

    Transmissions using conditional access technology are encrypted prior to being transmitted to satellites. The signal from the satellite is received by a subscriber through an antenna and integrated receiver decoder, and is decrypted via a smartcard inserted into a decoder, which is usually integrated with a receiver into the integrated receiver decoder and connected to a viewer's television set. A smartcard is a plastic card, usually the size of a credit card, carrying an embedded computer chip that implements the secure management and delivery of decryption keys necessary to descramble pay television channels and thereby enable and disable viewing according to whether the subscriber is authorized to receive a particular service. The smartcard receives instructions as to whether to enable, disable, upgrade or downgrade a subscriber's level of service via the datastream sent to the decoder within the broadcast signal. The encryption codes contained in the smartcards can be updated via over-the-air addressing or physically replaced.


    The delivery of subscription programming requires the use of encryption technology to prevent signal theft or "piracy." Historically, piracy in the cable television and European analog direct-to-home satellite television industries has been widely reported. To @Entertainment's knowledge, there has not been a breach of CryptoWorks-Registered Trademark- since its introduction in Malaysia in 1996. To the extent a breach occurs, however, @Entertainment will take countermeasures, including over-the-air measures, and if necessary the replacement of smartcards. Although @Entertainment expects its conditional access system, subscriber management system and smartcard system to adequately prevent unauthorized access to programming, there can be no assurance that the encryption technology to be utilized in connection with @Entertainment's D-DTH system will remain effective.



    @Entertainment believes that the Astra satellites, CryptoWorks-Registered Trademark- encryption technology and the integrated receiver decoder together constitute a reliable, end-to-end cost-effective D-DTH system. However, certain other large European providers of D-DTH services have selected different satellites, encryption technology and decoders. For the risks involved if another satellite encryption technology or decoder becomes the preferred standard in Poland, see "Risk Factors--We May Incur Significant Costs and Lose Subscribers Due to Changes in Technology."



    SATELLITES. @Entertainment currently broadcasts and expects to broadcast all of its proprietary programming and that of most third party programmers from its transmission facility in the U.K. by cable to an earth station transmitting antenna, located at its Maidstone site. The uplink facility transmits @Entertainment's programming signal via a transponder on an orbiting satellite transponder to the cable system receiving antennae and also to D-DTH subscribers' reception equipment throughout Poland. @Entertainment has been studying and discussing with relevant Polish authorities the feasibility of locating its uplink and production facilities in Poland and applying for Polish broadcasting licenses necessary to engage in such activities.



    In March 1997, @Entertainment entered into contracts with Societe Europeenne des Satellites S.A. ("SES") for the lease of three transponders on two satellites, Astra 1E and 1F. The leases for the one transponder on the Astra 1E satellite and two transponders on the Astra 1F satellite will expire in 2007. All three transponders are currently operational and available to @Entertainment. Aggregate charges for each transponder are capped at $6.75 million per year for each transponder and approximately $182 million for all three transponders for the term of the contracts remaining after December 31, 1998. @Entertainment's transponder leases provide that @Entertainment's rights are subject to termination in the event that SES's franchise is withdrawn by the Luxembourg Government.


    @Entertainment has been designated a "non-pre-emptible customer" under each of its relevant transponder leases. As a result, in the event of satellite or transponder malfunction, @Entertainment's use of its transponders cannot be suspended or terminated by a broadcaster which has pre-emption rights permitting it to gain access to additional transponders in preference to certain other Astra customers. @Entertainment does not, however, have the right to pre-empt other customers if its transponders stop working. A "protected customer" would have pre-emption rights if its transponders stop working and its service would be moved on to the transponder carrying a pre-emptible customer's service.


    While @Entertainment has sufficient channel capacity to broadcast its D-DTH service and to add approximately 10 additional channels to its initial Wizja TV channel line-up on the three transponders to which it currently has access, @Entertainment's ability to add channels to its D-DTH programming platform beyond that point will depend upon its ability to obtain access to additional transponder capacity on the Astra satellites or other favorably positioned satellites or an improvement in the digital compression techniques. Due to the high cost of insurance policies relating to satellite operations, @Entertainment does not insure against possible interruption of access to the transponders leased by it for satellite transmission of its programming platform. For the risks involved in the event of a failure of one or more of the transponders leased by @Entertainment, see "Risk Factors--Our D-DTH Business Depends on Our Ability to Broadcast Using Transponders in Satellites, Which Are Subject to Significant Risks and Which We Have Not Insured."

PROGRAMMING

    @Entertainment believes that there is unsatisfied demand in the Polish market for high-quality Polish-language programming and that the quality and variety of Polish-language programming offered is a critical factor in building and maintaining successful multi-channel pay television systems in Poland. The principal programming objective of @Entertainment is to develop and acquire high-quality Polish-language programming that can be commercially exploited throughout Poland through D-DTH and cable television exhibition and advertising sales. @Entertainment intends to use Wizja TV to increase the penetration rate for its cable television networks and its D-DTH system and to increase per subscriber revenue from its cable systems. @Entertainment also expects to distribute Wizja TV on a wholesale basis to other cable operators in Poland.


    The Polish television industry, like those in many emerging markets, currently relies primarily on programming from foreign sources (translated, voiced-over or dubbed into Polish) and limited local broadcasting alternatives.


    PROGRAMMING STRATEGY

    @Entertainment's programming strategy is focused on the development and acquisition of high-quality Polish-language programming. Its programming strategy is based upon four elements.


-  ESTABLISH AND EXPAND
   PROGRAMMING PACKAGE.......  Wizja TV's current channel line-up includes four channels,
                               Atomic TV, Wizja 1, Wizja Pogoda, and Twoja Wizja, that are owned and operated by @Entertainment, and 20 channels that are produced by third parties, 11 of which are broadcast
                               under exclusive agreements for pay television in Poland.
                               @Entertainment expects to expand Wizja TV's channel line-up to include additional basic and premium channels, including
                               @Entertainment's proprietary Wizja Sport channel, and
                               eventually to introduce tiered packages containing a variety of combinations of 21 or more channels.

-  DEVELOP AND EXPAND
   PROPRIETARY CHANNELS......  @Entertainment intends to develop and expand its sports programming through Wizja Sport. In addition to developing its own proprietary programming, @Entertainment has entered into and intends to enter into joint ventures and other
                               similar arrangements with other programming companies.

-  CONTROL CONTENT...........  @Entertainment believes that the programming on Wizja TV will provide it with a significant advantage over
                               competitors, and therefore @Entertainment's strategy is to secure exclusive rights to as much

                               high-quality Polish-language programming as is commercially feasible. @Entertainment has secured certain exclusive
                               Polish pay television rights to channels and events covering what it believes are the most important programming genres to viewers in the Polish market, including movies, sports, children's programming, documentaries and music.
                               @Entertainment intends to continue to use exclusive
                               agreements, where practicable, in expanding the programming available on Wizja TV.

-  USE PROGRAMMING TO DRIVE
   DISTRIBUTION..............  @Entertainment intends to use its programming to increase penetration of its cable distribution business. Wizja TV is intended to be the primary selling point of @Entertainment's
                               D-DTH service. @Entertainment believes that its programming will be a significant factor in increasing the penetration of its cable and D-DTH systems and in increasing per
                               subscriber revenue from its cable networks.

    THE WIZJA TV PROGRAMMING PACKAGE


    The Wizja TV channels offered to @Entertainment's D-DTH and cable subscribers include the following:*



CHANNEL                        DESCRIPTION                LANGUAGE        HOURS PER DAY   TERMS OF DISTRIBUTION**
---------------------  ---------------------------  --------------------  --------------  ------------------------
Wizja 1                General entertainment        Polish(1)                   20        Proprietary channel
                         channel including movies,                          (Sunday to
                         series, exclusive sport                             Thursday)
                         and documentaries                                      24
                                                                           (Friday and
                                                                             Saturday)
Atomic TV              Music                        Polish(1)                   24        Proprietary channel
BET                    Music                        Polish/English(2)           12        Exclusive in Poland** -
  on Jazz                                                                                   5 year term
Wizja Pogoda           Weather Channel              Polish(1)                   24        Proprietary channel
Twoja Wizja            Programming Directory        Polish(1)                   8         Proprietary channel
                         Channel
HBO Poland Service***  Premium Movie Channel        Polish(11)                  18        Exclusive D-DTH in
                                                                                            Poland-7-year term.
                                                                                            Non-exclusive cable in
                                                                                            Poland-7-year term.
Cartoon Network        Cartoons and other           Polish/English(3)           18        Exclusive in Poland** -
                         programming                                                        5 year term
Turner Classic         Films and other programming  Polish/English(5)           6         Exclusive in Poland** -
  Movies(4)                                                                                 5 year term
Fox Kids Poland        Children's programming       Polish(6)                   14        Exclusive in Poland** -
                                                                                            5 year term
Hallmark               Movies and Mini Series       Polish(1)                   24        Exclusive in Poland** -
  Entertainment                                                                             5 year term
  Channel
National Geographic    Documentary Programming      Polish/English(7)           12        Exclusive in Poland** -
  Channel                                                                                   5 year term
QuesTV                 Documentary programming      Polish/English(8)           16        Exclusive in Poland** -
                         with themes of speed,                                              5 year term
                         action, and adventure
Romantica Channel      Latin American romantic      Polish(9)                   12        Exclusive in Poland** -
                         series                                                             5 year term
Travel                 Travel related and vacation  Polish/English(10)          12        Exclusive in Poland** -
                         programming                                                        5 year term
CNN International      International news and       English                     24        Non-exclusive in Poland
                         feature programming                                                - 5 year term

CHANNEL                        DESCRIPTION                LANGUAGE        HOURS PER DAY   TERMS OF DISTRIBUTION**
---------------------  ---------------------------  --------------------  --------------  ------------------------
MTV: Music Television  Music and youth- oriented    English                     24        Exclusive D-DTH in
                         entertainment                                                      Poland.
                                                                                            Non-exclusive cable in
                                                                                            Poland-5-year term
Discovery Channel      Documentary Programming      Polish/English(12)          18        Exclusive D-DTH in
                                                                                            Poland
Animal Planet          Documentary Programming      Polish/English(12)          18        Exclusive D-DTH in
                                                                                            Poland
Eurosport              Sports Programming           Polish/English (13)    at least 17    Non-exclusive D-DTH in
                                                                                            Poland-5-year term.
Wizja Le Cinema        European Films               Polish                      12        Exclusive in Poland** -
                                                                                            5 year term.
E! Entertainment       Entertainment Programming    Polish                      24        Exclusive in Poland** -
                                                                                            2 year term.(14)
TVN                    General entertainment        Polish                      24        Exclusive D-DTH in
                                                                                            Poland - 6 month term.
Polsat                 General entertainment        Polish                      24        Non-exclusive
                                                                                            D-DTH in Poland -- 1.5
                                                                                            year term.(15)
Polsat 2               General entertainment        Polish                      24        Non-exclusive
                                                                                            D-DTH in Poland -- 1.5
                                                                                            year term.(15)


 (1) @Entertainment is responsible for localizing programming into Polish.

 (2) @Entertainment is responsible for localizing into Polish a level of the programming determined by @Entertainment.

 (3) The channel supplier is contractually required to localize a minimum of 14 hours per day of programming.

 (4) TNT has been rebranded as Turner Classic Movies.

 (5) The channel supplier is contractually required to localize an average of three films per night or two films where the films are longer than two hours and film related programs which must be a minimum of 6 hours of programming content per day.

 (6) The channel supplier is contractually required to have the programming content completely localized into Polish.

 (7) The channnel supplier is contractually required to localize 75% of the program content into Polish beginning in October 1998 and 85% of the program content beginning in January 1999.

 (8) The channel supplier is contractually required to have a minimum of 95% of the programming content into Polish beginning in January 1999.

 (9) The channel supplier is contractually required to localize all programming into Polish.


(10) The channel supplier is contractually required to use its reasonable endeavors to localize a minimum of 85% of the qualifying programming into Polish beginning January 18, 1999.


(11) The channel supplier is contractually required to localize a substantial amount of the programming into Polish.

(12) The channel supplier is contractually required to use its reasonable endeavors to localize the majority of programming into Polish and the level of localization will continue to grow in 1999.

(13) The channel supplier is contractually required to localize 70% of programming content into Polish by June 1, 1999 and to localize 80% of programming content into Polish by January 1, 2000, subject to being able to clear the Polish language rights.


(14) Term of contract is eligible for extension to five years based on the achievement of certain viewing figures.



(15) Subject to certain regulatory approvals.


  * The information contained in this chart summarizes only some of the contractual terms and is not a complete description of the agreements with the channel suppliers. @Entertainment is continuing to negotiate license agreements for distribution to Poland of additional channels.

 ** Exclusive in Poland means exclusive DTH distribution rights and exclusive cable distribution and agency rights in Poland.

*** Premium channel.

    @Entertainment has also entered into long-term exclusive agreements to broadcast to Poland live coverage of certain sports events, including the following:

    - certain of the Polish national soccer team's games;


    - games of Warsaw's Legia Daewoo, a Polish soccer club;


    - certain European matches of Lech Poznan, a Polish Premier League soccer team;


    - European soccer matches, including matches from the Dutch and Portuguese leagues;


    - Polish Speedway League events;


    - Speedway Grand Prix World Championships;


    - International Skating Union Champion Series ice skating;

    - games of three leading teams in the Polish Premier Hockey League; and


    - certain boxing events including local Polish boxing.


    These events have been initially carried on Wizja 1 or Twoja Wizja, and they will be carried on Wizja Sport when it is established. When established, Wizja Sport will initially provide approximately 12 hours of local and international sporting events per week. @Entertainment believes that Wizja Sport will be the first channel in the Polish market principally dedicated to Polish sports programming. Wizja Sport is expected to be launched by late 1999. @Entertainment's ability to broadcast certain of these sporting events on an exclusive basis may be limited by pending regulatory changes.

    Several of the sports rights contracts give @Entertainment the ability to obtain additional seasons of those sports events, either by way of a right of first refusal or a right of first offer. Most of the sports rights agreements grant @Entertainment exclusive rights to broadcast the sports events live in Poland. The exclusivity in some cases is subject to the ability of the rights owner to grant limited rights to other broadcasters to show the events on a delayed or highlights basis. @Entertainment is currently in negotiations with other sports rights holders to purchase the rights to additional local and international sports events.


    @Entertainment has purchased exclusive rights from third parties for programming on 11 of the current 24 channels on Wizja TV. In some of the agreements, however, the channel supplier may terminate the agreement and/or eliminate the exclusivity rights if @Entertainment does not achieve specified milestones for subscriber numbers by certain specified dates. In addition, most of the agreements impose certain restrictions on the tiering of the particular channel, which will limit the flexibility of @Entertainment in determining program tiering in the future, and also include provisions whereby @Entertainment agrees to indemnify the channel supplier against any claims, including claims made by governmental authorities, resulting from the exclusive nature of the rights granted or from the tiering restrictions. Some of the agreements require payments based on a guaranteed minimum number of subscribers, and some require payments at the time of execution. On December 31, 1998, @Entertainment was committed to pay approximately $214.3 million in guaranteed minimum payments over the next seven years in respect of broadcasting and programming agreements, of which approximately $37.2 million was committed through the end of 1999. In addition, @Entertainment is continuing to negotiate additional agreements with channel and program suppliers and sports rights organizations, which agreements if consummated may require @Entertainment to pay additional guaranteed minimum payments and/or payments at the time of execution. In most of @Entertainment's programming agreements, the channel supplier, at its own expense, must localize its programming into the Polish language prior to the launch of Wizja TV. In most of its programming agreements, @Entertainment is required to make payments to the channel supplier on a monthly basis based on the number of subscribers to whom the programming is made available.

    In addition, some of the agreements impose certain limitations, including:


    - the channel must be received by 100% of subscribers to @Entertainment's D-DTH service and by all "basic package" subscribers of @Entertainment's cable system or by most of its cable subscribers;


    - the channel must be provided, under certain restricted circumstances, on a stand alone basis as well as part of a package of programming in certain situations;

    - the programming @Entertainment may purchase for Wizja TV may be restricted;

    - distribution of other channels as part of @Entertainment's programming package may be limited (consequently, the consummation of an agreement with one channel supplier has had, and will in the future continue to have, the effect of precluding @Entertainment from entering into agreements with other potential channel suppliers);

    - suppliers of programming to a channel supplier may require @Entertainment to assume the channel supplier's obligations to license the programming on financial terms which are more favorable to the program provider than those under @Entertainment's existing agreement with the channel supplier;

    - @Entertainment may be required to install encryption decoder-based technology in homes of cable subscribers receiving premium services; and

    - if @Entertainment undertakes certain investments or enters into certain transactions, certain minimum guarantees payable under the agreement would increase and @Entertainment would lose certain rights.


    As opportunities permit, @Entertainment intends to expand the channel offerings on Wizja TV. @Entertainment is considering adding more thematic channels to its programming package. These channels may be based on themes such as sports, movies, news, weather, lifestyle, gameshows or childrens' programming. @Entertainment expects it will own and develop certain of these additional thematic channels.


    PROPRIETARY PROGRAMMING


    Wizja TV contains four channels, Atomic TV, Wizja 1, Wizja Pogoda and Twoja Wizja, that are owned and operated by @Entertainment. @Entertainment intends to create additional proprietary channels, including Wizja Sport, to be added to the Wizja TV line-up. In addition, @Entertainment has established and intends to continue to establish entities to engage in the production of programming either to be included on @Entertainment's proprietary channels, or to be licensed to @Entertainment for distribution as part of the Wizja TV line-up.


    @Entertainment has established entities to engage in the development and production of Polish-language thematic television channels. Those entities plan to develop programming designed to drive subscriber growth on @Entertainment's cable television networks and on its D-DTH system and increase revenue per cable subscriber. In December 1996, @Entertainment acquired 45% of Ground Zero Media Sp. z o.o. ("GZM"), a joint venture with Polygram, the recording company, Atomic Entertainment LLC, and Planet 24 Productions Limited, an independent production company. In February and March 1998, @Entertainment acquired the remaining 55% interest in GZM from the GZM stockholders. GZM's only business is the development and production of Atomic TV, a Polish-language music television channel aimed at the 14-29 year old audience. Atomic TV began to be broadcast via satellite on April 7, 1997 across the cable systems of @Entertainment and other cable operators. Atomic TV is currently distributed to more than 900,000 cable subcribers, and @Entertainment believes that based on distribution it is the leading cable television channel in the Polish market.

    In addition, @Entertainment is developing Wizja 1 as the primary channel for entertainment, Wizja Pogoda as the weather channel, and Twoja Wizja as the programming directory channel, and intends to develop Wizja Sport as the sports channel for its programming platform. Wizja 1 offers a wide range of Polish-language programming, including full-length feature films, music, lifestyle and childrens' programs, and sports events. A description of @Entertainment's sports programming is set forth in "Business-- Programming--The Wizja TV Programming Package."



    @Entertainment has entered into additional program license agreements for high-quality programming for exhibition on Wizja 1. These agreements are with leading international film production companies for certain television rights in Poland to films, mini-series and documentaries. @Entertainment is also acquiring local Polish programming and is in negotiations to purchase rights for other high-quality programming. It is also investing in new Polish productions.


    In November 1997, @Entertainment purchased 50% of WPTS Sp. z o.o. ("Twoj Styl"), a Polish company producing, among others, the leading Polish lifestyle magazine, for the purpose of producing Polish lifestyle programming. @Entertainment believes that the combination of its television expertise and Twoj Styl's publishing experience will result in the production of high quality lifestyle television programming, targeting primarily female audiences.


    In February 1998, @Entertainment purchased, for approximately $500,000, an option to buy a 50% plus one share interest in "Polonia" Sportowa S.A., a soccer club in Poland. The purchase option expired in February 1999 and @Entertainment does not intend to extend this option.



    In late February 1999, @Entertainment purchased for approximately $1.8 million a 30% interest in Mazowiecki Klub Sportowy Sportowa S.A., a joint stock company which owns Hoop Pekaes Pruszkow, a Polish basketball team. In connection with this purchase @Entertainment has agreed to act as a sponsor for Hoop Pekaes Pruszkow.



    As opportunities arise in the rapidly developing pay television market in Poland, @Entertainment intends to consider adding more thematic channels to its programming package. In particular, @Entertainment currently intends to create additional thematic channels, such as sports, movies, news, weather, lifestyle, gameshows and childrens' programming. Thematic channels permit subscribers to choose easily the theme of the programming to be viewed at any particular time. @Entertainment will use Wizja 1 as an anchor channel to introduce entertainment and sports programming to the Polish market. Concepts that are well received may become the basis for new channels. For example, Atomic TV, which debuted on a proprietary cable channel in the spring of 1996, generated substantial cable television viewer and advertising interest, and was offered as a separate channel in April 1997.


    In certain instances, @Entertainment has acquired equity interests in programming produced by third parties and included on Wizja TV. Such an equity investment allows @Entertainment access to the programming in exchange for @Entertainment sharing the costs incurred in the creation of the Polish-language version of the programming. For example, @Entertainment purchased an equity interest in Fox Kids Poland, a children's entertainment channel aimed at an audience in the 4 to 12 age group. @Entertainment expects to continue this practice, and intends to acquire equity interests in a number of programming providers in order to secure additional proprietary programming.


    PREMIUM TELEVISION CHANNELS. @Entertainment has introduced its own premium channel as well as premium channels supplied by third parties. On July 1, 1998, @Entertainment introduced Wizja 1 as a premium channel, and as of April 1, 1999 reclassified it as a basic channel. @Entertainment has also introduced a Polish-language version of premium movie channels to its cable subscribers for an additional monthly fee. Currently, two premium movie channels are available in Poland, Canal+ and the HBO Poland service. Both feature movies and also carry, or will carry, live sports and other entertainment. @Entertainment has distributed Canal+ on a non-exclusive basis on its cable networks since entering into a preliminary distribution agreement with Canal+ in October 1995. @Entertainment currently has approximately 7,800 subscribers to the Canal+ service.


    @Entertainment has signed agreements for the exclusive distribution on its D-DTH system, and non-exclusive distribution across its cable networks, for the HBO Poland service, a Polish-language premium movie channel owned in part by Home Box Office. HBO currently has exclusive rights in Poland to movies from Warner Bros., Columbia TriStar International Television and Buena Vista International.


    The HBO Poland service was launched on @Entertainment's cable network in September 1996. To date, the service has generated significant subscriber interest. As of December 31, 1998, the service had achieved a penetration rate of 5.2% across @Entertainment's cable networks. @Entertainment began distribution of the HBO Poland service in Warsaw in April and in Gdansk and Krakow in May 1997, and rolled out this service to most of @Entertainment's remaining cable systems by the end of 1997. The HBO Poland service was launched on @Entertainment's D-DTH system in September 1998.


    ADVERTISING. @Entertainment expects to attract significant advertising to its channels as part of the Polish television advertising market, which @Entertainment believes is still relatively underdeveloped, with television advertising expenditures on a per capita basis being lower than in comparable European markets. According to the TV International Sourcebook, the current size of the Polish television advertising market was approximately $795 million in 1995. @Entertainment believes that this market is dominated by TVP and Polsat. @Entertainment expects that its channels will provide advertisers new and better targeted outlets in Polish television. In particular, @Entertainment believes that its channels will be attractive to advertisers because of the relatively affluent demographic profile of @Entertainment's anticipated subscribers, the focus of @Entertainment on large, high economic growth areas, and the opportunity to target viewers of particular thematic channels with advertisements for goods and services. Furthermore, @Entertainment's channels will give advertisers local customer access that cannot easily be replicated through any other advertising media. In the majority of the programming agreements, @Entertainment is entitled to at least a 50% share of the net advertising revenue generated in connection with the particular channel, and the channel supplier is required to contribute to the cost of marketing its channel in Poland. @Entertainment is responsible for selling the advertising for most of the channels. This arrangement will enable @Entertainment to market a package of channels to advertisers in the Polish market and offer them a selection of advertising opportunities for different market segments. In most of the agreements with the channel suppliers, @Entertainment has the right to include on that particular channel, for at least one minute per hour, segments promoting the Wizja TV platform and the other Wizja TV channels. This will enable @Entertainment to implement a comprehensive promotional strategy reinforcing the Wizja TV brand. In addition, @Entertainment will produce and mail to its subscribers a monthly subscriber magazine, announcing channel line-ups, programming schedules and special events, and providing further opportunities for promoting Wizja TV and for obtaining revenues from commercial advertisers.


    In October 1998, @Entertainment established At Media Sp. z o.o. in Poland, a wholly owned subsidiary, to develop advertising opportunities for the Wizja TV programming package. At Media currently offers commercial airtime on 13 of @Entertainment's 24 channels on Wizja TV to major advertising agencies and advertisers in the Polish market. At Media also offers advertising spots in its monthly subscriber magazine "Twoja Wizja". At Media is also in the process of developing a database of Wizja TV subscribers, which is being marketed to major advertisers and advertising agencies.


COMPETITION


    The multi-channel pay television industry in Poland has been, and is expected to remain, highly competitive. @Entertainment competes with other cable television operators, as well as with companies employing numerous other methods of delivering television signals to subscribers. The extent to which @Entertainment's multi-channel pay television services are competitive with alternative delivery systems depends, in part, upon @Entertainment's ability to provide a greater variety of Polish-language programming at a more reasonable price than the programming and prices available through alternative delivery systems.



    Pay television services also face competition from a variety of other sources of news, information and entertainment such as newspapers, cinemas, live sporting events, interactive computer programs and home video products such as video cassette recorders. The extent of this type of competition depends upon, among other things, the price, variety and quality of programming offered by pay television services and the popularity of television itself.


    CABLE TELEVISION. In the cable television industry, @Entertainment believes that competition for subscribers is primarily based on price, program offerings, customer service, and quality and reliability of cable networks.


    Operators of small cable networks, which are active throughout Poland, pose a competitive threat to @Entertainment because they often incur lower capital expenditures and operating costs and therefore have the ability to charge lower fees to subscribers than does @Entertainment. While these operators often do not meet the technical standards for cable systems under Polish law, enforcement of regulations governing technical standards has historically been poor. Regardless of the enforcement of these laws and regulations, @Entertainment expects that operators of small cable networks will continue to remain a competitive force in Poland.


    In addition, certain of @Entertainment's competitors or their affiliates have greater experience in the cable television industry and have significantly greater resources (including financial resources and access to international programming sources) than @Entertainment. The largest competitors of @Entertainment in Poland include Bresnan Communications, which owns at least three cable systems (including Aster City Cable Sp. z o.o.) and Multimedia Polska S.A., a Polish entity. In addition, @Entertainment understands that a number of cable operators in Poland (led by Bresnan Communications) have formed, or are in the process of forming, a consortium for the joint creation and production of Polish-language programming.


    @Entertainment understands that Bresnan International Partners (Poland) LP has entered into a letter of intent with Electrim S.A., a diversified conglomerate in Poland, to sell its cable operations.



    @Entertainment's cable television business also competes with companies employing other methods of delivering television signals to the subscribers, such as terrestrial broadcast television signals and analog direct-to-home ("A-DTH") television services, and with a multi-channel multi-point distribution system and D-DTH services (including @Entertainment's own D-DTH service).



    D-DTH. @Entertainment's D-DTH business will compete with traditional cable systems, including its own, and terrestrial broadcast and A-DTH services as well as other potential D-DTH and multi-channel multi-point distribution system services. TKP, which is partially owned by Canal+ S.A., currently offers a single channel Polish-language pay television service (including A-DTH). TKP, in conjunction with other Polish broadcasting entities such as Aster City Cable (a Warsaw-based cable television operator), launched a multi-channel D-DTH service in Poland in November 1998 under the name Cyfra+. Polsat S.A. and Polskie Media S.A. have withdrawn from their participation in Cyfra+, and Polsat S.A. intends to create its own thematic channels.



    @Entertainment cannot predict whether other European or Polish broadcasters, such as BSkyB, Bertelsmann, Kirch or Polsat, will choose to enter the Polish D-DTH market. Some of @Entertainment's current and potential competitors, either alone or in joint ventures with other competitors, have either launched or announced plans to launch D-DTH systems for other European countries. Many of @Entertainment's current and potential competitors have significantly greater financial, managerial and operational resources and more experience in the DTH business than @Entertainment.


    PROGRAMMING. In the programming business, @Entertainment competes with other television companies, both free (broadcast) television and pay television (including Canal + and HBO), for the acquisition of sports rights and most other programming, including the rights to feature films and television series and the right to participate in joint ventures with other creators of programming. @Entertainment also competes with other programming creators for the hiring of personnel with creative and production talent for the development of programming. If @Entertainment is precluded from creating or obtaining programming due to exclusive agreements entered into between programming creators and @Entertainment's competitors, @Entertainment will face difficulty in creating or acquiring sufficient

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high-quality programming to attract and retain subscribers and commercial advertising customers for its cable and D-DTH services. If @Entertainment cannot negotiate exclusive agreements with suppliers of its programming or these agreements become unenforceable, @Entertainment will not be able to preclude its competitors from obtaining access to such programming. If @Entertainment's competitors have access to the same programming as @Entertainment, @Entertainment's programming line-up will be less unique and less attractive to subscribers.


PROPERTIES


    As of December 31, 1998, @Entertainment owned equipment used for its cable television business, including 108 satellite receivers for cable networks, and approximately 4,378 kilometers of cable plant. @Entertainment has approximately 210 lease agreements for offices, storage spaces and land adjacent to the buildings. The total area leased amounts to approximately 30,100 square meters (most of which is land adjacent to buildings). The areas leased by @Entertainment range from approximately 10 square meters up to more than 1,800 square meters. The agreements are for specified and unspecified periods of time and those for an unspecified period may be terminated with relatively short notice periods by either party, usually three months.



    @Entertainment has entered into conduit leases with TPSA (the Polish national telephone company) and, in certain cases, with other entities. The majority of the TPSA leases require @Entertainment to bear the costs of the maintenance of the cable. @Entertainment may not sublease the conduit or cables or allow a third party to use the conduits or cables free of charge without TPSA's consent. The rental charge for the conduit is usually determined on each 100 meters of conduit occupied. The agreements also contain indexation clauses for rent adjustment purposes (based on the change of U.S. dollar exchange rates or on the increase of real maintenance costs). A substantial portion of @Entertainment's contracts with TPSA for the use of such conduits permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months' notice without cause. Any termination by TPSA of such contracts could result in @Entertainment losing its permits, the termination of agreements with co-op authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such TPSA contracts. For a list of the reasons for which TPSA can terminate a conduit agreement, the proportion of @Entertainment's cable subscribers serviced by conduits leases subject to immediate termination and the consequences to @Entertainment of the loss of those conduit leases, see "Risk Factors--Termination of Our Conduit Agreements with TPSA Could Result in the Loss of Our Permits, the Termination of Agreements with Cooperative Authorities and Programmers, and an Inability to Service Our Customers" and "Business--Cable Operations--Technology and Infrastructure."



    @Entertainment believes that its existing owned properties, lease agreements and conduit agreements are adequate for purposes of @Entertainment's cable television operations, although additional space and conduits will be needed in the future if @Entertainment acquires other cable television networks.



    In connection with the establishment of its D-DTH service and the development of its programming business, @Entertainment has leased office space and premises providing satellite receiving (to receive programs from suppliers), production, post-production and program packaging facilities. This space is located in Maidstone, U.K..



    @Entertainment believes that its existing owned properties, lease agreements and conduit agreements are adequate for @Entertainment's D-DTH and programming operations, although additional space may be needed in the future for @Entertainment's programming production activities.


TRADEMARKS

    @Entertainment, either itself or through its subsidiaries, has filed or is in the process of filing for registration of its various trademarks. The PTK logo was registered for use in connection with television and programming services in July 1997. Trademark applications are pending in Poland for other variations

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
of PTK trademarks. Also, numerous trademark applications have been filed in Poland for the various Wizja trademarks, including but not limited to Atomic TV, Wizja, Wizja TV and Wizja 1 logos. Additional applications for other Wizja trademarks and related trademarks will be filed in Poland in the near future.

EMPLOYEES


    On December 31, 1998, @Entertainment had approximately 1,385 permanent full-time employees and approximately 49 part-time employees. In addition, as of that date @Entertainment employed approximately 91 salesmen who received both commissions and a nominal salary, and from time to time @Entertainment employs additional salesmen on an as needed, commission only basis. In connection with the establishment of its D-DTH business and the development of its programming business, @Entertainment expects to hire 56 more employees by the end of 1999, the majority of whom will be administrative, post-production and technical personnel located at @Entertainment's facility in the U.K. and customer service representatives in the call center in Poland. @Entertainment expects that certain functions, such as satellite transmission and receiving and program production, will be performed by employees of third parties pursuant to medium- and long-term service agreements with @Entertainment. @Entertainment believes that its relations with its employees are good.


LEGAL PROCEEDINGS

    @Entertainment is involved in litigation from time to time in the ordinary course of business. In management's opinion, the litigation in which @Entertainment is currently involved, individually and in the aggregate, is not material to @Entertainment's business, financial condition or results of operations.


    Two of @Entertainment's cable television subsidiaries, Telewizja Kablowa Gosat-Service Sp. z o.o. and PTK S.A., and four unrelated Polish cable operators and HBO Polska Sp. z o.o. ("HBO Polska") have been made defendants in a lawsuit instituted by Polska Korporacja Telewizyjna Sp. z o.o., an indirect partially-owned subsidiary of Canal+ S.A. The lawsuit was filed in the Provincial Court in Warsaw, XX Economic Division (Sad Wojewodzki w Warszawie, Wydzial XX Gospodarczy) (the "Court"). The main defendant in the proceedings is HBO Polska which is accused of broadcasting HBO television programming in Poland without a license from the Polish National Radio and Television Council as required by the Polish Television Act and thereby undertaking an activity constituting an act of unfair competition. The plaintiff has asked the Court to order HBO Polska to cease broadcasting of its programming in Poland until it has received a broadcasting license from the Polish National Radio and Television Council, and that the defendant cable operators be ordered (i) to cease carrying the HBO Polska programming on their cable networks in Poland until HBO Polska has received a broadcasting license from the Polish National Radio and Television Council, (ii) not to use their current filters for the purpose of unscrambling the HBO Polska programming, and (iii) in the future, to use effective endcoding systems and systems of controlled access to the HBO Polska programming. @Entertainment does not believe that the lawsuit will have a material adverse effect on its business operations.



    On April 17, 1998, @Entertainment signed a letter of intent with Telewizyjna Korporacja Partycypacyjna S.A. ("TKP") and the shareholders of TKP, namely Canal + S.A., Agora S.A., and PolCom Invest S.A., which provided for bringing together @Entertainment's Wizja TV programming platform and the Canal+ Polska premium pay television channel and for the joint development and operation of a D-DTH service in Poland. For the general terms of the letter of intent, you should read the "Recent Developments" section at the beginning of the "Business" section. The letter of intent contained a standstill provision whereby neither @Entertainment nor TKP could for a period of 45 days after the execution of the letter of intent, launch any digital pay television service. As a result, @Entertainment postponed its launch of the Wizja TV programming platform and its D-DTH service, which was originally scheduled for April 18, 1998. The establishment of the joint venture was subject to the execution of definitive agreements, regulatory approvals and certain other closing conditions.


    The definitive agreements were not agreed to and executed by the parties by the date set forth in the letter of intent (the "signature date"). Therefore, @Entertainment terminated the letter of intent on

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
June 1, 1998. TKP and its shareholders have informed @Entertainment that they believe @Entertainment did not have the right to terminate the letter of intent.


    Under the terms of the letter of intent, TKP is obligated to pay @Entertainment a $5 million break-up fee within 10 days of the signature date if the definitive agreements were not executed by the signature date, unless the failure to obtain such execution was caused by @Entertainment's breach of any of its obligations under the letter of intent. If there was any such breach by @Entertainment, @Entertainment would be obligated to pay TKP $10 million. However, if any breach of the letter of intent by TKP caused the definitive agreements not to be executed, TKP would be obligated to pay @Entertainment a total of $10 million (including the $5 million break-up fee). In the event that TKP fails to pay @Entertainment any of the above-referenced amounts owed to @Entertainment, TKP's shareholders are responsible for the payment of such amounts.



    @Entertainment has demanded TKP to pay @Entertainment the $5 million break-up fee as a result of the failure to execute the definitive agreements by the signature date. While @Entertainment was waiting for the expiration of the 10-day period for payment of the break-up fee, TKP initiated arbitration proceedings before a three-member arbitration panel in Geneva, Switzerland. In the arbitration proceedings TKP and its shareholders contend that @Entertainment breached the letter of intent, that such breach was the cause of the parties' failure to agree and execute the definitive agreements, and that @Entertainment is therefore liable for $10 million in damages under the letter of intent. In its response @Entertainment denies these allegations and claims that TKP is liable for at least $15 million in damages pursuant to the letter of intent. This $15 million figure is composed of a claim for a $5 million break-up fee, $5 million in damages due to the claim that TKP and its shareholders breached the letter of intent, thereby causing the parties' failure to agree and execute the definitive agreements, and at least $5 million as an indemnification for liabilities incurred by @Entertainment as a result of certain actions taken with respect to assets to be acquired or contracts to be assumed by TKP. @Entertainment does not believe that the arbitration proceedings will have a material adverse effect on @Entertainment's business, financial condition or results of operations.


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
                                   REGULATION

    We are subject to regulation in Poland, the U.K. and the European Union.


POLAND



        GENERAL



    The operation of cable and digital satellite direct-to-home broadcasting ("D-DTH") television systems in Poland is regulated under the Polish Communications Act of 1990 (the "Communications Act") and the Polish Radio and Television Act of 1992 (the "Television Act"). These are regulated by:


    - The Polish Minister of Communications;


    - The Polish State Agency of Radio Communications ("PAR"); and



    - The Polish National Radio and Television Council (the "Council").


    Cable television operators in Poland are required to obtain permits from PAR to install and operate cable television systems and must register certain programming that they transmit over their networks with the Council.


    In contrast to cable television regulatory schemes in the U.S. and in certain other Western nations, neither the Minister of Communications nor PAR currently has the authority to regulate the rates charged by operators of cable television and D-DTH services. However, excessive rates could be challenged by the Polish Anti-Monopoly Office should they be deemed to constitute monopolistic or other anti-competitive practices. Cable television and D-DTH operators in Poland also are subject to the Law on Copyright and Neighboring Rights of 1994 (the "Copyright Act") which provides intellectual property rights protection to authors and producers of programming. Under the terms of the Television Act, broadcasters in Poland are regulated by, and must obtain a broadcasting license from, the Council.



    Because our D-DTH service was the first D-DTH service available in Poland, there are likely to be issues of first impression not currently addressed under Polish law with respect to certain aspects of our D-DTH business and related programming arrangements. In addition, the Polish D-DTH market is subject to a developing regulatory framework that may change as the market develops.


        COMMUNICATIONS ACT

    PERMITS. The Communications Act and the required permits issued by PAR set forth the terms and conditions for providing cable television services, including:

    - the terms of the permits;

    - the area covered by the permits;

    - technological requirements for cable television networks; and

    - restrictions on ownership of cable television operators.

    If a cable operator breaches the terms of its permits or the provisions of the Communications Act, or if such operator fails to acquire permits covering areas serviced by its networks, PAR can impose penalties on such operator, including:

    - fines;

    - the revocation of all permits covering the cable networks where such breach occurred; or

    - the forfeiture of the cable operator's cable networks.

    In addition, the Communications Act provides that PAR may not grant a new permit to, or renew an expiring permit held by, any applicant that has had, or that is controlled by an entity that has had, a permit revoked within the previous five years.

    FOREIGN OWNERSHIP RESTRICTIONS. The Communications Act and applicable Polish regulatory restrictions provide that permits may only be issued to and held by Polish citizens, or companies in which foreign persons hold no more than 49% of the share capital, ownership interests and voting rights. In addition, a majority of the management and supervisory board of any cable television operator holding permits must be comprised of Polish citizens residing in Poland. These restrictions do not apply to any permits issued prior to July 7, 1995.


    OUR PERMITS AND NEW CORPORATE ORGANIZATIONAL STRUCTURE. Prior to the creation of PAR and the permit system, one of our subsidiaries, Polska Telewizja Kablowa S.A. ("PTK S.A."), received a license to operate cable television systems in Warsaw, Krakow and the areas surrounding these cities under the Polish Foreign Commercial Activity Act.



    To comply with the foreign ownership requirements discussed above, we created a new entity, Polska Telewizja Kablowa Operator Sp. z o.o. ("PTK Operator"), which does and will operate our new or existing cable networks whose permits are subject to the foreign ownership restrictions discussed above. Our operating subsidiary Poland Communications Inc. ("PCI") will hold a 49% ownership stake in PTK Operator while the remaining 51% will be held by a Polish entity. PCI will, in turn, hold 49% of the Polish entity, and the remaining 51% interest in the Polish entity is expected to be owned by a Polish financial company. In the case of existing cable networks not covered by permits or the acquisition or construction of cable networks not covered by permits, we intend to own, through one or more of our subsidiaries, all of the cable network assets and are leasing or intend to lease the assets to PTK Operator, which does and will operate the networks. In this arrangement, PTK Operator does and will hold the permits to operate the cable networks, receive all of the revenues from subscribers, pay all operating expenses, and through the lease arrangements pay fair market rental fees. We believe that this ownership and operating structure complies with the requirements of Polish law. PAR has granted several permits to us and our competitors, based on the lease of assets, for networks using an ownership and operating structure substantially similar to the one described above.



    The following chart outlines the organizational structure that we are currently implementing.



[Chart shows our ownership in certain of our principal subsidiaries in our D-DTH, programming, and cable businesses. D-DTH: We own 100% of AT Entertainment Limited 100% of Wizja TV Sp. z o.o. and 100% of At Media Sp. z o.o. PROGRAMMING:
We own 100% of Sereke Holding B.V., 50% of WPTS Sp. z o.o., 100% of Ground Zero Media Sp. z o.o., and 100% of @Enteratinment Programming, Inc. CABLE: We own 100% of Poland Communications, Inc. PCI owns 100% of Polska Telewizja Kablowa S.A., and has an ownership interest in other cable subsidiaries. PCI will own 49% of Cable Television Newco (in formation) and 49% of PTK Operator Sp. z o.o. ('PTK Operator') (structure to be implemented). PCI also owns other cable subsidiaries.]


* Certain of the cable television operating subsidiaries are owned directly by Poland Cablevision (Netherlands) B.V., of which 92.3% is owned by Poland Communications, Inc., our major operating subsidiary.

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

    Specifically, our subsidiaries have received approximately 106 permits from PAR, covering approximately 674,200 of our approximately 738,400 basic and intermediate subscribers at December 31, 1998, including approximately 11,701 subscribers for whom our permits are deemed extended under Polish law pending PAR's response to our permit renewal applications. However, certain of our subsidiaries do not have valid permits covering certain of the areas in which we operate cable networks. Of the approximately 64,200 basic and intermediate subscribers at December 31, 1998 located in areas for which our subsidiaries do not currently have valid permits, approximately 78% are located in areas serviced by recently acquired or constructed cable networks for which permit applications cannot be made until all permit requirements are satisfied (including obtaining agreements with cooperative authorities and the upgrade of the acquired network to meet technical standards where necessary and satisfying foreign ownership limitations), and approximately 22% are located in areas serviced by networks for which our subsidiaries have permit applications pending. These subsidiaries of ours have 9 permit applications pending. There can be no assurance that PAR will issue any or all of the permits for which we have applied.


    We may be subject to penalties if PAR or other Polish regulatory authorities determine that all or part of our ownership and operating structure violates Polish regulatory restrictions on foreign ownership. We would also be subject to penalties if PAR chooses to take action against us for operating cable television networks in areas not covered by valid permits.


    Any such actions by PAR or other Polish regulatory authorities would have a material adverse effect on our business, financial condition and results of operations.


        TELEVISION ACT

    THE POLISH NATIONAL RADIO AND TELEVISION COUNCIL. The Council, an independent agency of the Polish government, was created under the Television Act to regulate broadcasting in Poland. The Council has regulatory authority over both the programming that cable television operators transmit over their networks and the broadcasting operations of broadcasters.

    REGISTRATION OF PROGRAMMING. Under the Television Act, cable television operators must register each channel and the programming which will be aired on that channel with the Chairman of the Council prior to transmission. In general, the Chairman of the Council will refuse registration of programming if:

    - the applicant is not legally entitled to use the cable network over which the programming will be distributed (i.e., does not have a PAR permit covering the network);

    - the broadcasting of the programming in Poland would violate Polish law, including provisions of the Television Act governing sponsorship, advertising and minimum Polish and European content requirements for programming broadcast by Polish broadcasters; or

    - the transmission of the programming over the cable network would violate the Television Act or other provisions of applicable Polish law.

    Our subsidiaries have registered most of the programming that they transmit on their cable networks, except programming transmitted on networks for which they do not have permits. The Chairman of the Council may revoke the registration of any of our programming, or may not register all additional programming that we desire to transmit over our networks. In addition, the Council may take action regarding unregistered programming that we transmit over cable networks for which we do not yet have PAR permits. Such actions could include the levying of monetary fines against us, and the seizure of equipment involved in transmitting such unregistered programming as well as criminal sanctions against our management. These actions could have a material adverse effect on our business, financial condition and results of operations.

    RESTRICTIONS ON FOREIGN OWNERSHIP OF POLISH BROADCASTERS. The Television Act provides that programming may be broadcast in Poland only by Polish entities in which foreign persons hold no more than 33%

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

of the share capital, ownership interest and voting rights. In addition, the Television Act and applicable Polish regulatory restrictions provide that the majority of the management and supervisory boards of any company holding a broadcasting license must be comprised of Polish citizens residing in Poland. Companies that engage in broadcasting in Poland are required to obtain a broadcasting license from the Chairman of the Council under the Television Act. The Council may revoke a broadcasting license for, among other things:


    - violations of the Television Act;

    - violations of the terms of the broadcasting license; or

    - violations of restrictions on foreign ownership of broadcasters.


    If the Polish regulatory authorities were to conclude that our ownership or distribution structure is not in compliance with Poland's regulatory restrictions on foreign ownership, we could be forced to incur significant costs in order to bring our ownership structure and distribution system into compliance with the applicable regulations and we may be forced to dispose of our ownership interests in various entities. These regulatory restrictions may materially adversely affect our ability to enter into relationships with other entities that produce, broadcast and distribute programming in Poland, which in turn would have a material adverse effect on our business, results of operations and financial condition.



    REQUIREMENTS CONCERNING PROGRAMS BROADCAST FROM OUTSIDE OF POLAND AND THEIR POSSIBLE IMPACT ON US. The Television Act does not include regulations directly applicable to the broadcasting of programs being broadcast from abroad and received in Poland. Specifically, there are no regulations in force concerning satellite broadcasting of a program directed to a Polish audience if the transmission to the satellite for the broadcasting of such program is made by a foreign broadcaster from outside of Poland. We believe that the Television Act does not apply to such broadcasting and that such activity is not subject to Polish broadcasting requirements. A subsidiary of Canal+ has filed suit against HBO Polska Sp. z o.o. and certain Polish cable operators (including our subsidiaries) alleging violations of the Television Act. For more information on this proceeding, you should read "Business--Legal Proceedings."



    We have established and intend to continue to establish entities to engage in the development and production of Polish-language thematic television programming outside of Poland. While all of the content and programs which we distribute across our cable networks and our D-DTH system are distributed via satellite systems which are located outside of Poland, much of the programming is produced or assembled entirely in Poland. We believe that the ownership structure of our entities as well as the operating strategy discussed above, are not subject to Poland's regulatory restrictions on foreign ownership, licencing requirements, restrictions and regulations on the operation of cable networks and the broadcasting of programming.


    We could become subject to significantly increased regulations and restrictions with respect to our business in the event that the Polish regulatory authorities were to:

    - determine that Polish regulations apply to the satellite broadcasting of a program directed at a Polish audience, if the transmission is made by a foreign broadcaster from outside of Poland;

    - determine that the ownership and operation structure that we have implemented with respect to the development, production and transmission of programming across our cable networks and our D-DTH system does not comply with applicable regulations regarding the ownership and operation of Polish broadcasters and cable operators;


    - determine that an entity which produces or assembles programming entirely in Poland, and which provides such programming to a third-party for transmission from abroad, is a broadcaster for purposes of the Television Act;

    - undertake to regulate the D-DTH market in general or by attempting to impose standards on encryption technology or integrated reception systems;


    - adopt regulations specifying requirements for Polish or European content of programs distributed by non-Polish broadcasters through cable networks or D-DTH systems in Poland; or if



    - the 1989 European Convention on Transfrontier Television is changed so that Polish regulatory authorities would be able to waive the protection of freedom of reception of programs broadcast from outside of Poland by foreign broadcasters.


    Such a determination or determinations could require us to:

    - secure additional licences from the Chairman of the Council and permits from PAR;

    - modify the nature and content of our programming;


    - pay fines or other penalties for lack of compliance with these regulations; and


    - comply with Polish regulations governing the production and transmission of programming across cable networks and across a D-DTH system.

    The burden of complying with any such future regulations or any failure to so comply could have a material adverse effect on our business, results of operations and financial conditions.

    COPYRIGHT PROTECTION

    PROTECTION OF RIGHTS OF POLISH AUTHORS AND PRODUCERS OF
PROGRAMMING. Television operators, including cable and D-DTH operators, in Poland are subject to the provisions of the Polish Copyright Act, which governs the enforcement of intellectual property rights. Polish copyright law distinguishes between authors, who are the creators of programming, and producers, who acquire intellectual property rights in programs created by others. In general, the holder of a Polish copyright for a program transmitted over the cable networks of a cable television operator or the system of a D-DTH operator has a right to receive compensation from such operator or to prevent transmission of the program.


    The rights of Polish copyright holders are generally enforced by organizations for collective copyright administration and protection such as Zwiazek Autorow i Kompozytorow Scenicznych ("ZAIKS") and Zwiazek Artystow Scen Polskich ("ZASP"), and can also be enforced by the holders themselves. In practice, the compensation paid to the holder of a Polish copyright on programming that is transmitted over a cable television system is usually set by contract between collective rights of organizations such as ZAIKS and ZASP and the individual cable television operator or D-DTH operator. Most of our cable subsidiaries operate under a contract with ZASP and all of our cable subsidiaries operate under a contract with ZAIKS. In the event that a cable or D-DTH operator transmits programming in violation of a Polish copyright, either the copyright holder or the collective rights organization which the copyright holder is a member of may sue the cable or D-DTH operator for an injunction preventing further violations or an accounting for profits or damages. In addition, a violation of the Copyright Act by a cable television operator also constitutes a violation of the Communications Act and of the operator's permits. See "--Communications Act" for a discussion of the penalties and consequences associated with violations of the Communications Act and of a television operator's permits.



    PROTECTION OF RIGHTS OF FOREIGN AUTHORS AND PRODUCERS OF
PROGRAMMING. Foreign authors of programming receive protection under the Copyright Act for programming that is either:


    - originally published in Poland;

    - originally published simultaneously in Poland and abroad; or

    - originally published in Polish-language form.

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
    In addition, foreign authors of programming receive Polish copyright protection under the terms of the Berne Convention of 1886 as amended in Paris in 1971 (the "Berne Convention"), which was adopted by Poland in 1994.

    Under the Berne Convention, authors of programming located in other signatory countries must be extended the same copyright protection over their programming that Polish authors receive under the Copyright Act. Polish cable television operators must thus make copyright payments to foreign authors holding copyrights in programming that is transmitted over the cable networks of such operators. The Berne Convention, however, does not grant any protection to foreign producers of programming.


    Poland has adopted the Rome Convention, which extends copyright protection to programs of foreign producers. Poland became bound by its terms on June 13, 1997. We currently make copyright payments to foreign programmers requiring these types of payments, such as CNN, Eurosport and the Cartoon Network.


    ANTI-MONOPOLY ACT

    Competition in Poland is governed by the Anti-Monopoly Act. The Anti-Monopoly Act established the Anti-Monopoly Office which is responsible for the detection and regulation of monopolistic and other anti-competitive practices. The current Polish anti-monopoly laws with respect to the cable, D-DTH and programming industries are not well established, and the Anti-Monopoly Office has not articulated comprehensive standards that may be applied in an antitrust review in such industries. In general, the Anti-Monopoly Act prohibits such anti-competitive arrangements and practices as:

    - monopolistic agreements;

    - abuse of dominant market position;

    - price-fixing arrangements;

    - division of market arrangements; and

    - creation of market entry barriers.


    If detected, the Anti-Monopoly Office may deem agreements which employ such practices as null and void. A finding by the Anti-Monopoly Office that our past, present or future operations, agreements or strategic actions constituted violations of the anti-monopoly laws could adversely impact our business, strategy, financial condition and results of operations.



    EXCLUSIVE PROGRAMMING AGREEMENTS. An important factor in determining the commercial value of programming which is distributed by a cable or D-DTH operator, is whether such programming is widely available or if such programming is only available on a limited or exclusive basis. Many of the programming agreements that we have entered into for our cable networks and our D-DTH service contain exclusivity clauses which restrict or prohibit the provider of such programming from providing such programming to other cable or D-DTH operators. Although such exclusivity clauses are not specifically prohibited under the Anti-Monopoly Act, such agreements may be found unlawful, and therefore unenforceable, if they restrict or hinder competition or otherwise involve the abuse of a dominant position. A decision by the Anti-Monopoly Office to deem one or more of these programming agreements as void due to the fact that it contains an illegal exclusivity clause could have a material adverse effect on our business and financial results in that such a decision would potentially reduce the commercial value of these contracts and could reduce the consumer appeal of the programming offered on our cable networks and our D-DTH system.



    MARKET DOMINANCE. Although the Anti-Monopoly Act does not preclude an enterprise from occupying a dominant market position, any activities by such enterprise are subject to detailed scrutiny by the Anti-Monopoly Office. Market dominance is often defined as a company's ability to act independently of


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
competitors, contractors, and consumers. Companies that obtain control of 40% or more of the relevant market are usually deemed to have market dominance, and therefore face greater scrutiny from the Anti-Monopoly Office. The Anti-Monopoly Office has been granted the power to review a company's past and present activities, including its pricing policies, for potential anti-competitive behavior.


    PRE-NOTIFICATION OF TRANSACTIONS. The Anti-Monopoly Act requires parties to certain types of transactions to notify the Anti-Monopoly Office prior to the consummation of the proposed transaction. Pursuant to the current interpretation of the Anti-Monopoly Office, transactions between non-Polish parties affecting market conditions in Poland may also require notification to the Anti-Monopoly Office. Sanctions for failure to notify the Anti-Monopoly Office include the imposition of fines on parties to the transaction at issue. We may be required to obtain the Anti-Monopoly Office's approval for future acquisitions and dispositions, but the Anti-Monopoly Office might not approve such transactions.



    RECENT ANTI-MONOPOLY OFFICE FINDINGS WITH RESPECT TO OUR COMPANY AND OUR SUBSIDIARIES. From time to time, we receive inquiries from and are subject to review by various divisions of the Anti-Monopoly Office. The Anti-Monopoly Office recently issued a decision that PCI, our major cable operating subsidiary, had achieved a dominant position and abused that dominant position in one of the areas in which it operates by moving certain satellite channels to a different frequency. A number of PCI's subscribers, whose television sets are not equipped to receive the new frequency, received several different channels to replace the channels which had been moved. We appealed both the finding of dominance and the finding that PCI acted improperly by moving certain channels to another frequency. The Anti-Monopoly Court modified the Anti-Monopoly Office's decision by ruling that PCI had abused its dominant position by moving certain channels to the new frequency without termination of its agreements with subscribers whose television sets are not equipped to receive the new frequency. The Anti-Monopoly Court did not impose a fine on us or our subsidiaries. We estimate that less than 1% of our subscribers in the area under review have such television sets and would be affected by the ruling if, in the future, we find it necessary for technical reasons to move channels to another frequency. We are appealing both the finding of dominance and the finding that we must terminate some of our agreements with certain subscribers before moving channels to another frequency.



    In another market, the Anti-Monopoly Office recently issued a decision that PCI had achieved a dominant position and abused that dominant position by: (1) failing to create a uniform system for customer complaints, (2) increasing rates without providing subscribers a detailed basis for the price increases, and (3) changing the programming line-up without sufficient notice to subscribers. The Anti-Monopoly Office did not impose a fine in connection with its decision. We are appealing both the finding of dominance and the finding that we acted improperly in our relations with subscribers.



    In another market, the Anti-Monopoly Office recently issued a decision that PCI had achieved a dominant position and abused that dominant position by issuing to subscribers an offer for the extended basic package in a certain form. The Anti-Monopoly Office imposed a fine of 26,700 zloty (approximately $7,600 at the December 31, 1998 conversion rate). We are appealing the fine, the finding of dominance, and the finding that the form of our offer to subscribers was improper.


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
UNITED KINGDOM

    BROADCASTING REGULATION


    Most of the channels in our D-DTH service are or will be regulated by U.K. authorities (primarily the Independent Television Commission) as satellite television services ("STS"). Under the U.K. Broadcasting Act 1990 (the "Broadcasting Act"), satellite broadcasters established in the U.K. are required to obtain an STS license. We have received an STS license for Atomic TV, Wizja 1, Twoja Wizja, Wizja Sport, and Wizja Pogoda. For most of the other channels on Wizja TV, the relevant channel supplier is required to obtain an STS license from the Independent Television Commission. The Independent Television Commission has wide discretion to vary the conditions of licenses issued under the Broadcasting Act or amend its codes (including codes on electronic programming guides, advertising and content) to which U.K.-licensed broadcasters are subject. Under the terms of our Astra transponder agreements, we cannot carry programming if the channel supplier does not have a valid broadcast license for that programming. An STS license is issued for an initial period of 10 years but can be renewed.



    The Independent Television Commission has issued a direction to all STS license holders following its investigation into competition issues relating to the practice of channel bundling in the U.K. and has concluded that a number of anti-competitive factors exist in the current pay television market which restrict viewer choice. Under the direction, STS licensees are not allowed (in specified circumstances) to:


    - maintain or enter into certain agreements which contain minimum carriage guarantees (where the licensee is required to carry the channel to a minimum percentage of subscribers); or

    - maintain certain tiering obligations (where the licensee requires a channel to be included in a certain tier) or arrangements with similar effects.


    The Independent Television Commission has not explicitly prohibited the practice of requiring subscribers to buy basic channel packages before being allowed to buy premium channels. However, it is requiring licensees to permit subscribers to buy all available premium channels available from any basic package. We believe that the Independent Television Commission will not apply the direction to the channels in our Wizja TV package.



    The Broadcasting Act classifies some persons as "disqualified persons" who are not permitted to hold STS licenses, including (A) any bodies whose objects are wholly or mainly of a political or religious nature and advertising agencies, or (B) any person owned more than 5% by a disqualified person or otherwise associated with a disqualified person in any manner specified in the relevant provisions of the Broadcasting Act. There are no foreign ownership restrictions which apply to STS licensees. If any person with an interest in excess of 5% of our issued capital stock is or becomes a disqualified person or is or becomes associated with such a disqualified person, or if we or any person with an interest in our capital stock does or were to fall within the scope of the restriction, then we may not be entitled to hold STS licenses.



    In issuing STS licenses, the Independent Television Commission follows the "establishment" test set out in the European Union ("EU") Television Without Frontiers Directive which provides that each EU broadcaster should be regulated primarily by the authorities in the member state of the EU where that broadcaster is established, without regard to the country or countries within the EU in which its signal is received. Meanwhile, the 1989 European Convention on Transfrontier Television currently provides that the country in which a broadcaster transmits its programming to a satellite (or the country which grants the broadcast frequency or satellite capacity) has jurisdiction over that broadcaster. However, the 1989 European Convention on Transfrontier Television was recently amended and if this amendment is implemented, the 1989 European Convention on Transfrontier Television would conform to the "establishment" test and authorities in the member state of the EU where that broadcaster is established would invariably have the power to regulate that broadcaster.


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
    REGULATION OF COMPETITION


    Today, U.K. law controls agreements which affect competition through the Restrictive Trade Practices Act 1976 (the "Restrictive Trade Practices Act"), resale price maintenance through the Resale Price Act 1973 (the "RPA"), monopolies and mergers through the Fair Trading Act 1973 (the "Fair Trading Act"), and unilateral anti-competitive practices through the Competition Act of 1980 (the "CA"). We are not involved in any current proceedings relating to competition law before the U.K. courts, nor are any investigations which involve us underway before any authority exercising powers under the Restrictive Trade Practices Act, the RPA, the CA or the Fair Trading Act.



    A new Competition Act which substantially reforms U.K. competition law, replacing most of the current legislation except the Fair Trading Act, was given royal assent on November 9, 1998. Under this act, companies have until March 1, 2000 to prepare for the new regime to come into effect. The new regime will introduce provisions based on Articles 85 and 86 of the European Commission Treaty and will give the U.K. authorities broad investigative powers. For a more detailed description of Articles 85 and 86, see the discussion in "European Union--Regulation of Competition" that follows.


EUROPEAN UNION

    BROADCASTING REGULATION


    TELEVISION WITHOUT FRONTIERS DIRECTIVE. The Television Without Frontiers Directive sets forth the following basic principles for broadcasting activity in the EU:



    - Each EU broadcasting service should be regulated by the authorities of one member state (the "home member state") and some minimum standards should be required by each member state of all broadcasting services which that state's authorities regulate. (The U.K., which is regarded as our "home member state" for the purposes of our D-DTH services because At Entertainment Limited is established in the U.K. and is the licensed broadcaster of our proprietary channels, has adopted a variety of statutory and administrative measures based on the Directive to give effect to the requirements of the Directive.)


    - Each member state is required to ensure "where practicable and by appropriate means" that broadcasters reserve "a majority proportion of their transmission time" for European works. The Directive does not define the term "where practicable and by appropriate means" and the European Commission has been receiving comments on the interpretation of this Directive.


    - Each member state is required to ensure "where practicable and by appropriate means" that broadcasters reserve at least 10% of their transmission time (excluding time covering news, sports events, games, advertising, teleshopping and teletext services) or, at the option of the member state, 10% of their programming budget, for European works created by producers who are independent of broadcasters. An adequate proportion of the relevant works should be recent works. (Polish-language programming that we produce or commission will be counted as European works for the purposes of determining whether any service broadcast by us complies with these quotas.)


    - There are restrictions on advertising including restrictions on the timing of commercial breaks, restrictions on the content of advertising, limitations or prohibitions on tobacco, non-prescription drug and alcohol advertising and restrictions limiting commercials to a maximum of 20% of transmission time per hour, subject to an overall limit of 15% per day.


    - There are restrictions on the content of programs to the extent necessary
      (A) to protect minors and (B) to prevent the incitement of hatred on the grounds of race, sex, religion or nationality.


    1989 EUROPEAN CONVENTION ON TRANSFRONTIER TELEVISION. In addition to the Television Without Frontiers Directive, the 1989 European Convention on Transfrontier Television is the other primary source of European regulation affecting television broadcasting in Europe. The 1989 European Convention on

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Transfrontier Television contains provisions that are substantially similar to the Television Without Frontiers Directive. The 1989 European Convention on Transfrontier Television is effective in those countries which have ratified it, including the U.K. and Poland. The 1989 European Convention on Transfrontier Television currently provides that the country in which a broadcaster transmits its programming to the satellite (or, if this is not the case, the country which grants the broadcast frequency or satellite capacity to the broadcaster) has jurisdiction over that broadcaster.



    Neither the Television Without Frontiers Directive nor the 1989 European Convention on Transfrontier Television contains any requirements or restrictions regarding foreign ownership of broadcasters.



    A change to the 1989 European Convention on Transfrontier Television was agreed by member states of the 1989 European Convention on Transfrontier Television on September 9, 1998. This amendment will be effective if and when all member states have signed the amendment or automatically on October 1, 2000, unless a member state objects to the amendment coming into force. The amendment, if it becomes effective, would have three significant effects:



    - First, it would bring the 1989 European Convention on Transfrontier Television into conformity with the Television Without Frontiers Directive's "establishment" test, providing that a broadcaster should be regulated primarily by the authorities in the 1989 European Convention on Transfrontier Television country in which the broadcaster is established.



    - Second, this amendment would provide that when a broadcaster engages in conduct that constitutes an "abuse of rights", the broadcaster would become subject to the laws of the country of reception. Under this amendment, an "abuse of rights" would occur when a broadcaster's channel is wholly or principally directed at a country, other than that where it is established, for the purpose of evading the laws of that country in the areas covered by the 1989 European Convention on Transfrontier Television. (We believe that our broadcasting into Poland from the U.K. would not constitute an "abuse of rights" under this amendment because we have valid business reasons for broadcasting from the U.K. and we have not established our broadcasting facilities in the U.K. in order to evade Polish laws in the areas covered by the 1989 European Convention on Transfrontier Television. However, an adverse decision on this issue, if this amendment becomes effective and Poland decides to invoke it against our broadcasts emanating from the U.K., could prevent us from broadcasting our programming package.)



    - Third, this amendment would allow parties to the 1989 European Convention on Transfrontier Television to designate that certain important events (e.g., major sporting events) cannot be broadcast exclusively by a single television station so as to deprive a large proportion of the public of that 1989 European Convention on Transfrontier Television country from seeing the event live or on a deferred coverage basis on free (broadcast) television, and also to ensure that broadcasters under the jurisdiction of one 1989 European Convention on Transfrontier Television country cannot purchase exclusive rights to major events specified by another 1989 European Convention on Transfrontier Television country which would deprive a large proportion of the public in such member countries from seeing the specified event on a live or deferred coverage basis on free (broadcast) television. (If this amendment becomes effective and if it were applied to the Polish pay television rights to certain sporting events purchased on an exclusive basis by us, we may lose the right to broadcast such events in Poland on an exclusive basis and may not be able to acquire the exclusive Polish pay television rights to such events and to similar events in the future.)



    The 1989 European Convention on Transfrontier Television currently provides that where a broadcaster under the jurisdiction of one member country of the 1989 European Convention on Transfrontier Television transmits advertisements which are directed specifically at audiences in another member country, such advertisements must comply with the advertising rules of the receiving member state. This rule will require advertisements inserted in the channels we distribute to comply with both Polish advertising rules as well as the rules applicable in the U.K.


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

    TELEVISION WITHOUT FRONTIERS DIRECTIVE ON THE USE OF STANDARDS IN TRANSMISSION OF TELEVISION SIGNALS. The EU Directive on the Use of Standards in Transmission of Television Signals has been implemented into U.K. law by the Advanced Television Services Regulations 1996 and also the Conditional Access Class License ("CAC License") which are enforced by the U.K. Office of Telecommunications ("Oftel"). The CAC License addresses several issues relating to digital television, including pricing of conditional access services and set top box subsidies, how electronic programming guides can be made competitively neutral, and potential operation of more than one smartcard by competing broadcasters. Although the EU Directive on the Use of Standards in Transmission of Television Signals and the CAC License do not currently apply to our D-DTH broadcasting services since they are not transmitted to viewers in the EU, Poland would be required to implement the provisions of that the Directive if it joined the EU. In addition, because At Entertainment Limited (as our license holding company) will be subject to the jurisdiction of the Independent Television Commission and will be established in the U.K., it is possible that, in the future, Oftel may seek to assert jurisdiction over the activities of this subsidiary in these areas including in relation to conditional access services.


    TELEVISION WITHOUT FRONTIERS DIRECTIVE ON THE LEGAL PROTECTION OF CONDITIONAL ACCESS SERVICES. In November 1998, the European Commission adopted a directive on the Legal Protection of Conditional Access Services which, among other things, aims to protect legitimate pay television services against abusive practice, such as pay television piracy. It requires EU member states to prohibit the manufacture, import, distribution, rental, sale, possession, installation, maintenance, replacement or marketing of illicit devices. If Poland joins the EU, it would also have to implement such protections.

REGULATION OF COMPETITION

    EC competition law governs agreements which prevent, restrict or distort competition and prohibits the abuse of dominant market positions through Articles 85 and 86 of the EC Treaty.

    Article 85 (1) renders unlawful agreements and concerted practices which may affect trade between member states and which have as their object or effect the prevention, restriction or distortion of competition within the member states of the European Community/European Economic Area. Article 85 (2) voids the offending provision or the entire agreement, if the offending parts are not severable. Article 85 (3) allows for exemption from the provisions of Articles 85 (1) and 85 (2) for agreements whose beneficial effects in improving production or distribution or promoting technical or economic progress outweigh their restrictive effects, provided that consumers receive a fair share of the benefit, that competition will not be eliminated and that no unnecessary restrictions are accepted. Such an exemption may only be granted by the European Commission and notification to that body is essential to secure this protection.


    Article 86 prohibits undertakings from abuse of a dominant market position in the EC or a substantial part of it, in so far as the abuse may affect trade between member states. A company may be dominant in several member states or part of a single member state. A company enjoys a dominant position whenever it possesses such market strength that it can act to an appreciable extent independently of its competitors and customers. Generally speaking, a market share of as little as 40% can raise concern that a company may be dominant. However, dominance is not unlawful PER SE; only the abuse of a dominant position is prohibited by Article 86. Any action that is designed to, or could, seriously injure competitors, suppliers, distributors, or consumers is likely to raise issues under Article 86.



    The European Commission has the power to fine heavily (up to 10% of a group's annual worldwide turnover) in relation to a breach of Article 85 or in relation to abusive conduct under Article 86. Agreements or practices that breach these provisions will be void and unenforceable in national courts and third parties that suffer loss as a result of a breach of Article 85 or Article 86 can sue for damages and/or seek injunctive relief.

    We do not believe that any of our current agreements infringe Article 85(1) or Article 86 and therefore do not intend to bring them to the attention of the European Commission. If the European Commission were to find that any of our agreements infringe Article 85(1) or Article 86, those agreements would be void and unenforceable, and we could be fined and liable to damages to third parties.


POLAND'S EU MEMBERSHIP APPLICATION


    In 1994 Poland made an official application for membership in the EU. The terms of an Accession Partnership were agreed in June 1998 between the Commission of the European Communities and Poland. This partnership sets out a framework for additional work needed on Poland's application for membership in the EU, available funding and the conditions which will apply to that funding. If Poland joins the EU, it would be required to implement and obey all of the laws and regulations emanating from the European Commission, including the Television Without Frontiers Directive and EC competition laws in their then current versions.


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                          DESCRIPTION OF INDEBTEDNESS

JULY 1998 UNITS OFFERING

    On July 14, 1998, @Entertainment sold 252,000 units to two initial purchasers pursuant to a purchase agreement. Each unit consisted of a $1,000 principal amount at maturity 14 1/2% Senior Discount Note due 2008 and four warrants. Each warrant entitles the holder to purchase 1.81 shares of common stock at an exercise price of $13.20 per share, which exercise price is subject to adjustment. In August 1998, @Entertainment exchanged most of the notes issued in its July 1998 units offering for an equal aggregate principal amount at maturity of its 14 1/2 Series B Senior Discount Notes due 2008 which had been registered.


    The notes issued in the July 1998 units offering were issued at a discount to their aggregate principal amount at maturity. The July 1998 units offering generated gross proceeds to @Entertainment of approximately $125,100,000. Of this amount, $117,485,000 was allocated to the initial accreted value of the notes and approximately $7,615,000 was allocated to the warrants. The portion of the proceeds allocated to the warrants was accounted for as part of paid-in capital. This allocation was based on the relative fair values of the two securities at the time of issuance. After deducting the initial purchasers' discount and offering expenses, net proceeds to @Entertainment from the July 1998 units offering were approximately $120,000,000.



    Both the notes issued in the July 1998 units offering and the exchange notes issued in the August 1998 exchange offer are unsubordinated and unsecured obligations of @Entertainment. Cash interest on the old notes and the exchange notes will not accrue prior to July 15, 2003. After that cash interest on the old notes and the exchange notes will accrue at a rate of 14.5% per year and will be payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2004. The notes will mature on July 15, 2008. At any time prior to July 15, 2001, @Entertainment may redeem up to a maximum of approximately $64 million of the old notes and exchange notes at a redemption price equal to 114.5% of the accreted value of the notes at the date of the redemption, plus any accrued and unpaid interest to the date of such redemption, with some or all of the net cash proceeds of one or more public equity offerings. However, if @Entertainment chooses to engage in this type of redemption, at least approximately $192 million of old notes and exchange notes must remain outstanding immediately after giving effect to such redemption.


    The warrants issued in connection with the July 1998 units offering initially entitle their holders to purchase a total of 1,824,514 shares of common stock, representing, in the aggregate, approximately 5% of @Entertainment's outstanding common stock on a fully-diluted basis immediately after giving effect to the sale of the units. The warrants are exercisable at any time and will expire on July 15, 2008.


    Pursuant to the indenture governing the notes which were issued in the July 1998 units offering, @Entertainment is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters:


    - limitation on additional indebtedness;

    - limitation on restricted payments;

    - limitation on issuance and sales of capital stock of restricted subsidiaries;

    - limitation on transactions with affiliates;

    - limitation on liens;

    - limitation on guarantees of indebtedness by restricted subsidiaries;

    - purchase of notes and exchange notes upon a change of control;

    - limitation on sale of assets;

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
    - limitation on dividends and other payment restrictions affecting restricted subsidiaries;

    - limitation on investments in unrestricted subsidiaries;

    - limitation on lines of business; and

    - provision of financial statements and reports.

SERIES C SENIOR DISCOUNT NOTES OFFERING


    On January 20, 1999, @Entertainment sold $36,001,321 aggregate principal amount at maturity of its Series C Senior Discount Notes. The Series C Senior Discount Notes are senior unsecured obligations of @Entertainment ranking equally with the right of payment for all other existing and future unsubordinated obligations of @Entertainment. The Series C Senior Discount Notes were issued at a discount to their aggregate principal amount at maturity and generated gross proceeds to @Entertainment of approximately $9.8 million. After deducting the initial purchaser's discount and offering expenses, net proceeds to @Entertainment were approximately $9.4 million. Original issue discount will accrete from January 20, 1999 until July 15, 2008, the date of maturity of the Series C Senior Discount Notes. In addition, cash interest on the Series C Senior Discount Notes will accrue from July 15, 2004 at a rate of 7.0% per year on the principal amount at maturity, and will be payable semiannually in arrears on July 15 and January 15 of each year beginning January 15, 2005. Before July 15, 2004 cash interest on the Series C Senior Discount Notes will not accrue. The Series C Senior Discount Notes will mature on July 15, 2008.


    Under the indenture governing the Series C Senior Discount Notes, @Entertainment is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters:

    - limitation on additional indebtedness;

    - limitation on restricted payments;

    - limitation on issuance and sales of capital stock of restricted subsidiaries;

    - limitation on transactions with affiliates;

    - limitation on liens;

    - limitation on guarantees of indebtedness by restricted subsidiaries;

    - purchase of Series C Senior Discount Notes upon a change of control;

    - limitation on sale of assets;

    - limitation on dividends and other payment restrictions affecting restricted subsidiaries;

    - limitation on investments in unrestricted subsidiaries;

    - limitation on lines of business; and

    - provision of financial statements and reports.

POLAND COMMUNICATIONS, INC. NOTES OFFERING


    On October 31, 1996, Poland Communications, Inc. ("PCI"), @Entertainment's major operating subsidiary, sold $130 million aggregate principal amount of 9 7/8% Series B Senior Notes to an initial purchaser pursuant to a purchase agreement. In June 1997 PCI exchanged most of these outstanding notes issued in October 1996 for an equal aggregate principal amount of publicly-registered
9 7/8% Series B Senior Notes due 2003. The terms of the new notes were substantially the same as the notes issued by PCI in October 1996.

    The old notes issued in October 1996 and the publically-registered notes issued in the exchange offer in June 1997 have an interest rate of 9 7/8% and a maturity date on November 1, 2003. Interest is paid on the old notes and the exchange notes on May 1 and November 1 of each year. Before November 1, 1999, PCI may redeem up to approximately $42.9 million of the notes with some or all of the net proceeds from one or more public equity offerings at a redemption price equal to 109.875% of the principal amount of the public offering, plus any accrued and unpaid interest until the redemption date. However, if PCI redeems its notes, at least $87 million aggregate principal amount of the notes must remain outstanding immediately after giving effect to such redemption.



    Upon the occurrence of a change in control (as defined in the indenture governing the notes issued by PCI in October 1996 and the exchange notes issued by PCI in the exchange offer in June 1997), each holder of the notes will have the right to require PCI to purchase such notes, in whole or in part, at a purchase price in cash in an amount equal to 101% of the principal amount of such notes, plus any accrued and unpaid interest to the date of purchase. PCI may be required to use the net cash proceeds of certain asset sales to make an offer to purchase all or a portion of the outstanding old notes and new notes at a price of 100% of the principal amount of such notes, plus any accrued and unpaid interest, to the date of redemption. PCI has pledged to State Street Bank, the trustee for the old notes and the exchange notes, for the benefit of the holders of such notes, intercompany notes issued by Poland Cablevision (Netherlands) B.V. These intercompany notes equal a minimum aggregate principal amount (together with cash and cash equivalents of PCI) equal to at least 110% of the outstanding principal amount of the existing notes and the new exchange notes and will, in the aggregate, provide cash collateral or bear interest and provide for principal repayments, as the case may be, in amounts sufficient to pay interest on such notes.



    Under the indenture governing the old notes and the exchange notes, PCI is subject to certain covenants, including, without limitation, covenants with respect to the following matters:


    - limitation on additional indebtedness;

    - limitation on restricted payments;

    - limitation on issuance and sales of capital stock of subsidiaries;

    - limitation on transactions with affiliates;

    - limitation on liens;

    - limitation on guarantees of indebtedness by subsidiaries;

    - purchase of notes and exchange notes upon a change of control;

    - limitation on sale of assets;

    - limitation on dividends and other payment restrictions affecting restricted subsidiaries;

    - limitation on investments in unrestricted subsidiaries;

    - limitation on lines of business; and

    - consolidations, mergers and sale of assets.


CREDIT AGREEMENTS WITH THE AMERBANK IN POLAND, S.A.



    In addition, in August 1996, PCI entered into a credit agreement establishing a revolving loan facility allowing PCI to borrow up to a maximum principal amount of $6.5 million in multiple disbursements on or before December 31, 1998. PCI repaid the balance of the 1996 loan facility with a portion of the proceeds of the notes offering which it completed in October 1996. All amounts under the 1996 loan facility were fully drawn in June 1998.


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    PCI was required to pay an arrangement fee of approximately $50,000 for the revolving loan facility, which was established in August 1996, and is required to pay an annual charge of 0.25% of the undrawn funds under this revolving loan facility. In addition, PCI is required to pay interest on any outstanding principal amount under the revolving loan facility established in August 1996 at a rate equal to the three-month London Interbank Offered Rate ("LIBOR") on the date of disbursement plus 3%. The outstanding principal amount under the revolving loan facility established in August 1996 and the accrued interest on this loan facility is due in full on August 20, 1999. Acceleration of repayment of amounts outstanding under this loan facility may be triggered by certain conditions of default, which include customary terms associated with revolving loan facilities. In the event of a default, PCI is required to pay an additional penalty of 15% per year on the outstanding principal amount under the loan facility.


    Amounts outstanding under the revolving loan facility established in August 1996 are secured by:

    - promissory notes from three subsidiaries of @Entertainment (Polska Telewizja Kablowa Warszawa S.A., Polska Telewizja Kablowa Krakow S.A., and Polska Telewizja Kablowa Lublin S.A.);

    - pledges of up to all of the shares of Polska Telewizja Kablowa Warszawa S.A. and Polska Telewizja Kablowa Krakow S.A., which are owned by Poland Cablevision (Netherlands) B.V.; and

    - all of the shares of Polska Telewizja Kablowa Lublin S.A., owned by Poltelkab Sp. z o.o. (Poltelkab is another subisidary of @Entertainment).


CREDIT AGREEMENTS WITH BRE BANK S.A.



    One of @Entertainment's subsidiaries (Szczecinska Telewizja Kablowa Sp. z o.o.) has entered into two agreements with Polski Bank Rozwoju S.A., which in July 1998 was bought by BRE Bank S.A. (formerly named Bank Rozwoju Eksportu). These agreements established a zloty-denominated loan facility in the amount of PLN 500,000 (approximately $145,000 based on an exchange rate of PLN 1.00 = $0.29, on December 31, 1998) and a deutsche-mark denominated facility in the amount of DM 3,948,615 (approximately $2,370,000 based on an exchange rate of DM
1.00 = $0.60 on December 31, 1998). Each of these loan facilities are to be used for the development of two cable television networks operated by Szczecinska Telewizja Kablowa Sp. z o.o. These loan facilities are secured by a mortgage on real estate owned by two housing cooperatives, their bank accounts and insurance policies. The cooperatives' mortgage is secured by a pledge of Szczecinska Telewizja Kablowa Sp. z o.o. shares, which are owned by Polska Telewizja Kablowa Szczecin Sp. z o.o. (a subsidiary of @Entertainment). The loan facilities must be repaid by December 27, 2002.



    The zloty-denominated loan facility bears interest at the Warsaw Interbank Offering Rate for 3 months deposits plus 3%. The deutsche-mark denominated loan facility currently bears interest at the London Interbank Offering Rate for 1 month deposits plus 2.5%. The total amount payable with respect to the zloty denominated loan facility on December 31, 1998 was PLN 226,000 (approximately $65,500 based on an exchange rate of PLN 1.00 = $0.29 on December 31, 1998). The total amount payable with respect to the deutsche-mark denominated loan facility on December 31, 1998 was DM 3,204,000 (approximately $1,912,000 based on an exchange rate of DM 1.00 = $0.60 on December 31, 1998).


INTER-COMPANY INDEBTEDNESS


    As of December 31, 1998, @Entertainment had loaned approximately $8.4 million to At Entertainment Limited (a subsidiary of @Entertainment) and approximately $80.5 million to Wizja TV Sp. z o.o. (a subsidiary of @Entertainment). The loan agreement between @Entertainment and At Entertainment Limited calls for the borrower to pay 10% interest, payable quarterly. This agreement contains standard events of default for related-party indebtedness. The loan agreement between @Entertainment and Wizja TV Sp. z o.o. calls for the borrower to pay 10% interest and, effective July 14, 1998, 12% interest payable on the principal amount. This agreement also contains standard events of default for related-party indebtedness.



    Poland Communications, Inc. has entered into a series of grid notes under which, as of December 31, 1998 it had loaned approximately $160.5 million to Poland Cablevision (Netherlands) B.V., $10.5 million to Polska Telewizja Kablowa Szczecin Sp. z o.o., and $13.0 million to Poltelkab Sp. z o.o. The notes between Poland Communications, Inc. and Poland Cablevision (Netherlands) B.V. are revolving credit facilities which call for the borrower to pay 10% interest, payable monthly, on the outstanding principal amount and contain standard events of default for related-party indebtedness. All of the grid notes between Poland Communications, Inc. and Poland Cablevision (Netherlands) B.V. mature before December 31, 1999. The grid notes between Poland Communications, Inc. and Polska Telewizja Kablowa Szczecin Sp. z o.o., and the grid note between Poland Communications, Inc. and Poltelkab Sp. z o.o., are revolving credit facilities on which 10% interest compounds monthly and which mature on June 30, 2001. The grid notes between Poland Communications, Inc. and Poland Cablevision (Netherlands) B.V. have been pledged for the benefit of holders of the notes issued by Poland Communications, Inc. in October 1996 and the publicly registered exchange notes issued by Poland Communications, Inc. in June 1997.



    Poland Cablevision (Netherlands) B.V., in turn, entered into a series of 10% grid notes under which, as of December 31, 1998, Poland Cablevision (Netherlands) B.V. had loaned approximately $131.4 million to Polska Telewizja Kablowa S.A., Polska Telewizja Kablowa Warszawa S.A., Polska Telewizja Kablowa Operator Sp. z o. o. and Polska Telewizja Kablowa Krakow S.A.. The grid notes issued by Poland Cablevision (Netherlands) B.V. are revolving credit facilities which call for the borrower to pay interest of 10% per annum, payable monthly, on the outstanding principal amount and contain standard events of default for related-party indebtedness. One of the grid notes issued by Poland Cablevision (Netherlands) B.V. will become due on June 10, 2001, the other is due on demand on June 30, 2001. The grid notes between Poland Cablevision (Netherlands) B.V. and Polska Telewizja Kablowa Operator Sp. z o. o., Polska Telewizja Kablowa Warszawa S.A. and Polska Telewizja Kablowa Krakow S.A. all become due on June 30, 2001.



    Poland Communications, Inc. has also entered into a loan agreement under which it loaned $1.1 million to Telewizja Kablowa GOSAT Sp. z o.o. All amounts under this loan agreement are due July 1, 2000.

              DESCRIPTION OF THE INDENTURE GOVERNING THE NEW NOTES


    You can find the definitions of certain capitalized terms used in this description under the subheading "Certain Definitions." In this description, "notes" means both the existing notes of @Entertainment and the new notes we will issue to you in the exchange offer. References to a "holder" or "holders" mean you or all holders of the notes.


    We will issue the new notes under an indenture, dated as of January 27, 1999, between us and Bankers Trust Company, as trustee (the "Trustee"). The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

    The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. We have filed a copy of the indenture as an exhibit to the registration statement which includes this prospectus.

BRIEF DESCRIPTION OF THE NEW NOTES

    The new notes:


    - are senior unsecured obligations of our company;



    - rank equally in right of payment with all existing and future unsubordinated debt of our company;



    - are senior in right of payment to any existing and future debt expressly subordinated to the new notes (as of December 31, 1998, we had no subordinated indebtedness); and



    - will effectively be subordinated to all indebtedness for money borrowed by and trade payables of our subsidiaries.


PRINCIPAL, MATURITY AND INTEREST

    We will issue new notes with a maximum aggregate principal amount of $256,800,000. The notes are issued at a discount to their aggregate principal amount at maturity. We will issue the new notes in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000. The notes will mature on February 1, 2009.

    Interest on the new notes will accrue at the rate of 14 1/2% per year and will be payable twice a year in cash on February 1 and August 1, commencing on August 1, 2004. We will make each interest payment to the holders of record of the new notes at the close of business on the immediately preceding January 15 or July 15. Based on the issue price of the notes, the actual yield of an investment unit (consisting of one note and four warrants) issued on January 27, 1999 is 17 1/2% calculated from January 27, 1999, due to the fact that the notes were originally issued at a discount.

    Interest on the new notes will accrue from February 1, 2004, or from the most recent date to which interest has been paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    If a Registration Default (discussed under the section "The Exchange Offer--Payment of Additional Interest Upon Registration Default") occurs--and for as long as one exists--relating to the timing of this exchange offer, we will be required to make additional interest payments.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

    The Trustee maintains a corporate trust office in The City of New York. Principal, premium and interest payments on the notes will be payable from this office. At our option, we may pay interest by check mailed to the holder's registered address.

PAYING AGENT AND REGISTRAR FOR THE NOTES

    The Trustee will initially act as paying agent and registrar for the notes. We may change the paying agent or registrar without giving you prior notice.

TRANSFER AND EXCHANGE

    You may transfer or exchange your notes in accordance with the indenture. Any of your notes that you do not exchange in the exchange offer, together with the new notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture. There will continue to be restrictions on the transfer of those notes not exchanged in the exchange offer.

REDEMPTION

    On or after February 1, 2004, we may redeem all or a portion of the new notes upon not less than 30 days nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of the principal amount at maturity) set forth below, plus any unpaid interest, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

                                                                                   REDEMPTION
YEAR                                                                                  PRICE
---------------------------------------------------------------------------------  -----------
2004.............................................................................     108.750%
2005.............................................................................     105.833%
2006.............................................................................     102.917%
2007 and thereafter..............................................................     100.000%

OPTIONAL REDEMPTION UPON PUBLIC EQUITY OFFERINGS

    Prior to February 1, 2002, we may on one or more occasions redeem up to 35% of the aggregate principal amount of notes originally issued with the net cash proceeds of one or more Public Equity Offerings; provided that

    a) at least 65% in aggregate principal amount of notes remain outstanding immediately after the occurrence of such redemption; and

    b) the redemption must occur within 30 days of the closing of such Public Equity Offering.

    The redemption price is 117.5% of the Accreted Value of the notes, plus any accrued and unpaid interest to the date of redemption.

REPURCHASE AT THE OPTION OF HOLDERS

    If a Change of Control occurs, you will have the right to require us to repurchase all or any part of your notes (in integral multiples of $1,000) pursuant to the Change of Control offer. In the Change of Control offer, we will offer you a payment equal to 101% of the Accreted Value of the notes repurchased plus any accrued and unpaid interest to the date of repurchase.


    If an Asset Sale occurs, each holder of notes may be able to require us to repurchase all or any part of that holder's notes at a purchase price of 100% of the aggregate principal amount of the notes plus any accrued and unpaid interest to the date of purchase.


SELECTION AND NOTICE OF REDEMPTION

    If less than all the notes are to be redeemed at any time, the Trustee will select the particular notes to be redeemed by a method it deems fair and appropriate.The Trustee will make this selection not more than

60 days before the redemption date. A partial redemption will not reduce the principal amount at maturity of any note to less than $1,000.

    Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount to be redeemed. A new note in a principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original note.

CERTAIN COVENANTS

    The indenture contains, among others, the following covenants:

LIMITATION ON ADDITIONAL INDEBTEDNESS.

    (a) We will not, and will not permit any Restricted Subsidiary, directly or indirectly, to incur, contingently or otherwise, any Indebtedness, except for Permitted Indebtedness; PROVIDED that we may incur Indebtedness if after giving pro forma effect to such Indebtedness (including the application of the net proceeds), the ratio of (x) Total Consolidated Indebtedness outstanding as of the date of such incurrence of Indebtedness to (y) Annualized Pro Forma Consolidated Operating Cash Flow would be greater than zero and less than or equal to 6 to 1.

    (b) We will not incur any Subordinated Indebtedness unless such Indebtedness by its terms expressly prohibits the payment by us of any assets or securities (including Common Stock) to the holders of such Subordinated Indebtedness prior to the payment in full of the notes in the event of a bankruptcy or reorganization.

LIMITATION ON RESTRICTED PAYMENTS.

    (a) We will not, and will not permit any Restricted Subsidiary to:

        (1) declare or pay any dividend or any other distribution on Capital Stock of our company or any payment made to the direct or indirect holders (in their capacities as such) of our Capital Stock (other than dividends or distributions payable solely in our Capital Stock (other than Redeemable Capital Stock) of our company;

        (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of our company (other than any such Capital Stock owned by us or a Restricted Subsidiary) or any Affiliate of our company (other than any Restricted Subsidiary);

        (3) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness of our company (other than any Subordinated Indebtedness held by a Restricted Subsidiary);

        (4) make any Investment (other than a Permitted Investment) in any Person (other than an Investment by us or a Restricted Subsidiary in either
    (1) a Restricted Subsidiary or (2) a Person that becomes a Restricted Subsidiary as a result of such Investment);

        (5) create or assume any guarantee of Indebtedness of any Affiliate of our company (other than guarantees of any Indebtedness of any Restricted Subsidiary by us or any Restricted Subsidiary); or

        (6) declare or pay any dividend or any other distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (1) dividends or distributions paid to us or a Restricted Subsidiary or (2) PRO RATA dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders, provided that such dividends or distributions do not in the aggregate exceed the minority stockholders' PRO RATA share of such Restricted Subsidiaries' net income from the first day of the fiscal quarter beginning immediately following the Issue Date);

(such payments or other actions described in (but not excluded from) clauses (1) through (5) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (A) no Default or Event of Default shall have occurred and be continuing, (B) we would be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the proviso to the covenant "LIMITATION ON ADDITIONAL INDEBTEDNESS"; and (C) the aggregate amount of all Restricted Payments declared or made after the Issue Date would not exceed an amount equal to the sum of:

        (A) the difference between (x) the Cumulative Available Cash Flow determined at the time of such Restricted Payment and (y) the product of (I)
    1.5 and (II) the cumulative Consolidated Interest Expense of our company determined for the period commencing on the Issue Date and ending on the last day of the latest fiscal quarter for which our consolidated financial statements are available preceding the date of such Restricted Payment (or if such difference shall be a negative number, minus 100% of such number), PLUS (B) the aggregate Net Cash Proceeds received by us from the issue or sale (other than to a Restricted Subsidiary) of our Capital Stock (other than Redeemable Capital Stock) on or after the Issue Date, excluding any Net Cash Proceeds that are, promptly following receipt, invested in accordance with clause (ii), (iii) or (v) of clause (b) hereof and except to the extent such Net Cash Proceeds are used to incur Indebtedness pursuant to clause ((i)) of the definition of Permitted Indebtedness, PLUS (C) the aggregate Net Cash Proceeds received by us on or after the Issue Date from the issuance or sale (other than to a Restricted Subsidiary) of debt securities or our Redeemable Capital Stock that have been converted into or exchanged for our Capital Stock (other than Redeemable Capital Stock) to the extent such securities were originally sold for cash, together with the aggregate net cash proceeds received by us (other than from a Restricted Subsidiary) at the time of such conversion or exchange, PLUS (D) in the case of the disposition or repayment of any Investment (other than through share leasing arrangements) constituting a Restricted Payment made after the Issue Date (other than in the case contemplated by clause (E) hereof) an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment, PLUS (E) in the case of Investments (other than through share leasing arrangements) made in any Person other than a Restricted Subsidiary, an amount equal to the lesser of the Fair Market Value of such Investment and the total amount of such Investments constituting Restricted Payments if and when such Person becomes a Restricted Subsidiary less any amounts previously credited pursuant to clause (D).

    For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

    (b) So long as, with respect to clauses (2) through (9) below, no Default or Event of Default has occurred and is continuing, the preceding provisions concerning limitations on Restricted Payments will not prohibit:

        (1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof if at such date of declaration such payment complied with the provisions of the indenture;

        (2) the purchase, redemption, retirement or other acquisition of any shares of our Capital Stock in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, shares of our Capital Stock (other than Redeemable Capital Stock);

        (3) the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness made by exchange for, or out of the net cash proceeds of, a substantially concurrent issue or sale (other than to a Restricted Subsidiary) of:

           (A) our Capital Stock (other than Redeemable Capital Stock), or

           (B) other Subordinated Indebtedness so long as:

               (X) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, defeased, acquired or retired, PLUS the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness being refinanced or the amount of any premium reasonably determined by us as necessary to accomplish such refinancing, plus, in either case, the amount of expenses we incurred in connection with such refinancing,

               (Y) such new Subordinated Indebtedness is subordinated to the notes to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired, and

               (Z) such new Subordinated Indebtedness has an Average Life longer than the Average Life of the notes and a final Stated Maturity of principal later than the Stated Maturity of principal of the notes;

        (4) the extension by us and the Restricted Subsidiaries of trade credit to Unrestricted Subsidiaries, represented by accounts receivable, extended on usual and customary terms in the ordinary course of business;

        (5) Investments (other than through share leasing arrangements) in any Person promptly made with the proceeds of a substantially concurrent issue or sale of our Capital Stock (other than Redeemable Capital Stock) ;

        (6) payments made pursuant to the Shareholder Registration Rights Agreement;


        (7) the payment of reasonable and customary regular compensation and fees to directors of our company or any Restricted Subsidiary who are not employees of our company or any Restricted Subsidiary;


        (8) any "Restricted Payment" as defined in and permitted by the PCI Indenture made by PCI or any Subsidiary thereof in accordance with the terms of the PCI Indenture; and


        (9) any other Restricted Payments in an aggregate amount not to exceed $1.0 million (or, if non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) at any one time outstanding.


    In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (1), (6), (7), (8) and (9) above shall be included as Restricted Payments.

LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES.

    (a) We will not and will not permit any Restricted Subsidiary to issue or sell any shares of Capital Stock of a Restricted Subsidiary (other than to us or a Restricted Subsidiary); PROVIDED, HOWEVER, that this covenant shall not prohibit:

        (1) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary in compliance with the other provisions of the indenture,

        (2) issuances or sales of Common Stock of a Restricted Subsidiary if:

           (x) the proceeds of such issuance or sale are applied in accordance with the "LIMITATION ON SALE OF ASSETS" covenant, and

           (y) immediately after giving effect thereto, we and our other Restricted Subsidiaries own no less than 51% of the outstanding Voting Stock of such Restricted Subsidiary,


        (3) issuances or sales of Capital Stock of Restricted Subsidiaries that are subsidiaries of PCI that are permitted by the terms of the PCI Indenture, or


        (4) the ownership by directors of directors' qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.

    (b) we will not permit the direct or indirect ownership of our company or any Restricted Subsidiary in the Capital Stock of any Management Company to fall below the lesser of:

        (1) the maximum ownership percentage permitted by applicable law, and

        (2) 51% of the outstanding Capital Stock of such Management Company, PROVIDED that any increase in such ownership of the Capital Stock of any Management Company required by any change in applicable law shall not be required to be completed prior to 365 days from the effective date of such change in applicable law, PROVIDED FURTHER that we and the Restricted Subsidiaries may sell all, but not less than all, of their Capital Stock of any Management Company in accordance with the provisions of the "LIMITATION ON SALE OF ASSETS" covenant.

LIMITATION ON TRANSACTIONS WITH AFFILIATES.

    (a) We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of ours (other than us or a Majority Owned Restricted Subsidiary) unless

        (1) such transaction or series of related transactions is on terms that are no less favorable to us or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's-length transaction with unrelated third parties who are not Affiliates,

        (2) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $10 million, we shall have delivered an officers' certificate to the Trustees certifying that such transaction or series of related transactions complies with clause
    (i) above and such transaction or series of related transactions has been approved by a majority of the Directors of our Board of Directors, or we have obtained a written opinion from a nationally recognized investment banking firm to the effect that such transaction or series of related transactions is fair to us or such Restricted Subsidiary, as the case may be, from a financial point of view (or if an investment banking firm is generally not qualified to give such an opinion, by a nationally recognized appraisal firm or accounting firm), and

        (3) with respect to any transaction or series of related transactions including aggregate consideration in excess of $20 million, we shall have delivered an officers' certificate to the Trustees certifying that such transaction or series of related transactions complies with clause (1) above and such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Board of Directors (assuming that at least two such directors exist), or in the event that at least two members of our Board of Directors are not Disinterested Directors with respect to any transaction or series of transactions included in this clause (3), we shall obtain an opinion from a nationally recognized investment banking firm (or if an investment banking firm is generally not qualified to give such an opinion, by a nationally recognized appraisal firm or accounting firm) as described above; PROVIDED, HOWEVER, that this provision will not restrict:

           (A) any transaction by us or any Restricted Subsidiary with an Affiliate directly related to the purchase, sale or distribution of products in the ordinary course of business, including, without limitation, transactions related to the purchase, sale or distribution of programming, subscriber management services, transmission services and services related to the publication of programming guides,

           (B) us from paying reasonable and customary regular compensation and fees to directors of ours or any Restricted Subsidiary who are not employees of our company or any Restricted Subsidiary, including, without limitation, any such fees which we have agreed to pay to any director pursuant to an agreement in effect on the Issue Date and listed on a schedule to the indenture,

           (C) the payment of compensation (including stock options and other incentive compensation) to officers and other employees the terms of which are approved by the Board of Directors,

           (D) any transactions pursuant to a Management Agreement,

           (E) us or any Restricted Subsidiary from making any Restricted Payment in compliance with the "LIMITATION ON RESTRICTED PAYMENTS" covenant,

           (F) (x) transactions pursuant to any Management Contract, Overhead Agreement or Service Agreement that is entered into prior to the Issue Date and is listed in an exhibit to the indenture; or (y) transactions pursuant to any Organizational Contract, Overhead Agreement or Service Agreement that is entered into after the Issue Date and has substantially identical terms as, and is no less favorable to us or any Restricted Subsidiary than, the Organizational Contracts, Overhead Agreements or Service Agreements, as the case may be, listed in the exhibit to the indenture, or

           (G) amendments, modifications or alterations of Management Agreements, Organizational Contracts, Overhead Agreements and Service Agreements under (b) below.

    (b) we will not, and will not permit any Restricted Subsidiary to, amend, modify, or in any way alter the terms of any Management Agreement, Organizational Contract, Overhead Agreement or Service Agreement in a manner materially adverse to us other than:

    (1) by adding new Restricted Subsidiaries to a Management Agreement,


    (2) substituting one Restricted Subsidiary in place of another Restricted Subsidiary under an Organizational Contract,


    (3) amendments, modifications or alterations required by applicable law,

    (4) amendments, modifications or alterations made to increase our control over, or interest in, any Management Company, or

    (5) amendments, modifications or alterations that are approved by a majority of the Disinterested Directors of our Board of Directors as not materially adverse to us.

LIMITATION ON LIENS.

    We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens, on or with respect to any of its property or assets, whether owned at the date of the indentures or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless:

    (x) in the case of any Lien securing Subordinated Indebtedness, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien, and

    (y) in the case of any other Lien, the notes are equally and ratably secured.

LIMITATION ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS BY RESTRICTED
  SUBSIDIARIES.

    (a) We will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of ours unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of payment of the notes by such Restricted Subsidiary on a basis senior to any guarantee of Subordinated Indebtedness or at least equally with any guarantee of Pari Passu Indebtedness; PROVIDED that this paragraph (a) shall not be applicable to:

        (1) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary, or

        (2) any guarantee of any Restricted Subsidiary of Senior Bank Indebtedness.

    (b) Notwithstanding the foregoing, any guarantee of the notes created pursuant to the provisions described in the foregoing paragraph (a) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

        (1) any sale, exchange or transfer, to any Person who is not an Affiliate of our company, of all of our Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture),

        (2) the occurrence of any default or breach of any covenant or agreement under any Indebtedness of ours arising as a result of the creation of such guarantee, or

        (3) the release by the holders of the Indebtedness of ours described in the preceding paragraph of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness, except by or as a result of payment under such guarantee), at a time when:

           (A) no other Indebtedness of ours has been guaranteed by such Restricted Subsidiary, or

           (B) the holders of all such other Indebtedness which is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness).

PURCHASE OF NOTES UPON A CHANGE OF CONTROL.


    If a Change of Control occurs, each holder of notes will have the right to require us to purchase all or a part of that holder's notes pursuant to the Change of Control offer described in "Description of the Indenture Governing the New Notes--Repurchase at the Option of Holders" above and in the following paragraph.


    Within 30 days following any Change of Control, we will mail a notice to each holder describing the terms of the Change of Control. This notice will state the purchase price and the purchase date, which will be a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed, unless otherwise required by applicable law.

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    If a Change of Control offer is made, we cannot assure that we will have sufficient funds to pay the purchase price for all of the notes that might be delivered by holders seeking to accept the Change of Control offer. Our failure to make or consummate the Change of Control offer or pay the Change of Control purchase price when due would result in an Event of Default and would give the Trustee and the holders of the notes the rights described under "Events of Default."

    One of the events which constitutes a Change of Control under the indenture is the sale, lease, exchange or other transfer of "all or substantially all" of our assets. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under New York law. Accordingly, the ability of a holder of notes to require us to repurchase notes as a result of a sale, lease, transfer or other disposition of less than all of our assets is uncertain.

    We will comply with the tender offer rules including Rule 14e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with repurchase of notes as a result of a Change of Control.

LIMITATION ON SALE OF ASSETS.

    (a) We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage in any Asset Sale unless


        (1) the consideration received by us or such Restricted Subsidiary for such Asset Sale is not less than the Fair Market Value of the shares or assets sold (as determined by our Board of Directors, whose determination shall be conclusive and evidenced by a Board resolution), and


        (2) the consideration received by us or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75% cash or Cash Equivalents.

    Notwithstanding the preceding sentence, we and our Restricted Subsidiaries may consummate an Asset Sale without complying with clause (2) of the immediately preceding sentence if at least 75% of the consideration for such Asset Sale consists of any combination of cash, Cash Equivalents and those items described in clause (b)(2) or (b)(3) below.

    (b) If we or any Restricted Subsidiary engages in an Asset Sale, we may use the Net Cash Proceeds thereof, within 12 months after the later of such Asset Sale or the receipt of such Net Cash Proceeds,

        (1) to permanently repay or prepay any then outstanding Senior Bank Indebtedness of ours or a Restricted Subsidiary, any then outstanding Indebtedness of a Restricted Subsidiary or any other then outstanding unsubordinated Indebtedness of ours,

        (2) to invest in any one or more businesses (including, without limitation, in the Capital Stock of any Person that becomes a Restricted Subsidiary as a result of such investment or that is received in connection with a Permitted Investment made under clause (g), (h) or (i) of the definition thereof), make capital expenditures (including lease payments for one or more capital assets) or invest in other tangible assets of ours or any Restricted Subsidiary, in each case, engaged, used or useful in the Cable/ Telecommunications Business, the DTH Business or the Entertainment/Programming Business of ours and our Restricted Subsidiaries (or enter into a legally binding agreement to do so within six months of the date on which such agreement is executed), or

        (3) to invest in properties or assets that replace the properties and assets that are the subject to such Asset Sale (or enter into a legally binding agreement to do so within six months of the date on which such agreement is executed).

    If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then we may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, apply or invest such Net Cash Proceeds as provided in clause (2) or (3) (without regard to the parenthetical

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contained in clauses (2) or (3)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds."

    (c) When the aggregate amount of Excess Proceeds exceeds $15 million we shall, within 30 business days, make an offer to purchase (an "Excess Proceeds Offer") from all holders of the notes, on a PRO RATA basis (together with and including any notes that may be outstanding pursuant to the Series C indenture), in accordance with the procedures set forth below, the maximum Accreted Value of notes that may be purchased with the Excess Proceeds less the amount of Excess Proceeds, if any, required to be applied under the PCI indenture for the repurchase of PCI notes and applied under the Old indenture or the Series C indenture for the repurchase of the Old notes and Series C notes, respectively. The offer price shall be payable in cash in an amount equal to 100% of the Accreted Value of the notes, plus accrued and unpaid interest, if any (the "Offered Price"), to the date such Excess Proceeds Offer is consummated (the "Offer Date"). To the extent that the aggregate Accreted Value of notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds relating thereto, we may use such additional Excess Proceeds for general corporate purposes. If the Accreted Value of notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, notes to be purchased will be selected on a pro rata basis (together with and including any Series C notes that may be outstanding). Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset to zero.

    (d) If we become obligated to make an Offer pursuant to clause (c) above, the notes shall be purchased by us, at the option of the holder thereof, in whole or in part in integral multiples of $1,000 on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for us to comply with the requirements under the Exchange Act, subject to proration in the event the amount of Excess Proceeds is less than the aggregate Offered Price of all notes tendered.

    (e) We will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, in connection with an Excess Proceeds Offer.

LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
  SUBSIDIARIES.

    We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

    (a) pay dividends, in cash or otherwise, or make any other distributions to us or any Restricted Subsidiary on or in respect of our Capital Stock,

    (b) pay any Indebtedness owed to us or any other Restricted Subsidiary,

    (c) make loans or advances to us or any other Restricted Subsidiary, or

    (d) transfer any of its properties or assets to us or any other Restricted Subsidiary, except in all such cases for such encumbrances or restrictions existing under or by reason of:

        (1) any agreement or instrument in effect on the Issue Date and listed on a schedule attached to the indenture,

        (2) applicable law or regulation (including corporate governance provisions required by applicable law and regulations of the National Bank of Poland),

        (3) customary non-assignment provisions of any lease governing a leasehold interest of us or any Restricted Subsidiary,

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        (4) any agreement or other instrument of a Person acquired by us or any
    Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired,

        (5) any mortgage or other Lien on real property acquired or improved by us or any Restricted Subsidiary after the Issue Date that prohibits transfers of the type described in (d) above with respect to such real property,

        (6) with respect to a Restricted Subsidiary, an agreement that has been entered into for the sale or disposition of all or substantially all of our Capital Stock in, or substantially all the assets of, such Restricted Subsidiary,

        (7) the refinancing of Indebtedness incurred under the agreements listed on a schedule attached to the indenture or described in clause (5) above, so long as such encumbrances or restrictions are no less favorable in any material respect to us or any Restricted Subsidiary than those contained in the respective agreement as in effect on the date of the indenture,

        (8) any such customary encumbrance or restriction contained in a security document creating a Lien permitted under the indenture to the extent relating to the property or asset subject to such Lien,

        (9) any agreement or instrument governing or relating to Senior Bank Indebtedness (an "Indebtedness Instrument") if such encumbrance or restriction applies only (X) to amounts which at any point in time (other than during such periods as are described in the following clause (Y)) (A) exceed amounts due and payable (or which are to become due and payable within 30 days) in respect of the notes or the indenture for interest, premium and principal (after giving effect to any realization by us under any applicable Currency Agreement), or (B) if paid, would result in an event described in the following clause (Y) of this sentence, or (Y) during the pendency of any event that causes, permits or, after notice or lapse of time, would cause or permit the holder(s) of the Senior Bank Indebtedness governed by the Indebtedness Instrument to declare any such Indebtedness to be immediately due and payable or require cash collateralization or cash cover for such Indebtedness for so long as such cash collateralization or cash cover has not been provided, or (Z) arising or agreed to in the ordinary course of business, not relating to any Indebtedness and that do not individually, or together with all such encumbrances or restrictions, detract from the value of property or assets of us or any Restricted Subsidiary in any manner material to us or any Restricted Subsidiary, and

        (10) with respect to clause (d) above, any license agreement entered in the ordinary course of business whereby we or any other Restricted Subsidiary grant a license of programming or other intellectual property to any other Person and such license agreement prohibits or encumbers the transfer of the licensed property.

LIMITATION ON INVESTMENTS IN UNRESTRICTED SUBSIDIARIES.


    We will not make, and will not permit any of our Restricted Subsidiaries to make, any Investments in Unrestricted Subsidiaries (other than Permitted Investments) if, at the time thereof, the amount of such Investment would exceed the amount of Restricted Payments then permitted to be made pursuant to the "LIMITATION ON RESTRICTED PAYMENTS" covenant. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant:


    (a) will be treated as the making of a Restricted Payment in calculating the amount of Restricted Payments made by us or a Restricted Subsidiary (without duplication under the provisions of clause (a) of paragraph (4) of the "LIMITATION ON RESTRICTED PAYMENTS" covenant), and

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    (b) may be made in cash or property (if made in property, the Fair Market
Value thereof as determined by our Board of Directors (whose determination shall be conclusive and evidenced by a Board Resolution) shall be deemed to be the amount of such Investment for the purpose of clause (a)).

LIMITATION ON LINES OF BUSINESS.

    We will not and will not permit any Restricted Subsidiary to engage in any business other than the Cable/Telecommunications Business, the Entertainment/Programming Business or the DTH Business or any business or activity reasonably related thereto, including the operation of a subscriber management or service business.

PROVISION OF FINANCIAL STATEMENTS AND REPORTS.

    (a) Whether or not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, we will timely file with the Commission, to the extent permitted, annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to such Section 13(a) or 15(d). We will also provide the holders and the Trustee with these same reports and documents.

    (b) We will disclose our current and accumulated earnings and profits, if any, for each fiscal year in its annual report on Form 10-K so long as it is required to file such report. Thereafter, we will provide such information to any holder upon receipt of a written request from such holder.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We will not in a single transaction or a series of related transactions:

    - consolidate with or merge with or into any other Person, or

    - sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person or Persons, and

    - we will not permit any Restricted Subsidiary to enter into any such transaction, or series of transactions, if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of us and our Restricted Subsidiaries on a consolidated basis to any Person or Persons, unless:

    (a) either (1) we shall be the surviving corporation or (2) the Person (if other than us) formed by such consolidation or into which we or we and our Restricted Subsidiaries is merged or the Person which acquires by sale, conveyance, transfer, lease or other disposition, all or substantially all of the properties and assets of our company or our company and our Restricted Subsidiaries, as the case may be, (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (y) shall expressly assume, by an indenture supplemental to the indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, our obligations for the due and punctual payment of the principal of (or premium, if any, on) and interest on all the notes and the performance and observance of every covenant of the indenture to be performed or observed;


    (b) immediately before and after giving effect to such transaction or series of transactions on a PRO FORMA basis (and treating any obligation of our company or any Restricted Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;


    (c) immediately after giving effect to such transaction or series of transactions on a PRO FORMA basis (on the assumption that the transaction or series of transactions occurred on the first day of the latest fiscal quarter for which our consolidated financial statements are available prior to the consummation of such

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transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such PRO FORMA calculation), the ratio of our Total Consolidated Indebtedness to Annualized Pro Forma Consolidated Operating Cash Flow or the Surviving Entity if we are not the continuing obligor under the indenture) would be less than or equal to such ratio of our company immediately before such transaction;

    (d) if any of the property or assets of our company or any of our Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the "LIMITATION ON LIENS" covenant are complied with; and

    (e) we or the Surviving Entity shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and such supplemental indenture comply with the terms of the indenture.

    Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of our company in accordance with the immediately preceding paragraph in which we are not the continuing obligor under the indenture, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of ours under the indenture, with the same effect as if such successor had been named as us therein. When a successor assumes all the obligations of its predecessor under the indenture and the notes, the predecessor shall be released from those obligations; PROVIDED that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the notes.

EVENTS OF DEFAULT


    Each of the following is an "Event of Default":


        (a) default for 30 days in the payment of interest on any note when due and payable;

        (b) default in the payment of the principal of or premium, if any, on any note at its Maturity;

        (c) default in the performance, or breach, of the provisions described in "Consolidation, Merger and Sale of Assets," the failure to make or consummate a Change of Control offer in accordance with the provisions of the "PURCHASE OF NOTES UPON A CHANGE OF CONTROL" covenant or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of the "LIMITATION ON SALE OF ASSETS" covenant;

        (d) default in the performance, or breach, of any covenant or agreement of ours contained in the indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with elsewhere in the indenture) and continuance of the default or breach for 30 days after written notice is given to us by the Trustee or to us and the Trustee by the holders of at least 25% in aggregate principal amount at maturity of the notes, as the case may be, then outstanding;

        (e) (1) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of our company or any Significant Subsidiary aggregating $15 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (2) Indebtedness of our company or any Significant Subsidiary aggregating $15 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the stated maturity thereof;

        (f) any holder or holders (or any Person acting on any such holder's behalf) of any Indebtedness in excess of $15 million in the aggregate of our company or any Significant Subsidiary shall, subsequent to the occurrence of a default with respect to such Indebtedness, notify the Trustee of the intended sale or disposition of any assets of our company or any Restricted Subsidiary that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence

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    proceedings, or take action to retain in satisfaction of any such
    Indebtedness, or to collect on, seize, dispose of or apply, any such assets of our company or any Restricted Subsidiary pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of our company or any Restricted Subsidiary or in accordance with applicable law;

        (g) one or more final judgments, orders or decrees of any court or regulatory agency shall be rendered against us or any Significant Subsidiary or their respective properties for the payment of money, either individually or in an aggregate amount, in excess of $15 million and either (1) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (2) there shall have been a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; and

        (h) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary.

    If an Event of Default (other than an Event of Default arising from an event of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding, by written notice to us (and to the Trustee if such notice is given by the holders), may, and the Trustee upon the written request of such holders, shall declare the principal of, premium, if any, and accrued interest on all of the outstanding notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the notes shall become immediately due and payable. If an Event of Default arising from an event of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding notes shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of either Trustee or any holder of notes.

    At any time after a declaration of acceleration under the indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes by written notice to us and the Trustee, may rescind such declaration and its consequences if

    (a) We have paid or deposited with the Trustee a sum sufficient to pay:

        (1) all overdue interest on all outstanding notes,

        (2) all unpaid principal of and premium, if any, on any outstanding notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by such notes,

        (3) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by such notes,

        (4) all sums paid or advanced by the Trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and

    (b) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, or interest on the notes that has become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon.

    The holders of at least a majority in principal amount of the notes may waive any existing defaults under the indenture, except a default in the payment of the principal of, premium, if any, or interest on any such note, or in respect of a covenant or provision which under the indenture can not be modified or amended without the consent of the holder of each note.

    If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each holder of notes, notice of the Default or Event of Default within 90 days after the

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occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any notes, the Trustee may withhold the notice to the holders of such notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of such notes.

    We are required to furnish to the Trustee annual and quarterly statements as to our performance of our obligations under the indenture and as to any default in such performance. We are also required to notify the Trustee within five business days of the occurrence of any Default.

DEFEASANCE OR COVENANT DEFEASANCE

    We may, at our option and at any time, elect to have our obligations with respect to the outstanding notes discharged ("defeasance"). Such defeasance means that we will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes and to have satisfied all our other obligations under the notes and the indenture, except for

    (a) the rights of holders to receive payments in respect of the principal of (and premium, if any, on) and interest on the notes when such payments are due,

    (b) our obligations to issue temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes, maintain an office or agency for payments in respect of the notes and segregate and hold such payments in trust,

    (c) the rights, powers, trusts, duties and immunities of the Trustee, and

    (d) the defeasance provisions of the indenture.

    In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants described in the indenture ("covenant defeasance"), and thereafter, any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the related notes.

    In order to exercise either defeasance or covenant defeasance:

    (a) we must irrevocably deposit or cause to be deposited with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the notes, cash in U.S. dollars, or U.S. Government Obligations (as defined in the indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the relevant outstanding notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest;

    (b) no Default or Event of Default with respect to the relevant notes will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (h) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit;

    (c) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we are a party or by which we are bound;

    (d) in the case of defeasance, we will have delivered to the Trustee an Opinion of Counsel in the U.S. stating that we have received from, or there has been published by, the Internal Revenue Service a ruling, or since the effective date of the Registration Statement, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as

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a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

    (e) in the case of covenant defeasance, we will have delivered to the Trustee an Opinion of Counsel in the U.S. to the effect that the holders of the notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

    (f) in the case of defeasance or covenant defeasance, we will have delivered to the Trustee an Opinion of Counsel in the U.S. to the effect that after the 91st day following the deposit or after the date such opinion is delivered, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

    (g) we will have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by us with the intent of preferring the holders of the applicable notes over our other creditors with the intent of hindering, delaying or defrauding our creditors; and

    (h) we will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

    The indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes as expressly provided for in the indenture and the rights, powers, trusts, duties and immunities of the Trustee) and the Trustee, at our request and expense, will execute proper instruments acknowledging satisfaction and discharge of the indenture when:

    (a) either

        (1) all the notes theretofore authenticated and delivered (other than destroyed, lost or stolen notes which have been replaced or paid) have been delivered to the Trustee for cancellation, or

        (2) all notes not theretofore delivered to the Trustee for cancellation
    (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name, and at our expense, and we have irrevocably deposited or caused to be deposited with the Trustee, in trust, for such purpose an amount sufficient to pay and discharge the entire Indebtedness on such notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on such notes to the date of such deposit (in the case of notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be;

    (b) we have paid or caused to be paid all sums payable under the indenture by us; and

    (c) we have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

AMENDMENTS AND WAIVERS

    Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

    (a) change the Stated Maturity of the principal of, or any installment of interest on, any note, or reduce the Accreted Value or the rate of interest on any note or any premium payable upon the

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redemption thereof, or change the coin or currency in which any note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

    (b) reduce the percentage in principal amount at maturity of outstanding notes, the consent of whose holders is required for any waiver of compliance with certain provisions of, or certain defaults and their consequences provided for under, the indenture;

    (c) modify any provisions described under "--Amendments and Waivers" or "--Events of Default," except to increase the percentage of outstanding notes required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note; or

    (d) amend, change or modify the redemption provisions of the indenture or the notes or our obligation to make and consummate a Change of Control offer in the event of a Change of Control or an Excess Proceeds offer in connection with any Asset Sale or modify any of the provisions or definitions with respect thereto.

    The holders of a majority in aggregate principal amount at maturity of the notes outstanding may waive compliance with certain restrictive covenants and provisions of the indenture.

THE TRUSTEE

    Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of his/her own affairs.

    The indenture and provisions of the Trust Indenture Act incorporated therein contain limitations on the rights of the Trustee, should it become a creditor of our company to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, but if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

GOVERNING LAW

    The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the indenture. Please refer to the indenture for the full definition of such terms.

    "Accreted Value" as of any date (the "Specified Date") means, with respect to each $1,000 principal amount at maturity of the notes:

        (1) if the Specified Date is one of the following dates (each a "Semi-Accrual Date"), the amount set forth opposite such date below:

SEMI-ANNUAL                                                               ACCRETED
ACCRUAL DATE                                                               VALUE
-----------------------------------------------------------------------  ----------
Issue Date.............................................................  $   389.43
August 1, 1999.........................................................      428.75
February 1, 2000.......................................................      471.05
August 1, 2000.........................................................      517.53
February 1, 2001.......................................................      568.59
August 1, 2001.........................................................      624.69
February 1, 2002.......................................................      686.33
August 1, 2002.........................................................      754.05
February 1, 2003.......................................................      828.45
August 1, 2003.........................................................      910.19
February 1, 2004.......................................................  $ 1,000.00

        (2) if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and (b) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date and (y) a fraction, the numerator of which is the number of days actually elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date and the denominator of which is 180: and

        (3) if the Specified Date is on or after February 1, 2004, $1,000.

    "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition; PROVIDED THAT, for purposes of the "LIMITATION ON ADDITIONAL INDEBTEDNESS", covenant, such Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

    "Affiliate" of any specified Person means:

    (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

    (b) any other Person that owns, directly or indirectly, 5% or more of such specified Person's Voting Stock or any executive officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

    For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Annualized Pro Forma Consolidated Operating Cash Flow" means Consolidated Operating Cash Flow for the latest fiscal quarter for which our consolidated financial statements are available multiplied by four. For purposes of calculating "Consolidated Operating Cash Flow" for any fiscal quarter for purposes of this definition,

    (a) all our Restricted Subsidiaries on the date of the transaction giving rise to the need to calculate "Annualized Pro Forma Consolidated Operating Cash Flow" (the "Transaction Date") shall be deemed to have been Restricted Subsidiaries at all times during such fiscal quarter, and

    (b) any Unrestricted Subsidiary of ours on the Transaction Date shall be deemed to have been an Unrestricted Subsidiary at all times during such fiscal quarter.

    In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Operating Cash Flow" shall be calculated after giving effect on a PRO FORMA basis for the applicable fiscal quarter to, without duplication, any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of us or a Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the period commencing on the first day of such fiscal quarter to and including the Transaction Date (the "Reference Period"), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period.

    "Asset Acquisition" means:

    (a) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by us or any Restricted Subsidiary in any other Person, or any acquisition or purchase of Capital Stock of any other Person by us or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into us or any Restricted Subsidiary, or

    (b) any acquisition by us or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such person or which is otherwise outside of the ordinary course of business.

    "Asset Sale" means any direct or indirect sale, conveyance, transfer or lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any Person other than us or a Restricted Subsidiary in one transaction or a series of related transactions, of:

    (a) any Capital Stock of any Restricted Subsidiary,

    (b) any material governmental license or other governmental authorization of us or any Restricted Subsidiary pertaining to a Cable/Telecommunications Business, a DTH Business or an Entertainment/ Programming Business,

    (c) any assets of our company or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of our company and our Restricted Subsidiaries or

    (d) any other property or asset of our company or any Restricted Subsidiary outside of the ordinary course of business.

    For the purposes of this definition, the term "Asset Sale" shall not include:

    (a) any disposition of our properties and assets governed under "Consolidation, Merger and Sale of Assets",

    (b) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with our business or that of a Restricted Subsidiary, as the case may be,


    (c) for purposes of the covenant "LIMITATION ON SALE OF ASSETS," any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, either (1) involving assets with a Fair Market Value not in excess of $500,000 (or, if non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) or (2) as part of a Capitalized Lease Obligation, and


    (d) any transfer by us or a Restricted Subsidiary of property or equipment to a Person who is not an Affiliate of our company in exchange for property or equipment that has a fair market value at least equal to the fair market value of the property or equipment so transferred; PROVIDED THAT, in the event of a transfer described in this clause (d), we shall deliver to the Trustee an Officer's Certificate certifying that such exchange complies with this clause
(d).

    "Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing:

    (a) the sum of the products of (1) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (2) the amount of each such principal payment by

    (b) the sum of all such principal payments.

    "Bankruptcy Law" means Title 11 of the United States Code, as amended, or any similar U.S. federal or state law, or any similar law of any other jurisdiction, relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

    "Cable Television Newco" means any Person:

    (a) of whom we or a Restricted Subsidiary owns the greater of 49% of the outstanding Capital Stock or the maximum amount of outstanding Capital Stock that we or such Restricted Subsidiary may own under applicable law, and

    (b) that holds Capital Stock in a Management Company.

    "Cable/Telecommunications Business" means any business operating a cable or telephone or telecommunications or broadcasting system (other than an Entertainment/Programming Business or a DTH Business), including, without limitation, any business (other than an Entertainment/ Programming Business or a DTH Business) conducted by us or any Restricted Subsidiary on the Issue Date and any programming guide or telephone directory business.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations, rights in or other equivalents (however designated) of such Person's capital stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of the indenture.

    "Capitalized Lease Obligation" of any Person means any obligation of such Person and its subsidiaries on a consolidated basis under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

    "Cash Equivalents" means:

    (a) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

    (b) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits of not less than $500,000,000;

    (c) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of ours and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-l by Moody's; and

    (d) any Capital Stock of any mutual funds at least 95% of the assets of which are invested in the foregoing.

    "Change of Control" means the occurrence of any of the following events:

    (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of our total outstanding Voting Stock;

    (b) we consolidate with, or merge with or into another Person or conveys, transfers, leases or otherwise dispose of all or substantially all of our assets to any Person, or any Person consolidates with or merges with or into us, in any such event pursuant to a transaction in which our outstanding Voting Stock is converted into or exchanged for cash, securities or other property, other than any such transaction where:

        (1) our outstanding Voting Stock is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of our company) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and cash, securities and other property (other than Capital Stock of the Surviving Entity) in an amount that could be paid by us as a Restricted Payment as described under the "LIMITATION ON RESTRICTED PAYMENTS" covenant, and

        (2) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the surviving or transferee corporation;

    (c) during any consecutive two year period, individuals who at the beginning of such period constituted our Board of Directors (together with any new directors whose election to such Board of Directors, or whose nomination for election by our stockholders, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

    (d) we are liquidated or dissolved or a special resolution is passed by our shareholders approving the plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger and Sales of Assets."

    "Common Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock or ordinary shares, whether outstanding at the Issue Date, and includes, without limitation, all series and classes of such common stock or ordinary shares.

    "Consolidated Income Tax Expense" means, with respect to any period, the provision for our U.S. corporation, local, foreign and other income taxes and that of the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

    "Consolidated Interest Expense" means, for any period, without duplication, the sum of:

    (a) the interest expense of our company and its Restricted Subsidiaries for such period, including, without limitation,

        (1) amortization of original issue discount,

        (2) the net cost of Interest Rate Agreements (including amortization of discounts),

        (3) the interest portion of any deferred payment obligation,

        (4) accrued interest,

        (5) the consolidated amount of any interest capitalized by us and the Restricted Subsidiaries, PROVIDED that such amount will be limited for purposes of this definition to the amount that would have been obtained if such interest had been capitalized at the interest rate for the notes, and

        (6) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

    PLUS

    (b) the interest component of Capitalized Lease Obligations of our company and our Restricted Subsidiaries paid, accrued or scheduled to be paid or accrued during such period, in each case as determined on a consolidated basis in accordance with GAAP.

    "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of our company and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication,

    (a) any net after-tax extraordinary gains or losses (in each case less all fees and expenses relating thereto),

    (b) any net after-tax gains or losses (in each case less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business,

    (c) the portion of net income (or loss) of any Person (other than us or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which we or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to us or any Restricted Subsidiary in cash dividends or distributions during such period,

    (d) net income (or loss) of any Person combined with us or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination,

    (e) except with respect to any encumbrance or restriction described in clause (ii) of the "Limitation on Dividend and Other Payment Restrictions" covenant, the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders, and

    (f) any non-cash items of ours and any Restricted Subsidiary (including monetary corrections) increasing or decreasing Consolidated Net Income for such period (other than items that will result in the receipt or payment of cash).

    "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Net Income of our company and our Restricted Subsidiaries for such period increased by (in each case to the extent included in computing Consolidated Net Income) the sum of:

    (a) the Consolidated Income Tax Expense of our company and our Restricted Subsidiaries accrued according to GAAP for such period (other than taxes attributable to extraordinary, unusual or non-recurring gains or losses);

    (b) Consolidated Interest Expense for such period;

    (c) depreciation of our company and our Restricted Subsidiaries for such period, and

    (d) amortization of our company and our Restricted Subsidiaries for such period, including, without limitation, amortization of capitalized debt issuance costs for such period, all determined on a consolidated basis in accordance with GAAP PROVIDED that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated Operating Cash Flow shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to

        (1) the amount of Consolidated Net Income attributable to such Restricted Subsidiary multiplied by

        (2) the quotient of


           (A) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by our company or any of our Restricted Subsidiaries divided by


           (B) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

    "Cumulative Available Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which our consolidated financial information is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement entered into by a Person that is designed to protect such Person against fluctuations in currency values.

    "Default" means any event that after notice or passage of time or both would be an Event of Default.

    "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

    "DTH Business" means the business of:

    (a) developing, managing, operating or providing services relating to direct to home satellite systems for the distribution of subscription programming services directly to homes and cable systems in areas covered by the "footprint" of the satellites utilized by us and our Restricted Subsidiaries, and activities to accomplish the foregoing (other than the Cable/Telecommunications Business or the Entertainment/ Programming Business), or

    (b) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified above.

    "Entertainment/Programming Business" means a business engaged primarily in the management, ownership, operation, acquisition, development, production, distribution or syndication of general entertainment, sports, movies, children's or other programming or publishing.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer, as determined by our Board of Directors and evidenced by a resolution thereof.

    "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in effect in the United States on the Issue Date.

    "Guarantee", as applied to any obligation, means:

    (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation, and

    (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

    "Incur" or "incur" means, with respect to any Indebtedness, to create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur such Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness and provided further that the incurrence of any particular Indebtedness by the Company or any Restricted Subsidiary shall occur only once and any obligation of any Restricted Subsidiary arising under any guarantee supporting such Indebtedness shall be disregarded.

    "Indebtedness" means, with respect to any Person, without duplication:

    (a) all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities (including outstanding disbursements) incurred in the ordinary course of business (whether or not evidenced by a note), but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities,

    (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

    (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business,

    (d) all Capitalized Lease Obligations of such Person,

    (e) all Indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured),

    (f) all guarantees by such Person of Indebtedness referred to in this definition of any other Person,

    (g) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and


    (h) any liability of such Person under or in respect of Interest Rate Agreements or Currency Agreements. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by our board of directors. For purposes of the covenants "LIMITATION ON ADDITIONAL INDEBTEDNESS" and "LIMITATION ON RESTRICTED PAYMENTS" and the definition of "EVENTS OF DEFAULT," in determining the principal amount of any Indebtedness to be incurred by our company or a Restricted Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness which provides that an amount less than the principal amount at maturity thereof shall be due upon any declaration of acceleration thereof shall be the accreted value thereof at the date of determination and (y) effect shall be given to the impact of any Currency Agreement with respect to such Indebtedness.


    "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements or arrangements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect against or manage exposure to fluctuations in interest rates in respect of Indebtedness.

    "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to such Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock (including ownership of Capital Stock through share leasing arrangements), bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by us in such Unrestricted Subsidiary at such time. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

    "Issue Date" means the date of original issuance of your notes.

    "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

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

    "Majority Owned Restricted Subsidiary" means a Restricted Subsidiary (a) at least 66.66% of the outstanding Capital Stock of which is beneficially owned directly or indirectly by us or Poland Cablevision (Netherlands) B.V. and one or more Wholly Owned Restricted Subsidiaries and (b) no outstanding Capital Stock of which is owned, directly or indirectly (except through us), by any shareholder or Affiliate of a shareholder of our company.


    "Management Agreement" means:

    (a) any agreement between our company or a Restricted Subsidiary and a Management Company pursuant to which the Management Company shall lease or otherwise employ assets of our company or a Restricted Subsidiary to operate a Cable/Telecommunications Business, a DTH Business or an
Entertainment/Programming Business, and

    (b) any agreement or instrument (1) governing Indebtedness of a Management Company to our company or a Restricted Subsidiary, or (2) governing corporate procedures or control of a Management Company.

    "Management Company" means any Person, a portion of whose Capital Stock is held by us or a Restricted Subsidiary, that:

    (a) holds or has applied for a license or permit to operate a Cable/Telecommunications Business, a DTH Business or an
Entertainment/Programming Business in the Republic of Poland or elsewhere in Continental Europe, and

    (b) manages the operations of a Restricted Subsidiary pursuant to a Management Agreement.

    "Maturity" means, with respect to any note, the date on which any principal of such note becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Net Cash Proceeds" means:

    (a) with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations or escrowed funds, but only when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to us or any Restricted Subsidiary), net of--

        (1) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants, consultants and investment banks) related to such Asset Sale,

        (2) provisions for all taxes payable as a result of such Asset Sale,

        (3) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale,

        (4) amounts required to be paid to any Person (other than us or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale, and

        (5) appropriate amounts to be provided by us or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by us or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee, and

    (b) with respect to any capital contribution or issuance or sale of Capital Stock as referred to under the "LIMITATION ON RESTRICTED PAYMENTS" covenant and the definition of Permitted Indebtedness, the

                                      130
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proceeds of such capital contribution, issuance or sale in the form of cash or
Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to us or any Restricted Subsidiary of our company), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such capital contribution, issuance or sale and net of taxes paid or payable as a result thereof.


    "Old Indenture" means the indenture dated as of July 14, 1998 between @Entertainment, Inc. and Bankers Trust Company, as trustee, as in effect on the Issue Date.



    "Old Notes" means our 14 1/2% Senior Discount Notes due 2008 issued under the Old Indenture.



    "Organizational Contract" means any agreement to which we or any Restricted Subsidiary are a party pursuant to which, among other things, fees are paid to us or a Restricted Subsidiary in exchange for organizational, consulting or similar services, including, without limitation, the agreements listed on a schedule to the indenture under the subheading "Organizational Contracts."



    "Overhead Agreement" means any agreement to which we or any Restricted Subsidiary are a party pursuant to which, among other things, costs are allocated among the parties thereto, including, without limitation, the agreements listed on a schedule to the indenture under the subheading "Overhead Agreements."


    "PCI" means Poland Communications, Inc., a New York corporation and a Wholly Owned Subsidiary of @Entertainment, Inc.

    "PCI Indenture" means the indenture dated as of October 31, 1996 between PCI and State Street Bank and Trust Company, as trustee, as in effect on the Issue Date.

    "Permitted Holders" means, as of the date of determination:

    (a) David T. Chase, Arnold L. Chase and Cheryl A. Chase,

    (b) the family members, estates and heirs of David T. Chase Arnold L. Chase and Cheryl A. Chase and any trust, partnership, corporation, limited liability company or other investment vehicle principally for the benefit of any such persons or their respective family members or heirs (including, without limitation, Polish Investments Holding LP for so long as beneficial ownership thereof is held by Persons meeting the requirements of clause (a) and (b) of this definition),


    (c) ECO Holdings III Limited Partnership ("ECO III") and any successor thereto that is owned by the Persons who beneficially own, directly and indirectly, ECO III on the Issue Date,


    (d) Advent International Corp., and

    (e) any Person that is controlled by the Persons, individually or as a group, described in clauses (a) through (d) above.

    "Permitted Indebtedness" means any of the following:

        (a) Indebtedness under the notes (or any guarantee thereof) and the indenture;

        (b) Indebtedness of our company or any Restricted Subsidiary outstanding on the Issue Date and listed on a schedule to the indenture;

        (c) Indebtedness of our company or any Restricted Subsidiary (including PCI and any subsidiary of PCI that is a Restricted Subsidiary) to the extent such Indebtedness constitutes "Permitted Indebtedness" as defined in the PCI indenture or the Old indenture;

        (d) (1) Indebtedness of any Restricted Subsidiary owed to and held by us or a Restricted Subsidiary, and

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           (2) Indebtedness of our company owed to and held by any Restricted
       Subsidiary that is Subordinated Indebtedness; PROVIDED that an incurrence of Indebtedness shall be deemed to have occurred upon (x) any sale or other disposition (excluding assignments as security to financial institutions) of any Indebtedness of our company or Restricted Subsidiary referred to in this clause (e) to a Person (other than @Entertainment, Inc. or a Restricted Subsidiary) or (y) any sale or other disposition of Capital Stock of a Restricted Subsidiary which holds Indebtedness of our company or another Restricted Subsidiary such that such Restricted Subsidiary, in any such case, ceases to be a Restricted Subsidiary;

        (e) Obligations under any Interest Rate Agreement of our company or any Restricted Subsidiary to the extent relating to (i) Indebtedness of our company or such Restricted Subsidiary, as the case may be (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under the "LIMITATION ON ADDITIONAL INDEBTEDNESS" covenant), or (ii) Indebtedness for which a lender has provided a commitment in an amount reasonably anticipated to be incurred by us or a Restricted Subsidiary in the following 12 months after such Interest Rate Agreement has been entered into, but only to the extent that the notional principal amount of such Interest Rate Agreement does not exceed the principal amount of the Indebtedness (or Indebtedness subject to commitments) to which such Interest Rate Agreement relates;

        (f) Indebtedness of our company or any Restricted Subsidiary under Currency Agreements to the extent relating to (1) Indebtedness of our company or a Restricted Subsidiary (which Indebtedness is otherwise permitted to be incurred under the "LIMITATION ON ADDITIONAL INDEBTEDNESS" covenant) or (2) obligations to purchase assets, properties or services incurred in the ordinary course of business of our company or any Restricted Subsidiary; provided that such Currency Agreements do not increase the Indebtedness or other obligations of our company and our Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

        (g) Indebtedness of our company or any Restricted Subsidiary in respect of performance bonds of our company or any Restricted Subsidiary or surety bonds provided by us or any Restricted Subsidiary incurred in the ordinary course of business in connection with the construction or operation of a Cable/ Telecommunications Business, a DTH Business or an Entertainment/Programming Business;

        (h) Indebtedness of our company or any Restricted Subsidiary to the extent it represents a replacement, renewal, refinancing or extension of outstanding Indebtedness of our company or of any Restricted Subsidiary incurred or outstanding pursuant to clause (b) of this definition or the proviso of the covenant "LIMITATION ON ADDITIONAL INDEBTEDNESS"; PROVIDED that:

        - Indebtedness of our company may not be replaced, renewed, refinanced or extended to such extent under this clause (h) with Indebtedness of any Restricted Subsidiary and

        - any such replacement, renewal, refinancing or extension (x) shall not result in a lower Average Life of such Indebtedness as compared with the Indebtedness being replaced, renewed, refinanced or extended, (y) shall not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being replaced, renewed, refinanced or extended plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such replacement, renewal, refinancing or extension and such reasonable fees and expenses incurred in connection therewith, and (z) in the case of any replacement, renewal, refinancing or extension by us of indebtedness that ranks equally with your existing notes or Subordinated Indebtedness, such new Indebtedness is made equal with with or subordinate to the existing notes, at least to the same extent as the Indebtedness being replaced, renewed, refinanced or extended;

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

        (i) Indebtedness of our company having an aggregate principal amount not to exceed, at any one time outstanding, two times (1) the Net Cash Proceeds received by us on or after the Issue Date from the issuance and sale of its Capital Stock (other than Redeemable Capital Stock) to a Person that is not a Subsidiary, to the extent such Net Cash Proceeds have not been used pursuant to clause (a)(3)(B), (b)(2), (b)(3) or (b)(5) of the "Limitation on Restricted Payments" covenant to make a Restricted Payment and (2) 80% of the Fair Market Value of property (other than cash or Cash Equivalents) received by us on or after the Issue Date from a sale of its Capital Stock (other than Redeemable Capital Stock) to a Person that is not a Subsidiary, the extent such sale of Capital Stock has not been used pursuant to clause
    (b)(2), (b)(3) or (b)(5) of the "Limitation on Restricted Payments" covenant to make a Restricted Payment; PROVIDED, HOWEVER, that in determining the Fair Market Value of property, if the estimated Fair Market Value of such property exceeds $10.0 million, we will deliver to the Trustee a written appraisal as to the fair market value of such property prepared by an internationally recognized investment banking or public accounting firm (or, if no such investment banking or public accounting firm is qualified to prepare such an appraisal, by an internationally recognized appraisal firm) and; PROVIDED FURTHER that such Indebtedness does not mature prior to the Stated Maturity of the notes and has an Average Life longer than the notes;



        (j) Subordinated Indebtedness of our company not to exceed $150 million (or, if non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) at any one time outstanding; and



        (k) in addition to the items referred to in clauses (a) through (j) above, Indebtedness of our company having an aggregate principal amount not to exceed $125 million (or, if non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) at any time outstanding less the aggregate principal amount of any outstanding Indebtedness incurred after the Issue Date under clause (c) of this definition of Permitted Indebtedness.


    "Permitted Investments" means:

        (a) Cash Equivalents;

        (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

        (c) loans and advances to directors or employees made in the ordinary course of business;

        (d) Interest Rate Agreements and Currency Agreements;

        (e) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under the covenant "LIMITATION ON SALE OF ASSETS," PROVIDED that we or the Restricted Subsidiaries, as the case may be, have received at least 75% of the aggregate consideration therefrom in cash or Cash Equivalents;

        (f) Investments made in the ordinary course of business as partial payment for constructing a network relating principally to a Cable/Telecommunications Business or for supplying equipment used or useful in the Cable/Telecommunications Business or the DTH Business;


        (g) Investments (other than through share leasing arrangements) in any Person engaged in any business in which we or any Restricted Subsidiary are engaged on the Issue Date not to exceed $90 million (or, if non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) outstanding at any time; PROVIDED that immediately after giving effect to any Investment made under this clause (g), we and our Restricted Subsidiaries shall own at least 25% of the outstanding Capital Stock of the Person in which the Investment was made;


        (h) Investments (other than through share leasing arrangements) in any Person engaged in any business in which we or any Restricted Subsidiary is engaged on the Issue Date not to exceed

    $10 million (or, if non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) outstanding at any time;


        (i) Investments (other than through share leasing programs) in the Capital Stock of any Person to the extent the consideration therefor paid by us or any Restricted Subsidiary consists of a lease or other right to use the capacity of a cable television network of our company or such Restricted Subsidiary and so long as the capacity leased or used is used by such Person solely to provide telephony or Internet access services; provided that our Board of Directors shall have determined (as evidenced by a Board Resolution) that any such capacity is in excess of the cable television network capacity required to operate the Cable/Telecommunications Business of our company or such Restricted Subsidiary in the area in which such cable television network is located;

        (j) Investments by any Restricted Subsidiary in our company; and

        (k) to the extent not covered in clauses (a) through (j) above, any "Permitted Investment" as defined in the PCI indenture made by PCI or any subsidiary thereof in accordance with the terms of the PCI indenture.

    "Permitted Liens" means the following types of Liens:

        (a) Liens on any property or assets of a Restricted Subsidiary granted in favor of us or any Restricted Subsidiary;

        (b) Liens securing the notes;

        (c) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by us or any Restricted Subsidiary; PROVIDED that such Lien does not extend to any property or assets of our company or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

        (d) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, material men, repairmen or other like Liens arising in the ordinary course of business of our company or any Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceeding;

        (e) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

        (f) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of our company or any Restricted Subsidiary incurred in the ordinary course of business;

        (g) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

        (h) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

        (i) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (h); PROVIDED that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets;

        (j) any interest or title of a lessor under any Capitalized Lease Obligation or seller under any Purchase Money Obligation;

        (k) Liens securing up to $45.0 million of Indebtedness of PCI incurred after the Issue Date under clause (c) of the definition of Permitted Indebtedness at any one time outstanding;

        (l) Liens securing Indebtedness of our company incurred pursuant to clause (i) of the definition of Permitted Indebtedness in an amount having an aggregate principal amount not to exceed, at any one time outstanding, 100% of the Net Cash Proceeds received by us after the Issue Date from the issuance and sale of its Capital Stock;

        (m) Liens in favor of Polish governmental fiscal authorities created without the knowledge of and without fault on the part of our company;

        (n) Liens existing on the Issue Date and listed on a schedule to the indenture;

        (o) Liens in favor of the Screen Actors Guild, the Writers Guild of America, the Directors Guild of America or any other unions, guilds or collective bargaining units under collective bargaining agreements, which Liens are incurred in the ordinary course of business solely to secure the payment of residuals and other collective bargaining obligations required to be paid by us or any of our Restricted Subsidiaries under any such collective bargaining agreement;

        (p) Liens arising in connection with completion guarantees entered into in the ordinary course of business and consistent with then current industry practices, securing obligations (other than Indebtedness for borrowed money) of our company or any of our Restricted Subsidiaries not yet due and payable;

        (q) Liens in favor of suppliers and/or producers of any programming that are incurred in the ordinary course of business solely to secure the purchase or license price of such programming and such directly related rights or the rendering of services necessary for the production of such programming; PROVIDED, HOWEVER, that no such Lien shall extend to or cover any property or assets other than the programming or license and the rights directly related thereto being so acquired or produced; and PROVIDED FURTHER that any payment obligations secured by such Liens shall by their terms be payable solely from the revenues that are derived directly from the exhibition, syndication, exploitation, distribution or disposition of such item of programming and/or such directly related rights;

        (r) Liens on assets of PCI or any subsidiary of PCI securing the PCI notes; and

        (s) Liens on assets or Capital Stock of a Special Purpose Vehicle.

    "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, S.A., Sp. z o.o., trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the Closing Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

    "Public Equity Offering" means an issuance, offer and sale of Common Stock (which is Qualified Capital Stock) of our company for cash pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of @Entertainment, Inc.).

    "Purchase Money Obligation" means Indebtedness of our company or any Restricted Subsidiary (a) issued to finance or refinance the purchase or construction of any assets of our company or any Restricted Subsidiary or (b) secured by a Lien on any assets of our company or any Restricted Subsidiary where the lender's sole recourse is to the assets so encumbered, in either case to the extent the purchase or construction prices for such assets are or should be included in "addition to property, plan or equipment" in accordance with GAAP.

    "Qualified Capital Stock" of any person means any and all Capital Stock of such person other than Redeemable Capital Stock.

    "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; PROVIDED, HOWEVER, that Redeemable Capital Stock shall not include any Common Stock the holder of which has a right to put to us upon certain terminations of employment.

    "Restricted Subsidiary" means a Subsidiary other than an Unrestricted Subsidiary.

    "S&P" means Standard and Poor's Ratings Group, a division of McGraw-Hill, Inc. and its successors.

    "Senior Bank Indebtedness" means Indebtedness of our company or any Restricted Subsidiary under one or more term loans or revolving credit or similar facilities (which may include any guarantee, bonding or letter of credit facility) with a bank or other financial institution which is not subordinated to any other Indebtedness of us or any Restricted Subsidiary.

    "Series C indenture" means the indenture dated as of January 20, 1999 between @Entertainment, Inc. and Bankers Trust Company, as trustee, as in effect on the Issue Date.

    "Series C notes" means our Series C Senior Discount Notes due 2008 issued under the Series C indenture.

    "Service Agreement" means any agreement to which we or any Restricted Subsidiary are a party pursuant to which, among other things, we or a Restricted Subsidiary provide various services, which may include administrative, technical, managerial, financial, operational and marketing services, to the other party or parties thereto, including, without limitation, the agreements listed on a schedule to the indenture under the subheading "Service Agreements."


    "Shareholder Registration Rights Agreement" means the Registration Rights Agreement dated as of June 27, 1997 among Polish Investments Holding L.P., ECO Holdings Limited Partnership, Roger M. Freedman, The Steele LLC, The AESOP Fund L.P. and The Cheryl Anne Chase Marital Trust in the form existing on the Issue Date.


    "Significant Subsidiary" means, at any particular time, any Subsidiary that, together with the subsidiaries of such Subsidiary:


    (a) accounted for more than 5% of the consolidated revenues of our company and our Subsidiaries for their most recently completed fiscal year, or


    (b) is or are the owner(s) of more than 5% of the consolidated assets of our company and our Subsidiaries as at the end of such fiscal year, all as calculated in accordance with GAAP and as shown on the consolidated financial statements of our company and our Subsidiaries for such fiscal year.

    "Special Purpose Vehicle" means a Person which is, or was, established:

    (a) with separate legal identity and limited liability; and

    (b) for the sole purpose of a single transaction, or series of related transactions, and which has no assets and liabilities other than those directly acquired or incurred in connection with such transaction(s).

    "Stated Maturity" means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

    "Subordinated Indebtedness" means Indebtedness of our company that is expressly subordinated in right of payment to the notes.

    "Subsidiary" means:

    (a) any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by us or by one or more other Subsidiaries or by our company and one or more other Subsidiaries and


    (b) Poltelkab Sp. z o.o., PTK Operator Sp. z o.o., Cable Television Newco and any other Management Company.


    "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to the aggregate amount of all Indebtedness of our company and our Restricted Subsidiaries outstanding as of the date of determination.

    "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

    "Unrestricted Subsidiary" means:

    (a) any Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by our Board of Directors, as provided below) and

    (b) any subsidiary of an Unrestricted Subsidiary. Our Board of Directors, subject to the foregoing, may designate any newly acquired or newly formed Subsidiary (other than a Management Company) to be an Unrestricted Subsidiary so long as:

        (1) neither we nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary,

        (2) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of our company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity,

        (3) any Investment in such Subsidiary made as result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the "LIMITATION ON INVESTMENTS IN UNRESTRICTED SUBSIDIARIES" covenant,

        (4) neither we nor any Restricted Subsidiary have a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not Affiliates of our company and

        (5) neither we nor any Restricted Subsidiary have any obligation (A) to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary or (B) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by our Board of Directors shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation. Our Board of Directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such designation, there would be no Default or Event of Default under the indentures and we could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "LIMITATION ON ADDITIONAL INDEBTEDNESS" covenant.

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

    "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by the National Bank of Poland at approximately noon (New York City time) on the date two business days prior to such determination.


    "Voting Stock" means, with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).


    "Wholly Owned" means, with respect to any Restricted Subsidiary, such Restricted Subsidiary if all the outstanding Capital Stock of such Restricted Subsidiary (other than any directors' qualifying shares) is owned directly by our company or Poland Cablevision (Netherlands) B.V. and one or more Wholly Owned Restricted Subsidiaries.

                         BOOK ENTRY; DELIVERY AND FORM


    The certificates representing the existing notes which were issued in connection with @Entertainment's January 1999 units offering were issued in fully registered form without interest coupons. Except as described in the next paragraph, the notes which were offered and sold to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act are currently represented by a single, permanent global note in definitive, fully registered book-entry form. This global note was registered in the name of a nominee of Depository Trust Company ("DTC") and deposited on behalf of purchasers of such notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC. New notes which will be issued in exchange for the existing notes will be issued in the form of one global exchange note and deposited with a custodian for DTC for credit to the respective accounts of the purchasers (or such other accounts as they may direct) at DTC.



    The existing notes which are currently held by qualified institutional buyers who elected to take physical delivery of their certificates instead of holding their interest through a global note (and which are thus ineligible to trade through DTC), were issued notes in registered form without interest coupons. Subject to the conditions described in the next sentence, upon transfer of such notes to another qualified institutional buyer, such notes will be exchanged for an interest in a global note upon delivery of the appropriate certifications to the trustee for the existing notes that were issued. However, if the global notes representing the existing notes have previously been exchanged in whole for certificated notes or unless the transferee (if such transferee is a qualified institutional buyer) requests otherwise, such transferred notes will be represented by certificates in registered form without interest coupons.


    Except as described in the next paragraph, the new notes initially will be represented by one or more new permanent global certificates in definitive, fully registered form. The global exchange notes will be deposited on their date of issue with, or on behalf of, DTC and registered in the name of a nominee of DTC.


    THE GLOBAL EXCHANGE NOTE. @Entertainment expects that under the procedures established by DTC: (a) upon the issuance of the new global exchange note and the deposit of such new global exchange note with DTC, DTC or its custodian will credit on its internal system to the accounts of persons who have accounts with such depositary portions of the new global exchange note which correspond to the portions of the principal amount of the new global exchange note equal to the total amount owned by such persons and (b) ownership of the new global exchange note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than entities or individuals who have accounts with
DTC) or through records maintained by entities or individuals who have accounts with DTC. Such accounts initially will be designated by or on behalf of Bankers Trust Company and ownership of beneficial interests in the new global exchange note(s) will be limited to persons who have accounts with and are therefore "participants" in the DTC system or persons who hold interests through participants. Qualified institutional buyers may hold their interests in the new global exchange note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.



    So long as DTC or its nominee is the registered owner or holder of any existing notes or new global exchange notes, DTC or such nominee will be considered the sole owner or holder of the notes represented by the global note or the new global exchange note for all purposes under the indenture governing these notes. No beneficial owner of an interest in the global note or the new global exchange note will be able to transfer such interest except in accordance with the applicable procedures of DTC, the Euroclear System and Cedel Bank, SOCIETE ANONYME, in addition to those provided for under the indenture governing these notes.


    Payments of the principal of (or premium, if any, on) and interest on the global note or the new global exchange note will be made to DTC or its nominee, as the case may be, as the registered owner of the note.

Neither @Entertainment, the trustee or any paying agent under the indenture has any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the new global exchange note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.


    @Entertainment expects that DTC or its nominee, upon receipt of any payment of the principal of (or premium, if any, on) and interest on the new global exchange note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the new global exchange note(s) as shown on the records of DTC or its nominee. @Entertainment also expects that payments by participants to owners of beneficial interests in the new global exchange note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.


    Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the new global exchange note(s) in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the indenture.

    DTC has advised @Entertainment that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the new global exchange note are credited and only in respect of the aggregate principal amount of new global exchange note as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC will exchange the new global exchange note for certificated notes, which it will distribute to its participants.

    DTC has advised @Entertainment as follows:

    - DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provision of Section 17A of the Exchange Act.

    - DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations.

    - Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Although DTC, the Euroclear System and Cedel Bank, SOCIETE ANONYME are expected to follow the foregoing procedures in order to facilitate transfers of interests in the new global exchange note among participants of DTC, the Euroclear System and Cedel Bank, SOCIETE ANONYME, they are under no obligation to follow such procedures, and such procedures may be discontinued at any time. Neither @Entertainment nor the trustee nor any paying agent has any responsibility for the performance by DTC, the Euroclear System or Cedel Bank, SOCIETE ANONYME or the participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    CERTIFICATED NOTES. Subject to certain conditions, any person having a beneficial interest in the new global exchange note(s) may, upon request to the trustee, exchange such beneficial interest for new notes in the form of certificated notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of, and cause the same to be delivered to, such person or persons (or any nominee thereof). In addition, interests in the new global exchange note(s) will be exchangeable or transferable, as the case may be, for certificated new notes, if (1) DTC notifies @Entertainment that it is unwilling or unable to continue as depositary for such new global exchange note(s), or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by @Entertainment within 90 days or (2) an event of default has occurred and is continuing with respect to such new global exchange note(s). Upon the occurrence of any of the events described in the preceding sentence, @Entertainment will cause the appropriate certificated notes to be delivered. Certificated notes may only be transferred on the books and records of the transfer agent.

                        UNITED STATES TAX CONSIDERATIONS


    The following summary contains a description of the principal United States federal income tax consequences of purchase, ownership and disposition of new or existing notes acquired at a price equal to their adjusted issue price at the time of acquisition.



    For purposes of this summary, the term "holder" refers to you if you acquire a beneficial ownership interest in the existing notes. This summary deals only with notes held as capital assets and does not deal with special tax situations such as:


    - dealers in securities or currencies or traders in securities that elect to mark to market such securities;

    - banks, financial institutions and life insurance companies;

    - regulated investment companies;

    - tax exempt organizations and individual retirement and other tax-deferred accounts;

    - persons holding notes as a hedge against currency risk;

    - persons holding notes as part of a straddle, "synthetic security" or other integrated financial transaction, including a "conversion transaction;" or

    - United States holders (as defined below) whose functional currency is not the U.S. dollar.


    This summary is based on U.S. federal income tax law, including the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, rulings, administrative pronouncements and judicial decisions, all as in effect on the date of this prospectus. Subsequent developments in U.S. federal income tax law, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the exchange of existing notes for new notes and of the ownership and disposition of the new notes as set forth in this summary. BEFORE YOU EXCHANGE EXISTING NOTES FOR NEW NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISER ABOUT HOW U.S. FEDERAL INCOME TAX LAW OR ANY OTHER LAWS, INCLUDING THE EFFECT OF ANY STATE OR LOCAL TAX LAWS OR THE LAWS OF ANY JURISDICTION OTHER THAN THE UNITED STATES, WILL APPLY TO YOUR PARTICULAR SITUATION.



    We will characterize new and existing notes as indebtedness in registered form for all United States federal income tax purposes. This characterization will be binding on you, unless you disclose your inconsistent characterization on your federal income tax return. The United States Internal Revenue Service is not bound by the characterization of the notes by us or you. In the event the Internal Revenue Service successfully challenges the characterization of the notes, the United States income tax consequences to you would differ from those described below.


EXCHANGE OF EXISTING NOTES FOR NEW NOTES


    In the opinion of Baker & McKenzie, special U.S. federal income tax counsel to our company:


    - you will not recognize gain or loss on the exchange of an existing note for a new note;


    - your U.S. federal income tax attributes for the new note (including your tax basis and the adjusted issue price (as described below) of the new note) will be the same as your U.S. federal income tax attributes for the existing note exchanged in the exchange offer; and


    - your holding period for a new note will include the holding period of the existing note exchanged for it in the exchange offer.

UNITED STATES HOLDERS

    If you are a United States holder (as defined below), the following summary applies to you.

    DEFINITION OF A UNITED STATES HOLDER.  You are a "United States holder" of a note if you are a United States person. You are a "United States person" if:

    - you are a citizen or resident of the United States;

    - you are a corporation or a partnership organized under the laws of the United States or of any state (unless, in the case of a partnership, future Treasury regulations otherwise provide);

    - you are an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

    - you are a trust and (a) a United States court is able to exercise primary supervision over the trust's administration and (b) one or more United States persons has the authority to control all of the trust's substantial decisions.

    For these purposes, you are a "resident" of the United States if you are an individual who:

    - is lawfully admitted for permanent residence in the United States;

    - is present in the United States for 183 days or more during a calendar year; or

    - (a) is present in the United States for 31 days or more during a calendar year, (b) is present in the United States for an aggregate of 183 days or more, on a weighted basis, over a 3-year period ending in such calendar year, and (c) does not have a closer connection to a "tax home" that is located outside the United States.

    PAYMENTS OF INTEREST AND ORIGINAL ISSUE DISCOUNT. Each note has been issued with original issue discount ("Original Issue Discount") of $1,364.58, which is an amount equal to the difference between the issue price of a note and the stated redemption price at maturity of a note. The stated redemption price at maturity of a note is $1,725.00, which is an amount equal to the sum of the principal amount of the note and all periodic interest amounts payable under the note. The issue price of a note is $360.42.


    The issue price of a note is an allocable portion of the issue price ($389.42) of an investment unit (consisting of one existing note and 4 warrants) that was issued by our company on January 27, 1999. This allocation of the issue price will be binding on you, unless you disclose your inconsistent allocation on your U.S. federal income tax return. The United States Internal Revenue Service (the "Service") will not be bound by the allocation made by us or by you. If the Service successfully challenged the allocation of the issue price made by us or by you, the accrual of Original Issue Discount and the calculation of gain or loss on a sale or other disposition of a note would be affected by the resulting redetermination of the issue price of the note.


    You will be required to include in gross income, as ordinary interest income, in each taxable year during which you own a note, a portion of the Original Issue Discount calculated on a yield to maturity basis, regardless of your method of accounting for tax purposes. You should be aware that because of these Original Issue Discount rules, you generally will be required to include increasingly greater portions of the Original Issue Discount in your gross income over time before you receive the cash attributable to the Original Issue Discount income.

    You must include in your gross income the sum of the daily portions of the Original Issue Discount for each day you own the note during the taxable year. To determine the daily portion of the Original Issue Discount, you must select accrual periods, subject to the following restrictions:

    - accrual periods may be any length, but no longer than one year;

    - accrual periods may vary in length over the term of the note; and

    - each scheduled payment of principal or interest must occur on either the final day of an accrual period or on the first day of an accrual period.

    The daily portion is determined by allocating to each day during the selected accrual period a ratable portion of the Original Issue Discount determined for the period. The amount of the Original Issue Discount determined for an accrual period equals the product of:

    - the adjusted issue price (I.E., the issue price of the note, PLUS the amount of Original Issue Discount accrued during all prior accrual periods, MINUS the amount of any payment received under the note); and

    - the yield to maturity for the note (computed based upon the accrual period selected and assuming the compounding of interest at the close of each accrual period), properly adjusted for the length of the accrual period.


    For example, if you select an accrual period of 6 months ending on August 1 and February 1 of each year, and given that the issue date of the existing note was January 27, 1999, the yield to maturity of the note will be 18.4744% per annum (assuming a 360 day year and semi-annual compounding). Under the above accrual rules, the amount of Original Issue Discount to be taken into by you for each accrual period during the term of the note would be as follows:


                        OID ACCRUED
                            FOR
                         PERIOD PER
       PERIOD               NOTE
---------------------  --------------
   01/27/99--08/01/99   $    34.1009
   08/02/99--02/01/00   $    36.4427
   02/02/00--08/01/00   $    39.8090
   08/02/00--02/01/01   $    43.4862
   02/02/01--08/01/01   $    47.5031
   08/02/01--02/01/02   $    51.8911
   02/02/02--08/01/02   $    56.6843
   08/02/02--02/01/03   $    61.9204
   02/02/03--08/01/03   $    67.6401
   08/02/03--02/01/04   $    73.8882
   02/02/04--08/01/04   $    80.7134
   08/02/04--02/01/05   $    81.4720
   02/02/05--08/01/05   $    82.3008
   08/02/05--02/01/06   $    83.2061
   02/02/06--08/01/06   $    84.1951
   08/02/06--02/01/07   $    85.2754
   02/02/07--08/01/07   $    86.4555
   08/02/07--02/01/08   $    87.7445
   02/02/08--08/01/08   $    89.1527
   08/02/08--02/01/09   $    90.6987
    Total OID Accrued   $ 1,364.5800

    The daily portion of Original Issue Discount for each day during an accrual period is the amount of the Original Issue Discount for such period divided by the number of days in the period (I.E., 180 days in the above example, except for the first period which is 184 days).


    Because the yield to maturity on the notes (of 18.4744% per year) is in excess of the sum of the long-term applicable federal rate for January 1999 (I.E., the month in which the notes were issued) plus five percentage points (or 10.14% per year), the notes are classified as "applicable high yield discount obligations" within the meaning of section 163(i) of the Code. Consequently, if you are a corporation, you may treat the dividend equivalent portion of the Original Issue Discount included in gross income for a period as a "dividend" for purposes of the dividends received deduction provisions of sections 243, 246 and 246A of the Code. The "dividend equivalent portion" for a period will be an amount equal to the portion of the accrued Original Issue Discount that (a) is attributable to the yield on a note in excess of 11.14% per year (I.E.,the sum of the long-term applicable federal rate for January 1999 plus six percentage points) and (b) would be treated as a dividend if it had been distributed by @Entertainment with respect to stock in @Entertainment (I.E., an amount not in excess of the available earnings and profits of @Entertainment for such period).



    Under the above rules, therefore, the potential dividend equivalent portion of the Original Issue Discount to be taken into for each accrual period during the term of a note would be as follows for the example above:


                         PERIOD
                       -----------
   01/27/99--08/01/99  $   13.5382
   08/02/99--02/01/00  $   14.4679
   02/02/00--02/01/00  $   15.8043
   08/02/00--02/01/01  $   17.2642
   02/02/01--08/01/01  $   18.8589
   08/02/01--02/01/02  $   20.6009
   02/02/02--08/01/02  $   22.5039
   08/02/02--02/01/03  $   24.5826
   02/02/03--08/01/03  $   26.8534
   08/02/03--02/01/04  $   29.3339
   02/02/04--08/01/04  $   32.0435
   08/02/04--02/01/05  $   32.3447
   02/02/05--08/01/05  $   32.6737
   08/02/05--02/01/06  $   33.0331
   02/02/06--08/01/06  $   33.4257
   08/02/06--02/01/07  $   33.8546
   02/02/07--08/01/07  $   34.3231
   08/02/07--02/01/08  $   34.8349
   02/02/08--08/01/08  $   35.3939
   08/02/08--02/01/09  $   36.0071
      Total Potential
  Dividend Equivalent
              Portion  $  541.7424


We will disclose our current and accumulated earnings and profits, if any, for any fiscal year in our annual report on Form 10-K so long as we are required to file such report. Thereafter, we will provide such information to you upon receipt of your written request.



    If you have purchased or will purchase a note for a price that is different than the adjusted issue price of the note on such date, then the timing of your income inclusion with respect to that note may be subject to special rules applicable to notes with acquisition premium or market discount. IF YOU HAVE PURCHASED OR WILL PURCHASE A NOTE FOR A PRICE THAT IS DIFFERENT THAN THE THEN ADJUSTED ISSUE PRICE, YOU SHOULD CONSULT YOUR OWN TAX ADVISER ABOUT HOW THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO NOTES WITH ACQUISITION PREMIUM OR MARKET DISCOUNT WILL AFFECT YOU.


    The face of each note will set forth the following information:

    - issue date,

    - issue price,

    - yield to maturity,

    - amount of Original Issue Discount, and

    - any other information required by Treasury regulations.


We will furnish to the Service the amount of Original Issue Discount, the issue date and any additional information required by Treasury regulations. You must determine for yourself the amount of Original Issue Discount income that you must report to the Service each year.



    Because the notes are classified as "applicable high yield discount obligations," our deduction for U.S. federal income tax purposes of the portion of the accrued Original Issue Discount under the notes attributable to the yield in excess of 11.14% per year will be denied, while our deduction for the remainder of the accrued Original Issue Discount under the notes will be deferred until such amounts are paid. For a more complete discussion of the U.S. federal income tax consequences to our company of the notes, see "Risk Factors--You May Face Original Issue Discount and Applicable High Yield Discount Obligation Consequences."



    PURCHASE, SALE AND REDEMPTION OF NOTES. Generally, your initial tax basis in a note will be its U.S. dollar cost. However, your tax basis in a new note received in the exchange offer will be the same as your tax basis in the existing note exchanged. Your initial tax basis in a note will increase by the amount of accrued Original Issue Discount you include in income and will decrease by payments you receive with respect to a note, including the semiannual payments of stated interest commencing August 1, 2004 received by you (if any) under a note.



    You will recognize capital gain or loss when you sell, exchange or otherwise dispose of your note, or when we redeem or retire your note (including a redemption following an occurrence of a Change of Control), equal to the difference between:


    - the amount realized on the sale, exchange, redemption, retirement or other disposition (less any amount attributable to accrued Original Issue Discount, which will be taxable as such); and

    - your tax basis in the note.

    Your gain or loss will be long-term capital gain or loss if at the time of the sale, payment or other disposition, you have held the note for more than one year. Under current law, if you are a non-corporate taxpayer (including an individual), your net long-term capital gain is generally taxed at a lower U.S. federal income tax rate than is an item of ordinary income. The deductibility of your capital losses, however, is subject to limitations.


    If you have purchased or will purchase a note for a price that is different than the adjusted issue price of the note on such date, then the character and amount of gain or loss taken into account on a sale, exchange or other disposition of that note may be subject to special rules applicable to notes with acquisition premium or market discount. IF YOU HAVE PURCHASED OR WILL PURCHASE A NOTE FOR A PRICE THAT IS DIFFERENT THAN THE THEN ADJUSTED ISSUE PRICE, YOU SHOULD CONSULT YOUR OWN TAX ADVISER ABOUT HOW THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO NOTES WITH ACQUISITION PREMIUM OR MARKET DISCOUNT WILL AFFECT YOU.



    PAYMENT UPON REGISTRATION DEFAULT. As more fully described under the heading "The Exchange Offer--Payment of Additional Interest Upon Registration Default," we may be required to pay additional interest to holders of existing notes under certain circumstances if the exchange offer registration statement or shelf registration statement is not declared effective by a specified date or if the exchange offer is not consummated by a specified date (each a "Registration Default"). Although the issue is not free from doubt, because we believe that the occurrence of a Registration Default is remote, we intend to take the position that a holder of an existing note is not required to report any additional interest as ordinary income for U.S. federal income tax purposes until such time as a Registration Default occurs. Upon the occurrence of such an event, therefore, a holder of an existing note would be required to take into account the additional interest as it accrues or is received in accordance with the holder's method of accounting for tax purposes.

    It is noted, however, that the Service may take a different position as to the likelihood that a Registration Default will occur or that additional interest will be required to be paid, in which case the timing and amount of income taken into account with respect to the additional interest may be different. Holders of existing notes should consult their own tax advisers as to the tax considerations relating to the potential payment of additional interest upon the occurrence of a Registration Default.

NON-UNITED STATES HOLDERS

    If you are not a United States holder (as defined above), the following summary applies to you.


    UNITED STATES WITHHOLDING TAX. Subject to the discussion below, U.S. federal withholding tax will not apply to payments by us or any paying agent of our company (in its capacity as such) of principal of and interest (including payments of Original Issue Discount) on your note in accordance with the "portfolio interest" exception of the Code, provided in the case of interest (including payments of Original Issue Discount) that:



    - you, or a partnership you are a member of, do not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of our company entitled to vote;



    - you are not a controlled foreign corporation for U.S. federal income tax purposes with respect to which our company is a "related person" as defined under the Code; and


    - you provide a signed written statement, under penalties of perjury, that can reliably be related to you, certifying that you are not a United States person and providing your name and address to:


    (a) our company or our agent;



    (b) a securities clearing organization, bank (including, after December 31, 2000, certain regulated United States branches of a foreign bank or a foreign insurance company) or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), if that institution:


           - holds the note on your behalf,


           - provides an intermediary certificate to us or our agent under penalties of perjury confirming that the institution (or a Financial Institution between you and the institution) has received your signed written statement, and



           - furnishes a copy of your signed written statement to us or our agent; or



    (c) after December 31, 2000, a specified withholding partnership or qualified intermediary that provides a duly completed withholding certificate to us or our agent.



    Your signed written statement will be generally effective only with respect to interest payments made to you after you signed the statement in the calendar year in which you sign it and the two (or, for statements provided after December 31, 2000, the three) immediately following calendar years.



    If you do not qualify for the "portfolio interest" exception described above, the rate of the U.S. federal withholding tax (generally imposed at a rate of 30%) may be reduced or eliminated with respect to payments of interest (including payments of Original Issue Discount) on a note if you provide to us or our paying agent a duly completed Internal Revenue Service Form 1001 or Form W-8BEN (or substitute form), establishing that a tax treaty applies to reduce the rate of, or eliminate, the U.S. federal withholding tax.

    UNITED STATES INCOME TAX. Except for the possible application of U.S. federal withholding tax (see "United States Tax Considerations--Non-United States Holders--United States Withholding Tax") and backup withholding tax (see "United States Tax Considerations--Backup Withholding and Information Reporting"), you will not have to pay U.S. federal income tax on payments of principal of and interest (including accrued Original Issue Discount) on your note, or on gains from the sale, redemption or other disposition of your note, provided you (or the fiduciary, settlor, or beneficiary of, or a person holding a power over you, if you are an estate or trust; or any of your partners, if you are a partnership):


    - are not and have not been engaged in a trade or business in the United States;

    - do not have and have not had a permanent establishment in the United
      States;

    - do not have and have not had a present or former connection with the United States, including, without limitation, the status as a citizen or former citizen or resident or former resident of the United States for U.S. federal income tax purposes; and

    - are not and have not been, for U.S. federal income tax purposes, (a) a personal holding company, (b) a corporation that accumulates earnings to avoid U.S. federal income tax, or (c) a person treated as making an election that subjects your payments of principal of and interest (including accrued Original Issue Discount) on your note subject to U.S. federal income tax.

    However, if you are an individual and are present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, any gain you realize on the sale or other disposition may be subject to a 30% U.S. federal income tax if your gain is attributable to an office or fixed place of business in the United States or you have a tax home in the United States.


    If you are engaged in a trade or business in the United States and interest (including accrued Original Issue Discount), gain or any other income in respect of your note is effectively connected with the conduct of your trade or business, you may be subject to United States income tax on the interest, gain or income even though it is exempt from the withholding tax discussed in the preceding paragraphs (provided you furnish to us or our paying agent a duly completed Internal Revenue Service Form 4224 or Form W-8ECI (or substitute form) or otherwise establish your exemption from withholding tax). You will have to pay this income tax at the statutory rates provided for United States persons after you deduct any deductible expenses allocable to your effectively connected interest (including accrued Original Issue Discount), gain or income. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate (which may be zero) applies to you under a United States income tax treaty with your country of residence.


BACKUP WITHHOLDING AND INFORMATION REPORTING


    GENERAL RULES. If you do not provide a correct taxpayer identification number and other information, or do not comply with certain other requirements or otherwise establish an exemption, our company, our paying agent, or a broker, as the case may be, will be required to withhold from payments to you a tax equal to 31% of each payment. This "backup" withholding tax applies to certain payments of principal of and interest (including payments of Original Issue Discount) on a note and to the proceeds from the sale or disposition of a note before maturity.


    If you are a United States person, you can avoid the imposition of backup withholding tax by reporting your taxpayer identification number to your broker or paying agent on Internal Revenue Service Form W-9 (or substitute form) or by otherwise establishing an exemption. If you are not a United States person, you can avoid the imposition of backup withholding tax by providing a duly completed Internal Revenue Service Form W-8 (or substitute form) to your broker or paying agent or by otherwise establishing an exemption.

    Treasury regulations generally effective for payments made on or after January 1, 2001, modify certain of the certification requirements for exemption from backup withholding. It is possible that we and other paying agents may request a new withholding exemption form from you in order to qualify for continued exemption from backup withholding under the Treasury regulations when they become effective.


    If you provide the Service with the information it requires, you will receive a refund or a credit against your U.S. federal income tax liability for any amounts withheld from your payments under the backup withholding rules.


    Our company, our paying agent, or a broker, as the case may be, will also be required to report certain information relating to their payments of principal of and interest (including payments of Original Issue Discount) on notes and of proceeds from the sale or disposition of notes before maturity.



    EXCEPTIONS APPLICABLE TO NON-UNITED STATES PERSONS AND EXEMPT
RECIPIENTS. Temporary Treasury regulations, which are currently effective, provide that backup withholding and information reporting will not apply to payments of principal of and interest (including payments of Original Issue Discount) on notes by us or our paying agents to you if you certify under penalties of perjury that you are not a United States person or otherwise establish an exemption, provided neither we nor our paying agents have actual knowledge that you are a United States person or that the conditions of any other exemption are not in fact satisfied.


    If a foreign office of a custodian, nominee or other agent collects your payment on your behalf, that custodian, nominee or other agent will not be required to apply backup withholding to its payments to you. However, if such custodian, nominee or other agent is a United States person, a controlled foreign corporation for U.S. federal income tax purposes, or a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period, that custodian, nominee or other agent will be subject to certain information reporting requirements with respect to such payment unless:

    - the custodian, nominee or other agent has evidence in its records that you are not a United States person and does not have actual knowledge that the evidence is false;

    - you are an exempt recipient, such as a bank, corporation or Financial Institution; or

    - you otherwise establish an exemption.

    In addition, payments to you on a note by the United States office of a custodian, nominee or other agent on your behalf will be subject to information reporting and backup withholding, unless:

    - you certify under penalties of perjury that you are not a United States person and you provide your name and address, or

    - you otherwise establish an exemption.

    Final and temporary Treasury regulations, which are currently effective, provide that backup withholding will not apply to payments of the proceeds of your sale of a note if:

    - you are not a United States person; and

    - you sell your note to or through a foreign office of a broker.

    Certain information reporting requirements will apply to payments of such proceeds by foreign offices of a broker that is a United States person, a controlled foreign corporation for U.S. federal income tax purposes or a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period, unless:

    - you are an exempt recipient; or

    - the broker has evidence in its records that you are not a United States person and no actual knowledge that the evidence is false.

    In addition, payments to you of the proceeds of a sale to or through the United States office of a broker will be subject to information reporting and backup withholding, unless:

    - you certify under penalties of perjury that you are not a United States person and provide your name and address; or

    - you otherwise establish an exemption.


    Final Treasury regulations, which are effective January 1, 2001, provide that backup withholding and information reporting will not apply to payments of principal of and interest (including payments of Original Issue Discount) on notes to you if you are not a United States person and you qualify for the "portfolio interest" exception to U.S. federal withholding tax as described in "United States Tax Considerations--Non-United States Holders--United States Withholding Tax" above, regardless of the identity of the payor and regardless of whether the payment is collected by a United States or foreign office of a custodian, nominee or other agent acting on your behalf.



    Final Treasury regulations, which are effective January 1, 2001, provide that information reporting and backup withholding will generally apply to payments to you, even if you are not a United States person, of the proceeds of the sale of your note to or through a foreign office of a broker that is a "U.S. payor" or a "U.S. middleman" (including (a) a person who is a United States person, (b) a controlled foreign corporation for U.S. federal income tax purposes, (c) a foreign partnership that is either controlled by United States persons or engaged in a United States trade or business, or (d) a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period), unless:


    - you are an exempt recipient; or

    - the broker has evidence in its records that you are not a United States person and has no actual knowledge or reason to believe that the evidence is unreliable.

                              PLAN OF DISTRIBUTION

    Based on an interpretation by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties in similar transactions, we believe that new notes issued in the exchange offer in exchange for the existing notes may be offered for resale, resold and otherwise transferred by you (other than if you are our "affiliate" within the meaning of Rule 405 under the Securities Act of 1933) without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933. However, this applies only if new notes are acquired in the ordinary course of your business and you have not arranged with any person to participate in the distribution of these new notes. We refer you to the "Morgan Stanley & Co. Inc." SEC No-Action Letter (available June 5, 1991), "Exxon Capital Holdings Corporation" SEC No-Action Letter (available May 13, 1988) and "Shearman & Sterling" SEC No-Action Letter (available July 2, 1993) for support of this belief.

    Each broker-dealer that receives new notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, including any amendments or supplements to the prospectus which may be issued from time to time, may be used by a broker-dealer in connection with resales of new notes which were received in exchange for existing notes where the existing notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the exchange offer expires, we will make available a prospectus which meets the requirements of the Securities Act of 1933 to any broker-dealer for use in this type of resale.

    We will not receive any proceeds from any sale of new notes by any broker-dealer. New notes received by brokers-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any type of resale of new notes may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or from the purchasers of the new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of these new notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on any such resale of new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act of 1933. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

    We have agreed to pay all expenses incident to our performance of, or compliance with our registration rights agreement with Merrill Lynch and Deutsche Bank. In addition, we will indemnify holders of the existing notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

    The validity of the new notes will be passed upon for @Entertainment by Baker & McKenzie, Washington, District of Columbia and New York, New York with respect to matters of United States law. Certain matters of Polish law will be passed upon for @Entertainment by Baker & McKenzie, Warsaw, Poland.

                                    EXPERTS


    The consolidated financial statements of @Entertainment as of December 31, 1998, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1998 have been included in the prospectus and in the registration statement in reliance upon the report of KPMG Polska Sp. z o.o., independent auditors, appearing elsewhere in this prospectus, and upon the authority of KPMG Polska Sp. z o.o. as experts in accounting and auditing.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. These statements involve risks and uncertainties. Words such as "believe," "expect," "intend," "plan," "anticipate," "likely," "will" and similar expressions are intended to identify such forward-looking statements. Our actual results may differ significantly from the results discussed in these forward-looking statements.

    The risks, uncertainties and other factors that might cause such differences include, but are not limited to:

    - general economic conditions in Poland and in the pay television business in Poland;

    - changes in regulations we operate under;

    - actions by competitors;


    - uncertainties inherent in new business strategies, including our satellite television business, new product launches and development plans, which we have not used before;


    - rapid technology changes;

    - changes in the acquisition, development and/or financing of telecommunications networks and services;


    - the development and provision of programming;



    - the continued strength of competitors in the multi-channel video programming distribution industry and satellite services industry and the growth of satellite delivered programming;


    - future financial performance, including availability, terms and deployment of capital;

    - the ability of vendors to deliver required equipment, software and services on schedule at the budgeted cost;

    - our ability to attract qualified personnel;

    - changes in, or failure or inability to comply with government regulations;


    - changes in the nature of strategic relationships with third parties;


    - competitor responses to our products and services;

    - the overall market acceptance of those products and services, including acceptance of the pricing of those products and services;

    - possible interference by satellites in adjacent orbital positions with the satellites currently being used for our satellite television business; and

    - acquisition opportunities.

                  TRADEMARKS/TRADENAMES USED IN THE PROSPECTUS

    In this prospectus we refer to many trademarks and tradenames which are owned by other people. These trademarks and tradenames include:


TRADEMARK OR TRADENAME                                    OWNER
--------------------------------------------------------  --------------------------------------------------------
BET on Jazz                                               Black Entertainment Television, Inc.

Cartoon Network                                           The Cartoon Network, Inc.

CNN International                                         Cable News Network, Inc.

Fox Kids                                                  Twentieth Century Fox Film Corporation.

Hallmark                                                  Hallmark Entertainment Network, Inc.

QuesTV                                                    QTV Communications, LLC

National Geographic                                       National Geographic Society

Romantica                                                 Zone Broadcasting (Romantica) Limited

Turner Classic Movies                                     Turner Classic Movies, Inc.

Travel                                                    Landmark Travel Channel Limited

CryptoWorks-Registered Trademark-                         Koninklijke Philips Electronics N.V.

Twoj Styl                                                 WPTS Sp. z o.o. (in which we hold a 50% interest)

HBO                                                       Time Warner Entertainment Company, L.P.

The Discovery Channel-Europe                              Discovery Communications, Inc.

Animal Planet                                             Discovery Communications, Inc.

Canal+                                                    Canal+ S.A.

Eurosport                                                 Societie Europenne De Teletransmissions Sportives S.A.

MTV                                                       MTV Networks Europe

E!                                                        E! Entertainment Television, Inc.

Wizja Le Cinema                                           Zone Broadcasting (EMC) Limited

TVN                                                       TVN Sp z o.o.

Polsat                                                    Telewizja Polsat S.A.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                            ---------
Audited Consolidated Financial Statements
  Independent Auditors' Report............................................................................  F-2
  Consolidated Balance Sheets.............................................................................  F-3
  Consolidated Statements of Operations...................................................................  F-5
  Consolidated Statements of Comprehensive Loss...........................................................  F-6
  Consolidated Statements of Changes in Stockholders' Equity..............................................  F-7
  Consolidated Statements of Cash Flows...................................................................  F-8
  Notes to Consolidated Financial Statements..............................................................  F-19

                             @ ENTERTAINMENT, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------

                                                                                                (IN THOUSANDS)
Current assets:
  Cash and cash equivalents...............................................................  $   13,055  $  105,691
  Accounts receivable, net of allowance for doubtful accounts of $1,095,000 in 1998 and
    $766,000 in 1997 (note 4).............................................................       7,408       4,544
  Programming and broadcast rights (note 6)...............................................       9,030         894
  Other current assets (note 7)...........................................................      21,063      13,104
                                                                                            ----------  ----------
      Total current assets................................................................      50,556     124,233
                                                                                            ----------  ----------
Property, plant and equipment:
  Cable television systems assets.........................................................     175,053     134,469
  D-DTH equipment.........................................................................      68,419          --
  Construction in progress................................................................       2,739       6,276
  Vehicles................................................................................       2,792       2,047
  Other...................................................................................      16,119       7,940
                                                                                            ----------  ----------
                                                                                               265,122     150,732
  Less accumulated depreciation...........................................................     (52,068)    (33,153)
                                                                                            ----------  ----------
      Net property, plant and equipment...................................................     213,054     117,579

Inventories for construction..............................................................       8,869       8,153
Intangible assets, net (note 8)...........................................................      43,652      26,318
Notes receivable from affiliates..........................................................          --         691
Investment in affiliated companies (note 9)...............................................      19,956      21,628
Other assets, net (note 7)................................................................      12,287       8,494
                                                                                            ----------  ----------
Total assets..............................................................................  $  348,374  $  307,096
                                                                                            ----------  ----------
                                                                                            ----------  ----------

          See accompanying notes to consolidated financial statements.

                             @ ENTERTAINMENT, INC.

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------

                                                                                                (IN THOUSANDS)
Current liabilities:
  Accounts payable and accrued expenses...................................................  $   40,464  $   14,721
  Accrued interest (note 11)..............................................................       2,140       2,175
  Deferred revenue........................................................................       4,366       1,257
  Income taxes payable....................................................................       3,794       1,765
  Current portion of notes payable (note 11)..............................................       6,500          --
                                                                                            ----------  ----------
    Total current liabilities.............................................................      57,264      19,918
                                                                                            ----------  ----------
Notes payable, less current portion (note 11).............................................     257,454     130,110
                                                                                            ----------  ----------
    Total liabilities.....................................................................     314,718     150,028
                                                                                            ----------  ----------

Minority interest.........................................................................          --       4,713

Commitments and contingencies (notes 18 and 19)

Stockholders' equity (note 1):
  Preferred stock, $.01 par value; Authorized 20,000,000 shares; none issued and
    outstanding...........................................................................          --          --
  Common stock, $.01 par value; Authorized 70,000,000 shares in 1998 and 1997; issued and
    outstanding 33,310,000 shares in 1998 and 1997........................................         333         333
  Paid-in capital.........................................................................     237,954     230,339
  Accumulated other comprehensive income..................................................        (467)       (218)
  Accumulated deficit.....................................................................    (204,164)    (78,099)
                                                                                            ----------  ----------
    Total stockholders' equity............................................................      33,656     152,355
                                                                                            ----------  ----------
    Total liabilities and stockholders' equity............................................  $  348,374  $  307,096
                                                                                            ----------  ----------
                                                                                            ----------  ----------

          See accompanying notes to consolidated financial statements.

                             @ ENTERTAINMENT, INC.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1998         1997       1996
                                                                                -----------  ----------  ---------

                                                                                          (IN THOUSANDS)
Net loss......................................................................  $  (126,065) $  (54,824) $  (6,617)
Other comprehensive income:
  Translation adjustment......................................................         (249)       (218)        --
                                                                                -----------  ----------  ---------
Comprehensive loss............................................................  $  (126,314) $  (55,042) $  (6,617)
                                                                                -----------  ----------  ---------
                                                                                -----------  ----------  ---------

          See accompanying notes to consolidated financial statements.

                             @ ENTERTAINMENT, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                        ACCUMULATED
                                            PREFERRED STOCK            COMMON STOCK                        OTHER
                                        ------------------------  ----------------------   PAID-IN     COMPREHENSIVE    ACCUMULATED
                                          SHARES       AMOUNT      SHARES      AMOUNT      CAPTIAL        INCOME          DEFICIT
                                        -----------  -----------  ---------  -----------  ---------  -----------------  ------------
                                                                    (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance January 1, 1996...............         985    $  10,311      11,037   $   4,993   $   1,544      $      --       $  (16,658)
  Net loss............................          --           --          --          --          --                          (6,617)
  Stock dividend......................         166        1,738          --          --      (1,738)            --               --
  Proceeds from issuance of common and
    preferred stock (note 1)..........          --           --       7,911      (4,992)     87,021             --               --
  Cost of issuance (note 1)...........          --           --          --          --      (1,028)            --               --
  Allocation of proceeds to preferred
    (note 1)..........................          --           --          --          --     (32,156)            --               --
  Preferred stock redemption (note
    1)................................      (1,151)     (12,049)         --          --       3,549             --               --
  Accretion of redeemable preferred
    stock (note 1)....................          --           --          --          --      (2,870)            --               --
  Reorganization (note 1).............          --           --   18,929,052        188        (188)                             --
                                        -----------  -----------  ---------  -----------  ---------         ------      ------------
Balance December 31, 1996.............          --           --   18,948,000        189      54,134             --          (23,275)
  Translation adjustment..............          --           --          --          --          --           (218)              --
  Net loss............................          --           --          --          --          --             --          (54,824)
  Net proceeds from initial public
    offering (note 1).................          --           --   9,500,000          95     183,197             --               --
  Purchase of PCI series A and C
    redeemable preferred stock (note
    1)................................          --           --          --          --     (33,806)            --               --
  Accretion of redeemable preferred
    stock (note 1)....................          --           --          --          --      (2,436)            --               --
  Conversion of series B redeemable
    preferred stock (note 1)..........          --           --   4,862,000          49      11,148             --               --
  Stock option compensation expense
    (note 15).........................          --           --          --          --      18,102             --               --
                                        -----------  -----------  ---------  -----------  ---------         ------      ------------
Balance December 31, 1997.............          --           --   33,310,000        333     230,339           (218)         (78,099)
  Translation adjustment..............          --           --          --          --          --           (249)              --
  Net loss............................          --           --          --          --          --             --         (126,065)
  Warrants attached to Senior Discount
    Notes (note 11)...................          --           --          --          --       7,615             --               --
                                        -----------  -----------  ---------  -----------  ---------         ------      ------------
Balance December 31, 1998.............          --    $      --   33,310,000  $     333   $ 237,954      $    (467)      $ (204,164)
                                        -----------  -----------  ---------  -----------  ---------         ------      ------------
                                        -----------  -----------  ---------  -----------  ---------         ------      ------------


                                          TOTAL
                                        ---------

Balance January 1, 1996...............  $     190
  Net loss............................     (6,617)
  Stock dividend......................         --
  Proceeds from issuance of common and
    preferred stock (note 1)..........     82,029
  Cost of issuance (note 1)...........     (1,028)
  Allocation of proceeds to preferred
    (note 1)..........................    (32,156)
  Preferred stock redemption (note
    1)................................     (8,500)
  Accretion of redeemable preferred
    stock (note 1)....................     (2,870)
  Reorganization (note 1).............         --
                                        ---------
Balance December 31, 1996.............     31,048
  Translation adjustment..............       (218)
  Net loss............................    (54,824)
  Net proceeds from initial public
    offering (note 1).................    183,292
  Purchase of PCI series A and C
    redeemable preferred stock (note
    1)................................    (33,806)
  Accretion of redeemable preferred
    stock (note 1)....................     (2,436)
  Conversion of series B redeemable
    preferred stock (note 1)..........     11,197
  Stock option compensation expense
    (note 15).........................     18,102
                                        ---------
Balance December 31, 1997.............    152,355
  Translation adjustment..............       (249)
  Net loss............................   (126,065)
  Warrants attached to Senior Discount
    Notes (note 11)...................      7,615
                                        ---------
Balance December 31, 1998.............  $  33,656
                                        ---------
                                        ---------

          See accompanying notes to consolidated financial statements.

                             @ ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                 --------------------------------
                                                                                    1998       1997       1996
                                                                                 ----------  ---------  ---------

                                                                                          (IN THOUSANDS)
Cash flows from operating activities:
  Net loss.....................................................................  $ (126,065) $ (54,824) $  (6,617)
  Adjustments to reconcile net loss to net cash (used in)/ provided by operating activities:
    Minority interest..........................................................          --      3,586     (1,890)
    Depreciation and amortization..............................................      26,304     16,294      9,788
    Amortization of notes payable discount and issue costs.....................       9,182      1,040        166
    Non-cash portion of extraordinary item.....................................          --         --      1,566
    Gain on sale of investment securities......................................          --       (358)        --
    Non-cash stock option compensation expense.................................          --     18,102         --
    Equity in profits of affiliated companies..................................       6,310        368         --
    Other......................................................................       2,196         --         --
    Changes in operating assets and liabilities:
      Accounts receivable......................................................      (2,780)    (3,191)      (796)
      Other current assets.....................................................      (7,959)    (2,101)    (1,862)
      Programming and broadcast rights.........................................      (8,136)      (894)        --
      Accounts payable and accrued expenses....................................      25,185      5,757      3,379
      Income taxes payable.....................................................       2,026     (2,707)       334
      Accrued interest.........................................................         (35)        --      2,175
      Deferred revenue.........................................................       3,104        155       (131)
                                                                                 ----------  ---------  ---------
        Net cash (used in)/ provided by operating activities...................     (70,668)   (18,773)     6,112
                                                                                 ----------  ---------  ---------
Cash flows from investing activities:
      Construction and purchase of property, plant and equipment...............    (114,992)   (39,643)   (26,581)
      Repayment of notes receivable from affiliates............................          --      2,521         --
      Issuance of notes receivable from affiliates.............................          --       (721)    (2,491)
      Purchase of investment securities........................................          --         --    (25,940)
      Proceeds from maturity of investment securities..........................          --     25,473         --
      Purchase of other assets.................................................          --    (10,200)    (6,000)
      Investments in affiliated companies......................................      (5,228)   (21,420)      (580)
      Purchase of subsidiaries, net of cash received (note 5)..................     (26,990)   (20,852)   (13,269)
                                                                                 ----------  ---------  ---------
        Net cash used in investing activities..................................    (147,210)   (64,842)   (74,861)
                                                                                 ----------  ---------  ---------
Cash flows from financing activities:
      Net proceeds from issuance of stock......................................          --    183,292     81,001
      Redemption of preferred stock............................................          --    (60,000)    (8,500)
      Costs to obtain loans....................................................      (5,960)    (1,749)    (6,513)
      Proceeds from issuance of notes payable..................................     123,985         --    136,074
      Repayment of notes payable...............................................        (398)      (720)   (27,893)
      Proceeds from issuance of warrants.......................................       7,615         --         --
      Repayments to affiliates.................................................          --         --    (39,280)
                                                                                 ----------  ---------  ---------
        Net cash provided by financing activities..............................     125,242    120,823    134,889
                                                                                 ----------  ---------  ---------
        Net (decrease)/increase in cash and cash equivalents...................     (92,636)    37,208     66,140
Cash and cash equivalents at beginning of year.................................     105,691     68,483      2,343
                                                                                 ----------  ---------  ---------
Cash and cash equivalents at end of year.......................................  $   13,055  $ 105,691  $  68,483
                                                                                 ----------  ---------  ---------
                                                                                 ----------  ---------  ---------
Supplemental cash flow information:
  Cash paid for interest.......................................................  $   13,014  $  12,873  $   2,338
                                                                                 ----------  ---------  ---------
  Cash paid for income taxes...................................................  $      589  $   1,732  $   1,184
                                                                                 ----------  ---------  ---------
                                                                                 ----------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                             @ ENTERTAINMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

1. ORGANIZATION AND FORMATION OF HOLDING COMPANY

    @ Entertainment, Inc. ("@ Entertainment") was established as a Delaware corporation in May 1997. @ Entertainment succeeded Poland Communications, Inc. ("PCI") as the group holding company to facilitate an initial public offering of stock in the United States and internationally. PCI was founded in 1990 by David
T. Chase, a Polish-born investor.

    @ Entertainment, Inc. and its subsidiaries (the "Company") offer pay television services to business and residential customers in Poland. Its revenues are derived primarily from monthly basic and premium service fees for cable and digital satellite direct-to-home ("D-DTH") television services provided primarily to residential, rather than business, customers. In September 1998, the Company launched its D-DTH broadcasting service throughout Poland. In addition to developing and acquiring programming for distribution on its cable and D-DTH television networks, the Company commenced distribution of a branded digital encrypted package of Polish-language programming under the brand name, Wizja TV in June and September 1998 on its cable and D-DTH television networks, respectively.

    At December 31, 1998, @ Entertainment wholly owned PCI, @ Entertainment Programming, Inc. ("@EPI")--United States corporations, At Entertainment Limited ("@EL"), At Entertainment Services Limited ("@ES")--United Kingdom corporations, Sereke Holding B.V. ("Sereke")--a Netherlands corporation and Wizja TV Sp. z o.o., Gound Zero Media Sp. z o.o. ("GZM") and Wizja TV Spoka Produkcyjna Sp. z o.o., which are Polish corporations. PCI owns 92.3% of the capital stock of Poland Cablevision (Netherlands) B.V. ("PCBV"), a Netherlands corporation and first-tier subsidiary of PCI. @ Entertainment, PCI and PCBV are holding companies that directly or indirectly hold controlling interests in a number of Polish cable television companies, collectively referred to as the "PTK Companies". As of December 31, 1998, substantially all of the assets and operating activities of the Company were located in Poland and the United Kingdom.

    The following is a description of the events leading up to the formation of @Entertainment.

    PCI had outstanding at December 31, 1995, 985 shares of preferred stock, which were convertible into 812 shares of Class A common stock. PCI had the option of redeeming the preferred stock in whole or in part from January 1, 1996 through December 31, 2002. However, as discussed below, the preferred stock was exchanged for new series D preferred stock during March 1996.

    During February 1996, PCI issued to certain stockholders an additional 2,437 shares of Class A common stock in accordance with the provisions of the Shareholder Agreement dated June 27, 1991. The shares were issued at a nominal value of $.01 each. Also during February 1996, PCI issued a stock dividend of 166 shares of series A preferred stock to the preferred stock stockholder.

    During March 1996, PCI completed several transactions including restating its certificate of incorporation, issuing new shares of stock, redeeming preferred stock, and the repayment of affiliate debt. The restated certificate of incorporation of PCI authorized a new class of $.01 par common stock, $1 par series A preferred stock, $.01 par series B preferred stock, $.01 par series C preferred stock, and $.01 par series D preferred stock. All shares of Class A and Class B common stock previously issued and outstanding were exchanged for new common stock. All issued and outstanding shares of preferred stock were exchanged for new series D preferred stock, which were subsequently redeemed for $8,500,000. Only common stock and series B preferred stock retained voting rights and only holders of common stock were entitled to receive dividends. Each series of preferred stock had redemption provisions; the series B preferred stock were also convertible into common stock.

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

1. ORGANIZATION AND FORMATION OF HOLDING COMPANY (CONTINUED)
    During March 1996, PCI issued 4,662 shares of common stock, 4,000 shares of series A preferred stock, and 2,500 shares of series B preferred stock to ECO Holdings III Limited Partnership ("ECO") in exchange for $65,000,000; and 2,000 shares of series C preferred stock and 812 shares of common stock were issued to Polish Investments Holding Limited Partnership ("PIHLP") in exchange for $17,029,000.

    The PCI series A, series B and series C preferred stock have a mandatory redemption date of October 31, 2004. At the option of the Company, the PCI series A, series B and series C preferred stock may be redeemed at any time in whole or in part at a redemption price per share of $10,000. Prior to the mandatory redemption of the PCI series B preferred stock, the holders of any shares of PCI series B preferred stock had the option to convert their shares to 4,862 shares of PCI common stock. The preferred stock was recorded at its mandatory redemption value on October 31, 2004, discounted at 12%, of $32,156,000.

    On June 22, 1997, all the holders of shares of PCI's common stock and @Entertainment entered into a Contribution Agreement. Pursuant to the Contribution Agreement, each holder of shares of PCI's common stock transferred all shares of PCI common stock owned by it to @Entertainment. In addition, ECO transferred all of the outstanding shares of PCI's series B preferred stock to @Entertainment. All of these transfers (the "Share Exchange") were designed to qualify as a tax-free exchange under section 351 of the Internal Revenue Code of 1986, as amended. Each holder of PCI's common stock received 1,000 shares of common stock of @Entertainment in exchange for each share of PCI's common stock transferred by it (the "Capital Adjustment"). ECO also received an equivalent number of shares of @Entertainment's series B preferred stock in exchange for its shares of PCI's series B preferred stock. @Entertainment's series B preferred stock has identical rights and preferences to those of PCI's series B preferred stock, except that the ratio for conversion of such shares into common stock increased from 1:1.9448 to 1:1,944.80 in order to reflect the Capital Adjustment. The 2,500 outstanding shares of @Entertainment's series B preferred stock automatically converted into 4,862,000 shares of common stock of @Entertainment upon the closing of the initial public offering. The formation of @Entertainment has been accounted for at historical cost in a manner similar to pooling of interest accounting.

    On June 20, 1997, PIHLP transferred all of the outstanding shares of PCI's series C preferred stock to an entity owned by certain of the beneficial owners of PIHLP and members of their families (the "Chase Entity"). The Chase Entity, ECO and @Entertainment entered into a Purchase Agreement dated June 22, 1997 (the "Purchase Agreement"). Among other matters, the Purchase Agreement obligated @Entertainment to purchase all of the outstanding shares of PCI's series A preferred stock and series C preferred stock for cash from ECO and the Chase Entity, respectively, at the closing of the IPO. The aggregate purchase price of $60,000,000 for PCI's series A preferred stock and series C preferred stock equaled the aggregate redemption price of such shares as set forth in PCI's certificate of incorporation. The purchase resulted in a loss applicable to common stockholders of $33,806,000 representing the excess of the consideration paid for the preferred stock over the carrying amount of those shares as of the date of the Reorganization (as defined hereinafter). The aforementioned purchase was funded with a portion of the net proceeds of the IPO.

    The Company periodically accreted, until the date of the purchases described above, from paid-in capital an amount that would provide for the redemption value of the PCI series A, B and C preferred

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

1. ORGANIZATION AND FORMATION OF HOLDING COMPANY (CONTINUED) shares at October 31, 2004. The total amounts recorded for accretion for the years ended December 31, 1996 and 1997 were $2,870,000 and $2,436,000, respectively.

    In June 1997, @Entertainment acquired all of the outstanding stock of @EL, a new corporation organized under the laws of England and Wales (the "@EL Incorporation").

    In June 1997, certain employment agreements for the executive officers of @Entertainment who were employed by PCI and their employee stock option agreements were assigned to @Entertainment by PCI (the "Assignment"). As part of the Assignment and the Capital Adjustment, the employment agreements were amended to provide that each option to purchase a share of PCI's common stock was exchanged for an option to purchase 1,000 shares of @Entertainment's common stock with a proportionate reduction in the per share exercise price.

    The Share Exchange, Capital Adjustment, @EL Incorporation and the Assignment are collectively referred to as the "Reorganization". As a result of the Reorganization, @Entertainment owns 100% of the outstanding shares of common stock and preferred stock of PCI and 100% of @EL.

    On August 5, 1997, the Company consummated an initial public offering of 9,500,000 shares of common stock at a price of $21 per share. Net proceeds to the Company were approximately $183,292,000 after deduction of the underwriting discount and other expenses of the offering.

2. FINANCIAL POSITION AND BASIS OF ACCOUNTING

    The Company generated an operating loss of $100,813,000 and negative cash flows from operations of $70,668,000 for the year ended December 31, 1998, primarily due to the significant costs associated with the development and launch of the Company's D-DTH and programming businesses, promotion of those businesses, and the development, production and acquisition of programming for Wizja TV. Furthermore, the Company expects to experience substantial operating losses and negative cash flows for at least the next two years in association with the expansion of the D-DTH and programming businesses, and the continued development of the cable business. As at December 31, 1998, the Company was committed to pay at least $550,100,000 in guaranteed payments over the next nine years of which at least approximately $254,200,000 million was committed through the end of 2000. As at December 31, 1998 the Company had cash of $13,055,000.

    Given the above noted factors at December 31, 1998, management planned and successfully completed debt and equity offerings in January, 1999 which generated net proceeds to the Company of approximately $154,000,000 (see note
20). The Company believes that the net proceeds of these three recent offerings and cash on hand will provide the Company with sufficient capital to fulfill its current business plan and to fund guaranteed payments until it achieves positive cash flow from operations. The Company's current business plan include the following key assumptions:

(a) achieve rapid penetration of the Polish market by distributing D-DTH Reception Units to 380,000 initial subscribers at prices significantly decreased by promotional incentives. The Company continues to review its business plan with respect to the level of promotional incentives it will provide. During 1998 the Company reduced its plans with respect to the initial subscribers receiving significant promotional incentives from 500,000 to 380,000.

(b) the requirement to purchase 500,000 D-DTH Reception Units from Philips prior to June 30, 2000. The Company continues to re-negotiate the terms of their agreement with Philips, and during 1998

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

2. FINANCIAL POSITION AND BASIS OF ACCOUNTING (CONTINUED) negotiated an extension of the date by which the 500,000 Reception Units must be purchased, from December 31, 1999 to June 30, 2000.

(c) a change in the cable strategy focus from acquisition and build-out of cable networks to increased subscriber penetration in existing networks. While the Company still plans build-out of the cable network in strategic areas, the Company believes the most profitable means of expanding its cable television business is to leverage its investment in its cable networks by increasing the percentage of homes passed which subscribe in its regional clusters.

    Should management decide to change their business plan, including changes in the above noted assumptions, they are confident that they can raise additional financing. Future sources of financing for the Company could include public or private debt or equity offerings or bank financing or any combination thereof, subject to the restrictions contained in the indentures governing the Company's senior outstanding indebtedness. However, there can be no assurance that the Company will be able to do so on satisfactory terms, if at all.

    Based on the above noted financial position and business plans, management is confident that they will be able to continue as a going concern through June 30, 2000. Accordingly, these consolidated financial statements have been prepared on a going concern basis which contemplates the continuation and expansion of trading activities as well as the realization of assets and liquidation of liabilities in the ordinary course of business.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

    The consolidated financial statements include the financial statements of @ Entertainment, Inc. and its wholly owned and majority owned subsidiaries. Also consolidated is a 49% owned subsidiary for which the Company maintains control of operating activities and has the ability to influence the appointment of members to the Managing Board. All significant intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and other short-term investments with original maturates of less than three months.

USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with U.S. GAAP. Actual results could differ from those estimates.

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION

    CABLE TELEVISION REVENUES:

    Revenue from subscription fees is recognized on a monthly basis as the service is provided. Installation fee revenue for connection to the Company's cable television system, is recognized to the extent of direct selling costs and the balance is deferred and amortized to income over the estimated average period that new subscribers are expected to remain connected to the systems.

    D-DTH SUBSCRIPTION REVENUES:

    During 1998, the Company commenced sale of its Wizja TV Package (consisting of a one-year rental of a D-DTH reception system, installation and a one-year subscription to the Company's D-DTH service) to retail customers for one up-front payment at the time of installation. The Company recognizes subscription revenues at the time of installation to the extent of direct selling costs incurred, and the balance is deferred and amortized to income over the remaining term of the subscription.

    OTHER REVENUES:

    Advertising revenues are recognized when advertisements are aired under broadcast contracts.

TAXATION

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

    U.S. TAXATION:

    The Company and PCI are subject to U.S. federal income taxation on their worldwide income. The Polish, United Kingdom and Netherlands corporations are foreign corporations which are not expected to be engaged in a trade or business within the U.S. or to derive income from U.S. sources and accordingly, are not subject to U.S. income tax.

    FOREIGN TAXATION:

    The Polish companies are subject to corporate income taxes, value added tax
(VAT) and various local taxes within Poland, as well as import duties on materials imported by them into Poland. Under Polish law, the Polish companies are exempt from import duties on certain in-kind capital contributions.

    The Polish companies' income tax is calculated in accordance with Polish tax regulations. Due to differences between accounting practices under Polish tax regulations and those required by U.S. GAAP, certain income and expense items are recognized in different periods for financial reporting purposes and income tax reporting purposes which may result in deferred income tax assets and liabilities.

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment includes assets used in the development and operation of the Company's D-DTH and cable television systems and set-top boxes. During the period of construction, plant costs and a portion of design, development and related overhead costs are capitalized as a component of the Company's investment in D-DTH and cable television systems. When material, the Company capitalizes interest costs incurred during the period of construction in accordance with SFAS No. 34, "CAPITALIZATION OF INTEREST COST". During 1998, the Company capitalized approximately $664,000 in interest. During 1997 and 1996, no interest costs were capitalized.

    Cable and D-DTH subscriber related costs and general and administrative expenses are charged to operations when incurred.

    Depreciation is computed for financial reporting purposes using the straight-line method over the following estimated useful lives:

Cable television system assets...................................  10 years
D-DTH system assets..............................................  5 years
Settop boxes.....................................................  5 years
Vehicles.........................................................  5 years
                                                                   5-10
Other property, plant and equipment..............................  years

INVENTORIES FOR CONSTRUCTION

    Inventories for construction are stated at the lower of cost, determined by the average cost method, or net realizable value. Inventories are principally related to construction in the various cable television systems.

GOODWILL AND OTHER INTANGIBLES

    Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally ten years, with the exception of amounts paid relating to non-compete agreements. The portion of the purchase price relating to the non-compete agreements is amortized over the term of the underlying agreements, generally five years.

    Through its subsidiaries, the Company has entered into lease agreements with the Polish national telephone company ("TPSA"), for the use of underground telephone conduits for cable wiring. Costs related to obtaining conduit and franchise agreements with housing cooperatives and governmental authorities are capitalized and amortized generally over a period of ten years. In the event the Company does not proceed to develop cable systems within designated cities, costs previously capitalized will be charged to expense.

PROGRAMMING AND BROADCAST RIGHTS

    During 1997 and 1998, the Company entered into contracts for the purchase of certain exhibition or broadcast rights. Broadcast or exhibition rights consist principally of rights to broadcast syndicated programs, sports and feature films and are accounted for as a purchase of rights by the licensee. The

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) asset and liability for the rights acquired and obligations incurred under a license agreement are reported by the Company, at the gross amount of the liability, when the license period begins and certain specified conditions have been met, in accordance with the guidelines established within SFAS No. 63, "FINANCIAL REPORTING BY BROADCASTERS".

DEFERRED FINANCING COSTS

    Costs incurred to obtain financing have been deferred and amortized over the life of the loan using the effective interest method. The amortization of deferred financing costs is included in interest expense.

INVESTMENTS IN AFFILIATED COMPANIES

    Investments in affiliated companies are accounted for using the equity method. Where the purchase price exceeds the fair value of the Company's percentage of net assets acquired, the difference is amortized over the expected period to be benefited as a charge to equity in profits of affiliated companies. Where the expected period to be benefited is limited by licensing agreements, the difference is amortized over the term of the licensing agreement.

MINORITY INTEREST

    Recognition of the minority interests' share of losses of consolidated subsidiaries is limited to the amount of such minority interests' allocable portion of the equity of those consolidated subsidiaries.

STOCK-BASED COMPENSATION

    The Company has adopted SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION", which gives companies the option to adopt the fair value based method for expense recognition of employee stock options and other stock-based awards or to account for such items using the intrinsic value method as outlined under APB Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES", with pro forma disclosure of net loss and loss per share as if the fair value method had been applied. The Company has elected to apply APB Opinion No. 25 and related interpretations for stock options and other stock-based awards.

FOREIGN CURRENCIES

    Foreign currency transactions are recorded at the exchange rate prevailing at the date of the transactions. Assets and liabilities denominated in foreign currencies are remeasured at the rates of exchange at balance sheet date. Gains and losses on foreign currency transactions are included in the consolidated statement of operations.

    The financial statements of foreign subsidiaries are translated to U.S. dollars using (i) exchange rates in effect at period end for assets and liabilities, and (ii) average exchange rates during the period for results of operations. Adjustments resulting from translation of financial statements are reflected in accumulated other comprehensive income as a separate component of stockholders' equity.

    Effective January 1, 1998, Poland is no longer deemed to be a highly inflationary economy. In accordance with this change, the Company established a new functional currency basis for non-monetary items of its Polish subsidiaries in accordance with guidelines established within EITF

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Issue 92-4, "ACCOUNTING FOR A CHANGE IN FUNCTIONAL CURRENCY WHEN AN ECONOMY CEASES TO BE CONSIDERED HIGHLY INFLATIONARY". That basis is computed by translating the historical reporting currency amounts of non-monetary items into the local currency at current exchange rates. As a result of this change, the Company's functional currency bases exceeded the local currency tax bases of nonmonetary items. The difference between the new functional currency and the tax bases have been recognized as temporary differences.

    Prior to January 1, 1998 the financial statements of foreign subsidiaries were translated into U.S. dollars using (i) exchange rates in effect at period end for monetary assets and liabilities, (ii) exchange rates in effect at transaction dates (historical rates) for non monetary assets and liabilities, and (iii) average exchange rates during the period for revenues and expenses, other than those revenues and expenses that relate to non monetary assets and liabilities (primarily amortization of fixed assets and intangibles) which are translated using the historical exchange rates applicable to those non monetary assets and liabilities. Adjustments resulting from translation of financial statements were reflected as foreign exchange gains or losses in the consolidated statements of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosures about Fair Value Of Financial Instruments" requires the Company to make disclosures of fair value information of all financial instruments, whether or not recognized on the consolidated balance sheets, for which it is practicable to estimate fair value.

    The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and notes payable.

    At December 31, 1998 and 1997, the carrying value of cash and cash equivalents, accounts receivable, and accounts payable and accrued expenses on the accompanying consolidated balance sheets approximates fair value due to the short maturity of these instruments.

    At December 31, 1998, the fair value of the Company's notes payable balance approximates $230,194,000 based on the last trading price of the notes payable in 1998.

    At December 31, 1997, the fair value of the Company's notes payable approximated $128,420,000 based on the last trading price of the notes payable in 1997.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company assesses the recoverability of long-lived assets (mainly property, plant and equipment, intangibles and certain other assets) on a regular basis by determining whether the carrying value of the assets can be recovered over the remaining lives through projected undiscounted future operating cash flows, expected to be generated by such assets. If an impairment in value is estimated to have occurred, the assets carrying value is reduced to its estimated fair value. The assessment of the recoverability of long-lived assets will be impacted if estimated future operating cash flows are not achieved.

COMMITMENTS AND CONTINGENCIES

    Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING COSTS

    All advertising costs of the Company are expensed as incurred.

RECLASSIFICATIONS

    Certain amounts have been reclassified in the prior year consolidated financial statements to conform to the 1998 consolidated financial statement presentation.

4. VALUATION AND QUALIFYING ACCOUNTS

                                                            ADDITIONS
                                             BALANCE AT    CHARGED TO     AMOUNTS     BALANCE AT
                                              JANUARY 1      EXPENSE    WRITTEN OFF   DECEMBER 31
                                            -------------  -----------  -----------  -------------
                                                                (IN THOUSANDS)
1996
Allowance for Doubtful Accounts...........    $     510     $     358    $     323     $     545
1997
Allowance for Doubtful Accounts...........    $     545     $     494    $     273     $     766
1998
Allowance for Doubtful Accounts...........    $     766     $   1,383    $   1,054     $   1,095

5. ACQUISITIONS

    During 1998, the Company made several acquisitions of which details follow. In each case, the acquisition was accounted for using the purchase method, whereby the purchase price was allocated to the underlying assets and liabilities based on their proportionate share of fair values on the date of acquisition and any excess to goodwill. The results of operations of each of the businesses acquired are included in the Company's consolidated financial statements since the date of acquisition.

    In February 1998, PCI acquired a cable television business for an aggregate consideration of approximately $1,574,000. The purchase price exceeded the fair value of the net liabilities acquired by approximately $2,041,000. In association with this acquisition, the Company assumed a $2,150,000 loan from Bank Rozwoju Exportu S.A. (refer to note 11).

    In February and March 1998, the Company acquired the remaining 55% equity interest in an affiliated company for approximately $9,389,000. The purchase price exceeded the fair value of the net liabilities acquired by approximately $9,945,000.

    On July 16, 1998, the Company purchased the remaining 45.25% interest in a subsidiary of the Company which was held by unaffiliated third parties for an aggregate purchase price of approximately $10,655,000, of which approximately $9,490,000 relates to non-compete agreements. The purchase price, excluding the amount paid relating to the non-compete agreements, exceeded the fair value of the assets acquired by $604,000. The portion of the purchase price relating to the non-compete agreements will be amortized over the five-year term of the agreements.

    On August 15, 1998, PCI purchased the remaining approximately 50% minority interest in a subsidiary of the Company which was held by unaffiliated third parties for aggregate consideration of

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

5. ACQUISITIONS (CONTINUED)
approximately $5,372,000. The purchase price exceeded the fair value of the assets acquired by $1,104,000.

    Additionally, during 1998 the Company acquired certain cable television system assets and subscriber lists for aggregate consideration of approximately $2,000,000. The purchase price did not materially exceed the fair value of the assets acquired.

    Had these acquisitions occurred on January 1, 1997, the Company's pro-forma consolidated results for the years ended December 31, 1998 and 1997, would not be materially different from those presented in the consolidated statements of operations.

    Effective January 1, 1997, PCI acquired the remaining 51% of a subsidiary company for aggregate consideration of approximately $9,927,000. The acquisition has been accounted for as a purchase with the purchase price allocated among the assets acquired and liabilities assumed based upon the fair values at the date of acquisition and any excess to goodwill. The purchase price exceeded the fair value of the net assets acquired by approximately $5,556,000.

    In May 1997, PCI acquired a 54.75% ownership interest in a cable television company for aggregate consideration of approximately $10,925,000. The acquisition has been accounted for as a purchase with the purchase price allocated among the assets acquired and liabilities assumed based upon the fair values at the date of acquisition and any excess as goodwill. The results of the acquired company have been included with the Company's results since the date of acquisition. The purchase price exceeded the fair value of the net assets acquired by approximately $9,910,000. Included in minority interest at December 31, 1997 is approximately $450,000 relating to the acquisition of this subsidiary.

    During 1997, the Company acquired certain cable television system assets and subscriber lists for aggregate consideration of approximately $3,200,000. The acquisitions have been accounted for as fixed asset purchases with the purchase price allocated among the fixed assets acquired based upon their fair values at the dates of acquisition and any excess to goodwill. The purchase prices exceeded the fair value of the assets acquired by approximately $548,000.

    During 1996, the Company acquired substantially all of the cable television system assets of twenty-six cable television companies for aggregate consideration of approximately $15,600,000. The acquisitions have been accounted for as purchases with the purchase price allocated among the assets acquired and liabilities assumed based upon their fair values at the date of acquisition and any excess as goodwill. The results of the acquired companies have been included with the Company's results since their dates of acquisition. The purchase prices exceeded the fair value of the net assets acquired by approximately $5,800,000.

6. PROGRAMMING AND BROADCAST RIGHTS

    Programming and broadcast rights include approximately $9,030,000 and $894,000 related to certain broadcast rights purchased as of December 31, 1998 and 1997, respectively, but not yet available for viewing.

7. OTHER CURRENT AND NON-CURRENT ASSETS

    Included in other current assets are $8,785,000 and $1,322,000 of VAT receivables as of December 31, 1998 and 1997, respectively.

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

7. OTHER CURRENT AND NON-CURRENT ASSETS (CONTINUED)
    Also included in other current assets at December 31, 1998 and 1997 are prepayments of $8,300,000 and $9,000,000, respectively, to Philips Business Electronics B.V. ("Philips") toward the supply of decoders, satellite dishes and services used in the Company's D-DTH satellite transmission system ("Reception Systems").

    Included in other non-current assets at December 31, 1998 and 1997 are deferred financing costs of $12,146,000 and $7,122,000, respectively relating to the Company's notes payable (refer to note 11).

    Included in other non-current assets at December 31, 1997 is a prepayment of approximately $1,200,000 toward the formation of a programming related joint venture with World Shopping Network Plc. As a final agreement was never consummated, the amount was expensed in 1998.

8. INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------

                                                                             (IN THOUSANDS)
Conduit and franchise agreements........................................  $   5,409  $   5,391
Goodwill................................................................     27,510     13,338
Non-compete agreements..................................................     19,006      9,406
Other...................................................................      1,336      1,543
                                                                          ---------  ---------
                                                                             53,261     29,678
Less accumulated amortization...........................................     (9,609)    (3,360)
                                                                          ---------  ---------
Net intangible assets...................................................  $  43,652  $  26,318
                                                                          ---------  ---------
                                                                          ---------  ---------

9. INVESTMENTS IN AFFILIATED COMPANIES

    Investment in affiliated companies at December 31, 1998 consist of 20% of the common stock of Fox Kids Poland Ltd. ("FKP") and 50% of the common stock of Twoj Styl Sp. z o.o. ("Twoj Styl"). At December 31, 1997 investments in affiliated companies also included 45% of the common stock of GZM. During 1998, the Company acquired the remaining interest in GZM (refer to note 5).

    In December 1997, the Company acquired a 20% interest in FKP, a joint venture formed to provide programming to the Company for an aggregate purchase price of approximately $10,000,000. The purchase price exceeded the fair value of the Company's ownership percentage of net assets by approximately $10,000,000. This difference is being amortized over five years as a charge to equity in profits of affiliated companies. During 1998, the Company contributed an additional $4,926,000 to the joint venture which was accounted for as an additional investment in affiliated companies. For the years ended December 31, 1998 and 1997, the Company recorded losses related to this investment of $6,343,000 and $0, respectively.

    In December 1997, the Company acquired a 50% interest in Twoj Styl, a magazine publishing company for an aggregate purchase price of approximately $11,100,000. In 1998, the Company paid approximately $302,000 for stamp duty and professional fees, which was added to the cost of the investment. The purchase price exceeded the fair value of the Company's ownership percentage of net

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

9. INVESTMENTS IN AFFILIATED COMPANIES (CONTINUED) assets by approximately $9,600,000. This difference is being amortized over ten years as a charge to equity in profits of affiliated companies. For the years ended December 31, 1998 and 1997, the Company recorded a (loss)/profit related to this investment of $(181,000) and $152,000, respectively. In addition, the Company agreed to provide additional future financing to Twoj Styl, either debt or equity, of up to $7,700,000 to develop Polish- language programming and ancillary services. As of December 31, 1998, no additional financing had been provided.

    It was not practicable to estimate the market value of the investments in affiliated companies due to the nature of these investments, the relatively short existence of the affiliated companies and the absence of quoted market price for the affiliated companies.

10. INCOME TAXES

    Income tax (expense)/benefit consists of:

                                                                CURRENT    DEFERRED     TOTAL
                                                               ---------  ----------  ---------
                                                                        (IN THOUSANDS)
Year ended December 31, 1998:
  U.S. Federal...............................................  $      --  $       --  $      --
  State and local............................................         --          --         --
  Foreign....................................................       (210)         --       (210)
                                                               ---------  ----------  ---------
                                                               $    (210) $       --  $    (210)
                                                               ---------  ----------  ---------
                                                               ---------  ----------  ---------
Year ended December 31, 1997:
  U.S. Federal...............................................  $   1,438  $       --  $   1,438
  State and local............................................         --          --         --
  Foreign....................................................       (463)         --       (463)
                                                               ---------  ----------  ---------
                                                               $     975  $       --  $     975
                                                               ---------  ----------  ---------
                                                               ---------  ----------  ---------
Year ended December 31, 1996:
  U.S. Federal...............................................  $    (714) $       --  $    (714)
  State and local............................................       (531)         --       (531)
  Foreign....................................................        (28)         --        (28)
                                                               ---------  ----------  ---------
                                                               $  (1,273) $       --  $  (1,273)
                                                               ---------  ----------  ---------
                                                               ---------  ----------  ---------

    Sources of loss before income taxes and minority interest are presented as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                            ----------------------------------
                                                               1998         1997       1996
                                                            -----------  ----------  ---------

                                                                      (IN THOUSANDS)
Domestic loss.............................................  $   (52,341) $  (20,628) $  (2,602)
Foreign loss..............................................      (73,154)    (31,585)    (4,632)
                                                            -----------  ----------  ---------
                                                            $  (125,855) $  (52,213) $  (7,234)
                                                            -----------  ----------  ---------
                                                            -----------  ----------  ---------

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

10. INCOME TAXES (CONTINUED)
    Income tax (expense)/benefit for the years ended December 31, 1998, 1997, and 1996 differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax loss as a result of the following:

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                 1998        1997       1996
                                                              ----------  ----------  ---------

                                                                       (IN THOUSANDS)
Computed "expected" tax benefit.............................  $   43,061  $   17,752  $   2,460
Non-deductible expenses.....................................      (1,635)       (101)       (17)
Change in valuation allowance...............................     (30,299)    (15,424)    (3,504)
Adjustment for change in functional currency bases..........     (11,311)         --         --
Adjustment to deferred tax asset
  for enacted changes in tax rates..........................        (695)       (789)        --
Foreign tax rate differences................................         606        (463)      (184)
Other.......................................................          63          --        (28)
                                                              ----------  ----------  ---------
                                                              $     (210) $      975  $  (1,273)
                                                              ----------  ----------  ---------
                                                              ----------  ----------  ---------

    The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities are presented below:

                                                                              DECEMBER 31,
                                                                          ---------------------
                                                                             1998       1997
                                                                          ----------  ---------

                                                                             (IN THOUSANDS)
Deferred tax assets:
  Foreign net operating loss carryforward...............................  $   27,930  $   6,471
  Domestic net operating loss carry forward.............................       7,459         --
  Interest income.......................................................       2,650      1,946
  Service revenue.......................................................       2,101      1,948
  Accrued liabilities...................................................       4,061      2,964
  Deferred costs........................................................       6,447      2,001
  Stock options.........................................................       2,950      2,950
  Deferred interest.....................................................       2,183         --
  Unrealized foreign exchange losses....................................       9,066      5,614
  Other.................................................................       1,393        139
                                                                          ----------  ---------
Total gross deferred tax assets.........................................      66,240     24,033
Less valuation allowance................................................     (54,332)   (24,033)
                                                                          ----------  ---------
Net deferred tax assets.................................................  $   11,908  $      --
                                                                          ----------  ---------
                                                                          ----------  ---------
Deferred tax liabilities:
  Fixed assets depreciation.............................................  $  (11,786) $      --
  Other.................................................................        (122)        --
                                                                          ----------  ---------
  Total gross deferred tax liabilities..................................  $  (11,908) $      --
                                                                          ----------  ---------
                                                                          ----------  ---------
  Net deferred tax liability............................................  $       --  $      --
                                                                          ----------  ---------
                                                                          ----------  ---------

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

10. INCOME TAXES (CONTINUED)
    The net increase in the valuation allowance for the years ended December 31, 1998, 1997 and 1996 was $30,299,000, $3,504,000 and $667,000, respectively. In assessing the realiability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 1998.

    Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 1998 will be reported in the consolidated statement of operations.

    Foreign loss carryforwards can be offset against the PTK Companies' taxable income and utilized at a rate of one-third per year in each of the three years subsequent to the year of the loss. If there is no taxable income in a given year during the carryforward period, the portion of the loss carryforward to be utilized is permanently forfeited. For losses incurred in U.S. taxable years prior to 1998, loss carryforwards can be applied against taxable income three years retroactively and fifteen years into the future. For losses incurred in U.S. taxable years from 1998, loss carryforwards can be applied against taxable income two years retroactively and twenty years into the future.

    At December 31, 1998, the Company has foreign net operating loss carryforwards of approximately $104,087,000, which will expire as follows:

                                                                                          (IN
YEAR ENDING DECEMBER 31,                                                              THOUSANDS)
-----------------------------------------------------------------------------------  -------------
1999...............................................................................   $    28,066
2000...............................................................................        26,814
2001 and thereafter................................................................        49,207
                                                                                     -------------
                                                                                      $   104,087
                                                                                     -------------
                                                                                     -------------

11. NOTES PAYABLE

    Notes payable consist of the following:

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 1998       1997
                                                                                               ---------  ---------

                                                                                                  (IN THOUSANDS)
@ Entertainment Notes, net of discount.......................................................  $ 125,513  $      --
PCI Notes, net of discount...................................................................    129,627    129,578
American Bank in Poland S.A. ("AmerBank") revolving credit loan..............................      6,500         --
Bank Rozwoju Exportu S.A. Deutsche--Mark facility............................................      1,912         --
Other........................................................................................        402        532
                                                                                               ---------  ---------
                                                                                                 263,954    130,110
less: current portion........................................................................      6,500         --
Notes payable, net of current portion........................................................  $ 257,454  $ 130,110

                             @ ENTERTAINMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

            CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

12. CONDENSED PARENT ONLY FINANCIAL INFORMATION OF @ENTERTAINMENT (CONTINUED)

                          PREFERRED STOCK           COMMON STOCK                  ACCUMULATED OTHER
                       ----------------------  ----------------------   PAID-IN     COMPREHENSIVE    ACCUMULATED
                         SHARES      AMOUNT     SHARES      AMOUNT      CAPITAL        INCOME          DEFICIT       TOTAL
                       -----------  ---------  ---------  -----------  ---------  -----------------  ------------  ---------
                                                       (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance January 1,
1996.................         985   $  10,311     11,037   $   4,993   $   1,544      $      --       $  (16,658)  $     190
  Net loss...........          --          --         --          --          --             --           (6,617)     (6,617)
  Stock dividend.....         166       1,738         --          --      (1,738)            --               --          --
  Issuance of
    stock............          --          --      7,911      (4,992)     53,837             --               --      48,845
  Preferred stock
    redemption.......      (1,151)    (12,049)        --          --       3,549             --               --      (8,500)
  Accretion of
    redeemable
    preferred
    stock............          --          --         --          --      (2,870)            --               --      (2,870)
  Reorganization.....          --          --  18,929,052        188        (188)            --               --          --
                       -----------  ---------  ---------  -----------  ---------         ------      ------------  ---------
Balance January 1,
1997.................          --   $      --  18,948,000  $     189   $  54,134      $      --       $  (23,275)  $  31,048
  Net loss...........          --          --         --          --          --             --          (54,824)    (54,824)
  Translation
    adjustment.......          --          --         --          --          --           (218)              --        (218)
  Net proceeds from
    initial public
    offering.........          --          --  9,500,000          95     183,197             --               --     183,292
  Purchase of PCI
    series A and C
    redeemable
    preferred
    stock............          --          --         --          --     (33,806)            --               --     (33,806)
  Accretion of
    redeemable
    preferred
    stock............          --          --         --          --      (2,436)            --               --      (2,436)
  Conversion of
    series B
    redeemable
    preferred
    stock............          --          --  4,862,000          49      11,148             --               --      11,197
  Stock option
    compensation
    expense..........          --          --         --          --      18,102             --               --      18,102
                       -----------  ---------  ---------  -----------  ---------         ------      ------------  ---------
Balance December 31,
1997.................          --   $      --  33,310,000  $     333   $ 230,339      $    (218)      $  (78,099)  $ 152,573
  Net loss...........          --          --         --          --          --             --         (126,065)   (126,065)
  Translation
    adjustment.......          --          --         --          --          --           (249)              --        (249)
  Warrants attached
    to Senior
    Discount Notes...          --          --         --          --       7,615             --               --       7,615
                       -----------  ---------  ---------  -----------  ---------         ------      ------------  ---------
Balance December 31,
1998.................          --   $      --  33,310,000  $     333   $ 237,954      $    (467)      $ (204,164)  $  34,123
                       -----------  ---------  ---------  -----------  ---------         ------      ------------  ---------
                       -----------  ---------  ---------  -----------  ---------         ------      ------------  ---------

                             @ ENTERTAINMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

12. CONDENSED PARENT ONLY FINANCIAL INFORMATION OF @ ENTERTAINMENT (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                              ------------------------------------
                                                                                 1998         1997        1996
                                                                              -----------  ----------  -----------

                                                                                         (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................................  $  (126,065) $  (54,824)      (6,617)
  Adjustments to reconcile net loss to
  net cash (used in) provided by operating activities:
    Amortization of notes payable discount and issue costs..................        8,301       1,040          164
    Loss of subsidiaries....................................................      117,070      42,651       12,862
    Gain on sale of investment securities...................................           --        (358)          --
    Non-cash stock option compensation expense..............................           --       8,677           --
    Equity in losses of affiliated companies................................         (181)         --           --
  Changes in operating assets and liabilities:
      Accounts receivable...................................................          122        (142)         (35)
      Other current assets..................................................       (1,049)        114       (1,300)
      Other assets..........................................................         (121)         --           --
      Accounts payable and accrued expenses.................................        1,097      (2,008)       2,855
      Income taxes payable..................................................           --      (4,472)       4,472
                                                                              -----------  ----------  -----------
        Net cash (used in)/provided by operating activities.................         (826)     (9,322)      12,401
                                                                              -----------  ----------  -----------
Cash flows from investing activities:
      Proceeds from maturity of investment securities.......................           --      25,473      (25,115)
      Investment in, and loans and advances to affiliated companies.........     (186,809)   (111,670)    (122,337)
      Purchase of other assets..............................................           --     (11,252)      (8,200)
                                                                              -----------  ----------  -----------
        Net cash used in investing activities...............................     (186,809)    (97,449)    (155,652)
                                                                              -----------  ----------  -----------
Cash flows from financing activities:
      Net proceeds from issuance of stock...................................           --     183,292       81,001
      Redemption of preferred stock.........................................           --     (60,000)      (8,500)
      Costs to obtain loans.................................................       (5,960)         --       (6,513)
      Proceeds from issuance of notes payable...............................      117,485          --      136,074
      Proceeds from issuance of warrants....................................        7,615          --           --
      Repayment of notes payable............................................           --          --      (10,000)
                                                                              -----------  ----------  -----------
        Net cash provided by financing activities...........................      119,140     123,292      192,062
                                                                              -----------  ----------  -----------
        Net (decrease)/increase in cash and cash equivalents................      (68,495)     16,521       48,811
Cash and cash equivalents at beginning of year..............................       71,565      55,044        6,233
                                                                              -----------  ----------  -----------
Cash and cash equivalents at end of period..................................  $     3,070  $   71,565       55,044
                                                                              -----------  ----------  -----------
                                                                              -----------  ----------  -----------
Supplemental cash flow information:
      Cash paid for interest................................................  $        --  $       --  $     2,338
                                                                              -----------  ----------  -----------
                                                                              -----------  ----------  -----------
      Cash paid for income taxes............................................  $        --  $       --  $     1,184
                                                                              -----------  ----------  -----------

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

13. RELATED PARTY TRANSACTIONS

    During the ordinary course of business, the Company enters into transactions with affiliated parties. The principal related party transactions are described below.

PROGRAMMING

    Programming is provided to the Company by certain of its affiliates. The Company incurred programming fees from these affiliates of $418,000, $559,000 and $ 412,000 for the years ended December 31, 1998, 1997 and 1996.

PRINT MEDIA SERVICES

    An affiliate of the Company provides print media services to the Company. The Company incurred operating costs related to these services of $4,355,000 for the year ended December 31, 1998. The Company did not incur any costs from this affiliate prior to 1998.

14. PER SHARE INFORMATION

    Basic loss per share has been computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the year. The effect of potential common shares (stock options and warrants outstanding) is antidilutive, accordingly, dilutive loss per share is the same as basic loss per share.

    The Company has presented historical loss per common share information assuming the common stock exchange of 1 to 1,000 shares occurred on January 1, 1995.

    The following table provides a reconciliation of the numerator and denominator in the loss per share calculation:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                               -----------------------------------
                                                                                  1998         1997        1996
                                                                               -----------  ----------  ----------
Net loss attributable to common stockholders (in thousands)..................  $  (126,065) $  (91,066) $   (7,676)
                                                                               -----------  ----------  ----------
                                                                               -----------  ----------  ----------
Weighted average number of common shares outstanding (in thousands)..........       33,310      24,771      17,271
Nominal issuance (in thousands)..............................................           --          --         346
                                                                               -----------  ----------  ----------
Basic weighted average number of common shares outstanding (in thousands)....       33,310      24,771      17,617
                                                                               -----------  ----------  ----------
                                                                               -----------  ----------  ----------
Loss per share-basic and diluted.............................................  $     (3.78) $    (3.68) $    (0.44)
                                                                               -----------  ----------  ----------
                                                                               -----------  ----------  ----------

15. STOCK OPTION PLAN

    On June 22, 1997, the Company adopted a stock option plan (the "1997 Plan") pursuant to which the Company's Board of Directors may grant stock options to officers, key employees and consultants of the Company. The 1997 Plan authorizes grants of options to purchase up to 4,436,000 shares, subject to adjustment in accordance with the 1997 Plan. At December 31, 1998, options for 3,924,000 shares

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

15. STOCK OPTION PLAN (CONTINUED)
had been granted. Of this amount, 1,671,000 options became exercisable upon the IPO but cannot be sold for a period of two years from July 30, 1997.

    The Company granted 1,671,000 stock options in January 1997 at a price substantially below the IPO price of $21.00 per share. Such options vested in full upon the completion of the IPO. In accordance with generally accepted accounting principles, the Company recognized approximately $18,102,000 of compensation expense included in selling, general, and administrative expenses for these options in 1997 representing the difference between the exercise price of the options and the fair market value of the shares on the date of grant. All other stock options were granted with exercise prices at or below the fair market value of the shares on the date of grant.

    Future stock options are granted with an exercise price that must be at least equal to the stock's fair market value at the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of an incentive stock option must not exceed five years. The term of all other options granted under the 1997 Plan may not exceed ten years. Options become exercisable at such times as determined by the Board of Directors and as set forth in the individual stock option agreements. Generally, all stock options vest ratably over 2 to 5 years commencing one year after the date of grant.

    Stock option activity during the periods indicated is as follows:

                                                                                     NUMBER OF    WEIGHTED AVERAGE
                                                                                       SHARES      EXERCISE PRICE
                                                                                    ------------  -----------------
Balance at January 1, 1996........................................................            --      $      --
Granted...........................................................................       241,000      $    1.99
                                                                                    ------------         ------
Balance at December 31, 1996 (none exercisable)...................................       241,000      $    1.99
Granted...........................................................................     2,083,000      $    5.98
                                                                                    ------------         ------
Balance at December 31, 1997 (none exercisable)...................................     2,324,000      $    5.57
Granted...........................................................................     1,600,000      $   12.31
                                                                                    ------------         ------
Balance at December 31, 1998 (2,643,000 exercisable)..............................     3,924,000      $    8.32
                                                                                    ------------         ------

    No options were exercised or forfeited during 1998.

    At December 31, 1998 the range of exercise prices, weighted-average remaining contractual life and number exercisable of outstanding options was as follows:

                                                                        WEIGHTED- AVERAGE
                                                          WEIGHTED-        CONTRACTUAL                    WEIGHTED-
                RANGE OF                   NUMBER OF       AVERAGE       REMAINING LIFE      NUMBER        AVERAGE
             EXERCISE PRICES                 SHARES    EXERCISE PRICE        (YEARS)       EXERCISABLE EXERCISE PRICE
-----------------------------------------  ----------  ---------------  -----------------  ----------  ---------------
1.99-3.79................................   1,912,000          3.51              5.44       1,912,000          3.51
12.00-15.24..............................   2,012,000         12.89              8.98         731,900         12.46
                                           ----------                                      ----------
                                            3,924,000          8.32                         2,643,900          5.98
                                           ----------                                      ----------
                                           ----------                                      ----------

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

15. STOCK OPTION PLAN (CONTINUED)
    The per share weighted-average fair value of stock options granted during 1998 was $4.22 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: expected volatility 43.0%, expected dividend yield 0.0%, risk-free interest rate of 5.72%, and an expected life of 4 years.

    Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below:

                                                                               1998         1997       1996
                                                                            -----------  ----------  ---------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE
                                                                                          DATA)
Net loss-as reported......................................................  $  (126,065) $  (54,824) $  (6,617)
Net loss-pro forma........................................................  $  (131,511) $  (56,607) $  (6,617)
Basic and diluted net loss per share--as reported.........................  $     (3.78) $    (3.68) $   (0.44)
Basic and diluted loss per share-pro forma................................  $     (3.95) $    (3.75) $   (0.44)

16. LEASES

BUILDING LEASES

    The Company leases several offices and warehouses within Poland under cancelable operating leases. The Company has a noncancelable operating lease for a building in the United Kingdom which houses the majority of its technical equipment relating to the D-DTH network. The noncancelable lease expires in 2002, and contains a renewal option for an additional five years. Future minimum lease payments as of December 31, 1998 are $2,725,000 in 1999, $2,806,000 in 2000, $2,890,000 in 2001 and $2,977,000 in 2002.

D-DTH TECHNICAL EQUIPMENT LEASE

    The Company has an eight year agreement with British Telecommunications plc ("BT") for the lease and maintenance of certain satellite uplink equipment. The agreement requires the payment of equal monthly installments of $50,000 approximating future minimum commitments of $600,000 in 1999, $576,000 in 2000, $576,000 in 2001, $576,000 in 2002 and $1,728,000 in 2003 and thereafter. Other than the BT uplink equipment, the Company owns all of the required broadcasting equipment at its transmission facility in the United Kingdom.

CONDUIT LEASES

    The Company also leases space within various telephone duct systems from TPSA under cancelable operating leases. The TPSA leases expire at various times, and a substantial portion of the Company's contracts with TPSA permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months notice without cause. Refer to note 19 for further detail.

    All of the agreements provide that TPSA is the manager of the telephone duct system and will lease space within the ducts to the Company for installation of cable and equipment for the cable

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

16. LEASES (CONTINUED)
television systems. The lease agreements provide for monthly lease payments that are adjusted quarterly or annually, except for the Gdansk lease agreement which provides for an annual adjustment after the sixth year and then remains fixed through the tenth year of the lease.

    Minimum future lease commitments for the aforementioned conduit leases relate to 1999 only, as all leases are cancelable in accordance with the aforementioned terms. The future minimum lease commitments related to these conduit leases approximates $622,000 for the six months ending June 30, 1999.

TRANSPONDER LEASES

    During 1997, the Company entered into certain operating leases pursuant to which the Company is liable for charges associated with each of its three transponders on the Astra satellites, which can amount to a maximum of $6,750,000 per year for each transponder and up to $182 million for all three transponders for the term of their leases. The future minimum lease payments applicable to the transponders approximate $20,250,000 in 1999, $20,250,000 in 2000, $20,250,000 in 2001, $20,250,000 in 2002 and $101,250,000 in 2003 and
thereafter. The leases for the two transponders on the Astra 1F satellite and the transponder on the Astra 1G satellite will expire in 2007. The Company's transponder leases provide that the Company's rights are subject to termination in the event that the lessor's franchise is withdrawn by the Luxembourg Government.

    Total rental expense associated with the aforementioned operating leases for the years ended December 31, 1998, 1997 and 1996 was $10,521,000, $3,696,000 and
$892,000, respectively.

17. SEGMENT INFORMATION

    @Entertainment and its subsidiaries operate in three business segments: (1) cable television, (2) digital direct-to-home television and programming, and (3) corporate functions. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices. In addition to other operating statistics, the Company measures its financial performance by EBITDA, an acronym for earnings before interest, taxes depreciation and amortization. The Company defines EBITDA to be net loss adjusted for interest and investment income, depreciation and amortization, interest expense, foreign currency gains and losses, equity in losses of affiliated companies, income taxes, extraordinary items, non-recurring items (e.g., compensation expense related to stock options), gains and losses from the sale of assets other than in a normal course of business and minority interest. The items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of media companies. EBITDA is not

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

17. SEGMENT INFORMATION (CONTINUED)
a U.S. GAAP measure of loss or cash flow from operations and should not be considered as an alternative to cash flows from operations as a measure of liquidity.

                                                                             D-DTH AND
1998                                                               CABLE    PROGRAMMING   CORPORATE      TOTAL
---------------------------------------------------------------  ---------  ------------  ----------  -----------
                                                                                  (IN THOUSANDS)
Revenues from external customers...............................  $  52,971   $    8,888   $       --  $    61,859
Intersegment revenues..........................................         --       13,432           --       13,432
Operating loss.................................................    (23,066)     (69,047)      (8,700)    (100,813)
EBITDA.........................................................     (1,431)     (64,378)      (8,700)     (74,509)
Depreciation and amortization..................................    (21,635)      (4,669)          --      (26,304)
Investment in equity method investees..........................         --        8,533       11,373       19,956
Segment total assets...........................................    193,785      132,998       21,591      348,374
Expenditures for segment assets................................     42,639       72,353           --      114,992

1997
---------------------------------------------------------------

Revenues from external customers...............................  $  38,138   $       --   $       --  $    38,138
Intersegment revenues..........................................         --           --           --           --
Operating loss.................................................    (20,308)     (10,210)     (12,152)     (42,670)
EBITDA.........................................................      5,387      (10,186)      (3,475)      (8,274)
Net loss.......................................................    (35,087)      (7,668)     (12,069)     (54,824)
Significant non-cash items:
Stock option compensation expense..............................      9,425           --        8,677       18,102
Investment in equity method investees..........................         --       10,876       11,252       21,628
Segment total assets...........................................    187,449       36,466       83,181      307,096
Expenditures for segment assets................................     33,786        5,857           --       39,643

    In 1997, the cable segment includes the activities of Mozaic Entertainment, Inc., a subsidiary which provided programming content for the cable business. In 1998, the Company's programming activity related solely to the development of the Wizja TV platform and has been included in the D-DTH and programming segment. For the year ended December 31, 1997, Mozaic Entertainment, Inc. revenues and operating loss were $563,000 and $2,071,000, respectively. For the year ended December 31, 1998, Mozaic Entertainment, Inc. was dormant. During 1996 the Company operated in one business segment (cable).

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

17. SEGMENT INFORMATION (CONTINUED)
    Total long-lived assets for the years ended December 31, 1998 and 1997 for the Company analyzed by geographical location is as follows:

                                                                  TOTAL REVENUES             LONG-LIVED ASSETS
                                                          -------------------------------  ----------------------
                                                            1998       1997       1996        1998        1997
                                                          ---------  ---------  ---------  ----------  ----------

                                                                  (IN THOUSANDS)
                                                                                               (IN THOUSANDS)
Poland..................................................  $  61,859  $  38,138  $  24,923  $  257,625  $  152,614
United Kingdom..........................................         --         --         --      20,208       7,930
Other...................................................         --         --         --          29          --
                                                          ---------  ---------  ---------  ----------  ----------
Total...................................................  $  61,859  $  38,138  $  24,923  $  277,862  $  160,544
                                                          ---------  ---------  ---------  ----------  ----------
                                                          ---------  ---------  ---------  ----------  ----------

    All of the Company's revenue is derived from activities carried out in Poland. Long-lived assets consist of property, plant, and equipment, inventories for construction, intangible assets, and other assets.

18. COMMITMENTS AND CONTINGENCIES

PURCHASE COMMITMENTS

    The Company has concluded an agreement with Philips, whereby Philips will supply reception systems, as well as retail, installation and support services in connection with the launch of the Company's D-DTH business in Poland. Philips will be the exclusive supplier to the Company of the first 500,000 D-DTH reception systems and will not distribute any other digital integrated receiver decoders under the Philips trademark in Poland until December 31, 1999 or any earlier date on which the Company has secured 500,000 initial subscribers to its D-DTH service in Poland. Philips has granted the Company an exclusive license of its CryptoWorks(-Registered Trademark-) technology in Poland for the term of the agreement, which will terminate when the Company has purchased 500,000 D-DTH reception systems from Philips, unless terminated earlier in accordance with the terms of the agreement or extended by mutual consent of Philips and the Company. As of December 31, 1998, the Company had an aggregate minimum commitment toward the purchase of the Reception Systems of approximately $129,213,000 up to June 30, 2000.

PROGRAMMING, BROADCAST AND EXHIBITION RIGHT COMMITMENTS

    The Company has entered into long-term programming agreements and agreements for the purchase of certain exhibition or broadcast rights with a number of third party content providers for its D-DTH and cable systems. The agreements have terms which range from one to seven years and require that the license fees be paid either at a fixed amount payable at the time of execution or based upon a guaranteed minimum number of subscribers connected to the system each month. At December 31, 1998, the Company had an aggregate minimum commitment in relation to these agreements of approximately $214,299,000 over the next seven years, approximating $37,198,000 in 1999, $38,428,000 in 2000, $40,627,000 in
2001, $44,837,000 in 2002 and $53,209,000 in 2003 and thereafter.

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

18. COMMITMENTS AND CONTINGENCIES (CONTINUED)
CONSULTING AGREEMENTS

    The Company has entered into a two-year consultancy arrangement with Samuel Chisholm and David Chance (each individually a "Consultant"), pursuant to which the Company will pay to a Consultant a fee of $10,000 per consultancy day, based on a minimum, on average over each 12 month period, of a total of 4 Consultancy Days per month, and the Company will pay an additional fee of $10,000 to a Consultant for any additional days in any month on which a Consultant provides consulting services to the Company. The consultancy agreement is not subject to cancellation by either party except as a result of a breach of the consultancy agreement.

REGULATORY APPROVALS

    The Company is in the process of permits from the Polish State Agency for Radiocommunications ("PAR") for several of its cable television systems. If these permits are not obtained, PAR could impose penalties such as fines or in severe cases, revocation of all permits held by an operator or the forfeiture of the operator's cable networks. Management of the Company does not believe that these pending approvals result in a significant risk to the Company.

LITIGATION AND CLAIMS

    On April 17, 1998, the Company signed a letter of intent with Telewizyjna Korporacja Partycypacyjna S.A. ("TKP") and the shareholders of TKP, namely, Canal+ S.A., Agora S.A., and PolCom Invest S.A. which provided for bringing together the Company's Wizja TV programming platform and the Canal+ Polska premium pay television channel and for the joint development and operation of a D-DTH service in Poland. The letter of intent called for the Company to invest approximately $112 million in TKP, and to sell substantially all of the Company's D-DTH and programming assets to TKP for approximately $42 million. The TKP joint venture was to be owned 40% by the Company, 40% by Canal+ S.A., 10% by Agora S.A. and 10% by PolCom Invest S.A, The letter of intend contained a standstill provision whereby neither the Company nor TKP could, for a period of 45 days after the execution of the letter of intent, launch any digital pay television service. As a result, the Company postponed its launch of the Wizja TV programming package and its D-DTH service which was originally scheduled for April 18, 1998. The establishment of the joint venture was subject to the execution of definitive agreements, regulatory approvals and certain other closing conditions.

    The definitive agreements were not agreed and executed by the parties by the date set forth in the letter of intent (the "Signature Date"). Therefore, the Company terminated the letter of intent on June 1, 1998. TKP and its shareholders have informed the Company that they believe the Company did not have the right to terminate the letter of intent.

    Under the terms of the letter of intent, TKP is obligated to pay the Company a $5 million break-up fee within 10 days of the signature date if the definitive agreements were not executed by the signature date, unless the failure to obtain such execution was caused by the Company's breach of any of its obligations under the letter of intent. If there was any such breach by the Company, the Company would be obligated to pay TKP $10 million. However, if any breach of the letter of intent by TKP caused the definitive agreements not to be executed, TKP would be obligated to pay the Company a total of $10 million (including the $5 million break-up fee). In the event that TKP fails to pay the

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

18. COMMITMENTS AND CONTINGENCIES (CONTINUED)
Company any of the above-referenced amounts owed to the Company, TKP's shareholders are responsible for the payment of such amounts.

    The Company has demanded TKP to pay the Company the $5 million break-up fee as a result of the failure to execute the definitive agreements by the signature date. While the Company was waiting for the expiration of the 10-day period for payment of the break-up fee, TKP initiated arbitration proceedings before a three-member arbitration panel in Geneva, Switzerland. In the arbitration proceedings TKP and its shareholders contend that the Company breached the letter of intent, that such breach was the cause of the parties' failure to agree and execute the definitive agreements, and that the Company is therefore liable for $10 million in damages under the letter of intent. In its response the Company denies these allegations and claims that TKP is liable for at least $15 million in damages pursuant to the letter of intent.

    This $15 million figure is composed of a claim for a $5 million break-up fee, $5 million in damages due to the claim that TKP and its shareholders breached the letter of intent, thereby causing the parties' failure to agree and execute the definitive agreements, and at least $5 million as an indemnification for liabilities incurred by the Company as a result of certain actions taken with respect to assets to be acquired or contracts to be assumed by TKP. The Company does not believe that the arbitration proceedings will have a material adverse effect on its business, financial condition or results of operations.

    Two of the Company's cable television subsidiaries and four other unrelated Polish cable operators and HBO Polska Sp. z o.o., have been made defendants in a lawsuit instituted by Polska Korporacja Telewizyjna Sp. z o.o., a subsidiary of Canal+. The primary defendant in the proceedings is HBO Polska Sp. z o.o. which is accused of broadcasting the HBO television program in Poland without a license from the Council as required by the Radio and Television Act of 1992, as amended, and thereby undertaking an activity constituting an act of unfair competition. The Company does not believe that the final disposition of the lawsuit will have a material adverse effect on its consolidated financial position or results of operations.

    From time to time, the Company is subject to various claims and suits arising out of the ordinary course of business. While the ultimate result of all such matters is not presently determinable, based upon current knowledge and facts, management does not expect that their resolution will have a material adverse effect on the Company's consolidated financial position or results of operations.

19. CONCENTRATIONS OF BUSINESS AND CREDIT RISK

D-DTH BUSINESS

    The Company expects to experience substantial operating losses and negative free cash flows for at least the next two years due to (i) the large investments required for the acquisition of equipment and facilities for its D-DTH business, including providing D-DTH reception systems to 380,000 initial subscribers at a price significantly decreased by promotional incentives pursuant to the Company's business strategy, and the administrative costs required in connection with commencing its D-DTH business operations and (ii) the large investments required to develop, produce and acquire the programming for Wizja TV. There can be no assurance that the Company will be able to generate operating income or positive cash flows in the future or that its operating losses and negative cash flows will not increase.

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

19. CONCENTRATIONS OF BUSINESS AND CREDIT RISK (CONTINUED)
SUPPLIER AGREEMENT

    Certain critical components and services used in the Company's D-DTH satellite transmission system, including the D-DTH reception system, as well as retail, installation and support services, are initially to be provided exclusively by Philips. The Company has concluded an agreement with Philips providing for Philips to be the exclusive supplier to the Company of the first 500,000 D-DTH reception systems in connection with the launch of the Company's D-DTH business in Poland. Philips has granted the Company an exclusive license of its CryptoWorks-Registered Trademark- technology in Poland for the term of the agreement, which will terminate when the Company has purchased 500,000 D-DTH reception systems from Philips, unless terminated earlier in accordance with the terms of the agreement or extended by mutual consent of Philips and the Company. Philips has agreed not to distribute any other IRDs under the Philips' trademark in Poland until December 31, 1999 or any earlier date on which the Company has secured 500,000 initial subscribers to its D-DTH service in Poland. The Company's agreement with Philips provides that after such period the Company may license one or two suppliers of IRDs in addition to Philips and Philips shall license its CryptoWorks-Registered Trademark- technology to such additional suppliers for the Polish market. Although the agreement with Philips provides a means by which the Company could obtain a second and third supplier for all or part of its future requirements for D-DTH reception systems, there can be no assurance that the Company will be able to secure such additional suppliers.

    The failure of Philips to deliver D-DTH reception systems on schedule, or at all, would delay or interrupt the development and operation of the Company's D-DTH service and thereby could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's agreement with Philips provides for full distribution, installation and servicing through more than 1,200 Philips authorized electronics retailers located throughout Poland. Philips has agreed to distribute a complete subscription package, comprising the D-DTH reception system, as well as the necessary installation and support services through Philips' retail network in Poland, and will therefore be the primary point of contact for subscribers to the Company's D-DTH service. Failure by Philips' retail network to provide the desired levels of service, quality and expertise (which are outside the control of the Company) could have a material adverse impact on the Company's operations and financial condition.

PIRACY

    The delivery of subscription programming requires the use of encryption technology to prevent signal theft or "piracy." Historically, piracy in the cable television and European A-DTH industries has been widely reported. The Company's IRDs incorporate Philips' CryptoWorks-Registered Trademark-proprietary encryption technology as part of its conditional access system. These IRDs use smartcard technology, making it possible to change the conditional access system in the event of a security breach either through over-the-air methods such as issuing new electronic decryption "keys" over-the-air as part of the Company's regular D-DTH broadcasts or by issuing new smartcards. To the Company's knowledge, there has not been a breach of CryptoWorks-Registered Trademark- since its introduction in Malaysia in 1996. To the extent a breach occurs, the Company will take countermeasures, including over-the-air measures and, if necessary, the replacement of smartcards. Although the Company expects its conditional access system, subscriber management system and smartcard system to adequately prevent unauthorized access to

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

19. CONCENTRATIONS OF BUSINESS AND CREDIT RISK (CONTINUED) programming, there can be no assurance that the encryption technology to be utilized in connection with the Company's D-DTH system will remain effective. If the encryption technology is compromised in a manner which is not promptly corrected, the Company's revenue and its ability to contract or maintain contracts for programming services from unrelated third parties would be adversely affected.

USE OF TPSA CONDUITS

    The Company's ability to build out its existing cable television networks and to integrate acquired systems into its cable television networks depends on, among other things, the Company's continued ability to design and obtain access to network routes, and to secure other construction resources, all at reasonable costs and on satisfactory terms and conditions. Many of such factors are beyond the control of the Company. In addition, at December 31, 1998, approximately 56.5% of the Company's cable plant had been constructed utilizing pre-existing conduits of TPSA. A substantial portion of the Company's contracts with TPSA for the use of such conduits permits termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months' notice without cause.

LIMITED INSURANCE COVERAGE

    While the Company carries general liability insurance on its properties, like many other operators of cable television systems it does not insure the underground portion of its cable television networks. Due to the high cost of insurance policies relating to satellite operations, the Company does not insure against possible interruption of access to the transponders leased by it for satellite transmission of its broadcasting. Accordingly, any catastrophe affecting a significant portion of the Company's cable television networks or disrupting its access to its leased satellite transponders could result in substantial uninsured losses and could have a material adverse effect on the Company.

YEAR 2000

    The Company's cable television, D-DTH and programming operations are dependent upon computer systems and other technological devices with imbedded microprocessor chips that are intended to utilize dates and process data beyond December 31, 1999. In January 1997, the Company developed a plan to address the impact that potential year 2000 problems may have on Company operations and to implement necessary changes to address such problems (the "Y2K Plan"). During the course of the development of its Y2K Plan, the Company has identified certain critical operations, which need to be year 2000 compliant for the Company to operate effectively. These critical operations include accounting and billing systems, customer service and service delivery systems, and field and headend devices.

    Largely as a result of its high rate of growth over the past few years, the Company has entered into an agreement to purchase a new system to replace its current accounting system and an agreement to purchase specialized billing software for the Company's new customer service and billing center. The vendors of the new accounting system and of the billing software have confirmed to the Company that these products are year 2000 compliant. The Company has completed the testing phase of the new accounting system, and the implementation phase was substantially completed at the end of 1998. The Company has implemented the new billing software for D-DTH subscribers and expects implementation of the billing software to be completed for the majority of its cable subscribers by the end of 1999.

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

19. CONCENTRATIONS OF BUSINESS AND CREDIT RISK (CONTINUED)
    The Company believes that its most significant year 2000 risk is its dependency upon third party programming, software, services and equipment, because the Company does not have the ability to control third parties in their assessment and remediation procedures for potential year 2000 problems. Should these parties not be prepared for year 2000 conversion, their products or services may fail and may cause interruptions in, or limitations upon, the Company's provision of the full range of its D-DTH and/or cable service to its customers. In an effort to prevent any such interruptions or limitations, the Company is in the process of communicating with each of its material third party suppliers of programming, software, services and equipment to determine the status of their year 2000 compliance programs. The Company expects to complete this process by September 30, 1999, and it anticipates that all phases of its Y2K Plan will be completed by December 31, 1999.

    The Company has not yet developed a contingency plan to address the situation that may result if the Company or its third party suppliers are unable to achieve year 2000 compliance with regard to any products or services utilized in the Company's operations. The Company does not intend to decide on the development of such a contingency until it has gathered all of the relevant Year 2000 compliance data from its third party suppliers.

    The Company has not yet determined the full cost of its Y2K Plan and its related impact on the financial condition of the Company. The Company has to date not incurred any replacement or remediation costs for equipment or systems as a result of year 2000 non-compliance. Rather, due to the rapid growth and development of its cable system and its D-DTH service, the Company had made substantial capital investments in equipment and systems for reasons other than year 2000 concerns. The total cost of the Company's new accounting system and billing software package is estimated to be approximately $2,400,000.

    The Company believes that any year 2000 compliance issues it may face can be remedied without a material financial impact on the Company, but no assurance can be made in this regard until all of the data has been gathered from the Company's third party suppliers. At this date the Company cannot predict the financial impact on its operations if year 2000 problems are caused by products or services supplied to the Company by such third parties.

CREDIT WORTHINESS

    All of the Company's customers are located in Poland. As is typical in this industry, no single customer accounted for more than five percent of the Company's sales in 1998 or 1997. The Company estimates an allowance for doubtful accounts based on the credit worthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could effect the Company's estimate of its bad debts.

20. SUBSEQUENT EVENTS

UNITS OFFERING

    On January 22, 1999, the Company sold 256,800 Units to two initial purchasers pursuant to a purchase agreement, each Unit consisting of $1,000 principal amount at maturity of 14 1/2% Senior Discount Notes due 2009 and four warrants, each initially entitling the holder thereof to purchase

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

20. SUBSEQUENT EVENTS (CONTINUED)
1.7656 shares of common stock, par value $0.01 per share at an exercise price of $19.125 per share, subject to adjustment.

    The Notes were issued at a discount to their aggregate principal amount at maturity and, together with the Warrants generated gross proceeds to the Company of approximately $100,003,000 of which $92,551,000 has been allocated to the initial accreted value of the Notes and approximately $7,452,000 has been allocated to the Warrants. The portion of the proceeds that is allocable to the Warrants will be accounted for as part of paid-in capital. The allocation was made based on the relative fair values of the two securities at the time of issuance. Net proceeds to the Company after deducting initial purchasers' discount and offering expenses were approximately $96,000,000.

    The Notes are unsubordinated and unsecured obligations. Cash interest on the Notes will not accrue prior to February 1, 2004. Thereafter cash interest will accrue at a rate of 14.5% per annum and will be payable semiannually in arrears on August 1 of each year and February 1 of each year, commencing August 1, 2004. The Notes will mature on February 1, 2009. At any time prior to February 1, 2002, the Company may redeem up to a maximum of 35% of the originally issued aggregate principal amount at maturity of the Notes at a redemption price equal to 117.5% of the accreted value thereof at the redemption date, plus accrued and unpaid interest, if any, to the date of redemption with some or all of the net cash proceeds of one or more public equity offerings; provided, however, that not less than 65% of the originally issued aggregate principal amount at maturity of the Notes remains outstanding immediately after giving effect to such redemption.

    The Warrants initially entitle the holders thereof to purchase 1,813,665 shares of Common Stock, representing, in the aggregate, approximately 5% of the outstanding Common Stock on a fully-diluted basis (using the treasury stock method) immediately after giving effect to the offering and Preference Offering. The Warrants are exercisable at any time and will expire on February 1, 2009.

    Pursuant to the Indenture governing the Notes, the Company is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuance and sales of capital stock of restricted subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on issuance of guarantees of indebtedness by restricted subsidiaries; (vii) purchase of Notes upon a change of control; (viii) limitation on sale of assets;
(ix) limitation on dividends and other payment restrictions affecting restricted subsidiaries; (x) limitation on investments in unrestricted subsidiaries; (xi) limitation on lines of business; and (xii) consolidations, mergers and sales of assets. The Company is in compliance with these covenants.

    Costs associated with the Notes offering of approximately $3,875,000, including the initial purchasers' discount will be capitalized and amortized over the term of the Notes.

    Also on January 22, 1999 @Entertainment sold Series A 12% Cumulative Preference Shares and Series B 12% Cumulative Preference Shares (collectively, the "Cumulative Preference Shares") and warrants (each a "Preference Warrant") for total gross proceeds of $50 million (before deducting commissions and offering costs of approximately $1.8 million). Dividends (whether or not earned or declared) will cumulate on a daily basis from the original issue date and will be payable semi-annually in arrears on March 31, and September 30 of each year, commencing on March 31, 1999 (each a

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996

20. SUBSEQUENT EVENTS (CONTINUED)
"Dividend Payment Date") to holders of record on the fifteenth day immediately preceding the relevant Dividend Payment Date. The Company at its option may, but shall not be required to, redeem in US Dollars for cash the Cumulative Preference Shares, including any Series B Cumulative Preference Shares, at any time on or after March 31, 2000, in whole or in part, at the redemption price of 112% of the sum of (i) the Initial Liquidation Preference ($50 million in the aggregate) and (ii) accumulated and unpaid dividends, if any, to the date of redemption. On January 30, 2010, the Company will be required (subject to contractual and other restrictions on the ability to redeem capital stock) to redeem all outstanding Cumulative Preference Shares, including any Series B Cumulative Preference Shares, at a price in US Dollars equal to the Initial Liquidation Preference thereof plus all accumulated and unpaid dividends thereon (if any) to the date of redemption. The Company will not be required to make sinking fund payments with respect to the Cumulative Preference Shares. The Preference Warrants initially entitle the holders thereof to purchase an aggregate of 5.5 million shares of Common Stock at an exercise price of $10.00 per share. The preferred shares will be classified outside of stockholders' equity.

SERIES C NOTES OFFERING

    On January 20, 1999, the Company sold $36,001,321 aggregate principal amount at maturity of its Series C Notes due 2008. The Series C Notes are senior unsecured obligations of the Company ranking PARI PASSU in right of payment with all other existing and future unsubordinated obligations of the Company. The Series C Notes were issued at a discount to their aggregate principal amount at maturity and generated gross proceeds to the Company of approximately $9.8 million. Net proceeds to the Company after deducting the initial purchaser's discount and offering expenses were approximately $9.4 million. The original issue discount will accrete from January 20, 1999 until the stated maturity of the Series C Notes on July 15, 2008. In addition, cash interest on the Series C Notes will accrue from July 15, 2004 at a rate of 7.0% per annum on the principal amount at maturity, and will be payable semiannually in arrears on July 15 and January 15 of each year commencing January 15, 2005. Prior to July 15, 2004 there will be no accrual of cash interest on the Series C Notes. The Series C Notes will mature on July 15, 2008.

    Pursuant to the Series C Indenture, the Company is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on additional indebtedness;
(ii) limitation on restricted payments; (iii) limitation on issuance and sales of capital stock of restricted subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on guarantees of indebtedness by restricted subsidiaries; (vii) purchase of Notes upon a change of control; (viii) limitation on sale of assets; (ix) limitation on dividends and other payment restrictions affecting restricted subsidiaries; (x) limitation on investments in unrestricted subsidiaries; (xi) limitation on lines of business; and (xii) consolidations, mergers and sales of assets. The Company is in compliance with these covenents.


21. SUBSEQUENT EVENTS (UNAUDITED)



    On February 25, 1999, @Entertainment purchased for approximately $1.8 million a 30% interest in Mazowiecki Klub Sportowy Sportowa Spolka Akcyjna, a joint stock company which owns Hoop Pekaes

                             @ ENTERTAINMENT, INC.

                        DECEMBER 31, 1998, 1997 AND 1996


21. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)


Pruszkow, a Polish basketball team. In connection with this purchase @ Entertainment has agreed to act as a sponsor for Hoop Pekaes Pruszkow.



    In February 1999 a number of the Company's employees were granted options to purchase 750,000 shares of common stock at a price of $14.30 per share, vesting ratably over a three-year period starting from January 1, 2000. The exercise price of such options exceeded the quoted market price for the Company's shares on the date of grant.



    In February 1999, a former employee of the Company exercised his options to buy 96,000 shares of common stock at $1.99 per share.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $256,800,000

                       [LOGO]                                       [LOGO]

                              @ENTERTAINMENT, INC.

                     14 1/2% SERIES B SENIOR NOTES DUE 2009

                          ---------------------------

                                   PROSPECTUS

                          ---------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO EXCHANGE ONLY THE NOTES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                              -------------------


                                  MAY 13, 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS


    Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933.



    @Entertainment's Bylaws provide for the indemnification of directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law and authorize the indemnification by @Entertainment of other officers, employees and other agents as set forth in the Delaware General Corporation Law. @Entertainment has entered into, or will enter into, indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in @Entertainment's Bylaws. The Purchase Agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by Merrill Lynch and Deutsche Bank of @Entertainment and its officers and directors for certain liabilities arising under the Securities Act of 1933 or otherwise.


    Officers and directors of @Entertainment will be covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against losses and liabilities arising from any alleged "wrongful act" including any alleged error or misstatement or misleading statement, or wrongful act or omission or neglect or breach of duty.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


    (a) The following is a complete list of exhibits filed as part of this registration statement, which are incorporated herein.



  EXHIBIT
  NUMBER                                              DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------

      1.1*   Purchase Agreement dated January 22, 1998 between @Entertainment and Merrill Lynch & Co., Merrill Lynch,
             Pierce, Fenner & Smith Incorporated, and Deutsche Bank Securities Inc. relating to 256,800 units consisting of 14 1/2% Senior Discount Notes due 2009 and 1,027,000 warrants to purchase an aggregate of
             1,813,665 shares of Common Stock.

      2.1    Contribution Agreement among Polish Investment Holdings, LP ("PIHLP"), ECO Holdings Limited Partnership
             ("ECO"), Roger M. Freedman, Steele LLC, the AESOP Fund LP, the Cheryl Anne Chase Marital Trust (the
             "CACMT") and @Entertainment, dated as of June 22, 1997. (Incorporated by reference to Exhibit 2.1 of
             @Entertainment's Registration Statement on Form S-1, Registration No. 333-29869)

      2.2    Purchase Agreement among ECO, @Entertainment, and L. Ciesla International, Inc., dated as of June 22,
             1997. (Incorporated by reference to Exhibit 2.2 of @Entertainment's Registration Statement on Form S-1,
             Registration No. 333-29869)

      3.1    Certificate of Incorporation of @Entertainment, Inc. dated at June 22, 1997 (Incorporated by reference to Exhibit 3.1 of @Entertainment's Registration Statement on Form S-1, Registration No. 333-29869)

      3.2    Amended and Restated By-Laws of @Entertainment, Inc. as amended through January 1999.

      4.1    Indenture dated as of October 31, 1996 between PCI and State Street Bank and Trust Company relating to
             PCI's 9 7/8% Senior Notes due 2003 and its 9 7/8% Series B Senior Notes due 2003 (Incorporated by
             reference to Exhibit 4.11 of PCI's Registration Statement on Form S-4, Registration No. 333-20307).

  EXHIBIT
  NUMBER                                              DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
      4.2    Indenture dated as of July 14, 1998 by and between @Entertainment and Bankers Trust Company relating to
             @Entertainment's 14 1/2% Senior Discount Notes due 2008 and its 14 1/2% Series B Senior Discount Notes
             due 2008 (Incorporated by reference to Exhibit 4.11 of @Entertainment's Registration Statement on Form
             S-4, Registration No. 333-60659).

      4.3    Form of Indenture dated as of January 20, 1999 between @Entertainment and Bankers Trust Company relating to @Entertainment's Series C Senior Discount Notes due 2008.

      4.4*   Form of Indenture dated as of January 27, 1999 between @Entertainment and Bankers Trust Company relating to @Entertainment's 14 1/2% Senior Discount Notes due 2009 and its 14 1/2% Series B Senior Discount
             Notes due 2009.

      4.5    Warrant Agreement, dated as of July 14, 1998 by and between @Entertainment and Bankers Trust Company, relating to 1,008,000 warrants to purchase an aggregate of 1,824,514 shares of Common Stock.
             (Incorporated by reference to Exhibit 4.1 of @Entertainment's Registration Statement on Form S-3,
             Registration No. 333-64715).

      4.6    Warrant Agreement, dated as of January 27, 1999 by and between @Entertainment and Bankers Trust Company, relating to 1,027,200 warrants to purchase an aggregate of 1,813,665 shares of Common Stock.
             (Incorporated by reference to Exhibit 4.6 of @Entertainment, Inc.'s Annual Report on Form 10-K for the
             year ended December 31, 1998.)

      4.7    Form of Preference Warrant Agreement, dated as of January 27, 1999 by and between @Entertainment and
             Bankers Trust Company, relating to 5,500,000 warrants to purchase an aggregate of 5,500,000 shares of
             Common Stock.

      4.8    Registration Rights Agreement dated as of October 31, 1996 among PCI and Merrill Lynch, Pierce, Fenner and Smith Incorporated. (Incorporated by reference to Exhibit 10.1 of PCI's Registration Statement on
             Form S-4, Registration No. 333-20307).

      4.9    Registration Rights Agreement, dated as of July 14, 1998 among @Entertainment and Merrill Lynch, Pierce,
             Fenner & Smith Incorporated and J.P. Morgan Securities Inc. (Incorporated by reference to Exhibit 10.1 to @Entertainment's Registration Statement on Form S-4, Registration Number 333-60659)

      4.10*  Form of Registration Rights Agreement, dated January 27, 1999 among @Entertainment and Merrill Lynch &
             Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities and Deutsche Bank
             Securities Inc.

      4.11   Preference Registration Rights Agreement, dated as of January 27, 1999 among @Entertainment and Morgan
             Grenfell Private Equity Limited on behalf of Morgan Grenfell Development Capital Syndication Limited,
             Arnold Chase, Cheryl Chase, Rhoda Chase and The Darland Trust. (Incorporated by reference to Exhibit
             4.11 of @Entertainment, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998.)

      4.12   Warrant Registration Rights Agreement dated as of July 14, 1998 between @Entertainment and Merrill Lynch
             & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc.
             (Incorporated by reference to Exhibit 4.2 to @Entertainment's Registration Statement on Form S-3,
             Registration Number 333-64715)

      4.13   Warrant Registration Rights Agreement dated as of January 27, 1999 between @Entertainment and Merrill
             Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities and Deutsche
             Bank Securities Inc. (Incorporated by reference to Exhibit 4.13 of @Entertainment, Inc.'s Annual Report
             on Form 10-K for the year ended December 31, 1998.)

  EXHIBIT
  NUMBER                                              DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
      4.14   Form of Preference Warrant Registration Rights Agreement, dated as of January 27, 1999 among
             @Entertainment and Morgan Grenfell Private Equity Limited on behalf of Morgan Grenfell Development
             Capital Syndication Limited, Arnold Chase, Cheryl Chase, Rhoda Chase and The Darland Trust.

      4.15   Certificate of Designations, Preferences and Rights of Series A 12% Cumulative Preference Shares and
             Series B 12% Cumulative Preference Shares. (Incorporated by reference to Exhibit 4.15 of @Entertainment,
             Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998.)

      4.16*  Form of Note (Contained in Indenture filed as Exhibit 4.4)

      4.17*  Form of Exchange Note (Contained in Indenture filed as Exhibit 4.4)

      9.1    Voting Agreement by and among PIHLP, Roger M. Freedman, Steele LLC, and the CACMT and David Chase, dated as of June 22, 1997. (Incorporated by reference to Exhibit 9.1 of @Entertainment's Registration
             Statement on Form S-1, Registration No. 333-29869)

      9.2    Side Letter, dated as of June 22, 1997, regarding the Voting Agreement. (Incorporated by reference to
             Exhibit 9.2 of @Entertainment's Registration Statement on Form S-1, Registration No. 333-29869)

     10.1    Purchase Agreement dated October 24, 1996 between PCI and Merrill Lynch & Co., Merrill Lynch, Pierce,
             Fenner & Smith Incorporated relating to $130,000,000 aggregate principal amount of PCI's 9 7/8% Senior
             Notes due 2003 (Incorporated by reference to Exhibit 1.1 of PCI's Registration Statement on Form S-4,
             Registration No. 333-20307).

     10.2    Form of Underwriting Agreement, dated July 30, 1997 related to the sale of shares of Common Stock.

     10.3    Purchase Agreement dated as of July 8, 1998 between and among @Entertainment and Merrill Lynch & Co.,
             Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. relating to 252,000 units consisting of 14 1/2% Senior Discount Notes Due 2008 and 1,008,000 warrants to purchase 1,824,514 shares of Common Stock (Incorporated by reference to Exhibit 1.1 to @Entertainment's Registration
             Statement on Form S-4, Registration No. 333-60659).

     10.4    Purchase Agreement dated January 19, 1999 between @Entertainment and Merrill Lynch International relating to @Entertainment's Series C Senior Discount Notes due 2008. (Incorporated by reference to
             Exhibit 10.4 of @Entertainment, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998.)

     10.5    Form of Purchase Agreement dated January 22, 1999, between @Entertainment and Arnold Chase, Cheryl
             Chase, and Rhoda Chase relating to 5000 shares of Series B 12% Cumulative Preference Stock and 5,000 warrants to purchase an aggregate of 550,000 shares of Common Stock.

     10.6    Form of Purchase Agreement dated January 22, 1999, between @Entertainment and Morgan Grenfell Private
             Equity Limited on behalf of Morgan Grenfell Development Capital Syndication Limited relating to 45,000 shares of Series A 12% Cumulative Preference Stock and 45,000 Warrants to Purchase an Aggregate of
             4,950,000 Shares of Common Stock.

     10.7    Employment Agreement, dated as of January 1, 1997, between PCI and Robert E. Fowler, III, including
             Stock Option Agreement. Assigned to @Entertainment as of June 23, 1997. (Incorporated by reference to
             Exhibit 10.7 of PCI's Registration Statement on Form S-4, Registration No. 333-20307).

  EXHIBIT
  NUMBER                                              DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
     10.8    Consulting Agreement, dated as of February 7, 1997, between PCI and Przemyslaw A. Szmyt, as amended.
             Assigned to @Entertainment as of June 23, 1997. (Incorporated by reference to Exhibit 10.11 to
             @Entertainment's Registration Statement on Form S-1, Registration No. 333-29869)

     10.9*   Stock Option Agreement dated as of June 22, 1997 between @Entertainment and Przemyslaw A. Szmyt, as amended March 31, 1998.

     10.10   Amendment to Consulting Agreement, effective January 1, 1998, between PCI and Przemyslaw A. Szmyt, assumed by @Entertainment as of June 23, 1997. (Incorporated by reference to Exhibit 10.10 of
             @Entertainment, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998.)

     10.11   Amendment to Consulting Agreement, dated March 1, 1999 by and between PCI and Przemyslaw Szmyt assumed by @Entertainment as of June 23, 1997. (Incorporated by reference to Exhibit 10.11 of @Entertainment,
             Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998.)

     10.12*  Stock Option Agreement dated as of January 26, 1998 between @Entertainment and Przemyslaw A. Szmyt.

     10.13   Employment Agreement, dated April 7, 1997, between PCI and David Warner. Assigned to @Entertainment as of June 23, 1997. (Incorporated by reference to Exhibit 10.14 of @Entertainment's Registration Statement
             on Form S-1, Registration No. 333-29869)

     10.14*  Form of Stock Option Agreement, dated as of June 22, 1997, between @Entertainment and David Warner, as amended March 31, 1998.

     10.15*  Form of Stock Option Agreement dated as of January 26, 1998 between @Entertainment and David Warner.

     10.16   Employment Agreement dated as of January 1, 1998, between PCI and Dorothy Hansberry. (Incorporated by reference to Exhibit 10.19 of @Entertainment's Registration Statement on Form S-4, Registration No.
             333-60659)

     10.17*  Employment Agreement, dated as of June 8, 1998, between @Entertainment and Donald Miller-Jones.

     10.18*  Stock Option Agreement dated as of June 8, 1998 between @Entertainment and Donald Miller-Jones.

     10.19   Consultancy Agreement dated November 17, 1997, between @Entertainment and Samuel Chisholm and David
             Chance. (Incorporated by reference to Exhibit 10.22 of @Entertainment's Registration Statement on Form
             S-4, Registration No. 333-60659)

     10.20*  Stock Option Agreement dated as of January 1, 1998, between @Entertainment and Samuel Chisholm.

     10.21*  Stock Option Agreement dated as at January 1, 1998, between @Entertainment and David Chance.

     10.22*  Form of Consultancy Agreement dated as at January 23, 1998 between @Entertainment and Agnieszka Holland.

     10.23   Employment Agreement, dated January 1, 1998 between PCI and David Keefe. (Incorporated by reference to
             Exhibit 10.17 of @Entertainment's Registration Statement on Form S-4, Registration No. 333-60659).

  EXHIBIT
  NUMBER                                              DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
     10.24   Stock Option Agreement, dated as at January 1, 1998, between @Entertainment and David Keefe.
             (Incorporated by reference to Exhibit 10.18 of @Entertainment's Registration Statement on Form S-4,
             Registration No. 333-60659)

     10.25   Form of Indemnification Agreement between @Entertainment and its executive officers and directors.

     10.26   Commercial Cooperation Agreement between At Entertainment Limited and Philips Business Electronics B.V.
             (Incorporated by reference to Exhibit 10.1 to @Entertainment's Annual Report on Form 10-K/A for the year ended December 31, 1997).

     10.27*  Form of Management Agreement among PCI and subsidiaries.

     10.28*  Form of Service Agreement among PCI and subsidiaries.

     10.29   Corporate Overhead Allocation Agreement among PCI and subsidiaries. (Incorporated by reference to
             Exhibit 10.4 of PCI's Registration Statement on Form S-4, Registration No.333-20307).

     10.30   Amendment to Service Agreement. (Incorporated by reference to Exhibit 10.5 of PCI's Registration
             Statement on Form S-4, Registration No. 333-20307).

     10.31   Side Letter regarding Service Agreement. (Incorporated by reference to Exhibit 10.6 of PCI's
             Registration Statement on Form S-4, Registration No. 333-20307).

     10.32   Stock Option Plan of @Entertainment, as amended. (Incorporated by reference to @Entertainment, Inc.'s
             Registration Statement on Form S-4, Registration No. 333-60659.)

     10.33*  Form of Agreement for Lease of Cable Conduits with Telekomunikacja Polska S.A.

     10.34+  Agreement for Digital Transmission on the Astra System between Societe Europeene des Satellites S.A.
             ("SES") and PCI Programming, Inc. (Mozaic Entertainment, Inc. (formerly, PCI Programming, Inc.,
             "Mozaic") (ASTRA 1F Satellite) dated as of March 26, 1997. (Incorporated by reference to Exhibit 10.19 to @Entertainment's Registration Statement on Form S-1, Registration No. 333-29869)

     10.35+  Agreement for Digital Transmission on the Astra System between SES and Mozaic (ASTRA1F Satellite) dated as at March 26, 1997. (Incorporated by reference to Exhibit 10.20 to @Entertainment's Registration
             Statement on Form S-1, Registration No. 333-29869)

     10.36+  Agreement for Digital Transmission on the Astra System between SES and Mozaic (ASTRA 1E Satellite) dated as at March 27, 1997. (Incorporated by reference to Exhibit 10.21 to @Entertainment's Registration
             Statement on Form S-1, Registration No. 333-29869)

     10.37+  Commercial Cooperation Agreement between At Entertainment Limited and Philips Business Electronics B.V.
             (Incorporated by reference to Exhibit 10.31 of @Entertainment's Registration Statement on Form S-4,
             Registration No. 333-20307)

     10.38*  Form of Assignment and Assumption Agreement related to employment contracts with certain of the executive officers of @Entertainment.

     10.39*  Form of Assignment and Assumption Agreement related to stock option agreements with certain of the executives of @Entertainment.

     10.40   Advisory Services Agreement between @Entertainment and Handlowy Investments S.ar.l. dated as at July 29,
             1997. (Incorporated by reference to Exhibit 10.25 to @Entertainment's Registration Statement on Form
             S-1, Registration No. 333-29869)

     10.41   Employment Agreement dated as of December 14, 1998, by and between Warren L. Mobley, Jr. and PCI.

  EXHIBIT
  NUMBER                                              DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
     10.42   Stock Option Agreement dated as of December 14, 1998 between Warren Mobley, Jr. and @Entertainment, Inc.

    11*      Statement re computation of per share earnings.

     12      Statement re computation of ratios.

     23.1    Consent of KPMG Polska sp. z.o.o. with respect to @Entertainment.

     23.2*   Consent of Baker & McKenzie with respect to the legality of the securities being registered (contained in Exhibit 5).

     23.3*   Consent of Baker & McKenzie with respect to the certain tax matters (contained in Exhibit 8).

    24*      Power of Attorney.

25*          Statement of Eligibility of Bankers Trust Company; Form T-1.

     21*     Subsidiaries of @Entertainment

     27*     Financial Data Schedule

      99.1*  Letter of Transmittal relating to the Exchange Offer.

      99.2*  Letter To Brokers, Dealers, Commerial Banks, Trust Companies and Other Nominees relating to the Exchange
             Offer.

      99.3*  Letter to Clients relating to the Exchange Offer.

      99.4*  Notice of Guaranteed Delivery relating to the Exchange Offer.


------------------------


*   Previously filed.



+ Confidential treatment requested and granted. Confidential portions of Exhibits 10.34, 10.35, 10.36 and 10.37 (noted by "+") have been omitted pursuant to request for confidential treatment and filed separately with the Securities and Exchange Commission.


    (b) Financial Statement Schedules.


    The following is included in Note 4 to Notes to Consolidated Financial Statements (December 31, 1996, 1997 and 1998) contained in this Registration
Statement:


        Schedule II-- Valuation and Qualifying Accounts

                   -- @Entertainment, Inc.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned issuer hereby undertakes:


        (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.


        (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 under the Securities Act of 1933, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of

    1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (c) The undersigned issuer hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) The undersigned issuer hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (e) The undersigned issuer hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (f) The undersigned issuer hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee' table in the effective registration statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed part of the registration statement as of the time it was declared effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this pre-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England on the 13th day of May, 1999.


                                @ENTERTAINMENT, INC.

                                BY:          /S/ ROBERT E. FOWLER, III
                                     -----------------------------------------
                                               Robert E. Fowler, III
                                              CHIEF EXECUTIVE OFFICER


    In accordance with the requirements of the Securities Act of 1933, this pre-effective amendment to the registration statement has been signed by the following persons in the capacities and on the dates stated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

  /s/ ROBERT E. FOWLER, III     Chief Executive Officer and
------------------------------    Director (Principal           May 13, 1999
    Robert E. Fowler, III         Executive Officer)

                                Chief Financial Officer
              *                   (Principal Financial and
------------------------------    Principal Accounting          May 13, 1999
     Donald Miller-Jones          Officer)

              *                 Director
------------------------------                                  May 13, 1999
        David T. Chase

              *                 Director
------------------------------                                  May 13, 1999
       Arnold L. Chase

              *                 Director
------------------------------                                  May 13, 1999
         David Chance

                                Director
------------------------------
       Samuel Chisholm

                                Director
------------------------------
      Agnieszka Holland

                                Director
------------------------------
      Scott A. Lanphere

              *                 Director
------------------------------                                  May 13, 1999
       Jerzy Z. Swirski




*     By power of attorney
        /s/ ROBERT E. FOWLER,
                 III
      -------------------------
        Robert E. Fowler, III
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX



  EXHIBIT
  NUMBER                                              DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------

      1.1*   Purchase Agreement dated January 22, 1998 between @Entertainment and Merrill Lynch & Co., Merrill Lynch,
             Pierce, Fenner & Smith Incorporated, and Deutsche Bank Securities Inc. relating to 256,800 units consisting of 14 1/2% Senior Discount Notes due 2009 and 1,027,000 warrants to purchase an aggregate of
             1,813,665 shares of Common Stock.

      2.1    Contribution Agreement among Polish Investment Holdings, LP ("PIHLP"), ECO Holdings Limited Partnership
             ("ECO"), Roger M. Freedman, Steele LLC, the AESOP Fund LP, the Cheryl Anne Chase Marital Trust (the
             "CACMT") and @Entertainment, dated as of June 22, 1997. (Incorporated by reference to Exhibit 2.1 of
             @Entertainment's Registration Statement on Form S-1, Registration No. 333-29869)

      2.2    Purchase Agreement among ECO, @Entertainment, and L. Ciesla International, Inc., dated as of June 22,
             1997. (Incorporated by reference to Exhibit 2.2 of @Entertainment's Registration Statement on Form S-1,
             Registration No. 333-29869)

      3.1    Certificate of Incorporation of @Entertainment, Inc. dated at June 22, 1997 (Incorporated by reference to Exhibit 3.1 of @Entertainment's Registration Statement on Form S-1, Registration No. 333-29869)

      3.2    Amended and Restated By-Laws of @Entertainment, Inc. as amended through January 1999.

      4.1    Indenture dated as of October 31, 1996 between PCI and State Street Bank and Trust Company relating to
             PCI's 9 7/8% Senior Notes due 2003 and its 9 7/8% Series B Senior Notes due 2003 (Incorporated by
             reference to Exhibit 4.11 of PCI's Registration Statement on Form S-4, Registration No. 333-20307).

      4.2    Indenture dated as of July 14, 1998 by and between @Entertainment and Bankers Trust Company relating to
             @Entertainment's 14 1/2% Senior Discount Notes due 2008 and its 14 1/2% Series B Senior Discount Notes
             due 2008 (Incorporated by reference to Exhibit 4.11 of @Entertainment's Registration Statement on Form
             S-4, Registration No. 333-60659).

      4.3    Form of Indenture dated as of January 20, 1999 between @Entertainment and Bankers Trust Company relating to @Entertainment's Series C Senior Discount Notes due 2008.

      4.4*   Form of Indenture dated as of January 27, 1999 between @Entertainment and Bankers Trust Company relating to @Entertainment's 14 1/2% Senior Discount Notes due 2009 and its 14 1/2% Series B Senior Discount
             Notes due 2009.

      4.5    Warrant Agreement, dated as of July 14, 1998 by and between @Entertainment and Bankers Trust Company, relating to 1,008,000 warrants to purchase an aggregate of 1,824,514 shares of Common Stock.
             (Incorporated by reference to Exhibit 4.1 of @Entertainment's Registration Statement on Form S-3,
             Registration No. 333-64715).

      4.6    Warrant Agreement, dated as of January 27, 1999 by and between @Entertainment and Bankers Trust Company, relating to 1,027,200 warrants to purchase an aggregate of 1,813,665 shares of Common Stock.
             (Incorporated by reference to Exhibit 4.6 of @Entertainment, Inc.'s Annual Report on Form 10-K for the
             year ended December 31, 1998.)

      4.7    Form of Preference Warrant Agreement, dated as of January 27, 1999 by and between @Entertainment and
             Bankers Trust Company, relating to 5,500,000 warrants to purchase an aggregate of 5,500,000 shares of
             Common Stock.

      4.8    Registration Rights Agreement dated as of October 31, 1996 among PCI and Merrill Lynch, Pierce, Fenner and Smith Incorporated. (Incorporated by reference to Exhibit 10.1 of PCI's Registration Statement on
             Form S-4, Registration No. 333-20307).

  EXHIBIT
  NUMBER                                              DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
      4.9    Registration Rights Agreement, dated as of July 14, 1998 among @Entertainment and Merrill Lynch, Pierce,
             Fenner & Smith Incorporated and J.P. Morgan Securities Inc. (Incorporated by reference to Exhibit 10.1 to @Entertainment's Registration Statement on Form S-4, Registration Number 333-60659)

      4.10*  Form of Registration Rights Agreement, dated January 27, 1999 among @Entertainment and Merrill Lynch &
             Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities and Deutsche Bank
             Securities Inc.

      4.11   Preference Registration Rights Agreement, dated as of January 27, 1999 among @Entertainment and Morgan
             Grenfell Private Equity Limited on behalf of Morgan Grenfell Development Capital Syndication Limited,
             Arnold Chase, Cheryl Chase, Rhoda Chase and The Darland Trust. (Incorporated by reference to Exhibit
             4.11 of @Entertainment, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998.)

      4.12   Warrant Registration Rights Agreement dated as of July 14, 1998 between @Entertainment and Merrill Lynch
             & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc.
             (Incorporated by reference to Exhibit 4.2 to @Entertainment's Registration Statement on Form S-3,
             Registration Number 333-64715)

      4.13   Warrant Registration Rights Agreement dated as of January 27, 1999 between @Entertainment and Merrill
             Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities and Deutsche
             Bank Securities Inc. (Incorporated by reference to Exhibit 4.13 of @Entertainment, Inc.'s Annual Report
             on Form 10-K for the year ended December 31, 1998.)

      4.14   Form of Preference Warrant Registration Rights Agreement, dated as of January 27, 1999 among
             @Entertainment and Morgan Grenfell Private Equity Limited on behalf of Morgan Grenfell Development
             Capital Syndication Limited, Arnold Chase, Cheryl Chase, Rhoda Chase and The Darland Trust.

      4.15   Certificate of Designations, Preferences and Rights of Series A 12% Cumulative Preference Shares and
             Series B 12% Cumulative Preference Shares. (Incorporated by reference to Exhibit 4.15 of @Entertainment,
             Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998.)

      4.16*  Form of Note (Contained in Indenture filed as Exhibit 4.4)

      4.17*  Form of Exchange Note (Contained in Indenture filed as Exhibit 4.4)

      9.1    Voting Agreement by and among PIHLP, Roger M. Freedman, Steele LLC, and the CACMT and David Chase, dated as of June 22, 1997. (Incorporated by reference to Exhibit 9.1 of @Entertainment's Registration
             Statement on Form S-1, Registration No. 333-29869)

      9.2    Side Letter, dated as of June 22, 1997, regarding the Voting Agreement. (Incorporated by reference to
             Exhibit 9.2 of @Entertainment's Registration Statement on Form S-1, Registration No. 333-29869)

     10.1    Purchase Agreement dated October 24, 1996 between PCI and Merrill Lynch & Co., Merrill Lynch, Pierce,
             Fenner & Smith Incorporated relating to $130,000,000 aggregate principal amount of PCI's 9 7/8% Senior
             Notes due 2003 (Incorporated by reference to Exhibit 1.1 of PCI's Registration Statement on Form S-4,
             Registration No. 333-20307).

     10.2    Form of Underwriting Agreement, dated July 30, 1997 related to the sale of shares of Common Stock.

     10.3    Purchase Agreement dated as of July 8, 1998 between and among @Entertainment and Merrill Lynch & Co.,
             Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. relating to 252,000 units consisting of 14 1/2% Senior Discount Notes Due 2008 and 1,008,000 warrants to purchase 1,824,514 shares of Common Stock (Incorporated by reference to Exhibit 1.1 to @Entertainment's Registration
             Statement on Form S-4, Registration No. 333-60659).

  EXHIBIT
  NUMBER                                              DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
     10.4    Purchase Agreement dated January 19, 1999 between @Entertainment and Merrill Lynch International relating to @Entertainment's Series C Senior Discount Notes due 2008. (Incorporated by reference to
             Exhibit 10.4 of @Entertainment, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998.)

     10.5    Form of Purchase Agreement dated January 22, 1999, between @Entertainment and Arnold Chase, Cheryl
             Chase, and Rhoda Chase relating to 5000 shares of Series B 12% Cumulative Preference Stock and 5,000 warrants to purchase an aggregate of 550,000 shares of Common Stock.

     10.6    Form of Purchase Agreement dated January 22, 1999, between @Entertainment and Morgan Grenfell Private
             Equity Limited on behalf of Morgan Grenfell Development Capital Syndication Limited relating to 45,000 shares of Series A 12% Cumulative Preference Stock and 45,000 Warrants to Purchase an Aggregate of
             4,950,000 Shares of Common Stock.

     10.7    Employment Agreement, dated as of January 1, 1997, between PCI and Robert E. Fowler, III, including
             Stock Option Agreement. Assigned to @Entertainment as of June 23, 1997. (Incorporated by reference to
             Exhibit 10.7 of PCI's Registration Statement on Form S-4, Registration No. 333-20307).

     10.8    Consulting Agreement, dated as of February 7, 1997, between PCI and Przemyslaw A. Szmyt, as amended.
             Assigned to @Entertainment as of June 23, 1997. (Incorporated by reference to Exhibit 10.11 to
             @Entertainment's Registration Statement on Form S-1, Registration No. 333-29869)

     10.9*   Stock Option Agreement dated as of June 22, 1997 between @Entertainment and Przemyslaw A. Szmyt, as amended March 31, 1998.

     10.10   Amendment to Consulting Agreement, effective January 1, 1998, between PCI and Przemyslaw A. Szmyt, assumed by @Entertainment as of June 23, 1997. (Incorporated by reference to Exhibit 10.10 of
             @Entertainment, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998.)

     10.11   Amendment to Consulting Agreement, dated March 1, 1999 by and between PCI and Przemyslaw Szmyt assumed by @Entertainment as of June 23, 1997. (Incorporated by reference to Exhibit 10.11 of @Entertainment,
             Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998.)

     10.12*  Stock Option Agreement dated as of January 26, 1998 between @Entertainment and Przemyslaw A. Szmyt.

     10.13   Employment Agreement, dated April 7, 1997, between PCI and David Warner. Assigned to @Entertainment as of June 23, 1997. (Incorporated by reference to Exhibit 10.14 of @Entertainment's Registration Statement
             on Form S-1, Registration No. 333-29869)

     10.14*  Form of Stock Option Agreement, dated as of June 22, 1997, between @Entertainment and David Warner, as amended March 31, 1998.

     10.15*  Form of Stock Option Agreement dated as of January 26, 1998 between @Entertainment and David Warner.

     10.16   Employment Agreement dated as of January 1, 1998, between PCI and Dorothy Hansberry. (Incorporated by reference to Exhibit 10.19 of @Entertainment's Registration Statement on Form S-4, Registration No.
             333-60659)

     10.17*  Employment Agreement, dated as of June 8, 1998, between @Entertainment and Donald Miller-Jones.

     10.18*  Stock Option Agreement dated as of June 8, 1998 between @Entertainment and Donald Miller-Jones.

  EXHIBIT
  NUMBER                                              DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
     10.19   Consultancy Agreement dated November 17, 1997, between @Entertainment and Samuel Chisholm and David
             Chance. (Incorporated by reference to Exhibit 10.22 of @Entertainment's Registration Statement on Form
             S-4, Registration No. 333-60659)

     10.20*  Stock Option Agreement dated as of January 1, 1998, between @Entertainment and Samuel Chisholm.

     10.21*  Stock Option Agreement dated as at January 1, 1998, between @Entertainment and David Chance.

     10.22*  Form of Consultancy Agreement dated as at January 23, 1998 between @Entertainment and Agnieszka Holland.

     10.23   Employment Agreement, dated January 1, 1998 between PCI and David Keefe. (Incorporated by reference to
             Exhibit 10.17 of @Entertainment's Registration Statement on Form S-4, Registration No. 333-60659).

     10.24   Stock Option Agreement, dated as at January 1, 1998, between @Entertainment and David Keefe.
             (Incorporated by reference to Exhibit 10.18 of @Entertainment's Registration Statement on Form S-4,
             Registration No. 333-60659)

     10.25   Form of Indemnification Agreement between @Entertainment and its executive officers and directors.

     10.26   Commercial Cooperation Agreement between At Entertainment Limited and Philips Business Electronics B.V.
             (Incorporated by reference to Exhibit 10.1 to @Entertainment's Annual Report on Form 10-K/A for the year ended December 31, 1997).

     10.27*  Form of Management Agreement among PCI and subsidiaries.

     10.28*  Form of Service Agreement among PCI and subsidiaries.

     10.29   Corporate Overhead Allocation Agreement among PCI and subsidiaries. (Incorporated by reference to
             Exhibit 10.4 of PCI's Registration Statement on Form S-4, Registration No.333-20307).

     10.30   Amendment to Service Agreement. (Incorporated by reference to Exhibit 10.5 of PCI's Registration
             Statement on Form S-4, Registration No. 333-20307).

     10.31   Side Letter regarding Service Agreement. (Incorporated by reference to Exhibit 10.6 of PCI's
             Registration Statement on Form S-4, Registration No. 333-20307).

     10.32   Stock Option Plan of @Entertainment, as amended. (Incorporated by reference to @Entertainment, Inc.'s
             Registration Statement on Form S-4, Registration No. 333-60659.)

     10.33*  Form of Agreement for Lease of Cable Conduits with Telekomunikacja Polska S.A.

     10.34+  Agreement for Digital Transmission on the Astra System between Societe Europeene des Satellites S.A.
             ("SES") and PCI Programming, Inc. (Mozaic Entertainment, Inc. (formerly, PCI Programming, Inc.,
             "Mozaic") (ASTRA 1F Satellite) dated as of March 26, 1997. (Incorporated by reference to Exhibit 10.19 to @Entertainment's Registration Statement on Form S-1, Registration No. 333-29869)

     10.35+  Agreement for Digital Transmission on the Astra System between SES and Mozaic (ASTRA1F Satellite) dated as at March 26, 1997. (Incorporated by reference to Exhibit 10.20 to @Entertainment's Registration
             Statement on Form S-1, Registration No. 333-29869)

     10.36+  Agreement for Digital Transmission on the Astra System between SES and Mozaic (ASTRA 1E Satellite) dated as at March 27, 1997. (Incorporated by reference to Exhibit 10.21 to @Entertainment's Registration
             Statement on Form S-1, Registration No. 333-29869)

     10.37+  Commercial Cooperation Agreement between At Entertainment Limited and Philips Business Electronics B.V.
             (Incorporated by reference to Exhibit 10.31 of @Entertainment's Registration Statement on Form S-4,
             Registration No. 333-20307)

  EXHIBIT
  NUMBER                                              DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
     10.38*  Form of Assignment and Assumption Agreement related to employment contracts with certain of the executive officers of @Entertainment.

     10.39*  Form of Assignment and Assumption Agreement related to stock option agreements with certain of the executives of @Entertainment.

     10.40   Advisory Services Agreement between @Entertainment and Handlowy Investments S.ar.l. dated as at July 29,
             1997. (Incorporated by reference to Exhibit 10.25 to @Entertainment's Registration Statement on Form
             S-1, Registration No. 333-29869)

     10.41   Employment Agreement dated as of December 14, 1998, by and between Warren L. Mobley, Jr. and PCI.

     10.42   Stock Option Agreement dated as of December 14, 1998 between Warren Mobley, Jr. and @Entertainment, Inc.

    11*      Statement re computation of per share earnings.

     12      Statement re computation of ratios.

     23.1    Consent of KPMG Polska sp. z.o.o. with respect to @Entertainment.

     23.2*   Consent of Baker & McKenzie with respect to the legality of the securities being registered (contained in Exhibit 5).

     23.3*   Consent of Baker & McKenzie with respect to the certain tax matters (contained in Exhibit 8).

    24*      Power of Attorney.

25*          Statement of Eligibility of Bankers Trust Company; Form T-1.

     21*     Subsidiaries of @Entertainment

     27*     Financial Data Schedule

      99.1*  Letter of Transmittal relating to the Exchange Offer.

      99.2*  Letter To Brokers, Dealers, Commerial Banks, Trust Companies and Other Nominees relating to the Exchange
             Offer.

      99.3*  Letter to Clients relating to the Exchange Offer.

      99.4*  Notice of Guaranteed Delivery relating to the Exchange Offer.


------------------------


*   Previously filed.



+ Confidential treatment requested and granted. Confidential portions of Exhibits 10.34, 10.35, 10.36 and 10.37 (noted by "+") have been omitted pursuant to request for confidential treatment and filed separately with the Securities and Exchange Commission.